As filed with the Securities and Exchange Commission on June 16, 2009
Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERGE HEALTHCARE INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware	7373	39-1600938
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	6737 West Washington Street Milwaukee, Wisconsin 53214-5650 (414) 977-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Justin C. Dearborn Chief Executive Officer Merge Healthcare Incorporated 6737 West Washington Street Milwaukee, WI 53214-5650 (414) 977-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Mark A. Harris McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606-5096 (312) 984-2121	Ann Mayberry-French Vice President, General Counsel and Secretary Merge Healthcare Incorporated 6737 West Washington Street Milwaukee, WI 53214-5650 (414) 977-4000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this Registration Statement and completion of the transactions described in the enclosed prospectus/offer to exchange.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common Stock, $0.01	3,814,916	N/A	$ 11,230,104	$ 627
(1)
Based on the maximum number of shares of Merge Healthcare Incorporated (“Merge Healthcare”) common stock to be issued in connection with the Merger Agreement described in the enclosed prospectus/offer to exchange, calculated by multiplying (i) the exchange ratio of 0.3448 shares of Merge Healthcare Common Stock for each share of etrials Worldwide, Inc. (“etrials”) common stock and (ii) 11,064,142, the estimated maximum aggregate number of shares of etrials common stock that could be exchanged for shares of Merge Healthcare Common Stock pursuant to the merger described in the enclosed document, including shares of etrials common stock issuable upon lapse of restrictions on outstanding. ..restricted stock awards.

(2)
Estimated solely for the purposes of calculating the registration fee, and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is equal to the market value of shares of etrials common stock less the total cash consideration expected to be paid in the merger by Merge Healthcare, calculated as follows: (i) $1.815, the average of the high and low prices per share of etrials common stock on June 10, 2009, as reported on The NASDAQ Global Market, multiplied by (ii) 11,064,142, the estimated maximum aggregate number of shares of etrials common stock computed as described in footnote (1) above, less (iii) $8,851,314, the estimated cash consideration expected to be paid in the merger by Merge Healthcare.

(3)	Equal to $55.80 per $1,000,000 of the proposed aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus/offer to exchange (“Prospectus/Offer to Exchange” or “Prospectus”) may be changed.  Merge Healthcare Incorporated may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission becomes effective.  This Prospectus is not an offer to sell these securities and Merge Healthcare Incorporated is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JUNE 16, 2009
MERGE HEALTHCARE INCORPORATED

Offer by Merge Acquisition Corp. to Exchange Each Outstanding Share of Common Stock of
etrials Worldwide, Inc.
for $0.80 in Cash and
0.3448 Shares of Common Stock of Merge Healthcare Incorporated

subject to the procedures described in this Prospectus and the related letter of transmittal

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 14, 2009, UNLESS EXTENDED.

Merge Acquisition Corp., a Delaware corporation (“Offeror”), a wholly-owned subsidiary of Merge Healthcare Incorporated (“Merge Healthcare”), is offering to exchange for each outstanding share of common stock of etrials Worldwide, Inc. (“etrials”), par value $0.0001 per share (the “Shares”), validly tendered in the Offer and not withdrawn, $0.80 in cash, without interest, and 0.3448 shares of Merge Healthcare common stock, par value $0.01 per share (“Merge Healthcare Common Stock”) (collectively, the “Consideration”) subject to the procedures described in this Prospectus and the related letter of transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”).  etrials stockholders who otherwise would be entitled to receive a fractional share of Merge Healthcare Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by $2.610, rounded to the nearest cent.

The purpose of the Offer is for Merge Healthcare to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, etrials.  The Offer is the first step in Merge Healthcare’s plan to acquire all of the outstanding Shares.  Promptly after completion of the Offer, Merge Healthcare intends to consummate a merger of Offeror with and into etrials, with etrials surviving the merger (this merger is referred to herein as the “Merger” and etrials after the Merger is sometimes referred to herein as the “Surviving Corporation”).  The purpose of the Merger is for Merge Healthcare to acquire all Shares not acquired in the Offer.  After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Merge Healthcare and the former etrials stockholders will no longer have any direct ownership interest in the Surviving Corporation.

Offeror’s obligation to accept for exchange, and to exchange, Shares for cash and shares of Merge Healthcare Common Stock in the Offer is subject to a number of conditions, which are more fully described in “The Offer — Terms of the Offer.”

Merge Healthcare Common Stock is listed on the NASDAQ Global Market under the symbol “MRGE.” The Shares are listed on the NASDAQ Global Market under the symbol “ETWC.”

For a discussion of certain factors that etrials stockholders should consider in connection with the Offer, please carefully read “Risk Factors” beginning on page 7.

Merge Healthcare has not authorized any person to provide any information or to make any representation in connection with the Offer other than the information contained or incorporated by reference in this Prospectus, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Merge Healthcare.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is           2009.

[This page is intentionally left blank.]

Page

WHERE TO OBTAIN MORE INFORMATION	i
FORWARD-LOOKING STATEMENTS	ii
QUESTIONS AND ANSWERS	iv
Who is offering to buy my Shares?	iv
What are the classes and amounts of etrials securities that Offeror is offering to acquire in the Offer?	iv
What will I receive for my Shares?	iv
What will I receive for my options to purchase Shares?	v
Will I have to pay any fee or commission to exchange Shares?	v
Why is Offeror making this Offer?	v
What does the etrials board of directors recommend?	v
What are the conditions of the Offer?	vi
How long will it take to complete the proposed transaction?	vi
Is Merge Healthcare’s financial condition relevant to my decision to tender Shares in the Offer?	vi
When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?	vi
How do I tender my Shares?	vii
Until what time can I withdraw tendered Shares?	vii
How do I withdraw previously tendered Shares?	vii
When and how will I receive the Offer consideration in exchange for my tendered Shares?	vii
What are the United States federal income tax consequences of the Offer and the Merger to me?	vii

Why does the cover page to this Prospectus state that this Offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the Offer has not commenced?
viii
Do I have appraisal rights in connection with the Offer or the Merger?	viii
Where can I find more information about Merge Healthcare and etrials?	viii
SUMMARY	1
The Offer	1
Purpose of the Offer; The Merger	1
The Companies	2
Reasons for the Offer	3
Expiration of the Offer	3
Extension, Termination or Amendment	3
Withdrawal Rights	4
Procedure for Tendering	4
Exchange of Shares	4
Top-Up Option	4
Interests of Certain Persons	4
Regulatory Approvals	5
Source and Amount of Funds	5
Appraisal Rights	5
Comparative Market Price Data	5
Ownership of Merge Healthcare After the Offer and the Merger	5
Comparison of Stockholders’ Rights	5
Material U.S. Federal Income Tax Consequences	6
Accounting Treatment	6
Questions about the Offer and the Merger	6

Appendix A – Agreement and Plan of Merger
Appendix B – Form of Stockholder Support Agreement
Appendix C – Fairness Opinion of Emerging Growth Equities, Ltd.
Appendix D – Directors and Executive Officers of Merge Healthcare and Offeror
Appendix E – Section 262 of the Delaware General Corporate Law

This Prospectus incorporates by reference important business and financial information about Merge Healthcare and its subsidiaries from documents filed with the SEC that have not been included in or delivered with this Prospectus.  This information is available without charge at the SEC’s website at www.sec.gov and at Merge Healthcare’s website at www.merge.com, as well as from other sources.  See “Where To Obtain More Information.”

etrials stockholders also may request copies of these publicly filed documents from Merge Healthcare, without charge, upon written or oral request to Merge Healthcare’s information agent for the Offer and Merger, Morrow & Co., LLC, at 470 West Avenue, Stamford, Connecticut 06902, 1-(800) 607-0088.  In order to receive timely delivery of the documents, etrials stockholders must make such request no later than July 7, 2009, or five business days before the expiration date of the Offer, whichever is later.

This Prospectus does not constitute a solicitation of proxies for any meeting of stockholders of etrials.  We are not asking you for a proxy and you are requested not to send us a proxy.  Any solicitation of proxies that Merge Healthcare or etrials might make will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE TO OBTAIN MORE INFORMATION

Merge Healthcare and etrials file annual, quarterly and current reports, proxy statements and other information with the SEC.  The public may read and copy any reports, statements or other information that Merge Healthcare or etrials file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room.  Merge Healthcare’s and etrials' public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.  Merge Healthcare’s and etrials' filings with the SEC are also available on their websites at www.merge.com and www.etrials.com, respectively.  The contents of those websites are not incorporated by reference into this Prospectus.

Merge Healthcare has filed with the SEC a Registration Statement on Form S-4 to register the offer and sale of shares of Merge Healthcare Common Stock to be issued in the Offer and the Merger (the “Registration Statement”).  This Prospectus is a part of that registration statement.  Merge Healthcare may also file amendments to such registration statement.  In addition, on June 16, 2009, Merge Healthcare filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the Offer.  Merge Healthcare may file amendments to the Schedule TO.  As allowed by SEC rules, this Prospectus does not contain all of the information in the Registration Statement or the Schedule TO or the exhibits to the Registration Statement or Schedule TO.  You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this Prospectus.

The SEC allows Merge Healthcare to incorporate information into this Prospectus “by reference,” which means that Merge Healthcare and Offeror can disclose important information to etrials stockholders by referring to another document or information filed separately with the SEC.  The information incorporated by reference is deemed to be part of this Prospectus, except for any information amended or superseded by information contained in, or incorporated by reference into, this Prospectus.  This Prospectus incorporates by reference the documents and information set forth below that Merge Healthcare (File No. 29486) has previously filed (but not furnished) with the SEC.  These documents contain important information about Merge Healthcare and its financial condition.

-i-

Merge Healthcare Filings (File No. 29486)

Merge Healthcare Information Incorporated by Reference	Period Covered or Date of Filing
Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2009, as filed with the SEC on May 8, 2009	Fiscal quarter ended March 31, 2009

Annual Report on Form 10-K for fiscal year ended December 31, 2008, as filed with the SEC on March 11, 2009	Fiscal year ended December 31, 2008

Proxy Statement on Schedule 14A as filed with the SEC on April 24, 2009 (other than such information that is included in the proxy statement but not deemed to be filed with the SEC).

The description of Merge Healthcare Common Stock set forth in Merge Healthcare’s Registration Statement on Form 8-A, filed with the SEC on January 9, 1998, including all amendments and reports filed for the purpose of updating such description.

Current Reports on Form 8-K	Filed with the SEC on:
• June 2, 2009
• April 30, 2009
• April 16, 2009
• April 6, 2009
• March 5, 2009
• February 17, 2009
• February 13, 2009
• January 7, 2009

Merge Healthcare also incorporates by reference into this Prospectus any additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus to the termination of the Offer.  Nothing in this Prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Merge Healthcare has supplied all information contained or incorporated by reference in this Prospectus about Merge Healthcare, and etrials has supplied all information contained or incorporated by reference in this Prospectus about etrials.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this Prospectus may contain forward-looking statements, concerning, among other things, each of Merge Healthcare’s and etrials’ outlook, financial projections and business strategies, including regarding the Offer, the proposed Merger and the Surviving Corporation, all of which are subject to risks, uncertainties and assumptions.  These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms.  These statements are based on certain assumptions and analyses that each company believes are appropriate under the circumstances.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected.  Neither Merge Healthcare nor etrials can guarantee that either actually will achieve these plans, intentions or expectations, including completing the Offer and the Merger on the terms summarized in this Prospectus.  Forward-looking statements speak only as of the date they are made, and Merge Healthcare and etrials undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.  Factors that could have an adverse effect on operations and future prospects of Merge Healthcare and etrials or the completion of the Offer and the Merger include, but are not limited to:

-ii-

•	failure to satisfy the conditions to consummate the Offer and the Merger;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of  the Agreement and  Plan of Merger, dated May 30, 2009, among Merge Healthcare, Offeror and etrials (the “Merger Agreement”);

•	the failure of the Offer or the Merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the Offer and the Merger;

•	the ability of Merge Healthcare to integrate etrials successfully;

•	whether the transaction will result in the enhancement of value and benefits to customers and to Merge Healthcare’s and etrials’ stockholders;

•	general economic and business conditions;

•	global economic growth and activity;

•	industry conditions; and

•	changes in laws or regulations.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this Prospectus, should be considered in evaluating any forward-looking statements contained in this Prospectus.  All forward-looking statements speak only as of the date of this Prospectus.  All subsequent written and oral forward-looking statements attributable to Merge Healthcare and etrials or any person acting on their behalf are qualified by the cautionary statements in this section.

-iii-

QUESTIONS AND ANSWERS

Below are some of the questions that you as a holder of Shares may have regarding the Offer and the Merger and answers to those questions.  You are urged to carefully read the remainder of this Prospectus and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete.  Additional important information is contained in the remainder of this Prospectus and the related letter of transmittal.  See “Where To Obtain More Information.”

As used in this Prospectus, unless otherwise indicated or the context requires, “Merge Healthcare” or “we” refers to Merge Healthcare Incorporated and its consolidated subsidiaries, “Offeror” refers to “Merge Acquisition Corp.” or “Merger Sub”, and “etrials” refers to etrials Worldwide, Inc. and its consolidated subsidiaries.

Who is offering to buy my Shares?

The Offer is made by Merge Acquisition Corp., a Delaware corporation formed for the purpose of making the Offer and consummating the Merger.  Offeror is a wholly-owned subsidiary of Merge Healthcare.

Merge Healthcare develops software solutions that automate healthcare data and diagnostic workflow to create a more comprehensive electronic record of the patient experience.  Merge Healthcare products, ranging from standards-based development toolkits to fully integrated clinical applications, have been used by healthcare providers worldwide for over 20 years.

Merge Healthcare goes to market through two different channels, placing it in a unique space in the healthcare market.  The Merge OEM business unit sells toolkits, customizable applications and engineering services to modality and medical device manufacturers, pharmaceutical companies and health IT vendors.  The Merge Fusion business unit sells workflow solutions and services to hospitals, physician practices and outpatient clinics directly and through distributors.

Merge Healthcare was founded in 1987 and was reincorporated in Delaware on December 5, 2008.   It currently markets its products and services throughout the world.  Merge Healthcare Common Stock is listed and traded on the NASDAQ Global Market under the symbol “MRGE.”

What are the classes and amounts of etrials securities that Offeror is offering to acquire in the Offer?

The Offeror seeks to acquire all issued and outstanding shares of etrials common stock (the “Shares”).

What will I receive for my Shares?

The Offeror is offering to exchange for each outstanding Share validly tendered pursuant to the Offer and not properly withdrawn:

•	$0.80 in cash, without interest, plus

•	0.3448 shares of Merge Healthcare Common Stock (collectively, the “Consideration”),

subject to the procedures described in this Prospectus and the related letter of transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”).  etrials stockholders who otherwise would be entitled to receive a fractional share of Merge Healthcare Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by $2.610, rounded to the nearest cent.

-iv-

What will I receive for my options to purchase Shares?

Holders of options to purchase Shares may not tender their options in the Offer.  However, as a result of the Merger, all outstanding and unexercised stock options under etrials’ stock option plans and agreements, including stock options held by executive officers and directors of etrials, will fully vest and become exercisable immediately prior to the closing of the Merger.  Persons who exercise their stock options prior to the effective time of the Merger will be entitled to receive the Consideration, on the same basis as the other etrials stockholders.  Unexercised stock options will be cancelled immediately prior to the effective time of the Merger and converted into the right to receive a net payment, if any, in cash.  If the per share exercise price of an etrials stock option is less than $1.70, the option holder will receive cash equal to the product of (A) $1.70 less the applicable per share exercise price of the etrials stock option, and (B) the number of shares subject to the unexercised etrials stock option.  An amount necessary to satisfy any applicable minimum withholding tax obligation will be withheld from the cash consideration to be received.  If the per share exercise price of an etrials stock option is greater than or equal to $1.70, such option will be cancelled at the closing of the Merger and the holder of such option will not receive any Consideration with respect thereto.

Will I have to pay any fee or commission to exchange Shares?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees, commissions or similar expenses.  If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or such other nominee may charge a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Offeror making this Offer?

The purpose of the Offer is for Merge Healthcare to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, etrials.  The Offer is the first step in Merge Healthcare’s plan to acquire all of the outstanding Shares.  Promptly after completion of the Offer, Merge Healthcare intends to consummate the Merger.  The purpose of the Merger is for Merge Healthcare to acquire all Shares not acquired in the Offer.  In the Merger, etrials stockholders who did not tender their Shares in the Offer will receive the Consideration.  After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Merge Healthcare and the former etrials stockholders will no longer have any direct ownership interest in the Surviving Corporation.

What does the etrials board of directors recommend?

The etrials board of directors has unanimously (i) authorized the execution, delivery and performance of the Merger Agreement, (ii) approved, and declared advisable, the Merger Agreement, the Offer and the Merger, (iii) determined that the terms of the Offer and the Merger are fair to and in the best interests of etrials’ stockholders, and (iv) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer (the “etrials Recommendation”).

A description of the reasons why the etrials board of directors approved the Offer is set forth in etrials' Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you together with this Prospectus.

As described below, the directors and executive officers of etrials and their affiliates currently beneficially own approximately 33% of the outstanding Shares.  After reasonable inquiry and to the best of etrials' knowledge, each executive officer and director of etrials and its affiliates currently intends, subject to compliance with applicable law including Section 16(b) of the Exchange Act, to tender all Shares held of record or beneficially owned by such person to the Offeror pursuant to the Offer.  These directors and executive officers of etrials and their affiliates (the “Stockholders”), hold 3,621,299 shares of common stock (including 397,313 shares of restricted stock) and options to purchase 403,662 shares of common stock and have entered into Stockholder Support Agreements with Merge Healthcare pursuant to which they have agreed to accept the Offer with respect to all of their Shares and tender all of their Shares pursuant to the Offer, vote all their Shares in favor of approval of the Merger Agreement and each of the transactions contemplated thereby and not to sell or otherwise transfer their Shares other than in compliance with the Stockholder Support Agreement.  See “Merger Agreement — The Stockholder Support Agreements.”

-v-

What are the conditions of the Offer?

Offeror’s obligation to accept for exchange and to exchange Shares validly tendered and not properly withdrawn in the Offer is subject to the satisfaction or waiver by Offeror of certain conditions, including the valid tender of at least a majority of the outstanding Fully Diluted Shares (the “Minimum Tender Condition”) and the effectiveness of this Form S-4, as more fully described below under the heading “The Offer — Conditions to the Offer.”  The Merger Agreement defines Fully Diluted Shares to mean all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities having an exercise price or conversion price less than the “Cash Value of the Offer Price,” which is the greater of $1.70 or an amount equal to the highest price per Share paid pursuant to the Offer.

Offeror may, without the consent of etrials, from time to time extend the Offer for increments of not more than five (5) business days if, at the scheduled expiration date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived.  See “The Offer – Extension, Termination and Amendment.”

Merge Healthcare and etrials cannot be certain when, or if, the conditions to the Offer will be satisfied or waived or whether or not the Offer will be completed.  The conditions to the Offer are for the sole benefit of Merge Healthcare and Offeror and may be asserted by Merge Healthcare or Offeror regardless of the circumstances (including any action or inaction by Merge Healthcare or Offeror) giving rise to such condition or may be waived by Merge Healthcare or Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case except for the Minimum Tender Condition which may only be waived by Merge Healthcare or Offeror with the express prior written consent of etrials.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in the third quarter of calendar year 2009, subject to the conditions described in “The Merger Agreement — Conditions to the Merger” and “The Offer —Conditions to the Offer.”

Is Merge Healthcare’s financial condition relevant to my decision to tender Shares in the Offer?

Yes.  Merge Healthcare’s financial condition is relevant to your decision to tender your Shares because part of the Consideration you will receive if your Shares are exchanged in the Offer will consist of shares of Merge Healthcare Common Stock, assuming you own at least three Shares.  You should, therefore, consider Merge Healthcare’s financial condition as you could become a Merge Healthcare stockholder through the Offer.  You should also consider the likely effect that Merge Healthcare’s acquisition of etrials could have on Merge Healthcare’s financial condition.  This Prospectus contains and/or incorporates by reference financial information regarding Merge Healthcare and etrials, all of which we encourage you to review.

When does the Offer expire? Can the Offer be extended and, if so, under what circumstances?

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of July 14, 2009, which is the “Initial Expiration Date,” unless further extended by Offeror.  Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares.  “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may, without the consent of etrials, from time to time extend the Offer (A) in increments of not more than five (5) business days for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until the time as such conditions are satisfied or waived or (B) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  Offeror shall, at the request of etrials, extend the Offer for not less than five (5) business days if, at the initial Expiration Date or any subsequent scheduled Expiration Date, any of the conditions of the Offer have not been satisfied or waived.  Offeror shall, if requested by etrials or Merge Healthcare, make available a subsequent offering period of not less than ten (10) business days; but Offeror shall not be required to make available a subsequent offering period if, prior to such period, Merge Healthcare and Offeror own more than 80% of the Fully Diluted Shares.

-vi-

Any decision to extend the Offer will be made public by an announcement regarding such extension as described under “The Offer — Extension, Termination and Amendment.”

How do I tender my Shares?

To tender Shares into the Offer, you must deliver the certificates representing your Shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company LLC, the exchange agent for the Offer, not later than the time the Offer expires.  The letter of transmittal (and the instructions thereto) is enclosed with this Prospectus.  If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depository Trust Company.

For a complete discussion of the procedures for tendering your Shares, please see the section of this Prospectus entitled “The Offer — Exchange of Shares; Delivery of Cash and Shares of Merge Healthcare Common Stock.”

Until what time can I withdraw tendered Shares?

You may withdraw previously tendered Shares at any time prior to the expiration of the Offer.  For a complete discussion of the procedures for withdrawing your Shares, please see the section of this Prospectus entitled “The Offer — Withdrawl Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw.  If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.  For a complete discussion on the procedures for withdrawing your Shares, including the applicable deadlines for effecting withdrawals, please see the section of this Prospectus entitled “The Offer — Withdrawl Rights.”

When and how will I receive the Offer consideration in exchange for my tendered Shares?

Offeror will exchange all validly tendered and not properly withdrawn Shares promptly after the Expiration Date, subject to the terms thereof and the satisfaction or waiver of the conditions to the Offer, as set forth in the section of this Prospectus entitled “The Offer — Conditions to the Offer.”  Offeror will deliver the consideration for your validly tendered and not properly withdrawn Shares by depositing the cash and stock consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the Offer consideration from Offeror and transmitting such consideration to you.  In all cases, an exchange of tendered Shares will be made only after timely receipt by the exchange agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares as described in the section of this Prospectus entitled “The Offer — Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such Shares.

What are the United States federal income tax consequences of the Offer and the Merger to me?

The sale or exchange of Shares for cash and Merge Healthcare Common Stock pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.  In general, you will recognize gain or loss, equal, in each case, to the difference between (1) the sum of (a) the fair market value of the shares of Merge Healthcare Common Stock received at the effective time of the exchange pursuant to the Offer or the Merger and (b) the cash proceeds received pursuant to the Offer or the Merger, as applicable and (2) your adjusted tax basis in your Shares surrendered in exchange therefor.  If the Shares sold or exchanged constitute capital assets, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be.  Gain or loss generally will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged pursuant to either the Offer or the Merger.  Because the tax consequences of the Offer and the Merger are complex and may vary depending on your particular circumstances, we recommend that you consult your own tax advisor concerning the federal (and any state, local or foreign) tax consequences to you of the Offer and the Merger.  Please see “The Merger — Material U.S. Federal Income Tax Consequences.”

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Why does the cover page to this Prospectus state that this Offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the Offer has not commenced?

No.  As permitted under SEC rules, we commenced the Offer without the registration statement, of which this Prospectus is a part, having been declared effective by the SEC.  We cannot, however, complete the Offer and accept for exchange any Shares tendered in the Offer until the registration statement is declared effective by the SEC and the other conditions to the Offer have been satisfied or, where permissible, waived.

Do I have appraisal rights in connection with the Offer or the Merger?

etrials stockholders do not have appraisal rights in connection with the Offer, but do have appraisal rights in connection with the Merger.

etrials stockholders will have the right, under Section 262 of the DGCL, to dissent and demand appraisal of their Shares in connection with the Merger, if the stockholders perfect their appraisal rights.  Under Section 262, dissenting stockholders who (i) do not vote in favor of the Merger, in the event that a stockholder vote is necessary, and (ii) comply with the applicable statutory requirements and procedures, may be entitled to receive a judicial determination of the fair value of their Shares not tendered nor accepted by Offeror in the Offer (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any.  This fair value may be greater than, less than or equal to the Consideration. For more information about your appraisal rights, see “See “The Merger — Appraisal Rights.”

Where can I find more information about Merge Healthcare and etrials?

You can find more information about Merge Healthcare and etrials from various sources described in the section of this Prospectus entitled “Where To Obtain More Information.”

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SUMMARY

This section summarizes material information presented in greater detail elsewhere in this Prospectus.  However, this summary does not contain all of the information that may be important to etrials stockholders.  You are urged to carefully read the remainder of this Prospectus and the related letter of transmittal and the other documents to which we have referred because the information in this section is not complete.  See “Where To Obtain More Information.”

The Offer (Page 68)

Under the terms of the Offer, each etrials stockholder may elect to receive, for each outstanding Share validly tendered in the Offer and not withdrawn:

•	$0.80 in cash, without interest, plus

•	0.3448 shares of Merge Healthcare Common Stock (collectively, the “Consideration”),

subject to the procedures described in this Prospectus and the related letter of transmittal (which together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”).

etrials stockholders will not receive any fractional shares of Merge Healthcare Common Stock in the Offer.  Instead of receiving a fractional share of Merge Healthcare Common Stock to which etrials stockholders otherwise would be entitled, tendering etrials stockholders will receive an amount in cash (without interest) equal to such fraction multiplied by $2.610, rounded to the nearest cent.

Holders of options to purchase Shares may not tender their options in the Offer.  However, as a result of the Merger, all outstanding and unexercised stock options under etrials’ stock option plans and agreements, including stock options held by executive officers and directors of etrials, will fully vest and become exercisable immediately prior to the closing of the Merger. Persons who exercise their stock options prior to the effective time of the Merger will be entitled to receive the Consideration on the same basis as the other etrials stockholders.  Unexercised stock options will be cancelled immediately prior to the effective time of the Merger and converted into the right to receive a net payment, if any, in cash.  If the per share exercise price of an etrials stock option is less than $1.70, the option holder will receive cash equal to the product of (A) $1.70 less the applicable per share exercise price of the etrials stock option, and (B) the number of shares subject to the unexercised etrials stock option. An amount necessary to satisfy any applicable minimum withholding tax obligation will be withheld from the cash consideration to be received.  If the per share exercise price of an etrials stock option is greater than or equal to $1.70, such option will be cancelled at the closing of the Merger and the holder of such option will not receive any Consideration with respect thereto.

Purpose of the Offer; The Merger (Page 76)

Merge Healthcare intends, promptly after the completion of the Offer, to have Offeror merge into etrials, with etrials surviving the Merger.  In the Merger, etrials stockholders who did not tender their Shares in the Offer will receive the Consideration.  If Offeror owns 90% or more of the outstanding Shares following consummation of the Offer and any subsequent offering period and exercise of an irrevocable option to purchase additional newly issued shares (the “Top-Up Option”), if exercised, Merge Healthcare intends to consummate the Merger as a “short-form” merger pursuant to Section 253 of the Delaware General Corporation Law (“DGCL”).  In this case, neither the approval of any holder of Shares nor the approval of the etrials board of directors will be required.  If Offeror owns less than 90% of the outstanding Shares following the consummation of the Offer and does not exercise the Top-Up Option, the etrials board of directors will submit the Merger to etrials' stockholders for approval at a stockholder meeting convened for that purpose in accordance with the DGCL.  Merge Healthcare will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Merger at the stockholders’ meeting without the affirmative vote of any other etrials stockholder.  After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Merge Healthcare and the former etrials stockholders will not have any direct equity ownership interest in the Surviving Corporation.  In the Merger, each issued and outstanding Share (other than dissenting Shares) will be converted into the right to receive the greater of the Consideration or the highest price per Share paid pursuant to the Offer, subject to appraisal rights under Delaware law, as more fully described under “The Offer — Purpose of the Offer; The Merger.”

The Companies (Page 28)

Merge Healthcare

Merge Healthcare Incorporated
6737 West Washington Street
Milwaukee, Wisconsin 53214-5650
(414) 977-4000

Merge Healthcare, a Delaware corporation, develops software solutions that automate healthcare data and diagnostic workflow to create a more comprehensive electronic record of the patient experience.  Merge Healthcare products, ranging from standards-based development toolkits to fully integrated clinical applications, have been used by healthcare providers worldwide for over 20 years.

Merge Healthcare goes to market through two different channels, placing it in a unique space in the healthcare market.  The Merge OEM business unit sells toolkits, customizable applications and engineering services to modality and medical device manufacturers, pharmaceutical companies and health IT vendors.  The Merge Fusion business unit sells workflow solutions and services to hospitals, physician practices and outpatient clinics directly and through distributors.

Merge Healthcare was founded in 1987 and was reincorporated in Delaware on December 5, 2008.   It currently markets its products and services throughout the world.  Merge Healthcare Common Stock is listed and traded on the NASDAQ Global Market under the symbol “MRGE.”

Merge Healthcare maintains a site on the Internet at www.merge.com; however, information found on Merge Healthcare’s website is not part of this Prospectus.

Offeror

Merge Acquisition Corp.
c/o Merge Healthcare Incorporated
6737 West Washington Street
Milwaukee, Wisconsin 53214-5650
(414) 977-4000

Offeror, a Delaware corporation, is a wholly-owned subsidiary of Merge Healthcare.  Offeror is newly formed, and was organized solely for the purpose of making the Offer and consummating the Merger.  Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Merger.

etrials

etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisville, NC 27560
(919) 653-3400

etrials Worldwide Inc., a Delaware corporation, is a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations.  It was established in 1988 and has participated in over 900 clinical trials in over 70 countries.  etrials provides the information systems backbone for a clinical trial by coordinating data capture, logistics, patient interaction and trial management through Web-based tools.

etrials differentiates itself by offering a flexible and integrated software-as-a-service (SaaS) platform that includes electronic data capture (EDC), interactive voice and Web response (IVR/IWR) and electronic patient diaries (eDiaries).  These solutions allow for real-time acquisition of data from multiple sources (clinical trial sites, patients and labs) and then the quick compilation of these for fast decision-making.

etrials is located in the greater Raleigh area, North Carolina.

Reasons for the Offer (Page 76)

The purpose of the Offer is for Merge Healthcare to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, etrials.  Offeror is making the Offer and Merge Healthcare plans to complete the Merger because it believes that the acquisition of etrials by Merge Healthcare will provide significant beneficial long-term growth prospects and increased stockholder value for the combined company.  Merge Healthcare believes that the Offer and the Merger will increase its market presence and opportunities, enhance its product mix, increase operating efficiencies, combine significant management talent and enhance employee opportunities.

Expiration of the Offer (Page 68)

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of July 14, 2009, which is the “Initial Expiration Date,” unless further extended by Offeror.  “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination or Amendment (Page 69)

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may, without the consent of etrials, from time to time extend the Offer (A) in increments of not more than five (5) business days for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until the time as such conditions are satisfied or waived or (B) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  Offeror shall, at the request of etrials, extend the Offer for not less than five (5) business days if, at the initial Expiration Date or any subsequent scheduled Expiration Date, any of the conditions of the Offer have not been satisfied or waived.  Offeror shall, if requested by etrials or Merge Healthcare, make available a subsequent offering period of not less than ten (10) business days; but Offeror shall not be required to make available a subsequent offering period if, prior to such period, Merge Healthcare and Offeror own more than 80% of the Shares outstanding on a Fully Diluted Basis.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer — Extension, Termination and Amendment.”  In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.  Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.  During any extension, Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of each etrials stockholder to withdraw previously tendered Shares.

The Merger Agreement provides that the agreement may be terminated if the Offer has not been consummated on or before July 29, 2009 (or August 28, 2009 in certain circumstances) and Offeror may not extend the Offer beyond such date without the prior written consent of etrials.

Subject to applicable SEC rules and regulations, Offeror also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer — Conditions to the Offer” by giving oral or written notice of such waiver to the exchange agent.

Offeror may elect to provide subsequent offering periods of up to five business days (but no fewer than three business days) after the acceptance of Shares in the Offer in accordance with Rule 14d-11 under the Exchange Act if, on the expiration date of the offer, all of the conditions to the Offer have been satisfied or waived.  If Offeror exercises its right to use a subsequent offering period, Offeror will first consummate the exchange with respect to the Shares validly tendered and not properly withdrawn in the initial offer period.  You will not have the right to withdraw any Shares of etrials common stock that you tender in the subsequent offering period.  If Offeror elects to provide a subsequent offering period, Offeror will publicly announce the results of the Offer, including the approximate number and percentage of Shares deposited to date no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration and immediately begin the subsequent offering period.

Withdrawal Rights (Page 70)

Tendered Shares may be withdrawn at any time prior to the Expiration Date.  Additionally, if Offeror has not agreed to accept the Shares for exchange on or prior to the 60th day after the Offer has commenced, etrials stockholders may thereafter withdraw their Shares from tender at any time after such date until Offeror accepts the Shares for exchange.  Once Offeror accepts Shares for exchange pursuant to the Offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 71)

To validly tender Shares pursuant to the Offer, etrials stockholders must:

•
deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Shares to the exchange agent at its address set forth on the back cover of this Prospectus, all of which must be received by the exchange agent prior to the Expiration Date;

•
deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth on the back cover of this Prospectus, and Shares must be tendered pursuant to the procedures for book-entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the exchange agent prior to the Expiration Date; or

•	comply with the guaranteed delivery procedures set forth in “The Offer — Guaranteed Delivery.”

etrials stockholders who hold Shares in “street name” through a bank, broker or other nominee holder, and desire to tender their Shares pursuant to the Offer, should instruct the nominee holder to do so prior to the Expiration Date.

Exchange of Shares (Page 70)

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), as soon as practicable following the Expiration Date, Offeror will accept for exchange, and will exchange, all Shares validly tendered and not withdrawn prior to the Expiration Date.

Top-Up Option (Page 68)

Under the Merger Agreement, Offeror has a Top-Up Option to purchase up to a number of additional Shares such that following the consummation of the Offer, Merge Healthcare and Offeror shall own one Share more than 90% of the Fully Diluted Shares.  The Top-Up Option’s per share purchase price, which is equal to the Cash Value of the Offer Price, may be paid in cash, cashiers check or by wire transfer.

Interests of Certain Persons (Page 49)

Certain etrials directors, officers and stockholders have interests in the Offer and the Merger that are different from, or are in addition to, those of other stockholders.  These interests include: the accelerated vesting of stock options and other unvested stock-based awards previously issued to certain etrials directors and officers; current and future employment arrangements; severance benefits; and the indemnification of directors and officers of etrials against certain liabilities.

The boards of directors of etrials and Merge Healthcare were aware of these interests and considered them, among other matters, when they approved the Offer, the Merger and the Merger Agreement.

Regulatory Approvals (Page 53)

Merge Healthcare and etrials have agreed to use reasonable efforts to do all things necessary, proper or advisable to consummate the Offer and the Merger, including obtaining all necessary waivers, consents and approvals from governmental entities and making all necessary registrations and filings as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity.  This includes, if such filing is required, filing with the Department of Justice and the Federal Trade Commission a Notification and Report Form pursuant to the Hart-Scott-Rodino Act (the “HSR Act”); however, the purchase of Shares pursuant to the Offer is not subject to such requirements because the size of the transaction falls below the current statutory thresholds for pre-merger notification under the HSR Act.  Merge Healthcare and etrials are not aware of any material governmental approvals or actions that are required for the Merger.  Such legal matters and regulatory issues are discussed under “The Merger — Regulatory Approvals Required for the Merger.”

Source and Amount of Funds (Page 78)

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming all incentive equity awards tender into the Offer, and all outstanding vested in-the-money stock options remain unexercised prior to the Merger, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate 3.8 million shares of Merge Healthcare Common Stock and $11.6 million of cash.

Merge Healthcare expects to have sufficient cash on hand to complete the transactions contemplated by the Offer and the Merger and to pay fees, expenses and other related amounts.

Appraisal Rights (Page 53)

Under Delaware law, you will not have any appraisal rights in connection with the Offer.  However, the Merger is expected to entitle etrials stockholders to appraisal rights under Section 262 of the DGCL.  A copy of the appraisal rights provisions of the DGCL is attached as Appendix E to this prospectus.  See “The Merger — Appraisal Rights.”

Comparative Market Price Data (Page 26)

Shares of Merge Healthcare Common Stock are listed on the NASDAQ Global Market under the symbol “MRGE.” The etrials Shares trade on the NASDAQ Global Market under the symbol “ETWC.” On May 29, 2009, the last full trading day before the public announcement of Merge Healthcare’s proposal to acquire etrials, the closing sales price of Merge Healthcare Common Stock on the NASDAQ Global Market was $3.14 and the closing sales price of etrials common stock on the NASDAQ Global Market was $1.27.  etrials stockholders should obtain current market quotations for Merge Healthcare Common Stock and the Shares before deciding whether to tender Shares in the Offer.  See “Comparative Market Price and Dividend Data” and “Comparative Historical and Summary Unaudited Pro Forma Per Share Information” for a discussion of per share data.

Ownership of Merge Healthcare After the Offer and the Merger (Page 74)

Merge Healthcare estimates that if all Shares (assuming all outstanding vested in-the-money stock options remain unexercised prior to the Merger) are exchanged pursuant to the Offer and the Merger, former etrials stockholders would own, in the aggregate, approximately 6.3% of the shares of Merge Healthcare Common Stock outstanding after the Merger.

Comparison of Stockholders’ Rights (Page 82)

The rights of Merge Healthcare stockholders are different in some respects from the rights of etrials stockholders.  Therefore, etrials stockholders will have different rights as stockholders once they become Merge Healthcare stockholders.  The differences are described in more detail under “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 51)

The Offer and the Merger, taken together, generally will be a taxable transaction within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Neither the Offer nor the Merger is conditioned on the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Offer and the Merger.  A U.S. holder of etrials stock that holds etrials stock as a capital asset and receives Merge Healthcare Common Stock and cash in the Offer or the Merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Merge Healthcare Common Stock at the effective time of the exchange and cash, including any cash received in lieu of fractional shares of Merge Healthcare Common Stock, received in the Offer or the Merger, and (2) such holder’s adjusted tax basis in its etrials stock exchanged therefor.

Although not currently contemplated, a merger of etrials with and into Merge Healthcare or one of its affiliates after the Merger, if viewed as occurring as part of an integrated plan with the Offer and the Merger, could cause the Offer and the Merger to be treated as an overall tax-free reorganization for U.S federal income tax purposes.

Each etrials stockholder should read the discussion under “The Merger — Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the Offer and the Merger to such stockholder.

Accounting Treatment (Page 53)

Merge Healthcare intends to treat the merger as an acquisition by Merge Healthcare of etrials under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the assets and liabilities of etrials will be recorded, as of the completion of the Merger, at their respective fair values in the financial statements of Merge Healthcare. Financial statements and reported results of operations of Merge Healthcare issued after the completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of etrials.

Questions about the Offer and the Merger

etrials stockholders should contact the information agent for the Offer, at the following address and telephone numbers with any questions about the Offer or the Merger, or to request additional copies of this Prospectus or other documents:

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms, Please Call: (203) 658-9400

Holders Call Toll Free: (800) 607-0088

RISK FACTORS

etrials stockholders should carefully read this Prospectus and the other documents referred to or incorporated by reference into this Prospectus, including in particular the following risk factors, in deciding whether to tender Shares pursuant to the Offer.

Risk Factors Relating to the Offer

The market price of Merge Healthcare Common Stock may decline as a result of Merge Healthcare’s acquisition of etrials.

The market price of Merge Healthcare Common Stock may decline after the Offer and Merger are announced as well as after completion.  Some of the issues that Merge Healthcare could face are:

•	the integration of etrials' business is unsuccessful or takes longer or is more disruptive than anticipated;

•	Merge Healthcare does not achieve the expected synergies or other benefits of the etrials acquisition as rapidly or to the extent anticipated, if at all;

•	the effect of Merge Healthcare’s acquisition of etrials on Merge Healthcare’s financial results does not meet the expectations of Merge, financial analysts or investors; or

•	after Merge Healthcare acquires etrials, etrials' business does not perform as anticipated.

As of May 31, 2009, there were 56,772,006 shares of Merge Healthcare Common Stock issued, including 479,997 shares subject to restricted stock awards and 15,414 shares held in treasury, and held of record by approximately 284 stockholders.  On such date, 4,528,229 shares of Merge Healthcare Common Stock were subject to outstanding options.  In connection with the Offer and Merger, Merge Healthcare estimates that it could issue up to approximately 3,814,916 additional shares of Merge Healthcare Common Stock.  The increase in the number of outstanding shares of Merge Healthcare Common Stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of Merge Healthcare Common Stock.

The value of the Consideration  may fluctuate prior to the Expiration Date.

As a result of the fixed exchange ratio of the Offer, the value of the Consideration will fluctuate prior to the Expiration Date, if and as the market price of Merge Healthcare Common Stock fluctuates.  If the price per share of Merge Healthcare Common Stock declines, the value of the Consideration to etrials stockholders will decline.

Even if the Offer is completed, full integration of etrials' operations with Merge Healthcare’s may be delayed if Offeror does not acquire at least 90% of the issued and outstanding Shares pursuant to the Offer.

The Offer is subject to a condition that, before the Expiration Date, there shall have been validly tendered and not properly withdrawn at least a majority of the Shares on a fully diluted basis.  If Offeror acquires at least 90% of the issued and outstanding Shares, the Merger will be able to be effected as a “short-form merger” under Delaware law.  A short-form merger would enable Merge Healthcare to complete the acquisition of etrials without any action on the part of the other holders of Shares.  If Merge Healthcare does not acquire 90% of the issued and outstanding Shares pursuant to the Offer or the Top-Up Option, if exercised, etrials will be required to hold a stockholder meeting in order to obtain the approval of etrials stockholders to consummate the Merger.  Although this would not prevent the Merger from occurring because Offeror would hold sufficient Shares to approve the Merger, it would delay the completion of the Merger and could delay the realization of some or all of the anticipated benefits from integrating etrials' operations with Merge Healthcare’s operations.

Merge Healthcare’s acquisition of etrials could trigger certain provisions contained in etrials' agreements with third parties that could permit such parties to terminate that agreement.

etrials may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the Offer or the Merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreements.  If this happens, Merge Healthcare may have to seek to replace that agreement with a new agreement or make additional payments under such agreements.  However, Merge Healthcare may be unable to replace a terminated agreement on comparable terms or at all.  Depending on the importance of such agreement to etrials’ business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Merge Healthcare of operating etrials' business or prevent Merge Healthcare from operating etrials' business.

etrials stockholders who receive Merge Healthcare Common Stock in the Offer will become Merge Healthcare stockholders.  Merge Healthcare Common Stock may be affected by different factors than the factors that affect the Shares, and holders will have different rights than those they have as etrials stockholders.

Upon completion of the Offer, etrials stockholders receiving shares of Merge Healthcare Common Stock will become stockholders of Merge.  Merge Healthcare’s business differs from that of etrials, and Merge Healthcare’s results of operations and the trading price of Merge Healthcare Common Stock may be adversely affected by factors different from those that would affect etrials' results of operations and stock price.

In addition, holders of shares of Merge Healthcare Common Stock will have different rights as stockholders than the rights they had as etrials stockholders before the Offer or the Merger.  For a detailed comparison of the rights of Merge Healthcare stockholders compared to the rights of etrials stockholders, see “Comparison of Stockholders’ Rights.”

The receipt of shares of Merge Healthcare Common Stock in the Offer and/or the Merger will be taxable to etrials stockholders.

The receipt of Merge Healthcare Common Stock and cash in exchange for etrials stock in the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of etrials stock who holds etrials stock as a capital asset and receives Merge Healthcare Common Stock and cash in the Offer or the Merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Merge Healthcare Common Stock at the effective time of the exchange and cash, including any cash received in lieu of fractional shares of Merge Healthcare Common Stock received in the Offer or the Merger, and (2) such holder’s adjusted tax basis in its etrials stock exchanged therefor.  Gain or loss and holding period will be determined separately for each block of etrials stock, i.e., shares acquired at the same cost in a single transaction, exchanged in the exchange.  Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its etrials stock is more than one year at the time of the exchange. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal income tax rate of 15%. If the U.S. holder has held its etrials stock for one year or less at the time of the exchange, any capital gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. A U.S. holder’s aggregate tax basis in its Merge Healthcare Common Stock received in the Offer or the Merger will equal the fair market value of such stock at the effective time of such exchange, and the holder’s holding period for such stock will begin on the day after such exchange.

A merger of etrials with and into Merge Healthcare or one of its affiliates subsequent to the Merger, if viewed as occurring as part of an integrated plan with the Offer and the Merger, could cause the Merger to be treated as an overall tax-free reorganization for U.S. federal income tax purposes. Merge Healthcare has no present plan or intent to merge etrials with and into Merge Healthcare or any of its affiliates subsequent to the Merger.

etrials stockholders should consult their tax advisors to determine the specific tax consequences to them of the Offer and the Merger, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

The transaction may adversely affect the liquidity and value of the Shares not tendered.

If the Offer is completed but all Shares are not tendered in the Offer, the number of etrials stockholders and the number of Shares publicly held will be greatly reduced.  As a result, the closing of the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public.  In addition, following completion of the Offer, subject to the rules of NASDAQ and the SEC, etrials may seek to delist the Shares from NASDAQ and may seek to discontinue its reporting obligations under the Exchange Act.  As a result of any such actions, Shares not tendered pursuant to the Offer may become illiquid and may be of reduced value.  See “The Offer — Plans for etrials.”

If the Offer and the Merger are not completed, Merge Healthcare’s and etrials' stock prices and future businesses and operations could be harmed.

Merge Healthcare’s and etrials' obligations to complete the Offer and the Merger are subject to conditions, many of which are beyond the control of Merge Healthcare and etrials.  If the Offer and the Merger are not completed for any reason, each company may be subject to a number of material risks, including the following:

•	etrials may be required to pay a termination fee or expense reimbursement upon termination of the Merger Agreement under certain circumstances;

•	the price of Merge Healthcare Common Stock and/or the Shares may decline;

•	costs related to the Offer and the Merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the Offer and the Merger are not completed; and

•	if the Offer and the Merger are not completed, Merge Healthcare and etrials would fail to derive the benefits expected to result from the Offer and the Merger.

In addition, if the Offer and the Merger are terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the Merger Agreement, or at all.  This could limit each company’s ability to pursue its respective strategic goals.

Uncertainty regarding the Offer and the Merger may cause customers, suppliers and channel partners to delay or defer decisions concerning Merge Healthcare and etrials and adversely affect each company’s business, financial condition and operating results.

The Offer and the Merger will occur only if stated conditions are met, many of which are outside the control of Merge Healthcare and etrials, and both parties also have rights to terminate the Merger Agreement under specified circumstances.  Accordingly, there may be uncertainty regarding the completion of the Merger.  This uncertainty may cause customers and suppliers to delay or defer decisions concerning Merge Healthcare or etrials products, which could negatively affect their respective businesses.  Customers and suppliers may also seek to change existing agreements with Merge Healthcare or etrials as a result of the Merger.  Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Merge Healthcare and etrials, regardless of whether the Merger is ultimately completed.  Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the Offer and the Merger could have a material adverse effect on each company’s business, regardless of whether the Offer and the Merger are completed.

etrials officers and directors may have conflicts of interest that may influence them to support or approve the Offer and the Merger.

The directors and officers of etrials have interests in the Offer and Merger that are different from, or in addition to, those of etrials stockholders.  The directors and officers of etrials could be more likely to recommend and approve the Offer and the Merger than if they did not hold these interests.  etrials stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the Offer and the Merger.  These interests are more fully described under “The Merger—Interests of etrials Management and Board of Directors.”

The termination fee and restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire etrials.

Until the completion of the Merger, with limited exceptions, the Merger Agreement prohibits etrials from entering into an alternative acquisition transaction with, or soliciting any alternative acquisition proposal from, another party.  etrials has agreed to pay Merge Healthcare a termination fee of $500,000, plus reimbursement of reasonable out-of-pocket expenses up to $250,000, in specified circumstances, including where etrials' board of directors withdraws its support of the Offer and the Merger to enter into a business combination with a third party.  All of the directors and executive officers of etrials and certain stockholders of etrials who collectively own approximately 33% of the outstanding Shares have agreed in the Stockholder Support Agreements to tender their Shares in the Offer and to vote their Shares in favor of the Merger Agreement and against any competing acquisition transaction.  These provisions could discourage other companies from trying to acquire etrials even though those other companies might be willing to offer greater value to etrials stockholders than Merge Healthcare has offered in the Offer and the Merger.

Merge Healthcare and etrials expect to incur significant costs associated with the Offer and Merger.

Merge Healthcare estimates that it will incur direct transaction costs of approximately $0.4 million associated with the Offer and the Merger, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition (excluding any related severance costs).  All such direct acquisition costs will be expensed as incurred by Merge Healthcare.  In addition, etrials estimates that it will incur direct transaction costs of approximately $1.8 million, which will be expensed as incurred.  Merge Healthcare and etrials believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the Merger is completed or the following quarters, to reflect costs associated with integrating the two companies.  The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.  Merge Healthcare and etrials anticipate that the combination will require significant cash outflows for acquisition and integration related costs.  If the benefits of the Merger do not exceed the costs of integrating the businesses of Merge Healthcare and etrials, the combined company’s financial results may be adversely affected.

Litigation related to the Offer and the Merger may prevent or delay the completion of the Offer and the closing of the Merger, may result in significant monetary damages or may otherwise negatively impact the business and operations of Merge Healthcare and etrials.

Fluctuation in the price of Merge Healthcare or etrials common stock may expose each company to the risk of securities class-action lawsuits.  Even if such litigation is ultimately proven to lack merit, these actions could prevent or delay the acceptance of Shares pursuant to the Offer and the closing of the Merger.  Any conclusion of such litigation in a manner adverse to Merge Healthcare or etrials could have a material adverse effect on each company’s business, financial condition and results of operations.  In addition, the cost of defending this litigation, even if resolved favorably, could be substantial.  Such litigation could also substantially divert the attention of management and resources in general.  Furthermore, uncertainties resulting from the initiation and continuation of any litigation could harm the ability of Merge Healthcare or etrials to compete in the marketplace.

Risk Factors Relating to etrials and the Merger

There is no guarantee that the Offer or the Merger will be completed.

The Offer and the Merger are subject to a number of conditions, including the tender of at least a majority of the outstanding Shares.  There is no assurance that this or any other condition to the completion of the Offer or the Merger will be satisfied. If the Merger is not completed, etrials will face the same operational challenges facing it prior to the execution of the Merger Agreement, including an accumulated deficit, possible continuing operating losses and a lack of profitability.

etrials has had recurring losses from operations and might never achieve or maintain profitability.

At March 31, 2009, etrials had an accumulated deficit of approximately $46.7 million, including a net loss of approximately $1.0 million for the three months ended March 31, 2009.  etrials might not ever be able to achieve or maintain profitability.

Current conditions in the global economy and the major industries it serves might materially and adversely affect etrials’ business and results of operations.

etrials’ business and operating results might be adversely affected by worldwide economic conditions and, in particular, conditions in the pharmaceutical, biotechnology and medical device industries it serves.  As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, shifts in consumer spending patterns, increased unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges currently affecting the global economy, etrials’ clients might experience deterioration of their businesses, cash flow shortages, and difficulty obtaining financing.  As a result, existing or potential clients might delay or cancel plans to purchase etrials’ products and services and might not be able to fulfill their obligations to etrials in a timely fashion.  For example, in December 2008, etrials had to pursue litigation against two former customers in excess of $500,000, as described in “etrials Business — Legal Proceedings.” Contract cancellations could affect etrials’ ability to fully recover its contract costs.  If the global economic slowdown continues for a significant period or there is significant further deterioration in the global economy, etrials’ financial position and cash flows could be materially adversely affected.

etrials might require additional financing to fund operations or potential acquisitions.  If financing is not available, etrials might not be able to grow as it plans.

At March 31, 2009, etrials had cash and cash equivalents totaling approximately $9.0 million. In the future, etrials might be required to seek additional financing to fund operations or potential acquisition opportunities.  The recent downturn in the capital markets and the general economic slowdown could prevent etrials from raising additional capital or obtaining additional financing on favorable terms, if at all.  If etrials cannot raise sufficient capital, its ability to operate and to grow through acquisitions or otherwise respond to competitive pressures would be significantly limited.

etrials has several large clients from which it derives substantial revenue; the loss of even a few of its clients could significantly reduce its revenues.

etrials currently derives and expects to continue to derive a significant portion of its revenues from a limited number of clients.  etrials’ top two clients accounted for approximately 29% and 28% of its revenue for the year ended December 31, 2007 and 2008, respectively. These two clients accounted for approximately 22% and 20%, respectively, and a third client accounted for approximately 12% of etrials’ revenue for the three months ended March 31, 2009. If etrials loses one of these clients or other significant clients and does not replace them with new clients, its revenues will decrease and may not be sufficient to cover its costs.

etrials faces risks associated with former employees competing with its business and the related litigation that aims to prevent them from using etrials’ confidential, proprietary and/or non-public data.

On January 6, 2009, etrials filed a lawsuit against its former Chief Operating Officer and Vice President of Client Services, Robert Sammis, and its former Director of Product Development, Brendon Ball, to enforce Confidentiality Agreements that they signed while employed at etrials and to prevent the disclosure or unauthorized use of confidential or non-public information of etrials in connection with the employment of Sammis and Ball at Unithink, Inc., a direct competitor of etrials.  See “etrials Business — Legal Proceedings.” etrials faces the risk that the defendants, or anyone acting in concert or participating with them (including Unithink), might make customers delay or not make purchases from etrials, use etrials’ confidential information against it or legitimately compete effectively with it.  Additionally, litigation can be expensive, time-consuming and uncertain in ultimate result.  Even if etrials is successful in this litigation, its business might be materially and adversely harmed nevertheless.

etrials might not continue to meet NASDAQ listing requirements, which could result in its delisting, limiting the liquidity of the Shares.

The Shares trade on the NASDAQ Global Market, which has qualitative and quantitative listing criteria, including operating results, net assets, corporate governance, minimum trading price and minimums for public float, which is the amount of stock not held by affiliates of the issuer.  Although NASDAQ has temporarily halted delisting procedures for certain of these criteria in light of current market conditions, etrials is at risk of delisting in the future due to its low capitalization and the low price of its common stock.   If for any reason, the Shares are not eligible for continued quotation on the NASDAQ, holders of etrials common stock might have difficulty selling their Shares should they desire to do so.

Risk Factors Relating to Owning Merge Common Stock

Merge Healthcare’s stockholders’ percentage ownership and voting power and the price of Merge Healthcare Common Stock may decrease as a result of events that increase the number of Merge Healthcare outstanding shares.

As of May 31, 2009, Merge Healthcare had outstanding options to purchase 4,528,229 shares of Merge Healthcare Common Stock at exercise prices ranging from $0.57 to $24.88 per share (exercisable at a weighted average of $3.85 per share), of which 1,508,481 options were then exercisable. Exercise of Merge Healthcare’s outstanding options into shares of Merge Healthcare Common Stock may significantly and negatively affect the market price for Merge Healthcare Common Stock as well as decrease its stockholders’ percentage ownership and voting power.  In addition, Merge Healthcare may conduct future offerings of Merge Healthcare Common Stock or other securities with rights to convert the securities into shares of Merge Healthcare Common Stock.  As a result of these and other events, such as future acquisitions, that increase the number of Merge Healthcare’s outstanding shares, Merge Healthcare’s stockholders’ percentage ownership and voting power and the price of Merge Healthcare Common Stock may decrease.

Shares of Merge Healthcare Common Stock eligible for public sale may have a negative impact on its market price.

Merge Healthcare is registering all of the shares of Merge Healthcare Common Stock being issued to etrials stockholders pursuant to the Offer and the Merger. Future sales of these shares and shares of Merge Healthcare Common Stock by existing holders of Merge Healthcare Common Stock or by holders of outstanding options, upon the exercise thereof, could have a negative impact on the market price of Merge Healthcare Common Stock. As of May 31, 2009, Merge Healthcare had 56,772,006 shares of Merge Healthcare Common Stock issued, substantially all of which are currently freely tradable.  As additional shares of common stock become available for resale in the public market pursuant to the registration statement and exercise of options, the market supply of shares of common stock will increase, which could also decrease its market price.

Merge Healthcare is unable to estimate the number of shares that may be sold because this will depend on the market price for Merge Healthcare Common Stock, the personal circumstances of the sellers and other factors. Any sale of substantial amounts of Merge Healthcare Common Stock or other securities in the open market may adversely affect the market price of such securities and may adversely affect its ability to obtain future financing in the capital markets as well as create a potential market overhang.

There are a limited number of stockholders who have significant control over Merge Healthcare Common Stock, allowing them to have significant influence over the outcome of all matters submitted to its stockholders for approval, which may conflict with Merge Healthcare’s  interests and the interests of its other stockholders.

Merge Healthcare’s directors, officers and principal stockholders (stockholders owning 10% or more of Merge Healthcare Common Stock) beneficially owned approximately 52% of the outstanding shares of common stock and stock options that could have been converted to common stock at May 31, 2009, and such stockholders will have significant influence over the outcome of all matters submitted to Merge Healthcare’s stockholders for approval, including the election of its directors and other corporate actions. In addition, such influence by these affiliates could have the effect of discouraging others from attempting to take Merge Healthcare over, thereby increasing the likelihood that the market price of the common stock will not reflect a premium for control.

Because Merge Healthcare does not intend to pay dividends, stockholders will benefit from an investment in its stock only if it appreciates in value.

Merge Healthcare currently intends to retain its future earnings, if any, to finance further research and development and does not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in Merge Healthcare Common Stock will depend upon any future appreciation in its value. There is no guarantee that Merge Healthcare Common Stock will appreciate in value or even maintain the price at which etrials stockholders exchange their Shares pursuant to the Offer and the Merger or at which stockholders have purchased and will purchase their shares.

The trading price of Merge Healthcare’s common stock has been volatile and may fluctuate substantially in the future.

The price of Merge Healthcare Common Stock has been, and may continue to be, volatile. Between June 1, 2008 and June 10, 2009, Merge Healthcare Common Stock has traded at a low of $0.26 per share (on November 28, 2008) and a high of $3.24 per share (on May 18, 2009).

The trading price of Merge Healthcare Common Stock may continue to fluctuate widely as a result of a number of factors, some of which are not in Merge Healthcare’s control, including:

•	Merge Healthcare’s ability to meet or exceed the expectations of analysts or investors;

•	Changes in Merge Healthcare’s own forecasts or earnings estimates by analysts;

•	Quarter-to-quarter variations in Merge Healthcare’s operating results;

•	Announcements regarding clinical activities or new products by Merge Healthcare or its competitors;

•	General conditions in the healthcare IT industry;

•	Governmental regulatory action and healthcare reform measures, including changes in reimbursement rates for imaging procedures;

•	Rumors about Merge Healthcare’s performance or software solutions;

•	Uncertainty regarding Merge Healthcare’s ability to service existing debt;

•	Price and volume fluctuations in the overall stock market, which have particularly affected the market prices of many software, healthcare and technology companies; and

•	General economic conditions.

In addition, the market for Merge Healthcare Common Stock may experience price and volume fluctuations unrelated or disproportionate to its operating performance.  These fluctuations could have a significant impact on Merge Healthcare’s business due to diminished incentives for management and diminished currency for acquisitions.

Certain provisions of Merge Healthcare’s charter and Delaware law could make a takeover difficult and may prevent or frustrate attempts by its stockholders to replace or remove its management team.

Merge Healthcare has an authorized class of 1,000,000 shares of undesignated preferred stock and one authorized share of Series 3 Special Voting Stock preferred stock.  These shares may be issued by its board of directors, on such terms and with such rights, preferences and designation as the board of directors may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of Merge Healthcare. In addition, Merge Healthcare is subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit it from engaging in any “business combination” with a person who, together with affiliates and associates, owns 15% or more of Merge Healthcare Common Stock for a period of three years following the date that the person came to own 15% or more of Merge Healthcare Common Stock, unless the business combination is approved in a prescribed manner.

These provisions of Merge Healthcare’s certificate of incorporation, and of Delaware law, may have the effect of delaying, deterring or preventing a change in control of Merge Healthcare, may discourage bids for Merge Healthcare Common Stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of Merge Healthcare Common Stock. In addition, these provisions make it more difficult to replace or remove its current management team in the event its stockholders believe this would be in the best interest of Merge Healthcare and its stockholders.

Risk Factors Relating to Merge Healthcare and the Combined Company

Merge Healthcare’s business could be harmed by the deteriorating general economic and market conditions that lead to reduced spending on information technology products.

As Merge Healthcare’s business has expanded globally, it has become increasingly subject to the risks arising from adverse changes in domestic and global economic and political conditions.  Economic growth in the U.S. and other countries slowed during the second half of calendar year 2008, which caused Merge Healthcare’s customers to delay or reduce information technology purchases.  If economic conditions in the U.S. and other countries continue to deteriorate, customers may continue to delay or further reduce purchases.  This could result in additional reductions in sales of Merge Healthcare’s products, longer sales cycles, slower adoption of new technologies and increased price competition.  In addition, weakness in the end-user market could negatively affect the cash flow of Merge Healthcare’s OEM and VAR customers who could, in turn, delay paying their obligations, which would increase Merge Healthcare’s credit risk exposure and cause a decrease in operating cash flows.  Also, if OEM and VAR customers experience excessive financial difficulties and/or insolvency, and Merge Healthcare is unable to successfully transition end-users to purchase its products from other vendors or directly from Merge Healthcare, sales could decline significantly.  Any of these events would likely harm Merge Healthcare’s business, results of operations and financial condition.

Continued disruption in credit markets and world-wide economic changes may adversely affect Merge Healthcare’s business, financial condition, and results of operations.

Continued disruptions in the financial and credit markets may adversely affect Merge Healthcare’s business and financial results.  The tightening of credit markets may reduce the funds available to Merge Healthcare’s customers to buy its products and services.  It may also result in customers extending the length of time in which they pay and may result in Merge Healthcare having higher customer receivables with increased default rates.  General concerns about the fundamental soundness of domestic and foreign economies may also cause customers to reduce their purchases, even if they have cash or if credit is available to them.

Merge Healthcare’s future capital needs are uncertain and its ability to access additional financing may be negatively impacted by the volatility and disruption of the capital and credit markets and adverse changes in the global economy.

Merge Healthcare’s capital requirements in the future will depend on many factors, including:

•	Acceptance of and demand for its products;

•	The extent to which Merge Healthcare invests in new technology and product development;

•	The costs of developing new products, services or technologies;

•	The number and method of financing of acquisitions and other strategic transactions; and

•	The costs associated with the growth of its business, if any.

Merge Healthcare intends to finance its operations and any growth of its business with existing cash and cash flows from operations.  Merge Healthcare believes existing cash and anticipated cash flows from operations will be sufficient to meet operating and capital requirements through at least the twelve month period following the filing of this Prospectus.  If adverse global economic conditions persist or worsen, however, Merge Healthcare could experience a decrease in cash flows from operations and may need additional financing to fund operations.  Due to the existing uncertainty in the capital markets (including debt, private equity, venture capital and traditional bank lending), access to additional debt or equity may not be available on acceptable terms or at all.  If Merge Healthcare cannot raise funds on acceptable terms when necessary, it may not be able to develop or enhance products and services, execute its business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements.

Merge Healthcare may experience significant fluctuations in revenue growth rates and operating results.

Merge Healthcare may not be able to accurately forecast its growth rate.  Merge Healthcare bases expense levels and investment plans on sales estimates and reviews all estimates on a quarterly basis.  Many of its expenses and investments are fixed and Merge Healthcare may not be able to adjust spending quickly enough if sales are lower than expected.

Merge Healthcare’s revenue growth may not be sustainable and its percentage growth rates may decrease or fluctuate significantly.  Merge Healthcare’s revenue and operating profit growth depends on the continued growth of demand for its products and services offered through Merge Healthcare or its OEM and VAR customers, and its business is affected by general economic and business conditions worldwide.  A softening of demand, whether caused by changes in customer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Merge Healthcare’s net sales and operating results will also fluctuate for many other reasons, including due to risks described elsewhere in this section and the following:

•	demand for Merge Healthcare’s software solutions and services;

•	Merge Healthcare’s sales cycle;

•	economic cycles;

•	the level of reimbursements to Merge Healthcare’s end-user customers from government sponsored healthcare programs (principally, Medicare and Medicaid);

•	accounting policy changes mandated by regulating entities;

•
delays due to customers’ internal budgets and procedures for approving capital expenditures, by competing needs for other capital expenditures and the deployment of new technologies and personnel resources;

•	Merge Healthcare’s ability to retain and increase sales to existing customers, attract new customers and satisfy its customers’ demands;

•	Merge Healthcare’s ability to fulfill orders;

•	the introduction of competitive products and services;

•	price decreases;

•	changes in the usage of the Internet and eCommerce including in non-U.S. markets;

•	timing, effectiveness and costs of expansion and changes in Merge Healthcare’s systems and infrastructure;

•	the outcomes of legal proceedings and claims involving Merge Healthcare; and

•	variations in the mix of products and services offered by Merge Healthcare.

Delays in the expected sales or installation of Merge Healthcare’s software may have a significant impact on its anticipated quarterly revenues and, consequently, its earnings since a significant percentage of expenses are relatively fixed. Additionally, Merge Healthcare sometimes depends, in part, upon large contracts with a small number of OEM customers to meet sales goals in any particular quarter.  Delays in the expected sales or installation of solutions under these large contracts may have a significant impact on Merge Healthcare’s quarterly net sales and consequently its earnings, particularly because a significant percentage of expenses are fixed.

The length of Merge Healthcare’s sales and implementation cycles may adversely affect its future operating results.

Merge Healthcare has experienced long sales and implementation cycles.  How and when to implement, replace, expand or substantially modify medical imaging management software, or to modify or add business processes, are major decisions for Merge Healthcare’s end-user target market.  The sales cycle for Merge Healthcare’s software ranges from six to 18 months or more from initial contact to contract execution.  Its end-user implementation cycle has generally ranged from three to nine months from contract execution to completion of implementation.  During the sales and implementation cycles, Merge Healthcare will expend substantial time, effort and resources preparing contract proposals, negotiating the contract and implementing the software, and may not realize any revenues to offset these expenditures.  Additionally, any decision by Merge Healthcare’s customers to delay or cancel purchases or the implementation of its software may adversely affect net sales.

Merge Healthcare has outstanding debt and may incur additional debt in the future.

On June 4, 2008, Merge Healthcare closed a financing transaction with Merrick RIS, LLC in which it received gross proceeds of $20.0 million from Merrick Ventures, LLC in exchange for a $15.0 million senior secured term note (the “Note”) due June 4, 2010 and 21,085,715 shares of Merge Healthcare’s common stock.  Merge Healthcare’s ability to repay the principal of the Note and any additional indebtedness that it may incur is dependent upon its ability to manage business operations and generate sufficient cash flows to service such debt.  There can be no assurance that Merge Healthcare will be able to manage any of these risks successfully.

If Merge Healthcare is unable to successfully identify or effectively integrate acquisitions, its financial results may be adversely affected.

Merge Healthcare has in the past and may in the future acquire and make investments in companies, products or technologies that it believes complement or expand Merge Healthcare’s existing business and assist in quickly bringing new products to market.  There can be no assurance that Merge Healthcare will be able to identify suitable candidates for successful acquisitions at acceptable prices.  In addition, Merge Healthcare’s ability to achieve the expected returns and synergies from past and future acquisitions and alliances depends in part upon its ability to integrate the offerings, technology, administrative functions, and personnel of these businesses into Merge Healthcare’s business in an efficient and effective manner.  Merge Healthcare cannot predict whether it will be successful in integrating acquired businesses or that Merge Healthcare’s acquired businesses will perform at anticipated levels.  In addition, Merge Healthcare’s past and future acquisitions may subject it to unanticipated risks or liabilities, or disrupt operations and divert management’s attention from day-to-day operations.  In addition, Merge Healthcare may use its capital stock to acquire acquisition targets, which could be dilutive to the existing stockholders and cause a decline in the price of Merge Healthcare Common Stock.

In making or attempting to make acquisitions or investments, Merge Healthcare faces a number of risks, including risks related to:

•	Identifying suitable candidates, performing appropriate due diligence, identifying potential liabilities and negotiating acceptable terms;

•	Reducing Merge Healthcare’s working capital and hindering its ability to expand or maintain its business, if acquisitions are made using cash;

•	The potential distraction of Merge Healthcare’s management, diversion of its resources and disruption to its business;

•	Retaining and motivating key employees of the acquired companies;

•	Managing operations that are distant from Merge Healthcare’s current headquarters and operational locations;

•	Entering into industries or geographic markets in which Merge Healthcare has little or no prior experience;

•	Competing for acquisition opportunities with competitors that are larger or have greater financial and other resources than Merge Healthcare;

•	Accurately forecasting the financial impact of a transaction;

•	Assuming liabilities of acquired companies, including existing or potential litigation related to the operation of the business prior to the acquisition;

•	Maintaining good relations with the customers and suppliers of the acquired company; and

•	Effectively integrating acquired companies and achieving expected synergies.

In addition, any acquired business, products or technologies may not generate sufficient revenue and net income to offset the associated costs of such acquisitions, and such acquisitions could result in other adverse effects.  Moreover, from time to time, Merge Healthcare may enter into negotiations for the acquisition of businesses, products or technologies but be unable or unwilling to consummate the acquisitions under consideration.  This can be expensive and could cause significant diversion of managerial attention and resources.

A portion of Merge Healthcare’s business relies upon a network of independent contractors and distributors whose actions could have an adverse effect on its business.

Merge Healthcare obtains some critical information from independent contractors.  In addition, Merge Healthcare relies on a network of VAR's and distributors to sell its offerings in locations where it does not maintain a sales office or sales team.  These independent contractors and distributors are not employees of Merge Healthcare.  As a result, Merge Healthcare has limited ability to monitor and direct their activities.  The loss of a significant number of these independent contractors or dealers could disrupt Merge Healthcare’s sales, marketing and distribution efforts.  Furthermore, if any actions or business practices of these individuals or entities violate Merge Healthcare’s policies or procedures or otherwise are deemed inappropriate or illegal, Merge Healthcare could be subject to litigation, regulatory sanctions or reputation damage, any of which could adversely affect its business and require Merge Healthcare to terminate relationships with them.

Merge Healthcare’s investments in technology may not be sufficient and may not result in an increase in its revenues or decrease in its operating costs.

As the technological landscape continues to evolve, it may become increasingly difficult for Merge Healthcare to make timely, cost-effective changes to its offerings in a manner that adequately differentiates them from those of its competitors.  Merge Healthcare cannot provide any assurance that its investments have been or will be sufficient to maintain or improve its competitive position or that the development of new or improved technologies and products by its competitors will not have a material adverse effect on Merge Healthcare’s business.

Merge Healthcare operates in competitive markets, which may adversely affect its market share and financial results.

Some of Merge Healthcare’s competitors are focused on sub-markets within its targeted industries, while others have significant financial and information-gathering resources with recognized brands, technological expertise and market experience.  Merge Healthcare believes that competitors are continuously enhancing their products and services, developing new products and services and investing in technology to better serve the needs of their existing customers and to attract new customers.

Merge Healthcare faces competition in specific industries and with respect to specific offerings.  Merge Healthcare may also face competition from organizations and businesses that have not traditionally competed with it, but that could adapt their products and services to meet the demands of its customers.  Increased competition may require Merge Healthcare to reduce the prices of its offerings or make additional capital investments that would adversely affect margins.  If Merge Healthcare is unable or unwilling to do so, it may lose market share in its target markets and its financial results may be adversely affected.

Merge Healthcare faces aggressive competition in many areas of its business, and business will be harmed if it fails to compete effectively.

The markets for medical imaging solutions are highly competitive and subject to rapid technological change.  Merge Healthcare may be unable to maintain its competitive position against current and potential competitors.  Many of Merge Healthcare’s current and potential competitors have greater financial, technical, product development, marketing and other resources, and Merge Healthcare may not be able to compete effectively with them.  In addition, new competitors may emerge and Merge Healthcare’s system and software solution offerings may be threatened by new technologies or market trends that reduce the value of its solutions.  Further, Merge Healthcare’s recent challenges may have weakened its competitive position.

Merge Healthcare often “competes” with its OEM customers’ own internal software engineering groups.  The size and competency of these groups may create additional competition for Merge Healthcare.  In the area of Radiology Information Systems (“RIS”) and Picture Archiving and Communication Systems (“PACS”) workflow applications, many competitors offer portions of an integrated radiology solution through their RIS and PACS.  Additionally, certain competitors are integrating RIS and PACS technologies through development, partnership and acquisition activities.

The development and acquisition of additional products, services and technologies, and the improvement of Merge Healthcare’s existing products and services, require significant investments in research and development.  For example, Merge Healthcare’s current product candidates are in various stages of development and may require significant further research, development, pre-clinical or clinical testing, regulatory approval and commercialization.  If Merge Healthcare fails to successfully sell new products and update existing products, its operating results may decline as existing products reach the end of their commercial life cycles.

Merge Healthcare’s performance and future success depends on its ability to attract, integrate and retain qualified technical, managerial and sales personnel.

Merge Healthcare is dependent, in part, upon the services of its senior executives and other key business and technical personnel.  Merge Healthcare does not currently maintain key-man life insurance on its senior executives.  The loss of the services of any of Merge Healthcare’s senior executives or key employees could have a material adverse effect on its business.  Merge Healthcare’s commercial success will depend upon, among other things, the successful recruiting and retention of highly skilled technical, managerial and sales personnel with experience in similar business activities.  Competition for the type of highly skilled individuals sought by Merge Healthcare is intense.  Merge Healthcare may not be able to retain existing key employees or be able to find, attract and retain skilled personnel on acceptable terms.

Merge Healthcare may not be able to adequately protect its intellectual property rights or may be accused of infringing intellectual property rights of third parties.

Merge Healthcare regards its trademarks, service marks, copyrights, patents, trade secrets, proprietary technology and similar intellectual property as critical to its success.  It relies on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with employees, customers and others to protect its proprietary rights.  Effective intellectual property protection may not be available in every country in which its products and services are made available.  Merge Healthcare also may not be able to acquire or maintain appropriate intellectual property rights in all countries where it does business.

Merge Healthcare may not be able to discover or determine the extent of any unauthorized use of its proprietary rights.  Third parties that license Merge Healthcare’s proprietary rights also may take actions that diminish the value of its proprietary rights.  Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against Merge Healthcare or the payment of damages.  Merge Healthcare may need to obtain licenses from third parties who allege that it has infringed their rights, but such licenses may not be available on terms acceptable to Merge Healthcare or at all.  In addition, Merge Healthcare may not be able to obtain or utilize on favorable terms, or at all, licenses or other rights with respect to intellectual property it does not own in providing services under commercial agreements.  These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

Merge Healthcare also relies on proprietary know how and confidential information and employs various methods, such as entering into confidentiality and non-compete agreements with its current employees and with certain third parties to whom Merge Healthcare has divulged proprietary information to protect the processes, concepts, ideas and documentation associated with its solutions.  Such methods may not afford sufficient protection, and Merge Healthcare may not be able to protect trade secrets adequately or ensure that other companies would not acquire information that it considers proprietary.

Merge Healthcare may be subject to product liability claims if people or property is harmed by the products and services that it sells.

Some of the products Merge Healthcare sells or manufactures may expose it to product liability claims relating to personal injury, death or environmental or property damage and may require product recalls or other actions.  Certain third parties, primarily Merge Healthcare’s customers, also sell products or services using its products.  This may increase Merge Healthcare’s exposure to product liability claims.  Although Merge Healthcare maintains liability insurance, it cannot be certain that coverage will be adequate for liabilities actually incurred or that insurance will continue to be available on economically reasonable terms or at all.  In addition, some of Merge Healthcare’s agreements with its vendors and sellers do not indemnify Merge Healthcare from product liability.

Merge Healthcare has foreign exchange risk.

The results of Merge Healthcare’s international operations are exposed to foreign exchange rate fluctuations.  While the functional currency of most of Merge Healthcare’s international operations is the U.S. Dollar, certain account balances are maintained in the local currency.  Upon remeasurement of such accounts or through normal operations, results may differ materially from expectations, and Merge Healthcare may record significant gains or losses on the remeasurement of such balances.  As Merge Healthcare expands international operations, its exposure to exchange rate fluctuations may increase.

Merge Healthcare may not be successful in its efforts to expand into international market segments.

Merge Healthcare’s international activities are significant to its revenues and profits, and it plans to further expand internationally.  Merge Healthcare has relatively little experience operating in these or future market segments and may not benefit from any first-to-market advantages or otherwise succeed.  It is costly to establish, develop and maintain international operations and websites and promote Merge Healthcare’s brand internationally.  Merge Healthcare’s international operations may not be profitable on a sustained basis.

In addition to risks described elsewhere in this section, Merge Healthcare’s international sales and operations are subject to a number of risks, including:

•	Local economic and political conditions;

•	Foreign government regulation of healthcare and government reimbursement of health services;

•	Local restrictions on sales or distribution of certain products or services and uncertainty regarding liability for products and services;

•	Local import, export or other business licensing requirements;

•	Local limitations on the repatriation and investment of funds and foreign currency exchange restrictions;

•	Shorter payable and longer receivable cycles and the resultant negative impact on cash flow;

•	Local laws and regulations regarding data protection, privacy, network security and restrictions on pricing;

•	Difficulty in staffing, developing and managing foreign operations as a result of distance, language and cultural differences;

•	Different employee/employer relationships and the existence of workers’ councils and labor unions;

•	Laws and policies of the U.S. and other jurisdictions affecting trade, foreign investment, loans and taxes; and

•	Geopolitical events, including war and terrorism.

Litigation or regulatory actions could adversely affect Merge Healthcare’s financial condition.

On April 27, 2006, Merge received an informal, non-public inquiry from the SEC requesting voluntary production of documents and other information.  The inquiry principally related to Merge Healthcare’s announcement, on March 17, 2006, that it would investigate allegations of improprieties related to financial reporting and revise its results of operations for the fiscal quarters ended June 30, 2005, and September 30, 2005.  On July 10, 2007, SEC Staff advised Merge Healthcare that the SEC had issued a formal order of investigation in this matter.  Merge Healthcare is cooperating fully with the SEC.  The SEC Staff has informed Merge Healthcare that the Staff is considering recommending an injunctive or cease and desist order against it prohibiting violations of the reporting, record-keeping, and internal control provisions under the Securities Exchange Act of 1934.  The Staff did not inform Merge Healthcare that it is considering recommending any monetary sanctions against it.  However, the matter has not yet been finally resolved, and, until such final resolution, Merge Healthcare will continue to incur expenses, including legal fees and other costs, in connection with the SEC’s investigation.

On Monday, June 1, 2009, Merge Healthcare was served with a Summons and Complaint in the Milwaukee County Circuit Court, State of Wisconsin, captioned William C. Mortimore and David M. Nosay v. Merge Technologies Inc. n/k/a Merge Healthcare Inc. [sic], Case Number 09CV008356, Case Code 30301.  The Complaint includes a demand for a jury trial and alleges that the corporation unreasonably refused Mortimore and Noshay’s request for indemnification; requests the court order that they are entitled to indemnification under Wisconsin Statute Section 180.0851(2); alleges breaches of certain employment agreements; and a breach of the covenant of good faith and fair dealing.  Monetary damages are unspecified.  Merge Healthcare is in the process of identifying counsel, has notified its appropriate insurers and intends to vigorously defend the action.

As a result of lawsuits and regulatory matters, including the matter discussed above, Merge Healthcare has incurred and may continue to incur substantial expenses.

Merge Healthcare depends on licenses from third parties for rights to some technology it uses, and if it is unable to continue these relationships and maintain Merge Healthcare’s rights to this technology, its business could suffer.

Some of the technology used in Merge Healthcare’s software depends upon licenses from third party vendors.  These licenses typically expire within one to five years, can be renewed only by mutual consent and may be terminated if Merge Healthcare breaches the license and fails to cure the breach within a specified period of time.  Merge Healthcare may not be able to continue using the technology made available to it under these licenses on commercially reasonable terms or at all.  As a result, Merge Healthcare may have to discontinue, delay or reduce software shipments until it obtains equivalent technology, which could hurt its business.  Most of Merge Healthcare’s third party licenses are nonexclusive.  Merge Healthcare’s competitors may obtain the same right to use any of the technology covered by these licenses and use the technology to compete directly with Merge Healthcare.  In addition, if Merge Healthcare’s vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, particularly with regard to the Microsoft Windows/Intel platform on which most of Merge Healthcare’s products operate, Merge Healthcare may not be able to modify or adapt its own software.

Merge Healthcare is subject to government regulation, changes to which could negatively impact its business.

Merge Healthcare is subject to regulation in the U.S. by the Food and Drug Administration (the “FDA”), including periodic FDA inspections, in Canada under Health Canada’s Medical Devices Regulations, and in other countries by corresponding regulatory authorities.  Merge Healthcare may be required to undertake additional actions in the U.S. to comply with the Federal Food, Drug and Cosmetic Act (the “Act”), regulations promulgated under the Act, and any other applicable regulatory requirements.  For example, the FDA has increased its focus on regulating computer software intended for the use in a healthcare setting.  If Merge Healthcare’s software solutions are deemed to be actively regulated medical devices by the FDA, Merge Healthcare could be subject to more extensive requirements governing pre- and post-marketing activities.  Complying with these regulations could be time consuming and expensive, and may include:

•
Requiring Merge Healthcare to receive FDA clearance of a pre-market notification submission demonstrating substantial equivalence to a device already legally marketed, or to obtain FDA approval of a pre-market approval application establishing the safety and effectiveness of the software;

•	Requiring Merge Healthcare to comply with rigorous regulations governing the pre-clinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices; and

•
Requiring Merge Healthcare to comply with the Act regarding general controls, including establishment registration, device listing, compliance with good manufacturing practices, reporting of specified malfunctions and adverse device events.

A significant portion of Merge Healthcare’s net sales are derived directly or indirectly from sales to end-users, including hospitals, diagnostic imaging centers and specialty clinics, many of which generate some or all of their revenues from government sponsored healthcare programs, principally, Medicare and Medicaid.  Merge Healthcare believes that the implementation of the reimbursement reductions contained in the Deficit Reduction Act has adversely impacted its end-user customers’ revenues per examination, which has caused some of them to respond by reducing their investments or postponing investment decisions, including investments in Merge Healthcare’s software solutions and services, including maintenance.  The risk of more Medicare imaging reimbursement cuts remains.

Similar obligations may exist in other countries in which Merge Healthcare does business, including Canada.  Any failure by Merge Healthcare to comply with other applicable regulatory requirements, both domestic and foreign, could subject it to a number of enforcement actions, including warning letters, fines, product seizures, recalls, injunctions, total or partial suspension of production, operating restrictions or limitations on marketing, refusal of the government to grant new clearances or approvals, withdrawal of marketing clearances or approvals and civil and criminal penalties.

Changes in federal and state regulations relating to patient data could depress the demand for Merge Healthcare’s software and impose significant software redesign costs on it.

Federal regulations under the Health Insurance Portability and Accountability Act (“HIPAA”) impose national health data standards on healthcare providers that conduct electronic health transactions, healthcare clearinghouses that convert health data between HIPAA compliant and non-compliant formats and health plans.  Collectively, these groups are known as covered entities.  The HIPAA regulations prescribe transaction formats and code sets for electronic health transactions, protect individual privacy by limiting the uses and disclosures of individually identifiable health information and require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity, availability and security of individually identifiable health information in electronic form.  Although Merge Healthcare is not a covered entity, most of its customers are, and they require that Merge Healthcare’s software and services adhere to HIPAA regulations.  Any failure or perceived failure of Merge Healthcare’s software or services to meet HIPAA regulations could adversely affect demand for its software and services and potentially require it to expend significant capital, research and development and other resources to modify its software or services to address the privacy and security requirements of its clients.

States and foreign jurisdictions have adopted, or may adopt, privacy standards that are similar to or more stringent than the federal HIPAA privacy regulations.  This may lead to different restrictions for handling individually identifiable health information.  As a result, Merge Healthcare’s customers may demand IT solutions and services that are adaptable to reflect different and changing regulatory requirements, which could increase Merge Healthcare’s development costs.  In the future, federal, state or foreign governmental authorities may impose new data security regulations or additional restrictions on the collection, use, transmission and other disclosures of health information.  Merge Healthcare cannot predict the potential impact that these future rules may have on its business; however, the demand for Merge Healthcare’s software and services may decrease if it is not able to develop and offer software and services that can address the regulatory challenges and compliance obligations facing its clients.

Merge Healthcare provides its customers with certain warranties that could result in higher costs than anticipated.

Software products as complex as those offered by Merge Healthcare that are used in a wide range of clinical and health information systems settings are likely to contain a number of errors or “bugs,” especially early in their product life cycle.  Merge Healthcare’s products include clinical information systems used in patient care settings where a low tolerance for bugs exists.  Testing of products is difficult due to the wide range of environments in which systems are installed.  The discovery of defects or errors in Merge Healthcare’s software products may cause delays in product delivery, poor client references, payment disputes, contract cancellations or additional expenses and payments to rectify problems.  Any of those factors may result in delayed acceptance of, or the return of, Merge Healthcare’s software products.

Healthcare industry consolidation could impose pressure on Merge Healthcare’s software prices, reduce its potential client base and reduce demand for its software.

Many hospitals and imaging centers have consolidated to create larger healthcare enterprises with greater market power.  If this consolidation trend continues, it could reduce the size of Merge Healthcare’s target market and give the resulting enterprises greater bargaining power, which may lead to erosion of the prices for its software.  In addition, when hospitals and imaging centers combine, they often consolidate infrastructure, and consolidation of Merge Healthcare’s customers could erode its revenue base.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MERGE HEALTHCARE

The following table sets forth summary consolidated financial data for Merge Healthcare for the three months ended March 31, 2009 and for each year of the five-year period ended December 31, 2008. The selected financial data should be read together with the historical consolidated financial statements, related notes to the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Merge Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference into this Prospectus.

The operating results for the three-month period ended March 31, 2009 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. All adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for a fair presentation of the interim financial statements have been included in the consolidated condensed financial statements for the quarterly period ended March 31, 2009.

	Three Months
	Ended	Years Ended December 31,
	March 31, 2009	2008	2007(3)	2006(3)	2005(1)(2)	2004
	(unaudited)	(in thousands, except per share data)
Statements of Operations Data:
Net sales	$15,309	$56,735	$59,572	$74,322	$82,538	$25,477
Operating income (loss)(2)(3)	3,536	(21,697)	(171,238)	(252,087)	4,377	(250)
Income (loss) before income taxes	2,864	(23,743)	(171,808)	(249,473)	5,113	219
Income tax expense (benefit)	22	(60)	(240)	9,450	8,373	(1,444)
Net income (loss)	2,842	(23,683)	(171,568)	(258,923)	(3,260)	1,663
Earnings (loss) per share:
Basic	$0.05	$(0.51)	$(5.06)	$(7.68)	$(0.13)	$0.13
Diluted	0.05	(0.51)	(5.06)	(7.68)	(0.13)	0.12
Weighted average shares outstanding:
Basic	56,305	46,718	33,913	33,702	24,697	13,014
Diluted	57,190	46,718	33,913	33,702	24,697	13,828

	As of	As of December 31,
	March 31, 2009	2008	2007	2006	2005	2004
	(unaudited)	(in thousands)
Balance Sheet Data:
Working capital	$12,866	$8,254	$878	$27,101	$56,964	$22,786
Total assets	54,816	54,737	61,635	234,875	500,045	85,853
Long-term debt obligations	14,358	14,230	-	-	-	-
Shareholders’ equity	12,065	8,841	24,405	189,925	442,592	54,949
____________
(1)	Includes the results of Cedara Software Corp. from June 1, 2005, the date of Merge Healthcare’s business combination with Cedara.
(2)	For the year ended December 31, 2005, Merge Healthcare incurred a charge for acquired in-process research and development of $13.0 million.
(3)	For the years ended December 31, 2007 and 2006, Merge Healthcare incurred charges of $122.4 million and $214.1 million, respectively, related to the impairment of goodwill.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ETRIALS

The following table sets forth summary consolidated financial data for etrials for the three months ended March 31, 2009 and for each year of the five year period ended December 31, 2008. The selected financial data should be read together with the historical Consolidated Financial Statements, related Notes to the Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations of etrials included in this Prospectus.

The operating results for the three-month period ended March 31, 2009, of etrials are not necessarily indicative of the results for the remainder of the fiscal year or any future period. All adjustments which are, in the opinion of management, of a normal and recurring nature and necessary for a fair presentation of the interim financial statements have been included in the consolidated condensed financial statements for the three-month period ended March 31, 2009.

	Three Months
	Ended	Years Ended December 31,
	March 31, 2009	2008	2007	2006	2005(1)	2004(1)
	(unaudited)	(in thousands, except per share data)
Statements of Operations Data:
Service revenue	$3,627	$15,061	$18,349	$15,528	$13,187	$12,027
Total revenue	3,638	16,242	22,440	19,180	13,623	12,766
Income (loss) before interest and taxes	(916)	(16,013)	(6,945)	(1,428)	(1,284)	552
Net income (loss)	(964)	(15,817)	(6,165)	(641)	(1,332)	260
Loss per share
Basic	$(0.09)	$(1.45)	$(0.57)	$(0.18)	$(0.78)	$(0.24)
Diluted	(0.09)	(1.45)	(0.57)	(0.18)	(0.78)	(0.24)
Weighted average shares outstanding:
Basic	10,644	10,914	10,806	10,011	3,191	3,030
Diluted	10,644	10,914	10,806	10,011	3,191	3,030

	As of	As of December 31,
	March 31, 2009	2008	2007	2006	2005	2004
	(unaudited)	(in thousands, except for number of employees)
Balance Sheet Data:
Cash and cash equivalents	$9,061	$10,700	$13,793	$11,829	$1,650	$1,707
Working capital	7,685	8,546	15,521	19,863	(212)	943
Total assets	15,679	17,064	31,583	35,378	14,909	14,099
Long-term debt	135	197	250	20	140	-
Stockholders’ equity (deficit)	9,626	10,495	25,393	29,796	(3,728)	(1,935)

Other data:
Purchases of property and equipment	$99	$786	$461	$707	$728	$110
Depreciation and amortization	288	1,152	1,223	766	1,084	1,059
Number of employees	95	100	125	124	86	70
_____________
(1)           etrials was acquired by CEA Acquisition Corporation (“CEA”) on February 9, 2006.  CEA changed its name to etrials Worldwide, Inc. as part of that transaction.  CEA was a shell company without any operations. All data in all periods presented prior to the acquisition date is for etrials only and does not include any data for CEA.

COMPARATIVE HISTORICAL AND SUMMARY UNAUDITED
PRO FORMA PER SHARE INFORMATION

The following tables set forth information derived from the audited, unaudited and pro forma combined results of Merge Healthcare and etrials.

Historical Merge Healthcare and etrials information includes (i) unaudited historical basic and diluted earnings per share for the three months ended March 31, 2009, (ii) audited historical basic and diluted earnings per share for the year ended December 31, 2008, and (iii) unaudited historical book value per share of the respective company’s common stock as of March 31, 2009 and December 31, 2008.

For the three months ended March 31, 2009, and the year ended December 31, 2008, unaudited pro forma combined and “combined equivalent” data includes (i) unaudited pro forma condensed combined basic and diluted earnings per share for each period, and (ii) unaudited pro forma combined book value per share of Merge Healthcare Common Stock (after giving effect to the Merger) as of March 31, 2009.

etrials has not paid any cash dividends for any of the periods presented.  On June 19, 2008, Merge Healthcare paid a dividend of $0.001 on each share of Merge Healthcare Common Stock as part of the termination of a rights plan.  The unaudited pro forma combined equivalent for etrials is derived based on the exchange ratio of 0.3448 shares of Merge Healthcare Common Stock for each share of etrials common stock.

The information in the tables should be read in conjunction with the audited and unaudited consolidated financial statements of Merge Healthcare and etrials, and the notes thereto, which are incorporated by reference in this Prospectus for Merge Healthcare and included elsewhere herein for etrials, and the unaudited pro forma condensed combined financial information and notes thereto included elsewhere herein. The unaudited pro forma condensed combined financial information is not necessarily indicative of the earnings or book value per share that would have been achieved had the Merger been consummated as of the beginning of the period presented and should not be construed as representative of such amounts for any future dates or periods.

	Three Months Ended	Year Ended
	March 31, 2009	December 31, 2008
Historical – Merge Healthcare
Basic earnings per share	$0.05	$(0.51)
Diluted earnings per share	$0.05	$(0.51)
Book value per share (at end of period)	$0.22	$0.16

	Three Months Ended	Year Ended
	March 31, 2009	December 31, 2008
Historical – etrials
Basic earnings per share	$(0.09)	$(1.45)
Diluted earnings per share	$(0.09)	$(1.45)
Book value per share (at end of period)	$0.90	$0.96

	Three Months Ended	Year Ended
	March 31, 2009	December 31, 2008
Unaudited Pro Forma — Combined
Basic earnings (loss) per share	$0.03	$(0.76)
Diluted earnings (loss) per share	$0.03	$(0.76)
Book value per share (at end of period)	$0.25	N/A

	Three Months Ended	Year Ended
	March 31, 2009	December 31, 2008
Unaudited Pro Forma — Combined Equivalent — etrials
Basic earnings (loss) per share	$0.01	$(0.26)
Diluted earnings (loss) per share	$0.01	$(0.26)
Book value per share (at end of period)	$0.09	N/A

COMPARATIVE MARKET PRICE DATA AND DIVIDEND DATA

Shares of Merge Healthcare Common Stock are listed on the NASDAQ Global Market under the symbol “MRGE” and the Shares are listed on the NASDAQ Global Market under the symbol "ETWC."  The following table sets forth, for the periods indicated, as reported by NASDAQ, the per share high and low sales prices of each company’s common stock.

	Merge Healthcare
	Common Stock
	High	Low
Fiscal Year 2007 (ended December 31, 2007)
1st Quarter	$6.73	$3.62
2nd Quarter	$7.25	$4.78
3rd Quarter	$6.61	$3.88
4th Quarter	$4.43	$0.98

Fiscal Year 2008 (ended December 31, 2008)
1st Quarter	$1.26	$0.33
2nd Quarter	$1.37	$0.26
3rd Quarter	$1.60	$0.60
4th Quarter	$1.75	$0.26

Fiscal Year 2009 (ended December 31, 2009)
1st Quarter	$1.84	$1.07

	etrials
	Common Stock
	High	Low
Fiscal Year 2007 (ended December 31, 2007)
1st Quarter	$5.10	$3.06
2nd Quarter	$5.54	$4.21
3rd Quarter	$4.78	$2.90
4th Quarter	$4.10	$2.41

Fiscal Year 2008 (ended December 31, 2008)
1st Quarter	$3.46	$1.55
2nd Quarter	$2.25	$1.26
3rd Quarter	$2.10	$0.93
4th Quarter	$1.58	$0.36

Fiscal Year 2009 (ended December 31, 2009)
1st Quarter	$0.92	$0.38

The following table contains historical closing prices per share for Merge Healthcare Common Stock and the Shares on May 29, 2009, the last full trading day before the public announcement of Merge Healthcare’s proposal to acquire etrials, and June 10, 2009, the most recent practicable date before the mailing of this Prospectus.  The implied value per Share of the Consideration in the Offer on each of the specified dates represents (i) with respect to the Merge Healthcare Common Stock portion of the Consideration, the closing sales price of a share of Merge Healthcare Common Stock on that date multiplied by 0.3448 per Share, plus (ii) $0.80 in cash per Share.

	Merge Healthcare Common Stock (NASDAQ)	Etrials Common Stock (NASDAQ)	Per Share Implied Value of Offer Consideration
May 29, 2009	$3.14	$1.27	$1.88
June 10, 2009	$3.10	$1.75	$1.87

The market prices of shares of Merge Healthcare Common Stock and the Shares will fluctuate prior to the Expiration Date of the Offer and thereafter, and may be different at the Expiration Date from the prices set forth above, and for etrials stockholders tendering Shares in the Offer, at the time they receive cash and shares of Merge Healthcare Common Stock.  etrials stockholders are encouraged to obtain current market quotations prior to making any decision with respect to the Offer.  See also “The Offer — Effect of the Offer on the Market for Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Shares will cease to be listed on the NASDAQ Global Market.

Dividends

On June 19, 2008, Merge Healthcare paid a dividend of $0.001 on each share of Merge Healthcare Common Stock as part of the termination of a rights plan.  Merge Healthcare does not anticipate paying any cash dividends in the foreseeable future. etrials has never declared or paid any cash dividend on the Shares.

THE MERGER

The Companies

etrials

etrials Worldwide, Inc. is a provider of eClinical (clinical trials) software technology and services to pharmaceutical, biotechnology, medical device, and contract research organizations, or CROs.  etrials provides these customers with integrated software technology and services that it believes help reduce the time spent collecting clinical trials data, managing clinical trials performance and closing a study database, reduce overall clinical trial research costs, and enhance data quality.  The software technology includes the three key eClinical software applications: electronic data capture (“EDC”), electronic patient diaries (“eDiaries”), and interactive voice and Web response software (“IVRS/IWRS”), all of which are designed to provide an automated and easy-to-use mechanism to collect data directly from clinical investigators and patients.  Professional services and support are offered as part of an integrated or individual software-as-a-service (“SaaS”) platform.  etrials primary focus is on the costly and time-consuming clinical trial phase of drug development.

etrials, Inc., the operating subsidiary of the business, was incorporated in 1999 in the State of Delaware under the name Pharmacentric Technologies, Inc., for the purpose of managing certain assets acquired from Persimmon IT, Inc.  In March 2000, Pharmacentric acquired Expidata.  In May of 2000 the subsidiary’s name was changed to etrials.com, Inc. and in June of 2001, the name was changed to etrials, Inc.  In January 2003, Araccel Corporation merged into etrials, Inc. Araccel primarily provided eClinical electronic patient reported outcomes or ePRO solutions that capture, analyze, distribute, manage and report clinical trial data from patients.  Prior to the merger with Araccel, etrials, Inc. was in the business of primarily providing EDC software and services for clinical trials.

CEA Acquisition Corporation (“CEA”) was incorporated in Delaware in October 2003 as a blank check company, the objective of which was to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the entertainment, media and communications industry.  In February 2004, CEA consummated an initial public offering (the “Offering”) and raised net proceeds of $21,390,100.  In February 2006, etrials Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials in which etrials became CEA’s wholly owned subsidiary. At that time CEA changed its name to etrials Worldwide, Inc.

etrials is a single source global provider of each of the three key clinical software technologies used to optimize the clinical trial process – EDC, interactive voice and Web response systems or IVRS/IWRS, and electronic patient diaries (“eDiaries”) – along with professional services and support as part of an integrated or individual SaaS platform.

etrials’ eClinical solutions include:

●
EDC. etrials’ EDC is a Web-based, globally proven solution for collecting, managing, and analyzing real-time clinical trial information. etrials’ EDC solution allows clinicians, researchers and business executives to drive data quality and make more informed decisions faster by more effectively managing and monitoring trial progress, site and clinical research associate performance, compliance, and data reconciliation virtually in real-time.

With etrials’ configurable electronic case report forms (“eCRF”), study information is more accurate, timely and accessible, for better collaboration and communication.  This application’s dynamic business process engine supports multiple workflows and creates a means to review, complete, verify and report on data collected at the site, patient and overall study levels. The PowerReports component supports adaptive study designs with the ability to analyze statistics in real-time by creating advanced reports with study as it is entered and the trial progresses.

●
eDiaries.  etrials’ eDiaries consist of multiple device and modalities for the collection of electronic patient reported outcomes (ePRO) data. Depending on study budgets, requirements and geographic locations, sponsors can choose from four different device and form factors, a Web application or via phone system for their solution. etrials’ eDiaries solutions can drive high compliance and quality data across different therapeutic areas, patient populations, and global locations, while ensuring that the study team gains optimal control, flexibility and reporting capabilities.

etrials’ eDiaries minimize problems associated with paper-based collection such as patient compliance, transcription errors and limited data analysis. Information is stored on the local device (handheld, tablet, or smartphone) and the EDC central database through wired and wireless connectivity.

●
IVRS/IWRS.  etrials' IVRS/IWRS solutions go well beyond traditional IVRS systems, providing a powerful trial and site monitoring and control tool. Real-time patient enrollment, dynamic randomization and comprehensive drug supply management systems are accessible via a single, convenient site logistics administration console.

The solution enables sponsors to easily manage site or stratum-based patient enrollment, the compliance of sites and subjects, and supply shipment status.

Merge Healthcare

Merge Healthcare Incorporated, a Delaware corporation, develops health information and imaging software solutions, and delivers related services.  Merge Healthcare’s solutions are designed to automate specific medical processes, such as transforming the tasks associated with film-based images and paper information into a computerized workflow.  Merge Healthcare sells these solutions through two business units.  The Merge Fusion business unit sells directly to hospitals, imaging centers and specialty clinics located in the U.S., sells directly and through distributors outside the U.S., and also distributes certain products through the Internet via its website.  The Merge OEM business unit primarily sells to original equipment manufacturers, value added resellers and distributors located throughout the world.  Merge Healthcare’s principal executive offices are located at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650, and the telephone number there is (414) 977–4000.

Merge Healthcare was founded in 1987 and specialized in the transformation of legacy radiology (film–based) images into filmless digitized images for distribution and diagnostic interpretation.  Merge Healthcare acquired eFilm Medical Inc. in June 2002 for its diagnostic medical image workstation software capabilities; RIS Logic, Inc. in July 2003 for its RIS software, which manages business and clinical workflow for imaging centers; AccuImage Diagnostics Corp. in January 2005 for its advanced visualization technologies for clinical specialty medical imaging; and Cedara Software Corp. in June 2005, which significantly enhanced Merge Healthcare’s medical imaging software offerings.  In April 2009, Merge Healthcare acquired certain assets of eko systems, inc. for its Surgical Management System capabilities.

Merge Healthcare’s business is health IT software, which can involve any aspect of moving medical images and/or information into electronic media.  Its major product categories consist of:

•	Software development toolkits and platforms, which give software developers resources to accelerate new product development;

•	Diagnostic workstation software applications, which bring specialized reading and review tools to the clinician’s desktop;

•	RIS and related applications, which manage the business workflow of an imaging enterprise or radiology department;

•	PACS and related applications, which manage the medical image workflow of a healthcare enterprise;

•	Surgical Management Systems, which automate the monitoring and recording of anesthesia and perfusion before, during and after a surgery;

•	Consultative engineering, which provides customer development teams with added expertise and technology; and

•	Managed Services, which extends additional image and remote information management capabilities to Merge Healthcare’s customers.

Merge Healthcare generates revenue through licensing software and/or intellectual property, upgrading and/or renewing those licenses, ongoing service and support of the solutions, project or hourly professional services or consultative engineering fees and pay-per-study managed services.

Medical imaging is based on a standard called Digital Imaging and Communications in Medicine (“DICOM”), which ensures that any image acquired from any DICOM-compliant modality can be displayed, moved and stored within a standard set of guidelines.  For the past 20 years, Merge Healthcare has participated in this ever-expanding and evolving standard, and customers rely on Merge Healthcare for the latest DICOM updates found in its toolkits, as well as in other applications.  DICOM has enabled the IT component of medical imaging to stay in step with the clinical technology.  As such, medical imaging has had high innovation and has expanded from general radiology into cardiology, mammography, dentistry, endoscopy, surgery and other medical specialties, as well as new markets such as veterinary medicine.  Merge Healthcare’s participation with standards committees as well as the continuous development of products like its DICOM toolkits has enabled it to stay abreast of this innovation.  Innovation in the industry will continue, as will ongoing adaptation of the technology globally.

Merge Healthcare’s technologies and expertise span all the major digital imaging modalities, including computed tomography (“CT”), magnetic resonance imaging (“MRI”), digital x–ray, mammography, ultrasound, echo-cardiology, angiography, nuclear medicine, positron emission tomography (“PET”) and fluoroscopy.  Merge Healthcare’s offerings are used in all aspects of clinical imaging workflow, including: the display of a patient’s digital image; the archiving communication and manipulation of digital images; clinical applications to analyze digital images; and the use of imaging in minimally-invasive surgery.  Merge Healthcare has continued to innovate with its product lines and has extended its business into new areas of medical imaging.  Through the Merge OEM business unit, Merge Healthcare has participated in new digital imaging offerings such as veterinary, dental, clinical trials and pharmaceuticals.

Merge Healthcare’s new addition of the Frontiers™ product line in February of 2009 brings additional capabilities for surgical workflow, including:  pre-operative screens and checklists, real time recording of monitoring and drug delivery devices, patient vital signs recording during and post surgery and the documentation required for billing.

Merge Healthcare has its software deployed in hospitals and clinics worldwide through its partner, direct end-user and eCommerce channels.  Its software is licensed by many of the world’s largest medical device and healthcare information technology companies.   With global brand recognition for products such as eFilm Workstation™, a downloadable diagnostic imaging application, and MergeCOM-3 DICOM toolkits, Merge Healthcare is able to generate a foothold in new international markets upon which it can expand into additional product lines.

Offeror

Offeror, a Delaware corporation, is a wholly-owned subsidiary of Merge Healthcare.  Offeror is newly formed, and was organized solely for the purpose of making the Offer and consummating the Merger.  Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Offer and the Merger.

Offeror’s address is c/o Merge Healthcare Incorporated, Attention:  Ann Mayberry-French, Vice President, General Counsel and Secretary, 6737 West Washington Street, Milwaukee, Wisconsin 53214-5650 and its telephone number is (414) 977-4000.

etrials’ Reasons for the Merger

The etrials board of directors recommends that all holders of common stock accept the Offer and tender their shares pursuant to the Offer and, if applicable, approve the Merger and the Merger Agreement.  This recommendation came after the etrials board evaluated the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, and consulted with etrials’ management and legal and financial advisors and considered a number of factors, including the following considerations and deliberations of the etrials board of directors:

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Financial Condition and Prospects of etrials. The etrials board considered its knowledge and familiarity with etrials’ business, financial condition and results of operations, as well as etrials’ financial outlook and prospects if it were to remain an independent company in the current and anticipated economic environment. The etrials board discussed and deliberated at length concerning etrials’ current financial outlook, including the risks associated with achieving and executing upon etrials’ business plans, and etrials’ cash resources. The etrials board considered etrials’ projected revenues and operating expenses, the need to obtain operating capital in the future, the risk that such capital would not be available on favorable terms, or at all, and the impact of further efforts to reduce operating expenses on etrials’ business. The etrials board also considered the competitive environment in which etrials operates and the potential impact on its current and potential customers of further cost reduction measures and/or the inability to raise additional capital.

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Competitive Environment. The etrials board considered the competitive environment in which etrials operates and the competitive challenges facing etrials if it remained as an independent company, including current economic and financial market conditions and competition with companies with greater scale and access to resources.

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Historical Trading Prices. With assistance from EGE, the etrials board reviewed the historical market prices, volatility and trading information with respect to the common stock, including the fact that the Offer Price represents a premium of approximately 138% and 100%, respectively, over the average closing price of the  Shares on the NASDAQ Global Market for the 30 trading days prior to May 4, 2009, the last trading day prior to announcement of the original Bio-Imaging merger agreement, and May 28, 2009, the last trading day prior to approval of the Merger Agreement.

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Financial Condition and Prospects of Merge Healthcare.  The etrials board discussed and deliberated at length, and considered the analysis of EGE of Merge Healthcare’s business, financial condition and results of operations, including its seasoned management team, and greater financial resources and access to capital than etrials currently has.

•	No Financing Condition. The etrials board of directors considered that neither the Offer nor the Merger is subject to a financing condition.

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Prior Acquisition History of Merge Healthcare.  The etrials board considered Merge Healthcare’s history of successful acquisitions and integration of acquired companies, and the belief of the etrials directors that the Offer and the Merger could be completed relatively quickly and in an orderly manner.

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Cash and Stock Tender Offer.  The etrials board considered the fact that the Offer and the Merger give etrials stockholders the ability to achieve liquidity for some of their Shares and, importantly, the ability of etrials stockholders to participate in any future appreciation in value of the combined company through the receipt of the Merge Healthcare Common Stock as part of the Offer Consideration and Merger Consideration.  The etrials board also considered Merge Healthcare’s size and financial position, and its ability to pay the cash portion of the Offer Price without the need for a financing condition.

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Fixed Offer/Merger Consideration.  The etrials board considered that the Offer Consideration and the Merger Consideration is fixed, which will allow holders of common stock to participate in any appreciation in the value of Merge Healthcare Common Stock prior to the Effective Time.

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Certainty of Value. The Offer provides for a tender offer for all Shares held by etrials stockholders to be followed by the Merger for the same consideration, thereby enabling etrials stockholders, at the earliest possible time, to obtain the benefits of the transaction in exchange for their shares and eliminating any uncertainties in valuing the Merger Consideration to be received by etrials stockholders.

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Results of Discussions with Third Parties. The etrials board, with the assistance of its advisors, discussed and considered the results of discussions that etrials’ management and its advisors had with Merge Healthcare and other third parties, including Bio-Imaging, regarding a possible business combination or similar transaction with etrials and the ability of other bidders to make, and the likelihood that other bidders would make, an offer at a higher price. Based on those discussions and considerations, and etrials’ extensive negotiations with both Merge Healthcare and Bio-Imaging, the etrials board believed that the Offer Price represented the highest price reasonably attainable.

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Opinion and Analyses of etrials’ Financial Advisor. The opinion of EGE addressed to the etrials board, dated May 29, 2009, to the effect that, as of May 29, 2009, the per share consideration consisting of $0.80 in cash and 0.3448 of a share of Merge Healthcare Common Stock to be received by the holders of common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, together with EGE’s related financial analyses as presented to and discussed with the etrials board. The full text of the EGE opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken, is attached to this document as Appendix C and is incorporated by reference. The etrials board was aware that EGE becomes entitled to the fees described in “The Merger — Opinion of Emerging Growth Equities Ltd. Financial Advisor to etrials” upon rendering its opinion and upon the consummation of the Offer.

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Transferability of Merge Healthcare Common Stock.  The etrials board considered the liquidity and stability of the market for the shares of Merge Healthcare Common Stock to be issued to etrials stockholders in the Offer and the Merger, and that those shares will be registered with the SEC and will be freely tradable by etrials stockholders who are not affiliates of Merge Healthcare.

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Stockholder Support Agreement. The etrials board noted that the stockholders who executed the Stockholder Support Agreements, who together control approximately 33% of the voting rights of etrials’ common stock, have agreed to tender their shares in the Offer pursuant to the Stockholder Support Agreements. The etrials board also noted that the Stockholder Support Agreements will terminate if the Merger Agreement is terminated in accordance with its terms.

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Public Announcement of the Offer and the Merger. The etrials board considered the anticipated beneficial effect of a public announcement of the Offer and execution of the Merger Agreement, including potential effects on etrials’ sales, operating results and stock price, and etrials’ ability to attract and retain key personnel.

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Merger Agreement Terms and Conditions. The etrials board reviewed, considered and discussed with etrials’ management and etrials’ legal and financial advisors the terms and conditions of the Merger Agreement, including the respective representations, warranties and covenants and termination rights of the parties. The matters considered included:

•	The etrials board’s view that the material terms of the Merger Agreement, taken as a whole, were as favorable as or more favorable than those found in comparable acquisition transactions.

•	The availability of appraisal rights with respect to the Merger for etrials stockholders who properly exercise their rights under the DGCL.

•	The etrials board’s assessment of Merge Healthcare’s financial strength and the fact that Merge Healthcare and Offeror’s obligations under the Offer are not subject to any financing condition.

•	The reasonable likelihood of the consummation of the transactions contemplated by the Merger Agreement.

•	Merge Healthcare’s history of completing acquisitions and the absence of significant regulatory approval requirements.

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The provisions in the Merger Agreement allowing etrials, subject to certain conditions therein as set forth in the Merger Agreement, to enter into a written agreement concerning a superior proposal (as defined in “Merger Agreement —No Solicitation of Other Offers by etrials”).

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The provisions in the Merger Agreement allowing the etrials board, subject to certain conditions, to change its recommendation to etrials stockholders with respect to the Offer and Merger if required by the etrials board’s fiduciary duties.

•	The provisions in the Merger Agreement allowing etrials to terminate the Merger Agreement if the Offeror has not accepted Shares for payment prior to July 29, 2009.

•	Availability of Appraisal Rights. The etrials board of directors considered that appraisal rights would be available to etrials stockholders under Delaware law.

The etrials board also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the Merger Agreement, including the Offer and the Merger, including the following:

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Prohibition on Solicitation of Other Offers.  The restrictions in the Merger Agreement on solicitation generally, which prohibit etrials from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to etrials stockholders when compared to the terms and conditions of the Offer and the Merger, and further prohibit etrials from entering into discussions regarding unsolicited proposals unless certain requirements are met.

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Termination Fee. The restrictions that the Merger Agreement imposes on actively soliciting competing bids, and the insistence by Merge Healthcare as a condition to its offer that etrials would be obligated to pay a termination fee equal to $500,000, plus certain out-of-pocket expenses up to $250,000, under certain circumstances, and the potential effect of such termination fee in deterring other potential acquirers from proposing alternative transactions.

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Failure to Close. The conditions to Merge Healthcare’s and Offeror’s obligation to accept the tendered Shares in the Offer and consummate the Merger, and the possibility that such conditions may not be satisfied. The fact that, if the Merger is not completed, etrials’ officers and other employees will have expended extensive time and effort attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction. The fact that, if the Merger is not completed, the market’s perception of etrials’ continuing business could potentially result in a loss of customers and employees.

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Pre-Closing Covenants. Under the terms of the Merger Agreement, etrials agreed that it will carry on in the ordinary course of business consistent with past practice and, subject to specified exceptions, that etrials will not take a number of actions related to the conduct of its business without the prior consent of Merge Healthcare.

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Taxation. The fact that the structure of the Offer and the Merger would probably result in the transaction’s not qualifying as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and, therefore, that etrials stockholders participating in the transaction would recognize any gain or loss in connection with the transaction.

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Fixed Offer/Merger Consideration.  The Consideration is fixed and that the value of the Consideration will decrease if there is any decrease in the value of Merge Healthcare Common Stock prior to the Effective Time.

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Risks Related to Merge Healthcare Stock.  The risks of owning Merge Healthcare stock, as described in Merge Healthcare’s SEC filings, including risks related to potential delisting of its stock from NASDAQ.

The foregoing discussion of information and factors considered by the etrials board is not intended to be exhaustive, but is believed to include all of the material factors considered by the etrials board. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger, the etrials board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the etrials board may have given different weights to different factors. In arriving at their respective recommendations, the members of the etrials board were aware of the interests of executive officers and directors of etrials as described under “The Merger — Interests of etrials Management and Board of Directors.”

It should be noted that this explanation of the reasoning of the etrials board of directors and certain information presented in this section, is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section titled “Forward-Looking Statements” in this Prospectus, beginning on page ii.

Background and Recommendation of the etrials Board of Directors etrials offers a broad range of clinical trial technology and services, including electronic data capture, handheld devices, and interactive voice and Web response software, designed to speed and improve the process of collecting data in clinical trials performed for drug and medical device development.  etrials provides pharmaceutical, biotechnology, medical device companies and contract research organizations with integrated software technology and services designed to significantly reduce the time spent collecting clinical trials data and managing clinical trials performance, using an automated and easy-to-use mechanism to collect data directly from clinical investigators and patients.  etrials believes that its automated data collection software enables its customers to reduce overall clinical trial research costs, enhance data quality and reduce the time it takes to close a study database.

etrials’ principal sources of cash have been revenues from software application-hosting and related services as well as proceeds from the issuance of various debt instruments and the sale of equity securities.  At March 31, 2009, etrials had an accumulated deficit of approximately $46.7 million, including a net loss of approximately $15.8 million for the year ended December 31, 2008 and of approximately $1.0 million for the three months ended March 31, 2009.  etrials believes its existing cash, cash equivalents, short-term investments, and cash provided by operating activities and etrials’ debt facilities will be sufficient to meet its working capital and capital expenditure needs through 2009. Net service revenues decreased 17.5% for the year ended December 31, 2008, primarily as a result of the timing of new project starts during 2008.  Although etrials experienced significant growth in awards throughout 2008, customers delayed starting a substantial portion of those studies.  This, along with the fact that etrials experienced $3.9 million in cancellations throughout 2008, had an unfavorable impact on 2008 revenue.   Overall cancellations increased by 44.4% in 2008.  Net service revenues decreased 2.2% to $3.6 million for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008.  The decrease in net revenue is primarily the result of a 32.3% decline in active studies during the first quarter of 2009.  During the quarter ended March 31, 2009, etrials experienced cancellations of $5.0 million and ended the quarter with $3.3 million of studies on hold.  The cancellations and studies on hold in 2008 and the first quarter of 2009 were a direct reflection of the economic times and the fact that customers are opting to cancel studies sooner than was the case in the past, especially if they do not show promising results early in the study.  As a result, total available backlog decreased 26.3% to $18.5 million at March 31, 2009 compared to $25.1 million at December 31, 2008.  Of the $18.5 million backlog, $2.5 million was scheduled to start later than six months, or after September 30, 2009.  Approximately 47% and 46% of etrials’ total available backlog as of March 31, 2009 and December 31, 2008, respectively, consisted of fully executed contracts.

In September 2008, Robert Brill, etrials’ Chairman, had discussions with Greg Berlacher of Emerging Growth Equities, Ltd. (“EGE”), an investment banking firm, to discuss etrials’ business and potential strategic opportunities.  On October 6, 2008, because of the general economic, financial and business circumstances discussed in the preceding paragraph, etrials engaged EGE to evaluate strategic alternatives to enhance stockholder value, including possible acquisitions available to etrials.  etrials hired EGE based on its experience as a financial advisor in mergers and acquisitions as well as its familiarity with the eClinical sector, including etrials.  Shortly after its engagement, EGE began its detailed due diligence on etrials and the eClinical market.  EGE also reviewed potential acquisition candidates and joint venture candidates, as well as candidates for other strategic transactions, including a sale of etrials. Given etrials’ existing customer base, limited infrastructure and low capital resources, EGE focused on potential strategic candidate companies with the infrastructure and capital to absorb and continue etrials’ technology and service offerings and its existing customers.  This approach produced a focused list of strategic candidates.  etrials issued a press release announcing its engagement of EGE, which resulted in EGE receiving numerous inquiries from third parties.  EGE followed up with all inquiries.

During EGE’s efforts, numerous possible strategic candidates never moved forward with an indication of interest. etrials believes that this lack of interest was primarily attributable to the slowdown nationally and globally in pharmaceutical research and development, which led to studies being cancelled or delayed.  As a result, potential strategic partners were hesitant to pursue mergers, acquisitions and other strategic partnerships because of the impact these study cancellations and delays were having on eClinical companies, including etrials.

In November 2008, etrials hired Denis Connaghan as its Chief Executive Officer as part of its management reorganization that began in July 2008 with the resignation of its former chief executive officer.  Mr. Connaghan replaced etrials’ interim chief executive officer and also became a director of etrials.  Mr. Connaghan was hired to guide etrials as it evaluated and reviewed in a general manner various strategic merger and acquisition alternatives.  With Mr. Connaghan’s hiring, EGE instituted a weekly call with etrials’ board of directors to keep them apprised of its efforts on etrials’ behalf.  During these weekly calls, EGE reviewed the results of its due diligence, its discussion, if any, with possible strategic candidates and possible strategic alternatives.

In January 2009, etrials received a letter, dated January 7, 2009, from Merge Healthcare citing its interest in a possible transaction with etrials and setting forth possible terms of a transaction, all of which were subject to, among other things, due diligence by Merge Healthcare.  Mr. Connaghan, Donald Russell, an etrials director, and Jay Seid of EGE, met with representatives of Merge Healthcare to discuss a possible transaction on general terms.  Merge Healthcare, however, refused to agree to a confidentiality agreement with a standstill provision, and etrials and Merge Healthcare ceased contact at that time.

In January 2009, EGE contacted Ted Kaminer, the Chief Financial Officer of Bio-Imaging Technologies, Inc., to determine whether it had any interest in discussing a potential strategic transaction with etrials.  Immediately following the conversation, representatives of EGE informed Mr. Connaghan that Mark Weinstein, Bio-Imaging’s Chief Executive Officer, and Mr. Kaminer would be interested in meeting to further discuss a potential acquisition of etrials.  EGE representatives immediately communicated with Messrs. Weinstein and Kaminer and indicated that etrials was prepared to sign a confidentially agreement and schedule a meeting to discuss a transaction.  EGE delivered a draft confidentiality agreement, including a standstill provision, to Mr. Kaminer of Bio-Imaging on January 13, 2009, which Bio-Imaging signed on January 16, 2009.

On February 4, 2009, etrials and Bio-Imaging met in New York City and engaged in preliminary discussions regarding a potential strategic transaction between etrials and Bio-Imaging. Messrs. Connaghan and Weinstein each gave an overview of their respective companies.  The parties discussed, at a very high level, how the two companies could combine in a way that would be compelling for each.

Over the next few days, Mr. Weinstein had telephone calls with Messrs. Berlacher and Seid of EGE to request additional financial and operational information regarding etrials in order for Bio-Imaging to assess its interest in pursuing a potential strategic transaction of etrials.  Messrs. Berlacher and Seid continued to explore with Messrs. Connaghan and Trepanier other potential strategic scenarios with any third parties that had expressed interest in etrials, although none had presented any specific transaction structure or details.

At a meeting of the etrials board of directors on February 25, 2009 at etrials’ offices, Greg Berlacher, Jill Meyer and Jay Seid of EGE, who were participating by telephone, presented the board with an update on its work and contacts regarding potential strategic transactions.  The board reviewed potential alternatives in various scenarios in a general manner because no specific transaction details had been suggested by any interested party.  Donald R. Reynolds of etrials’ counsel, Wyrick Robbins Yates & Ponton LLP, also attended this meeting and advised the etrials board of directors during its deliberations.  The etrials board of directors, however, did not reach any conclusion on any of these scenarios.

A second meeting between etrials and Bio-Imaging was held in New York City on March 18, 2009.  The meeting was designed to enable Bio-Imaging to speak directly to management of etrials about its operations.  The parties reviewed and discussed the operations of etrials and Michael Mickens, etrials’ Vice President of Sales and Client Services, gave a report on etrials’ sales.  Following this meeting, EGE prepared a preliminary financial review of the potential business combination based on the publicly available analyst’s estimates for Bio-Imaging contained in the then latest analyst report issued by EGE.  The analysis was conducted at a very high level due to the lack of forward-looking information available for Bio-Imaging.  The analysis was based on a combination of the two companies and projected operating revenue through 2010, assuming anticipated cost savings resulting from the combination of the companies.

On March 31 2009, Mr. Kaminer of Bio-Imaging called Mr. Berlacher of EGE to propose a potential strategic transaction between Bio-Imaging and etrials.  The proposal did not specify a particular structure for the acquisition, but did set an exchange ratio of 0.2 shares of Bio-Imaging common stock for each share of etrials’ stock.

At a telephonic meeting on April 1, 2009, the etrials board of directors met to review the strategic proposal from Bio-Imaging.  Greg Berlacher, Jay Seid, Jill Steier and Josh Fine of EGE reviewed with the etrials board of directors its analysis of Bio-Imaging and the proposal.  EGE included in its summary various financial comparisons between Bio-Imaging and etrials, including historical performances of each company and estimated financial information based on a combined company.  Mr. Seid also summarized EGE’s discussions with Bio-Imaging’s financial advisors concerning Bio-Imaging’s operations.  The etrials board of directors reviewed and discussed the forecasted numbers and analyses provided by EGE.  The etrials board of directors also considered potential synergies of the combined company, the strategic and competitive implications, the form and amount of the proposed consideration, and potential alternatives to the proposal.  The etrials board of directors also discussed the likely costs and timing of an acquisition of etrials by Bio-Imaging.  Based on its review, the etrials board of directors instructed EGE to make a counteroffer seeking a higher acquisition price.  At this meeting, Mr. Reynolds reviewed the duties and responsibilities of directors in the context of a potential transaction, including the duties of care, loyalty and good faith.  Mr. Reynolds asked the directors to disclose any conflicts of interest with respect to the proposed transaction and none were noted.

The etrials board of directors met again telephonically on April 3, 2009.  At this meeting, Mr. Connaghan reviewed management’s analyses of various scenarios for etrials continuing as an independent entity, whether as a public company or as a private company.  He reviewed etrials’ need to conserve cash and that remaining independent was a possibility but it would likely severely limit etrials’ ability to grow due to a lack of capital resources, with the result that etrials might become a niche player in the marketplace.  Mr. Connaghan also explained that remaining independent would not likely provide any significant liquidity for etrials’ investors.  The etrials board of directors considered the different scenarios of operating etrials as an independent entity, specific future cost estimates for etrials, and other matters related to the strategic outlook of etrials.  Mr. Reynolds advised the board on strategic alternatives, including different business organizational structures and potential timelines of a reorganization of etrials.  The directors agreed to reconvene the following week to discuss all of these issues further.

Through April 6, 2009, Messrs. Berlacher and Seid had numerous additional conversations with Mr. Kaminer of Bio-Imaging and discussed in detail the requested increased consideration and, in general terms and without any commitment or decision, the various forms of a possible transaction.  Messrs. Weinstein and Kaminer resisted increasing the stock consideration because of their belief that Bio-Imaging stock was undervalued and the potential dilution to Bio-Imaging’s existing stockholders.  EGE discussed the negotiations with Mr. Connaghan daily during this period.  On April 6, 2009, Bio-Imaging, in a telephone conversation with Messrs. Berlacher and Seid of EGE, revised its offer to 0.2 shares of Bio-Imaging common stock and $0.15 in cash.

On April 7, 2009, the etrials board of directors convened a special meeting via telephone that Messrs. Berlacher and Seid of EGE and Mr. Reynolds of Wyrick Robbins also attended.  Mr. Connaghan and Mr. Berlacher each updated the etrials board of directors on their discussions with Bio-Imaging about the proposed transaction. Messrs. Connaghan and Berlacher summarized Bio-Imaging’s position on the increased transaction consideration, now consisting of Bio-Imaging stock and cash. The directors discussed in detail Bio-Imaging’s offer and the transaction process from a legal perspective.  The directors then unanimously approved the appointment of a Mergers and Acquisitions Committee consisting of Messrs. Brill, Russell and Connaghan to negotiate the general terms and provisions of the proposed transaction with Bio-Imaging.  These individuals were elected due to their positions as Chairman (Mr. Brill) and President and Chief Executive Officer (Mr. Connaghan) of etrials, as well as being the directors most involved to date in the process.

Shortly afterward, etrials and Bio-Imaging began their due diligence reviews of each other.  etrials posted its diligence materials to a virtual data room, and the parties held diligence meetings on April 16, 20, 21 and 27, 2009 at which company records were reviewed.

From April 20 through May 4, 2009, etrials and Bio-Imaging negotiated the final terms of a merger agreement with the assistance of their respective legal and financial advisors.  These negotiations centered on two main points: the type of consideration to be paid, which ultimately was set at the combination of cash, Bio-Imaging common stock and Bio-Imaging preferred stock because Bio-Imaging did not have enough authorized common stock to issue all of the stock consideration in shares of its common stock; and the structure of the transaction, which ultimately was set as a tender offer and subsequent merger rather than a merger alone, due to shorter time expected to complete a tender offer than a straight merger.

The etrials board of directors met on May 1, 2009 for the purpose of reviewing the terms of the proposed Bio-Imaging merger agreement.   Also in attendance were Messrs. Berlacher and Seid of EGE, etrials’ financial advisor, and Mr. Reynolds of Wyrick Robbins.  Mr. Reynolds reviewed the terms of the Bio-Imaging merger agreement and the relevant corporate legal approvals necessary to consummate the Bio-Imaging offer and merger, noting that no regulatory approvals were necessary.  Mr. Seid reviewed with the etrials board of directors his firm’s analyses of etrials, Bio-Imaging and the proposed transaction.  At the conclusion of the review of EGE’s analyses, Mr. Seid indicated to the etrials board of directors that EGE was prepared to deliver an opinion that the consideration to be received by etrials stockholders in the Merger is fair, from a financial point of view. The etrials board of directors engaged in detailed discussion of the proposed transaction, and unanimously approved proceeding to finalize the Bio-Imaging merger agreement, but agreed to reconvene on Monday, May 4, 2009 to continue its deliberations on the transaction.

The etrials board of directors then reconvened after the stock market had closed on Monday, May 4, 2009 because the consideration was a fixed ratio of cash and Bio-Imaging stock and the etrials board of directors wanted a set value that the consideration would represent on which to make its decision.  In attendance again were Messrs. Berlacher, Seid and Reynolds.  After an update on negotiations over the weekend on final technical terms of the merger agreement by Mr. Reynolds, Mr. Seid presented EGE’s fairness opinion and his firm’s analyses.  After further deliberation, the etrials board of directors determined that the Bio-Imaging merger agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of etrials’ stockholders and each other relevant corporate constituency and unanimously voted to approve the terms of the Bio-Imaging merger agreement.

etrials and Bio-Imaging signed their merger agreement on May 4, 2009 and issued a joint press release before the opening of the markets on May 5, 2009, announcing the proposed merger and the related transactions.

On May 5, 2009, etrials received an unsolicited proposal with respect to a potential acquisition of etrials from Merge Healthcare.  The etrials board of directors, in consultation with EGE and Wyrick Robbins, subsequently determined that the unsolicited proposal constituted an acquisition proposal, as defined in the Bio-Imaging merger agreement, that could be a superior proposal, as so defined (these definitions are identical to those in the Merger Agreement, as described below in “Merger Agreement —No Solicitation of Other Offers by etrials”), requiring disclosure to Bio-Imaging.  etrials notified Bio-Imaging of its determination on May 6, 2009.  The etrials directors also confirmed to each other that none of them had any conflicts of interest with respect to a transaction with Merge Healthcare.

From May 6 to May 15, 2009, representatives of EGE and Wyrick Robbins, on behalf of etrials, negotiated with representatives of Merge Healthcare on the terms of a merger agreement among etrials, Merge Healthcare and a to-be-formed subsidiary of Merge Healthcare.  The parties also entered into a confidentiality agreement, containing a standstill provision, identical to the one etrials entered into with Bio-Imaging.  They conducted due diligence on one another, including Merge Healthcare having access to etrials virtual data room, and meetings on May 13 and 14, 2009.  The resulting proposal provided for a tender offer and merger transaction identical to the Bio-Imaging offer except for the consideration offered, which was $0.60 in cash and 0.2584 shares of Merge Healthcare Common Stock, which fraction was valued at $0.60, based on a volume-weighted average of Merge Healthcare’s stock price over the 15 trading days ended May 14, 2009, for a total cash value of $1.20 per Share.  From the outset of the negotiations, etrials insisted to Merge Healthcare that the merger agreement with Merge Healthcare had to be substantively identical to that with Bio-Imaging.  On May 15, 2009, Merge Healthcare delivered a proposed merger agreement to etrials, which was identical to the Bio-Imaging merger agreement except as to the consideration offered, the inclusion of references to the termination of the Bio-Imaging merger agreement and the payment of termination fees and expenses thereunder, factual differences in Merge Healthcare’s representations, the removal of stockholder approval of an amendment to the certificate of incorporation to increase the authorized shares of Bio-Imaging common stock because Merge Healthcare currently has sufficient authorized common stock to effect its proposed tender and merger, and some minor technical revisions.  At the same time, Merge Healthcare also delivered a proposed stockholder support agreement to be entered into by etrials’ directors and executive officers and the same stockholders who entered into the stockholder support agreement with Bio-Imaging, which was substantially identical to the Bio-Imaging stockholder support agreement.

On May 15, 2009, the etrials board of directors met to evaluate the Merge Healthcare proposal and the Merge Healthcare merger agreement.  After consultation with Wyrick Robbins and EGE, the etrials board of directors unanimously determined in good faith that the Merge Healthcare proposal, including the Merge Healthcare merger agreement, was a superior proposal.

On the afternoon of May 15, 2009, etrials gave written notice to Bio-Imaging of the Merge Healthcare offer.  In compliance with the Bio-Imaging merger agreement, etrials could not exercise its right to terminate the Bio-Imaging merger agreement until Wednesday, May 20, 2009. Therefore, the notice indicated that the etrials board of directors intended to, on May 20, exercise its right to terminate the Bio-Imaging merger agreement in order to concurrently enter into the Merge Healthcare merger agreement if it was a superior proposal at that time.  Also on May 15, 2009, etrials and Bio-Imaging entered into an amendment to their merger agreement to clarify certain of its provisions.

On the evening of May 18, 2009, Bio-Imaging delivered to etrials a proposed amendment to its merger agreement to increase the cash portion of its offer from $0.15 to $0.62.

The etrials board of directors met telephonically on May 19, 2009 for the purpose of reviewing the terms of the increased Bio-Imaging offer. Also in attendance were Mr. Seid of EGE, etrials’ financial advisor, and Mr. Reynolds and other representatives of Wyrick Robbins.  The etrials board of directors reviewed the terms of increased Bio-Imaging offer and the Merge Healthcare offer in detail, including the relative strategic merits of each, the impact of current market volatility and the different periods the proposals used to value the stock consideration, the liquidity of each and other relevant matters.  Mr. Seid reviewed with the etrials board of directors the increased Bio-Imaging offer and delivered to the etrials board of directors his firm’s verbal opinion, subsequently expressed in writing, that the increased consideration to be received by the etrials stockholders in the proposed merger with Bio-Imaging was fair, from a financial point of view. The etrials board of directors engaged in detailed discussion of the increased Bio-Imaging offer.  After its deliberation, the etrials board of directors determined that the terms of increased Bio-Imaging offer were fair to, advisable and in the best interests of etrials’ stockholders and each other relevant corporate constituency and unanimously voted to approve the terms of the increased Bio-Imaging offer.  The etrials board of directors also unanimously authorized management of etrials to notify Merge Healthcare that its offer was no longer a superior proposal.  Following the etrials board of directors meeting, etrials and Bio-Imaging executed an amendment to the Bio-Imaging merger agreement and thereafter etrials sent a written notice to Merge Healthcare that its offer was no longer a superior proposal.

On the evening of May 19, 2009, etrials and Bio-Imaging entered into an amendment to their merger agreement to increase the purchase price.  They issued a joint press release before the opening of the markets on May 20, 2009, announcing the execution of the amendment to the Bio-Imaging merger agreement.

On the evening of May 20, 2009, etrials received a letter from Merge Healthcare offering to increase the stock portion of its offer to be 0.3451 shares of Merge Healthcare Common Stock, which was valued at $0.88, based on a volume weighted average of Merge Healthcare’s stock price over the 20 trading days ended May 20, 2009.  Merge Healthcare also agreed that its merger agreement would not be revised other than to reflect the increased consideration offered.

On May 21, 2009, the etrials board of directors met telephonically for the purpose of reviewing the terms of the increased Merge Healthcare offer.  Also in attendance were Messrs. Berlacher and Seid of EGE and Mr. Reynolds and other representatives of Wyrick Robbins.  The etrials board of directors reviewed the terms of the increased Merge Healthcare offer and the terms of the amended Bio-Imaging merger agreement in detail, including the relative strategic merits of each, the impact of current market volatility, the historical prices of Bio-Imaging stock and Merge Healthcare stock and other relevant matters.  Mr. Reynolds reviewed with the etrials board of directors its fiduciary duties.  Mr. Seid reviewed with the etrials board of directors the increased Merge Healthcare offer. The etrials board of directors then engaged in detailed discussion of the increased Merge Healthcare offer and the amended Bio-Imaging merger agreement, but agreed to reconvene on Friday, May 22, 2009 to continue its deliberations.  etrials gave notice to Bio-Imaging of the increased Merge Healthcare proposal, as required by their merger agreement, and requested both Bio-Imaging and Merge Healthcare to consider increasing their offers further.  Neither did at that time.

On the afternoon of May 22, 2009, the etrials board of directors met telephonically to continue its deliberations of the increased Merge Healthcare offer.  Also in attendance were Messrs. Berlacher and Seid of EGE and Mr. Reynolds and other representatives of Wyrick Robbins.  The etrials board of directors reviewed the relative strategic merits of the increased Merge Healthcare offer and the amended Bio-Imaging merger agreement, the trading volume and prices of Bio-Imaging stock and Merge Healthcare stock for that day and other relevant matters.  Mr. Reynolds reviewed with the etrials board of directors its fiduciary duties.  After detailed discussion, the etrials board of directors determined that the increased Merge Healthcare offer was not a superior proposal, and the Company informed both Bio-Imaging and Merge Healthcare as such.

On May 27, 2009, etrials received a letter and a draft merger agreement from Merge Healthcare whereby Merge Healthcare increased the value of its offer to be $0.80 in cash and 0.3348 shares of Merge Healthcare Common Stock (which is the Consideration in both the Offer and the Merger).   On the afternoon of May 27, 2009, the etrials board of directors met telephonically to continue its deliberations of the increased Merge Healthcare offer.    Also in attendance were Messrs. Berlacher and Seid of EGE and Mr. Reynolds and other representatives of Wyrick Robbins.  The etrials board reviewed the terms of the increased Merge Healthcare offer, including historical prices of Bio-Imaging stock and Merge Healthcare stock and other relevant matters.  After consultation with Wyrick Robbins and EGE, the etrials board of directors unanimously determined in good faith that the increased Merge Healthcare offer, including the revised Merge Healthcare merger agreement (which is the Merger Agreement), was a superior proposal.

On the afternoon of May 27, 2009, etrials gave written notice to Bio-Imaging of the increased Merge Healthcare offer.  In compliance with the Bio-Imaging merger agreement, etrials could not exercise its right to terminate the Bio-Imaging merger agreement until Saturday, May 30, 2009. Therefore, the notice indicated that the etrials board of directors intended to, on May 30, exercise its right to terminate the Bio-Imaging merger agreement in order to concurrently enter into the Merge Healthcare merger agreement if it was a superior proposal at that time.

On the evening of May 28, 2009, Bio-Imaging delivered to etrials a proposed amendment to the Bio-Imaging merger agreement to increase the preferred stock portion of the Bio-Imaging offer from 0.076 shares to 0.113 shares.

The etrials board of directors met telephonically on the morning of May 29, 2009 for the purpose of reviewing the terms of the increased Bio-Imaging offer. Also in attendance were Messrs. Berlacher and Seid and other representatives of EGE, etrials’ financial advisor, and Mr. Reynolds and other representatives of Wyrick Robbins.  The etrials board of directors reviewed the terms of the increased Bio-Imaging offer in detail and compared the terms of the Bio-Imaging increased offer, including the liquidity of the preferred stock portion, to those of the Offer and other relevant matters.  Mr. Seid reviewed with the etrials board of directors the increased Bio-Imaging offer and his firm’s analyses of etrials, Merge Healthcare and the proposed transaction, which are summarized below in “Opinion of Emerging Growth Equities Ltd. Financial Advisor to etrials” and consisted of an analysis of selected publicly traded comparable companies, an analysis of trading volume of etrials and Merge Healthcare, an analysis of selected merger and acquisition transactions by comparable companies and a premium paid analysis.  Mr. Seid then delivered to the etrials board of directors his firm’s verbal opinion, subsequently expressed in writing (which is attached as Appendix C hereto), that the consideration to be received by the etrials stockholders from Merge Healthcare in the Merger is fair, from a financial point of view. The etrials board of directors engaged in detailed discussion of the increased Bio-Imaging offer.  After its deliberation, the etrials board of directors determined that, even in light of  the increased Bio-Imaging offer, the Merge Healthcare offer was a superior proposal.  The etrials board then determined that the Offer and the Merger were fair to, advisable and in the best interests of etrials’ stockholders and each other relevant corporate constituency and unanimously voted to approve the terms of the Offer and the Merger.  The etrials board of directors also unanimously authorized management of etrials to notify Bio-Imaging that its increased offer was not a superior proposal.

Bio-Imaging did not make another offer prior to midnight on May 29, 2009.  As a result, etrials, Merge Healthcare and Merger Sub executed the Merger Agreement.

As of the date of this Prospectus, the etrials board of directors unanimously recommends that etrials stockholders accept the Offer and tender their shares to Offeror pursuant to the Offer, and, if applicable, vote in favor of the Merger.

Opinion of Emerging Growth Equities Ltd. Financial Advisor to etrials etrials retained EGE to act as its financial advisor and investment banker, and, if requested, to render to the etrials board of directors an opinion as to the fairness, from a financial point of view, to the holders of the Shares of the per Share consideration to be paid in the Offer and the Merger. At the May 29, 2009 meeting of the etrials board of directors, EGE delivered to the etrials board of directors an oral presentation and a subsequent written opinion to the effect that, as of the date and based upon and subject to the qualifications set forth in the written opinion, the aggregate consideration of $0.80 in cash and 0.3448 shares of Merge Healthcare Common Stock per Share was fair, from a financial point of view, to holders of the Shares.  The written opinion was approved by the fairness opinion committee of EGE.  No limitations were imposed by the etrials board of directors upon EGE with respect to the investigations it made or procedures it followed in rendering its opinion.

The full text of the EGE written opinion dated May 30, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by EGE in rendering its opinion, is attached as Appendix C and is incorporated in its entirety herein by reference.  etrials’ stockholders are urged to, and should, carefully read the EGE opinion in its entirety. The EGE opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, to holders of Shares of the aggregate per Share consideration to be paid in the Offer and the Merger. The EGE opinion was directed to the etrials board of directors and was not intended to be, and does not constitute, a recommendation as to whether any of the etrials’ stockholders should tender their Shares in connection with the Offer or how any of the etrials’ stockholders should vote with respect to the Merger or any other matter.

The summary of EGE's opinion described below is qualified in its entirety by reference to the full text of the opinion, and you are encouraged to read the opinion carefully in its entirety. EGE's opinion does not in any manner address etrials’ underlying business decision to enter into the Merger Agreement, the structure or tax consequences of the proposed Merger or the availability or advisability of any alternatives to the proposed Merger.  EGE's opinion is addressed to the etrials board of directors and is limited to the fairness, from a financial point of view, of the consideration to be received by the etrials’ stockholders in connection with the proposed Merger as provided for in the Merger Agreement. EGE expresses no opinion with respect to any other reasons, legal, business or otherwise, that may support the etrials’ stockholders decision to approve or consummate the proposed Merger. EGE's opinion does not constitute a recommendation that etrials approve and consummate the proposed Merger, nor does it constitute a recommendation to any stockholder of etrials as to whether to approve the proposed Merger.

In connection with EGE's review of the proposed Merger and the preparation of its opinion, EGE has, among other things:

•	reviewed and analyzed the financial terms of the proposed Merger as stated in the final version of the Merger Agreement proposed to be executed by etrials;

•
reviewed and analyzed historical publicly available business information and financial results of etrials, including such information and results contained in etrials’ Annual Report filed on Form 10-K for the year ended December 31, 2008 and contained in etrials’ Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2009;

•
reviewed and analyzed certain other operating and financial information of etrials provided by etrials’ management, including etrials’ projections as to the future operating and financial performance of etrials for calendar years 2009 through 2010;

•
discussed with senior executives of etrials certain information relating to the aforementioned items, including the strategic, financial and operational benefits anticipated from the proposed Merger and various other matters which EGE deemed relevant to its opinion;

•	reviewed and analyzed historical market prices and trading volumes for the Shares;

•	reviewed and analyzed publicly available information (including research reports) regarding selected publicly-traded companies EGE deemed comparable to etrials;

•
reviewed and analyzed historical publicly available business information and financial results of Merge Healthcare, including such information and results contained in Merge Healthcare’s Annual Report filed on Form 10-K for the year ended December 31, 2008 and contained in Merge Healthcare’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2009;

•	reviewed and analyzed historical market prices and trading volumes for Merge Healthcare’s common stock;

•	reviewed and analyzed publicly available information (including research reports) regarding selected publicly-traded companies EGE deemed comparable to Merge Healthcare;

•	reviewed and analyzed publicly available information regarding selected business combinations EGE deemed comparable to the proposed Merger;

•	reviewed and analyzed certain other information EGE deemed relevant for purposes of its opinion with respect to the e-clinical market; and

•	performed such other analyses and reviewed such other information as EGE deemed appropriate, including trends prevailing in relevant industries and financial markets.

In rendering its opinion, EGE assumed and relied upon the accuracy and completeness of the financial and other information supplied or otherwise made available to it etrials or any other party, without independent verification, and has further relied upon the assurances of management of etrials that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at its opinion, EGE neither performed nor obtained any evaluation or appraisal of the assets or liabilities of etrials, and EGE did not perform or obtain any evaluation or appraisal of etrials’ physical properties and facilities or sales, marketing or service organizations.

With respect to the financial projections provided to or otherwise reviewed by or discussed with EGE, EGE assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of etrials as to the future operating and financial performance of etrials, and EGE relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. In addition to EGE's review and analyses of the specific information set forth above, its opinion reflects and gives effect to its assessment of general economic, monetary, market and industry conditions existing and disclosed to EGE as of the date of its opinion as they may affect the business and prospects of etrials.

For purposes of formulating EGE's opinion, etrials agreed that EGE could assume the following:

•
the proposed Merger would be consummated in all respects in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement contained therein; and

•
in the course of obtaining the necessary regulatory or third party consents and approvals for the proposed Merger, no limitations, restrictions or conditions would be imposed on etrials or the proposed Merger.

Although subsequent developments or material changes in any of the information or circumstances reviewed or considered by EGE may affect its opinion, EGE does not have any obligation to update, revise or reaffirm its opinion to account for any such developments or changes.

Analysis of Selected Publicly Traded Comparable Companies

EGE reviewed and compared certain financial, operating and stock market information related to etrials with other publicly held e-clinical companies (the "Comparable Companies"). EGE identified five companies that it deemed comparable to etrials. These companies were deemed by EGE to be comparable to etrials because they each operate in the e-clinical marketplace, including imaging and clinical trial support services.   The Comparable Companies utilized were:  Phase Forward Inc. (PFWD), eResearch Technologies, Inc. (ERES), Bio-Imaging Technologies, Inc. d/b/a BioClinica (BITI), OmniComm Systems Inc. (OMCM), and Datatrak International, Inc. (DATA).

Using publicly available information, EGE analyzed certain financial, trading and valuation statistics for the Comparable Companies. EGE analyzed enterprise values (calculated as equity value, plus debt, less cash) and equity values, in each case as multiples of last twelve months (“LTM”) revenues. This analysis yielded the following multiples:

	Low	High	Median	etrials
Enterprise Value as a Multiple of LTM Actual Revenues	0.1x	2.7x	1.4x	0.1x

Equity Value as a Multiple of LTM Actual Revenues	0.5x	3.5x	1.7x	0.7x

Using publicly available information (as of May 28, 2009), EGE analyzed year-over-year quarterly revenue results beginning in the first quarter 2008 (Q1 2008 compared to Q1 2007) through the first quarter 2009 (Q1 2009 compared to Q1 2008) for each of the Comparable Companies as compared to etrials.  This analysis is displayed in the following table:

Company	2008				2009
	Q'1	Q'2	Q'3	Q'4	Q'1
PFWD	36%	36%	39%	29%	28%
ERES	60%	43%	42%	4%	-29%
BITI	27%	67%	46%	42%	21%
OMCM	23%	52%	94%	103%	140%
DATA	-41%	-27%	12%	15%	0%
ETRIALS	-9%	-38%	-24%	-33%	-28%

This analysis indicates that etrials has had continuous year-over-year quarterly declines in revenue compared with the Comparable Companies that all displayed positive growth during the same periods (except for ERES from Q1 2009 compared to Q1 2008 and DATA Q1,Q2 2008 compared to Q1,Q2 2007).

Using publicly available information, EGE analyzed Operating Margins for each of the Comparable Companies as compared to etrials.  The analysis is displayed as set forth below:

Company	2008				2009
	Q'1	Q'2	Q'3	Q'4	Q'1
PFWD	12%	10%	10%	7%	11%
ERES	25%	30%	31%	29%	14%
BITI	9%	11%	10%	15%	8%
OMCM	-207%	-100%	-113%	-82%	-40%
DATA*	-107%	-99%	-66%	-5%	-38%
ETRIALS**	-57%	-57%	-57%	-41%	-25%

*DATA Q2 2008 severance expense and impairment loss has been excluded from margin calculations.  Q4 2008 margins include the forgiveness of a $3.0 million debt obligation.
**etrials Q3 & Q4 amortization of intangible assets and goodwill impairment has been excluded from margin calculation because the magnitude of the amortized amounts would distort the comparison to the Comparable Companies.

This analysis indicated that with the exception of DATA, the Comparable Companies generally had positive and/or increasing margins during the time periods specified.  etrials, due to its continuing and increasing losses, has continuing negative margins that do not reflect significant improvement.

Analysis of Trading Volume of etrials and Merge Healthcare

Using publicly available information, EGE reviewed an analysis of the daily trading volume for the seven-month period ended April 28, 2009 for both the Shares and the Merge Healthcare Common Stock.  This analysis shows the relative liquidity of both companies’ shares over the specified time period.  EGE feels that the current stockholders of etrials will retain added value upon closing of the Merger and receiving Merge Healthcare shares due to the increased liquidity associated with the Merge Healthcare shares, compared to the relative illiquidity Shares.

EGE also reviewed the historical stock price and trading volume data for the Shares and compared its historical trading patterns to the trading patterns of certain market indices (Dow Jones Industrial Average and NASDAQ Composite Index) and of the Comparable Companies. EGE noted that the Shares generally performed similarly to the index of Comparable Companies but underperformed the broader market indices.

As noted above, none of the Comparable Companies are identical or directly comparable to etrials. Accordingly, EGE considered the multiples for such Comparable Companies, taken as a whole, to be more relevant than the multiples of any single Comparable Company. Further, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

In its analysis, EGE considered that the overall lower valuation metrics of etrials relative to the Comparable Companies is likely a result of etrials’ significant historical losses, decline in revenue, smaller relative size and capitalization and the limited liquidity of its stock as compared to most of the Comparable Companies.

Analysis of Selected Merger and Acquisition Transactions by Comparable Companies

Using publicly available information, EGE reviewed and compared the purchase prices and implied transaction value multiples paid in the following six selected merger and acquisition transactions of other publicly held e-clinical providers (the "Comparable Transactions"). The Comparable Transactions were:

Acquirer	Target	Date
Phase Forward, Inc. (PFWD)	Waban Software	4/22/09
Tripos International	Pharsight (PHST)	9/9/08
Phase Forward, Inc. (PFWD)	Clarix LLC	9/5/08
Parexel International Corp. (PRXL)	ClinPhone (CINHF)	8/14/08
Bio-Imaging Technologies (BITI)	Phoenix Data Systems	3/24/08
eResearch Technology, Inc. (ERES)	ECG division of Covance (CVD)	11/28/07

Based on the information disclosed in each of the Comparable Transactions, EGE calculated and compared transaction values as multiples of LTM revenues and compared such multiples with those implied by the Merger. All multiples were based on financial information available at the closing date of the relevant transaction. The analysis yielded the following multiples:

	Low	High	Average	etrials
Transaction Value as Multiple:

LTM Revenues	1.9x	6.4x	3.0x	1.3x

EGE also reviewed the Comparable Transactions in light of the broad-based decline in the stock market during the twelve months ended April 30, 2009.  During this time period the average decline of the stock price in the Comparable Companies was 45%.  While the LTM Revenue multiple associated with the Offer Consideration is below the low range for the Comparable Transactions, etrials differs from the listed targets in that etrials has incurred substantial operating losses.  In addition, etrials has had a recent history of declining revenues compared with the targets in the Comparable Transactions whose revenues were either steady-state or growing.  Accordingly, EGE does not believe that multiples of LTM revenues are the most appropriate methodology to utilize in an analysis of the Merger.

Premium Paid Analysis

EGE reviewed current and historical market prices and trading data concerning the Shares for specified periods prior to the announcement of the proposed Merger on June 1, 2009. EGE utilized the Premium Paid Analysis, a market valuation approach, for the purposes of comparing the consideration to be paid in the proposed Merger to the average closing price of the Shares over varying time periods prior to May 28, 2009.   For the purpose of the Premium Paid Analysis, EGE used the price of the Shares as of May 4, 2009, the day prior to the announcement of the initial offer from Bio-Imaging.  On May 28, 2009 the Shares closed at $1.31 per share and the Merge Healthcare Common Stock closed at $3.04 per share.  Accordingly the Offer Consideration represents an implied premium of 30% over the closing price of the Shares on May 28, 2009.  For calculation purposes, EGE assumed the Offer Consideration equates to $1.70 per Share (which is calculated using the 20-day volume-weighted average price of $2.61 for Merge Healthcare Common Stock as of the close of the market on May 26, 2009, the day prior to the Merge Healthcare proposal.

EGE also reviewed the Offer Consideration and volume-weighted average price (“VWAP”) for the Shares and the Merge Healthcare Common Stock for various time periods ending on May 28, 2009, as set forth below, and calculated the implied premium as of such date EGE informed the etrials board of directors that the Offer Consideration per share represented a premium to the Shares price per share as of May 28, 2009 and during each time period set forth above.

Date/Date Range	etrials VWAP at May 4, 2009	Merge Healthcare VWAP at May 28, 2009	Implied Transaction Price	Implied Premium
10 trading days	$0.73	$2.98	$1.83	151%
20 trading days	$0.72	$2.67	$1.72	139%
30 trading days	$0.70	$2.60	$1.70	142%
60 trading	$0.73	$2.47	$1.65	126%
YTD	$0.69	$2.23	$1.59	127%

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by EGE, but does summarize the material analyses performed by EGE in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. EGE believes that its analyses and the summary set forth above must be considered as a whole, and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the EGE opinion. In arriving at its opinion, EGE considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, EGE made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to etrials or the transactions contemplated by the Merger Agreement, and an evaluation of the results of those analyses is not entirely mathematical.  Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the companies or transactions analyzed, public trading or other values of the companies or business segments analyzed.

EGE performed its analyses solely for purposes of providing its opinion to the etrials board of directors. In performing its analyses, EGE made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by EGE are based upon forecasts of future results furnished to EGE by etrials’ management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. EGE does not assume responsibility if future results are materially different from forecasted results.  Each of the analyses conducted by EGE was carried out to provide a different perspective on the proposed Merger.  EGE did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness to the etrials stockholders, from a financial point of view, of the consideration to be received.  EGE did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination.

EGE’s opinion was one of many factors taken into consideration by the etrials board of directors in making the determination to approve the Merger Agreement and recommend that the stockholders tender their Shares in connection with the Offer. The type and amount of consideration payable in the proposed Merger was determined through negotiation between etrials and Merge Healthcare, and the decision to enter into the proposed Merger was solely that of the etrials board of directors.  The above summary does not purport to be a complete description of the analyses performed by EGE in connection with the opinion and is qualified in its entirety by reference to the written opinion of EGE attached as Appendix C hereto.

EGE has relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by it. EGE has further relied upon the assurances of the management of etrials that the financial information provided has been prepared on a reasonable basis in accordance with industry practice and that they are not aware of any information or facts that would make any information provided to EGE incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, EGE has assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by it, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of etrials as to the expected future results of operations and financial condition of etrials to which such financial forecasts, estimates and other forward-looking information relate. EGE expresses no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. With the consent of etrials, EGE has relied on advice of the outside counsel and the independent accountants to etrials, and on the assumptions of the management of etrials, as to all accounting, legal, tax and financial reporting matters with respect to etrials, Merge Healthcare and the Merger Agreement.

EGE assumed that the Offer and the Merger would be completed on the terms set forth in the Merger Agreement reviewed by EGE, without amendments and with full satisfaction of all covenants and conditions without any waiver. EGE expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the merger will be obtained or satisfied.

EGE did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities of etrials. EGE expresses no opinion regarding the liquidation value or solvency of any entity. EGE did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, any potential delisting of the Shares or the shares of Merge Healthcare from the NASDAQ Global Market, possible unasserted claims or other contingent liabilities to which etrials, or any of its respective affiliates, are a party or may be subject. At the direction of etrials, and with its consent, EGE’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

EGE’s opinion was necessarily based on the information available to it and the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion. Events occurring after the date of the opinion could materially affect the assumptions used by EGE in preparing its opinion. EGE expresses no opinion as to the prices at which the Shares have traded or may trade following announcement of the transaction or at any time after the date of the opinion. EGE has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was rendered.

EGE was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the Offer, the Merger or the transactions contemplated by the Merger Agreement, the pre-signing process conducted by etrials, the merits of the transaction compared to any alternative business strategy or transaction that may be available to etrials, Merge Healthcare’s ability to fund the consideration, any other terms contemplated by the Merger Agreement or the fairness of the amount or nature of the compensation to etrials’ officers, directors or employees, or any class of such persons, relative to the compensation to be received by holders of the Shares. EGE did not express any opinion as to whether any alternative transaction might produce consideration for the etrials stockholders in excess of the consideration.  The fairness opinion does not address the fairness of the amount or nature of the compensation to any of etrials’ officers, directors or employees, or class of such persons, relative to the compensation to any of etrials’ officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of etrials.

EGE is an investment banking firm that is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The etrials board of directors selected EGE to render its fairness opinion in connection with the transactions contemplated by the Merger Agreement on the basis of its experience and reputation in acting as a financial advisor in connection with tender offers, and mergers and acquisitions.  In the ordinary course of EGE’s brokerage business, EGE or its affiliates may have long or short positions, for its own account or for those of its clients, in the securities of etrials and Merge Healthcare. EGE also regularly provides research coverage on public companies, with a focus on high-growth small capitalization companies in several industries, including the medical technology and healthcare services industry.  In the course of its research, EGE may have published analyst reports on etrials or Merge Healthcare.  EGE has instituted customary processes to prevent its analysts from knowing of any investment banking services being provided to any company for which EGE might provide analyst coverage.

EGE acted as financial advisor and investment banker to etrials in connection with the Offer and the Merger.  For its financial advisory services, etrials pays EGE a cash fee of $5,000 per month, the aggregate of which will be credited against any success fee payable upon the completion of the Offer and also of the Merger.  The success fee will range form 2.375% to 3.50% of the transaction value.  Based on the Merger Consideration and assuming the Offer and the Merger are completed with 100% of the Shares being acquired by Merge Healthcare, etrials estimates that the success fee payable to EGE will be approximately $600,000. EGE also received fees of $400,000 from etrials for providing its opinion regarding the Merge Healthcare offer and its prior opinions regarding the Bio-Imaging offers. The opinion fees were not contingent upon the consummation of the Offer or the Merger. etrials expects to pay EGE approximately $17,500 in out-of-pocket expenses associated with EGE’s services as financial advisor and investment banker.  etrials has also agreed to indemnify EGE against certain liabilities in connection with its services and to reimburse it for certain expenses in connection with its services. In the ordinary course of its business, EGE and its affiliates may actively trade securities of etrials for its own account or the accounts of its customers and, accordingly, EGE may at any time hold a long or short position in such securities.  Other than as set forth above, EGE has not had any material relationship with etrials (nor are any understood or contemplated) during the prior two years.

Merge Healthcare’s Reasons for the Merger

The Merge Healthcare board of directors unanimously approved the Merger Agreement and has determined that the Merger Agreement and the Merger are in the best interests of Merge Healthcare and its stockholders. In reaching this decision, the Merge Healthcare board considered, among other matters, the financial performance and condition, business operations and prospects individually for both Merge Healthcare and etrials; the terms and conditions of the Merger Agreement and the ancillary documents; and the results of the due diligence investigation conducted by Merge Healthcare’s personnel and management and Merge Healthcare’s legal advisors.

The Merge Healthcare board of directors consider there to be a number of potential benefits to this transaction, including the following:

•	the Merger will extend Merge Healthcare’s breadth of offerings and further Merge Healthcare’s positioning in the clinical trials market space;

•	the Merger is preferable to alternatives available at this time for furthering Merge Healthcare’s strategy to seek out opportunities that expand or complement Merge Healthcare’s current business;

•	the Merger may strengthen Merge Healthcare’s position against larger companies with which Merge Healthcare competes in the clinical trials market space;

•	the Merger will provide Merge Healthcare with clinical trial data capture and workflow capabilities;

•
the Merger will provide Merge Healthcare with relationships with pharmaceutical, biomedical, medical device and contract research organization companies to whom there may be the opportunity to sell additional products and services;

•
the Merger may provide Merge Healthcare with the opportunity to enhance relationships with companies that are customers of etrials through the ability to offer a more robust and complete clinical solution; and

•	the Merger is expected to provide opportunities for cost reduction through collaboration in product development and the elimination of redundant overhead expenses and public company costs.

The Merge Healthcare board of directors also consider there to be a number of potentially negative factors, including the following:

•
the risk that, notwithstanding Merge Healthcare’s history in integrating prior acquisitions, the potential benefits of the Merger would not be realized fully as a result of challenges the combined companies might face in integrating their customers, technology, personnel and operations;

•	the risk associated with general industry-wide or economic conditions, particularly worsened conditions or volatility;

•
the risk that, if the Merger is not consummated, Merge Healthcare’s management would have devoted substantial time and resources to the combination at the expense of attending to and growing Merge Healthcare’s business or other business opportunities; and

•	the risk associated with the additional demands that the acquisition of etrials would place on management.

The foregoing list comprises the material factors considered by the Merge Healthcare board of directors in its consideration of the Merger and does not include all of the factors considered by the Merge Healthcare board of directors. In view of the variety of factors and information considered, the Merge Healthcare board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. Rather, the decision was made after consideration of all of the factors as a whole. In addition, individual members of the Merge Healthcare board of directors may have given different weight to different factors.

Interests of etrials Management and Board of Directors

In considering the recommendations of the etrials board of directors with respect to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the fairness of the consideration to be received in the Offer and the Merger, etrials stockholders should be aware that certain executive officers and directors and officers of etrials have interests in the Offer and the Merger which may constitute conflicts of interest, as described below and in more detail in etrials’ Solicitation/Recommendation Statement on Schedule 14D-9, including the Information Statement attached as Appendix II to the Schedule 14D-9. The etrials board of directors was aware of these interests and considered them, among other matters, in recommending the tender of Shares in the Offer and approval of the Merger. For purposes of all of the etrials agreements and plans described below, the consummation of the Offer will constitute a “change in control.”

If each of the etrials directors and executive officers were to tender the Shares each owns pursuant to the Offer as each has agreed to pursuant to the Stockholder Support Agreements, each would receive the same consideration on the same terms and conditions as the other stockholders of etrials.  As of May 31, 2009, the etrials directors and executive officers beneficially owned in the aggregate 3,621,299 Shares (excluding 978,350 Shares issuable upon the exercise of options to purchase etrials common stock, but including 397,313 restricted Shares). If the directors and executive officers were to tender all of their shares pursuant to the Offer, and such Shares were purchased by Offeror at the Consideration, the etrials directors and their affiliates and the executive officers would receive an aggregate of approximately $2.9 million in cash and approximately 1,248,625 shares of Merge Healthcare Common Stock, without interest and less any required withholding taxes.

If the Offer is consummated, a “change in control” will have occurred, which could trigger the following cash payments for the etrials executive officers pursuant to their employment and executive bonus agreements:

Name	Salary	Bonus; Commission	Estimated Benefits
M. Denis Connaghan	$325,000	$87,500	$32,500
Jay Trepanier	$90,000	$48,750	$9,000
Michael Mickens	$90,000	$18,000; $66,500	$9,000
James Emerson	$90,000	$45,000	$9,000

Pursuant to the Merger Agreement, immediately prior to the effective time of the Merger any then-outstanding restricted Shares shall become fully vested and all restrictions thereon shall lapse.  Such Shares shall then be immediately converted into the right to receive the Consideration.

etrials’ non-employee directors do not hold any restricted shares.  As of May 31, 2009, executive officers of etrials held an aggregate of 397,313 restricted Shares, of which an aggregate of 50,256 Shares were vested as of that date.  If the Merger is consummated, the following accelerated vesting of restricted shares will occur for the etrials executive officers pursuant to the terms of the Merger Agreement:

Name	Accelerated Restricted Shares and Value(1)
M. Denis Connaghan	214,312; $364,330
Jay Trepanier	59,783; $101,631
Michael Mickens	26,087; $44,348
James Emerson	46,875; $79,688
(1)  Value is based on the number of restricted shares multiplied by $1.70, which is the Cash Value of the Offer Price.

Pursuant to the Merger Agreement, all outstanding options (whether or not then exercisable) shall become fully vested and exercisable immediately prior to the effective time of the Merger.  To the extent not exercised, each option shall be cancelled at the effective time of the Merger, and the holder thereof shall be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (1) the Cash Value of the Offer Price, over (2) the exercise price per share subject to such option, and (ii) the total number of shares subject to such fully vested and exercisable option as in effect immediately prior to the effective time of the Merger that has not been exercised.  If such amount is negative, no payment shall be made and such options shall be cancelled.

As of May 31, 2009, etrials’ non-employee directors held no options to purchase Shares with an exercise price of less than $1.70 per share, and an aggregate of 353,350 Shares with an exercise price of greater than or equal to $1.70 per share, of which an aggregate of 80,166 were unvested as of that date.  As of May 31, 2009, etrials’executive officers held options to purchase an aggregate of 575,000 Shares with an exercise price of less than $1.70 per share, of which an aggregate of 516,875 were unvested as of that date, and an aggregate of 50,000 Shares with an exercise price of greater than or equal to $1.70 per share, of which an aggregate of 37,500 were unvested as of that date.

If the Merger is consummated, the following accelerated vesting of stock options will occur for etrials’ executive officers and directors pursuant to the terms of the Merger Agreement:

Name	Accelerated Stock Options and Value(1)
M. Denis Connaghan	306,250 options; $183,750
Jay Trepanier	15,000 options; $2,850 80,000 options; $12,800
Michael Mickens	37,500 options; no value 40,625 options; $6,500
James Emerson	75,000 options; $77,250
Robert Brill	15,083 options; no value
Peter Collins	12,500 options; no value
Kenneth Jennings	25,000 options; no value
Hans Lindroth	15,083 options; no value
Donald Russell	12,500 options; no value
(1)  Value is based on the difference between $1.70 and the exercise price of the option multiplied by the number of options.

Material U.S. Federal Income Tax Consequences

The following discussion sets forth the material U.S. federal income tax consequences of the Offer and the Merger.  This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.  This discussion is based upon the Internal Revenue Code of 1986, as amended and currently in effect (the "Code"), the Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this Prospectus.  These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion applies only to etrials stockholders that hold their Shares as capital assets within the meaning of Section 1221 of the Code.  Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Shares in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a holder who owns Shares indirectly through partnerships, trusts or other entities that may be subject to special treatment;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that prior to the Merger will own more than an immaterial amount of stock in Merge Healthcare;

•	a holder who is a foreign person;

•	a holder who has a functional currency other than the U.S. dollar;

•	a holder who acquired Shares through stock option or stock purchase programs or otherwise as compensation;

•	a holder of Shares as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; or

•	a U.S. expatriate.

The discussion in this section is included for general information only.  etrials stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the Offer and the Merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Consequences of the Offer and the Merger Generally

The receipt of Merge Healthcare Common Stock and cash in exchange for etrials stock in the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes.  A U.S. holder of etrials stock that holds etrials stock as a capital asset and receives Merge Healthcare Common Stock and cash in the Offer or the Merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Merge Healthcare Common Stock at the effective time of the exchange and cash, including any cash received in lieu of fractional shares of Merge Healthcare Common Stock, received in the Offer or the Merger, and (2) such holder’s adjusted tax basis in its etrials stock exchanged therefor.  Gain or loss and holding period will be determined separately for each block of etrials stock, i.e., shares acquired at the same cost in a single transaction, exchanged in the Offer or the Merger.  Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its etrials stock is more than one year at the time of the exchange.  Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal income tax rate of 15%.  If the U.S. holder has held its etrials stock for one year or less at the time of the exchange, any capital gain or loss will be short-term capital gain or loss.  The deductibility of capital losses is subject to certain limitations.  A U.S. holder’s aggregate tax basis in its Merge Healthcare Common Stock received in the Offer or the Merger will equal the fair market value of such stock at the effective time of the exchange, and the holder’s holding period for such stock will begin on the day after the exchange.

Although not currently contemplated, a merger of etrials with and into Merge Healthcare or one of its affiliates after the Merger, if viewed as occurring as part of an integrated plan with the Offer and the Merger, could cause the Offer and the Merger to be treated as an overall tax-free reorganization for U.S. federal income tax purposes.

Exercise of Appraisal Rights

An etrials stockholder who exercises appraisal rights with respect to the Merger and receives cash for Shares will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the stockholder’s basis in those Shares, provided that (i) the Shares are capital assets in the hands of such stockholder and (ii) the payment is treated as a redemption pursuant to Section 302 of the Code, and not otherwise equivalent to a dividend with respect to the stockholder.  A sale of all Shares held by an etrials stockholder, based on an exercise of appraisal rights, will not be treated as a dividend if the stockholder exercising appraisal rights owns no shares of etrials or Merge Healthcare stock immediately after the Merger, after giving effect to the constructive ownership rules pursuant to the Code.  The capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the surrendered Shares is more than one year.  If a stockholder exercising appraisal rights will own shares in Merge Healthcare immediately following the Merger, the stockholder should consult his/her own tax advisers as to the tax consequences to the stockholder of the Merger.

Consequences to Merge Healthcare and etrials

None of Merge Healthcare, Offeror or etrials will recognize any gain or loss solely as a result of the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the Offer or the Merger.  Backup withholding will not apply, however, to a holder of etrials stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifying that such holder is not subject to backup withholding on the substitute Form W-9 (or appropriate successor form) included in the letter of transmittal that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding.  Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.  The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

This summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders of etrials stock is for general information only and is not tax advice.  The determination of the actual tax consequences of the Offer or the Merger to a holder of etrials stock will depend on the holder’s specific situation.  Holders of etrials stock should consult their own tax advisors as to the tax consequences of the Offer and the Merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Accounting Treatment

Merge Healthcare intends to treat the merger as an acquisition by Merge Healthcare of etrials under U.S. generally accepted accounting principles.  Under the acquisition method of accounting, the assets and liabilities of etrials will be recorded, as of the completion of the merger, at their respective fair values in the financial statements of Merge Healthcare.  Financial statements and reported results of operations of Merge Healthcare issued after the completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of etrials.

Regulatory Approvals Required for the Merger

Except for the declaration by the SEC of the effectiveness of the registration statement on Form S-4 registering the shares of Merge Healthcare Common Stock and the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective time of the Merger, Merge Healthcare and etrials are not aware of any material federal, state or foreign regulatory requirements or approvals required for execution of the Merger Agreement, commencement and consummation of the Offer or completion of the Merger.

Delisting and Termination of Registration

If etrials qualifies for termination of registration under the Exchange Act after the Offer is consummated, Merge Healthcare intends to seek to have etrials withdraw the Shares from listing on the NASDAQ Global Market and to terminate the registration of Shares under the Exchange Act.  See “The Offer — Effect of the Offer on the Market for Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations.”

Quotation on the NASDAQ Global Market

Shares of Merge Healthcare Common Stock are listed on the NASDAQ Global Market.  Merge Healthcare intends to submit an application to list on the NASDAQ Global Market the shares of Merge Healthcare Common Stock that Merge Healthcare will issue in the Offer and the Merger.

Appraisal Rights

The Offer does not entitle etrials stockholders to appraisal rights with respect to the Shares.

The Merger does entitle etrials stockholders to appraisal rights with respect to their Shares.  If the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their Shares.  Under Section 262, etrials stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown.  Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares.  The value so determined could be more or less than the price per share of Shares to be paid in the Merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Appendix E to this Prospectus.  etrials stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights.  Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of Merge Healthcare Common Stock are not entitled to appraisal rights in connection with the Offer or the Merger.

MERGER AGREEMENT

The following summary describes certain material provisions of the definitive Merger Agreement entered into by Merge Healthcare, Offeror and etrials and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference.  This summary may not contain all of the information about the Merger Agreement that is important to etrials stockholders, and etrials stockholders are encouraged to read the Merger Agreement carefully in its entirety.  The legal rights and obligations of the parties are governed by the specific language of the Merger Agreement and not this summary.

This Prospectus contains a description of representations, warranties and covenants made in the Merger Agreement.  These representations, warranties and covenants were made only for the purpose of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement as of specific dates, and may be subject to important limitations and qualifications (including exceptions thereto set forth in a Schedule of Exceptions to the Merger Agreement or Merge Healthcare’s or etrials' public filings with the SEC) agreed to by the contracting parties, and may not be complete.  Furthermore, these representations, warranties and covenants may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date, and do not purport to be accurate as of the date of this Prospectus.  Accordingly, you should not rely upon the descriptions of representations, warranties and covenants contained in this Prospectus or the actual representations, warranties and covenants contained in the Merger Agreement as statements of factual information.

The Offer

Under the terms of the Offer, each etrials stockholder may elect to receive, for each outstanding Share validly tendered in the Offer and not withdrawn:

•	$0.80 in cash, without interest, plus

•	0.3448 shares of Merge Healthcare Common Stock (collectively, the “Consideration”),

subject to the procedures described in this Prospectus and the related letter of transmittal.

Offeror’s obligation to accept for exchange and to exchange Shares validly tendered and not properly withdrawn in the Offer is subject to the satisfaction or waiver by Offeror of certain conditions, including the valid tender of at least a majority of the outstanding Fully Diluted Shares.  See “The Offer — Conditions to the Offer.”

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, Offeror may, without the consent of etrials, from time to time extend the Offer (A) in increments of not more than five (5) business days for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until the time as such conditions are satisfied or waived or (B) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  Offeror shall, at the request of etrials, extend the Offer for not less than five (5) business days if, at the initial Expiration Date or any subsequent scheduled Expiration Date, any of the conditions of the Offer have not been satisfied or waived.  Offeror shall, if requested by etrials or Merge Healthcare, make available a subsequent offering period of not less than ten (10) business days; but Offeror shall not be required to make available a subsequent offering period if, prior to such period, Merge Healthcare and Offeror own more than 80% of the Shares outstanding on a Fully Diluted Basis.  See “The Offer — Extension, Termination and Amendment.”

Pursuant to the Merger Agreement, etrials granted to Merge Healthcare and Offeror an irrevocable Top-Up Option to purchase up to that number of Shares that, when added to the number of Shares, directly or indirectly, owned collectively by Merge Healthcare and Offeror immediately following consummation of the Offer, shall constitute one Share more than 90% of the Shares then outstanding (calculated on a fully diluted basis, after giving effect to any exercise of such option) at a purchase price per Share equal to the greater of $1.70 and an amount equal to the highest price per Share pursuant to the Offer, paid in cash by wire transfer or cashier’s check.  The Top-Up Option is exercisable only once, at such time as Merge Healthcare and Offeror, directly or indirectly, own at least 80% of the Shares on a fully-diluted basis, and prior to the fifth business day after the Expiration Date of the Offer or the Expiration Date of any subsequent offering period.  The Top-Up Option will not be exercisable to the extent the number of Shares subject thereto (taken together with the number of Shares outstanding on a fully-diluted basis at such time) exceeds the number of authorized Shares available for issuance.  The obligation of etrials to deliver the Top-Up Shares is further subject to there being no law or rule of the NASDAQ Global Market, and no judgment, injunction, order or decree, that prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Shares upon exercise.

The Merger

The Merger Agreement provides for the merger of Offeror with and into etrials.  As a result of the Merger, Offeror will cease to exist and etrials will continue as the Surviving Corporation in the Merger.  After the Merger, the Surviving Corporation will be a direct wholly-owned subsidiary of Merge Healthcare and the former etrials stockholders will not have any direct equity ownership interest in the Surviving Corporation.

Completion and Effectiveness of the Merger

Under the Merger Agreement, the closing of the Merger must occur no later than the second business day after all of the conditions to completion of the Merger contained in the Merger Agreement, including the condition that the Offer shall have been completed, are satisfied or waived, unless the parties agree otherwise in writing (see “Merger Agreement — Conditions to the Merger” below).  The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware unless a later date is specified therein.

Merger Consideration

General

In the Merger, etrials stockholders will receive $0.80 in cash, without interest, and 0.3448 shares of Merge Healthcare Common Stock.

Appraisal Rights

The Offer does not entitle etrials stockholders to appraisal rights with respect to the Shares.

The Merger does entitle etrials stockholders to appraisal rights with respect to their Shares.  If the Merger is consummated, holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL to demand appraisal of their Shares.  Under Section 262, etrials stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at a rate equal to 5% over the federal reserve discount rate (including any surcharge) compounded quarterly, unless the court in its discretion determines otherwise for good cause shown.  Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares.  The value so determined could be more or less than the price per share of Shares to be paid in the Merger.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is set forth in Appendix E to this Prospectus.  etrials stockholders who may wish to exercise appraisal rights under Delaware law are urged to consult legal counsel for assistance in exercising their rights.  Failure to comply completely and on a timely basis with all requirements of Section 262 for perfecting appraisal rights will result in the loss of those rights.

Holders of Merge Healthcare Common Stock are not entitled to appraisal rights in connection with the Offer or the Merger.

Exchange of etrials Stock Certificates for the Merger Consideration

Merge Healthcare has retained American Stock Transfer & Trust Company LLC as the depositary and exchange agent for the Offer and the Merger to handle the exchange of Shares for the Consideration.

To effect the exchange of Shares, as soon as reasonably practicable after the effective time of the Merger, the exchange agent will mail to each record holder of Shares a letter of transmittal and instructions for surrendering the stock certificates that formerly represented Shares for the Merger Consideration.

After surrender to the exchange agent of certificates that formerly represented Shares for cancellation, together with an executed letter of transmittal, the record holder of the surrendered certificates will be entitled to receive the Merger Consideration.

After the effective time of the Merger, each stock certificate formerly representing Shares that has not been surrendered will represent only the right to receive upon such surrender the Merger Consideration to which such holder is entitled by virtue of the Merger and any dividends or other distributions payable to such holder upon such surrender.

Fractional Shares

Merge Healthcare will not issue fractional shares of Merge Healthcare Common Stock in the Offer or the Merger.  Instead, each holder of Shares who otherwise would be entitled to receive fractional shares of Merge Healthcare Common Stock will be entitled to an amount of cash (without interest) equal to cash in the amount of such fraction multiplied by $2.610, rounded to the nearest cent.

Conditions to the Merger

Merge Healthcare’s and etrials’ respective obligations to complete the Merger are subject to the satisfaction or waiver of various conditions, including the following:

•	Stockholder Approval. If required by law, the etrials stockholders having approved the Merger Agreement.

•
No Injunction or Restraint. The absence of any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement, or any injunction by any United States or state court or United States Governmental Entity (as defined in the Merger Agreement) prohibiting, restraining or enjoining the completion of the Merger.

•	Registration Statement Effective. This Prospectus having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking a stop order.

Merge Healthcare’s and Offeror’s obligations to complete the Merger are also subject to the condition that Merge Healthcare or Offeror shall have accepted Shares for payment pursuant to the Offer.

etrials’ obligation to complete the Merger is also subject to:

•	Merge Healthcare’s and Offeror’s representations and warranties in the Merger Agreement being true and correct to the extent set forth in the Merger Agreement;

•	compliance by Merge Healthcare and Offeror with their covenants and agreements in the Merger Agreement to the extent set forth in the Merger Agreement;

•
Merge Healthcare Common Stock issuable to the holders of the etrials Shares pursuant to the Merger Agreement being included for listing on the NASDAQ Global Market upon official notice of issuance; and

•	receipt of certificates executed by the chief executive officer or chief financial officer of Merge Healthcare that the conditions have been met.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of etrials with respect to:

•	due organization, valid existence, good standing and qualifications to do business;

•	disclosure of corporate documents (including its certificate of incorporation, bylaws and board of directors’ meeting minutes) none of the terms of which are currently being violated by etrials;

•	capital structure;

•	corporate power and authority to enter into the Merger Agreement and authorization, execution, delivery and enforceability of the Merger Agreement;

•	governmental consents and filings required for the Offer or the Merger;

•	absence of conflicts caused by the Merger with corporate governance documents, contracts or laws;

•	compliance with any and all government permits and applicable law;

•	accuracy of its SEC reports and financial statements;

•	absence of certain adverse changes or events since December 31, 2008;

•	absence of undisclosed litigation;

•	employee benefits matters;

•	labor and employment matters;

•	insurance matters;

•	title to property;

•	tax matters;

•	accuracy of information provided for inclusion in this Prospectus or any other documents filed with the SEC in connection with the Offer and/or Merger by etrials;

•	receipt of a fairness opinion from a financial advisor;

•	brokers’ fees;

•	the effect of applicable takeover laws on the Offer or Merger;

•	intellectual property matters;

•	environmental matters;

•	disclosure of material contracts in connection with the business; and

•	affiliate transactions.

The Merger Agreement also contains customary representations and warranties of Merge Healthcare and Offeror, including among other things:

•	due organization, valid existence, good standing and qualifications to do business;

•
disclosure of corporate documents (including certificates of incorporation, bylaws and board of directors’ meetings minutes) none of the terms of which are currently being violated by Merge Healthcare or Offeror;

•	capital structure of Merge Healthcare;

•	corporate power and authority to enter into the Merger Agreement and authorization, executing, delivery and enforceability of the Merger Agreement;

•	governmental consents and filings required for the Offer or the Merger;

•	absence of conflicts caused by the Merger with corporate governance documents, contracts or laws;

•	compliance with any and all government permits and applicable law;

•	accuracy of Merge Healthcare’s SEC reports and financial statements;

•	absence of certain adverse changes or events since December 31, 2008;

•	accuracy of the information provided for inclusion in this Prospectus or any other documents filed with the SEC in connection with the Offer and/or Merger by Merge Healthcare and Offeror;

•	brokers’ fees;

•	absence of activities of Offeror prior to the Merger;

•	absence of ownership by Merge Healthcare, Offeror or any of Merge Healthcare’s affiliates of etrials Shares;

•	absence of significant litigation;

•	disclosure of certain material contracts of Merge Healthcare; and

•	availability of funds to complete the Offer and the Merger.

The representations and warranties contained in the Merger Agreement expire at the effective time of the Merger. The representations, warranties and covenants in the Merger Agreement were made in part to allocate contractual risk between the parties and not as a means of establishing facts. The Merger Agreement might have a different standard of materiality than securities laws, and the representations, warranties and covenants are qualified by information contained in schedules of exceptions. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of etrials or any of its affiliates or of Merge Healthcare or any of its affiliates.

No Solicitation of Other Offers by etrials

Under the terms of the Merger Agreement, subject to certain exceptions described below, etrials has agreed that it and its officers and directors will not (and that it will use reasonable best efforts to ensure that its representatives will not) directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any “acquisition proposal,” as defined below; or

•	engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to, an acquisition proposal.

In addition, under the Merger Agreement, etrials has agreed that it will, and it will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with respect to any acquisition proposal.

However, if etrials receives an unsolicited bona fide written proposal for an acquisition proposal, etrials may:

•	provide access or furnish information with respect to etrials to the person that made such proposal pursuant to a customary confidentiality agreement; and

•	engage in discussions and negotiations with the person that made such proposal;

but only if:

•	the etrials board of directors determines in good faith, after consultation with its financial advisors, that the proposal constitutes a “superior proposal” as defined below; and

•
the acquisition proposal did not result from a breach of etrials’ covenant not to initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, or engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, an acquisition proposal.

An “acquisition proposal” means any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of:

•	an equity interest representing a 15% or greater economic or voting interest in etrials; or

•	the assets, securities or other ownership interests of or in etrials representing 15% or more of the consolidated assets of etrials, other than the transactions contemplated by the Merger Agreement.

A “superior proposal” means any written offer made by a third party that the etrials board of directors reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and etrials, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the common stock of etrials (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of etrials and its subsidiaries for consideration consisting of consideration payable to holders of etrials common stock that the etrials board of directors determines in good faith, after consultation with its financial advisors, to be more favorable to holders of the Shares than the Merger with Merge Healthcare, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of the Merger Agreement proposed by Merge Healthcare in response to such superior proposal or otherwise.

Additionally, subject to the right of etrials to withhold information where such disclosure would contravene any law or binding agreement entered into prior to the date of the Merger Agreement, etrials is required to promptly provide Merge Healthcare any non-public information that is provided to the person making an acquisition proposal or its representatives that was not previously provided to Merge Healthcare or Offeror. etrials has agreed to promptly (within two (2) business days) notify Merge Healthcare of the receipt of any acquisition proposal after the date of the Merger Agreement, including the identity of the person making such acquisition proposal and the material terms and conditions of such acquisition proposal, and to keep Merge Healthcare apprised of any related material developments, discussions and negotiations related to such acquisition proposal.

Changes of Recommendation

The Merger Agreement requires the etrials board of directors:

•	to recommend that its stockholders tender their Shares pursuant to the Offer and approve the Merger Agreement;

•	not to withdraw or modify, or to propose publicly to withdraw or modify, its recommendation to tender into the Offer or of the Merger in a manner adverse to Merge Healthcare or Offeror;

•	not to recommend, adopt or approve any acquisition proposal or propose publicly to recommend, adopt or approve any acquisition proposal; and

•
not to cause or permit etrials to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to lead to any acquisition proposal.

However, the etrials board of directors may withdraw its recommendation to tender into the Offer or of the Merger or recommend a superior proposal, prior to the acceptance for payment of Shares pursuant to the Offer (an “etrials Recommendation of Change”), if:

•	the board of directors determines in good faith, after consulting its legal advisors, that failure to take such action would reasonably likely be a breach of its fiduciary duties; and

•
it provides Merge Healthcare two business days’ prior written notice specifying the material terms and conditions of the superior proposal, including the identification of the person making the superior proposal.

Stockholder Approval

etrials has agreed to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer, if required by Merge Healthcare, in order to approve the Merger Agreement.

Conduct of Business Before Completion of the Merger

Restrictions on etrials’ Operations

etrials has agreed that, until the earlier of completion of the Merger and the earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement or approved by Merge Healthcare, it will conduct its business in the ordinary course of business and, to the extent consistent herewith, will use reasonable efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other persons with which it has significant business relations. In addition, until the Merger is completed or the Merger Agreement is terminated, etrials has agreed that it will be subject to specific restrictions relating to:

•	changes in its certificate of incorporation, bylaws or other governing instruments;

•
the issuance, delivery, sale, pledge, disposition or encumbrance of any capital stock (including through the issuance or granting of options, warrants or otherwise), except pursuant to the exercise of etrials stock options outstanding on the date of the Merger Agreement and grant of new options to employees within limits set forth in the Merger Agreement;

•	the declaration, setting aside, making or payment of any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•
adjusting, recapitalizing, reclassifying, combining, splitting, subdividing, redeeming, purchasing or otherwise acquiring any shares of capital stock of etrials that is not wholly-owned (except as provided in the Merger Agreement);

•
acquiring (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division (whether by acquisition of assets or otherwise), or entering into any new line of business;

•
selling or otherwise disposing of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

•
(a) entering into or renewing or amending (i) any contract or arrangement with revenues or payments in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice, unless such contract or arrangement is terminable without penalty upon etrials giving no more than ninety (90) days’ notice or (ii) any joint venture, partnership or other similar arrangement or (b) engaging in any transaction or series of transactions with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•	authorizing any new capital expenditures or other expenditures in amounts more than $100,000 in the aggregate;

•
the incurrence or modification in any material respect of the terms of any indebtedness for borrowed money, or the assumption, guaranty or endorsement otherwise as an accommodation become responsible for the obligations of any person, or make any loans or advances to any person in excess of $100,000 in the aggregate;

•
except to the extent required under any etrials “plan” (as defined below) or as required by applicable law or as otherwise disclosed in the schedule of exceptions to the Merger Agreement, (i) increasing the compensation or benefits of any of its directors or officers, (including the payment of bonuses and the granting of stock options, stock appreciation rights, restricted shares, restricted share units or performance units or shares), other than annual adjustments in 2009 to compensation and benefits in the ordinary course of business consistent with past practice; (ii) granting or paying any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date of the Merger Agreement; (iii) entering into, amending or modifying the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former directors or officers, or establishing, adopting, entering into or materially amending or terminating any etrials stock plan or collective bargaining agreement; or (iv) accelerating the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any etrials plan or trust not required to be funded;

•	changes in method or principle of accounting, except as required by a change in law or United States generally accepted accounting principles;

•
materially changing any tax accounting period, adopting or changing any material tax accounting method, filing any material amended tax return, or settling a material tax claim or assessment, in each case relating to etrials or its subsidiaries, unless required by generally accepted accounting principles or applicable law;

•
agreeing to or otherwise settling, compromising or otherwise resolving in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date of the Merger Agreement or made or brought thereafter, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by etrials in excess of $100,000 or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

•
abandoning, selling, licensing (except in the ordinary course of business consistent with past practice), assigning or granting any security interest in or to any material item of etrials’ intellectual property rights or any other material assets; or

•	taking or agreeing to take any of the above actions.

Additionally, at Merge Healthcare’s request, etrials is required to cause all amounts outstanding under a Loan and Security Agreement by and between RBC Centura Bank and etrials, dated as of February 1, 2005, to be repaid in full immediately prior to the effective time of the Merger and to cause any and all liens in respect of such credit agreement to be released prior to the effective time of the Merger and to deliver to Merge Healthcare documentation reasonably satisfactory to Merge Healthcare stating that such actions have been taken.

etrials “plans” include without limitation, employee pension and welfare plans, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits.

Restrictions on Merge Healthcare’s Operations

Except as contemplated by the Merger Agreement, Merge Healthcare has agreed that, between the date of the Merger Agreement and the effective time of the Merger, it will not, without the prior written consent of etrials (which consent shall not be unreasonably withheld or delayed):

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or

•	adjust, recapitalize, reclassify, combine, split, or subdivide any shares of its capital stock.

Access

The Merger Agreement provides that from the date of the Merger Agreement to the effective time of the Merger or the earlier termination of the Merger Agreement, etrials will afford to Merge Healthcare and its representatives reasonable access at all reasonable times to all of etrials’ employees, properties, plants, offices and other facilities and to all of etrials’ books and records, except that etrials is not required to provide any information that it reasonably believes it cannot deliver due to contractual or legal restrictions.

Additional Agreements

The Merger Agreement contains a number of other covenants by etrials and Merge Healthcare, including:

•
Preparation of Registration Statement and Proxy Statement. Merge Healthcare agreed to promptly prepare and file a registration statement registering the Merge Healthcare Common Stock issued as part of the Offer Price or Merger Consideration, as applicable, following the execution of the Merger Agreement. If the approval of the etrials stockholders is required to consummate the Merger, then as soon as practicable following the execution of the Merger Agreement, etrials shall prepare and file with the SEC a preliminary proxy statement to be sent to the etrials stockholders in connection with the etrials stockholders meeting and other solicitation materials of Merge Healthcare and etrials constituting a part of such proxy statement and related documents. Both parties also agreed to use reasonable best efforts to have the registration statement declared effective by the SEC as promptly as practicable, and Merge Healthcare agreed to take any action required by applicable federal and state securities laws. etrials will furnish information regarding etrials and its stockholders as reasonably requested.

•
Meetings of Stockholders. As soon as practicable following expiration of the Offer, but no later than 20 business days following mailing of the definitive etrials proxy statement, etrials will take all actions necessary to hold the etrials special meeting to consider and vote upon the approval of the Merger Agreement, the Merger and related transactions. Notwithstanding the foregoing, if Offeror or any other subsidiary of Merge Healthcare has acquired at least 90% of the Shares (including the Top-Up Shares), the parties shall, at the request of Merge Healthcare, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

•	Reasonable Best Efforts. Merge Healthcare, Offeror and etrials will use reasonable best efforts to (among other things):

•
take all actions and to do all things necessary, proper or advisable, including making any filings or obtaining any approvals or waivers, under applicable laws to complete the Offer, the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable; and

•
contest and resist any administrative or judicial investigation, suit, action or other proceeding instituted (or threatened to be instituted) by a governmental entity or private party challenging the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated by the Merger Agreement, or that otherwise would reasonably be expected to prevent, impede or delay the Offer, the Merger or any such transaction contemplated by the Merger Agreement, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or court order that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

•
Public Announcements.  etrials, Offeror and Merge Healthcare have agreed to consult with one another before issuing any public release or otherwise making any public statements about the Offer or the Merger or related transactions, and will not release any such public release without prior consultation, unless otherwise required by applicable laws or regulations.

•
Notification of Matters. The parties agree to promptly notify one another of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of certain conditions of the Merger Agreement (set forth in "Merger Agreement – Conditions to Merger") impossible or unlikely.

•
Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with the Merger shall be paid by either Offeror or the Surviving Corporation, and etrials shall cooperate with Offeror and Merge Healthcare in preparing, executing and filing any tax returns with respect to such transfer taxes.

•
Takeover Laws. If any anti-takeover statute is or may become applicable to the Offer or the Merger, etrials, Merge Healthcare and Offeror and their respective boards of directors shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

•
Directors. Promptly upon the acceptance for payment of, and payment by Merge Healthcare or Offeror for, any Shares pursuant to the Offer, Merge Healthcare or Offeror are entitled to designate such number of members of the board of directors of etrials as will give Offeror, subject to compliance with Section 14(f) of the Exchange Act, representation equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of Shares so accepted for payment and paid for pursuant to the Offer plus the number of Shares otherwise owned by Merge Healthcare, Offeror or any other subsidiary of Merge Healthcare bears to (B) the number of Shares outstanding, and etrials will, at such time, cause such designees to be so elected; provided, however, that in the event that such designees are appointed or elected to the board of directors of etrials, until the effective time of the Merger, the etrials board of directors must have at least three directors who are directors on the date of the Merger Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); and provided further that, if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) are entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, etrials is required to take all action requested by Merge Healthcare necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and etrials shall make such mailing with the mailing of the Schedule 14D-9 (provided that Merge Healthcare or Offeror shall have provided to etrials on a timely basis all information required to be included in the Information Statement with respect to such designees). etrials has also agreed promptly, at the option of Merge Healthcare, to use reasonable efforts to either increase the size of its board of directors or obtain the resignation of such number of its current directors as is necessary to enable such designees to be elected or appointed to the etrials board of directors as provided above. Following the election or appointment of Merge Healthcare’s or Offeror’s designees and prior to the effective time of the Merger, any amendment or termination of the Merger Agreement approved by etrials, extension for the performance or waiver of the obligations of Merge Healthcare or Offeror or waiver of the etrials’ rights under the Merger Agreement requires the concurrence of a majority of the Independent Directors.

•
Rule 14d-10(c). Prior to the Expiration Date of the Offer or any subsequent offering period, as applicable, etrials (acting through its board of directors or its compensation committee) will take all steps required to cause to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into by etrials, Merge Healthcare or any of their respective affiliates with current or future directors, officers or employees of etrials and its affiliates and to insure that any such arrangements fall within the safe harbor provisions of Rule 14d-10(c).

etrials’ Benefit Plans

Stock Options

Immediately prior to the effective time of the Merger, all options to purchase Shares granted under any etrials plan (“Options”) that are outstanding and unexercised (whether or not then exercisable), shall become fully vested and exercisable, and to the extent not exercised, shall be cancelled at, the effective time of the Merger, and the holder will be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (1) $1.70, over (2) the exercise price per Share subject to such Option, and (ii) the total number of Shares subject to such fully vested and exercisable Option as in effect immediately prior to the effective time of the Merger (the “Option Consideration”) that have not been exercised, without interest and subject to withholding.  The Option Consideration shall be paid in a lump sum within five business days following the effective time of the Merger. No later than five days prior to the effective time of the Merger, etrials shall notify all holders of Options (“Option Holders”) that such Options will become fully vested and exercisable immediately prior to consummation of the Merger and the Options will be cancelled in exchange for the right to receive the Option Consideration if not exercised prior to the effective time of the Merger.  No Option Consideration will be paid with respect to any Option that has an exercise price equal to or greater than the Option Consideration.

Restricted Shares

Immediately prior to the effective time of the Merger, any then-outstanding restricted Shares issued pursuant to any etrials plans or otherwise shall become fully vested and all restrictions thereon shall lapse, and such Shares shall prior to the effective time of the Merger be converted into the right to receive the Merger Consideration, subject to withholding.

Directors’ and Officers’ Indemnification

The Merger Agreement provides that all rights to indemnification and exculpation from liabilities occurring at or prior to the effective time of the Merger (including rights for advancement of expenses) in favor of then current or former directors or officers of etrials provided in its certificate of incorporation or bylaws and any indemnification or other agreements of etrials in effect on the date of the Merger Agreement shall be assumed by the Surviving Corporation and shall survive the Merger and continue in full force and effect in accordance with their terms.

Prior to the effective time of the Merger, etrials intends to obtain a “tail” insurance policy to continue to provide coverage to etrials’ directors and officers on terms no less favorable than the coverage provided under etrials’ directors and officers liability insurance policy in effect on the date of the Merger Agreement for a period of six years after the completion of the Merger; provided, however, that etrials shall not pay more than 150% of the current premium to purchase such policy without Merge Healthcare’s consent.  Merge Healthcare may also substitute such tail policy with an insurance policy having terms no less favorable in any material respect to such officers and directors than etrials’ policy in effect on the date of the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before completion of the Merger in any of the following ways:

•	by mutual written consent of Merge Healthcare, Offeror and etrials; or

•	by either Merge Healthcare or etrials if:

•
if Offeror has not initially accepted Shares for payment pursuant to the Offer on or before (a) July 29, 2009 (hereinafter referred to as the “termination date”), or (b) August 28, 2009 if the transaction is delayed due to (i) failure to obtain regulatory approval under the applicable antitrust laws or (ii) a review by the SEC of any of the regulatory filings required to be filed by Merge Healthcare and etrials with the SEC prior to two business days before the date set forth in (a) above; provided further that the Merger Agreement cannot be terminated pursuant to this provision after Merge Healthcare or Offeror accepts Shares for payment pursuant to the Offer; or

•	any court or governmental order, decree or ruling enjoining or prohibiting the Merger has become final and nonappealable; or

•	by Merge Healthcare (so long as neither Merge Healthcare nor Offeror has materially breached any of its obligations contained in the Merger Agreement):

•
if etrials breaches any of its representations and warranties contained in the Merger Agreement (except where such breach would not be expected to have an etrials material adverse effect), or any of its covenants or agreements contained in the Merger Agreement, and such breach cannot be cured by the earlier of (a) the termination date and (b) 15 days after notice of the breach to etrials; or

•
etrials board of directors withdraws or modifies in a manner adverse to Merge Healthcare or Offeror, or proposes publicly to withdraw or modify in a manner adverse to Merge Healthcare or Offeror, its recommendation that its stockholders tender into the Offer or vote to approve and adopt the Merger Agreement, as applicable, or resolves or agrees to take any such action; or

•	by etrials (so long as etrials has not materially breached any of its obligations contained in the Merger Agreement):

•
Merge Healthcare or Offeror breaches any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would result in a failure of any of the conditions to the obligation of etrials to effect the Merger under the Merger Agreement and such breach cannot be cured by the earlier of (a) the termination date and (b) 15 days after notice of the breach to Merge Healthcare; or

•	in connection with the receipt of a superior proposal under the terms and subject to the conditions set forth in the Merger Agreement.

Should any of these potential grounds for termination occur, Merge Healthcare’s and etrials’ board of directors may elect to exercise their respective rights to terminate the Merger Agreement.

Termination Fees and Expenses

Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement, the Offer, and the Merger will be paid by the party incurring the same.

etrials has agreed to pay Merge Healthcare a termination fee equal to $500,000, plus reimburse Merge Healthcare for reasonable out of pocket expenses up to $250,000, if:

•	etrials terminates the Merger Agreement in connection with the receipt of a superior proposal under the terms and subject to the conditions set forth in the Merger Agreement; or

•
Merge Healthcare terminates the Merger Agreement because etrials’ board of directors withdraws or modifies in a manner adverse to Merge Healthcare or Offeror, or proposes publicly to withdraw or modify in a manner adverse to Merge Healthcare or Offeror, its recommendation that its stockholders tender into the Offer or vote to approve and adopt the Merger Agreement, as applicable, or resolves or agrees to take any such action.

Effect of Termination

In the event of termination of the Merger Agreement prior to the effective time of the Merger in accordance with the terms of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability or further obligation on the part of Merge Healthcare, Offeror or etrials other than:

•	the payment of fees and expenses described above under “Merger Agreement — Termination Fees and Expenses”;

•	liability for brokerage or finder’s fees incurred by it;

•	the parties’ mutual obligations with respect to confidentiality and public announcements, which survive termination, under the terms of the Merger Agreement; and

•	liability for any breach of the Merger Agreement.

Amendments, Extensions and Waivers

The parties may amend the Merger Agreement in writing by action taken by their respective boards of directors at any time prior to the effective time of the Merger; provided, however, that after approval of the Merger Agreement by etrials’ stockholders, the parties may not make any amendment that by law requires further approval by etrials’ stockholders without such approval.

At any time before the effective time of the Merger, each party may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement, subject to the requirements of applicable laws.

The Stockholder Support Agreements

In connection with the execution and delivery of the Merger Agreement, Merge Healthcare entered into a Stockholder Support Agreement, dated as of May 30, 2009 (each a “Stockholder Support Agreement”), with each officer and director of etrials, as well as certain stockholders of etrials (each a “Supporting Stockholder”). Pursuant to each Stockholder Support Agreement, each of the Supporting Stockholders has agreed, among other things (a) to tender (and not withdraw) all Shares beneficially owned or thereafter acquired by them and (b) to vote such Shares in support of the Merger and against any competing transaction unless such Stockholder Support Agreement is otherwise terminated.

Confidentiality and Non-Disclosure Agreement

Merge Healthcare and etrials entered into a Confidentiality and Non-Disclosure Agreement dated as of May 6, 2009 (the “Confidentiality and Non-Disclosure Agreement”). Pursuant to the Confidentiality and Non-Disclosure Agreement, as a condition to being furnished confidential information by etrials, Merge Healthcare agreed, among other things, to use such confidential information solely for the purpose of evaluating a transaction between etrials and Merge Healthcare.  Merge Healthcare also agreed (i) not to purchase, sell or otherwise trade in etrials’ securities or any derivatives of such securities until Merge Healthcare, based on the advice of counsel, determined that any material provided pursuant to the Confidentiality and Non-Disclosure Agreement did not constitute material, non-public information and (ii) not to propose to any person or entity other than etrials any transaction between Merge Healthcare and etrials and/or its security holders involving etrials’ securities or security holders unless etrials requested, in writing, that Merge Healthcare make such a proposal. In addition, Merge Healthcare agreed that, as of the date thereof and for a period of two years from the date of the Confidentiality and Non-Disclosure Agreement, Merge Healthcare would not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, (i) control of etrials, including but not limited to acquiring control by nominating person(s) to serve on etrials’ board of directors, (ii) more than 2% of any outstanding class of securities of etrials or any voting or economic interest therein, or (iii) substantially all of etrials’ business or assets.

THE OFFER

Offeror is offering to exchange each outstanding Share for the Consideration subject to the conditions contained in this Prospectus and the accompanying letter of transmittal.

Offeror is making the Offer in order for Merge Healthcare to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, etrials.  The Offer is the first step in Merge Healthcare’s acquisition of etrials and is intended to facilitate the acquisition of all of the outstanding Shares.  Merge Healthcare intends to complete the Merger as soon as possible after completion of the Offer.

Consideration

Under the terms of the Offer, each etrials stockholder may elect to receive, for each outstanding Share validly tendered and not properly withdrawn in the Offer:

•	$0.80 in cash, without interest, plus

•	0.3448 shares of Merge Healthcare Common Stock (collectively, the “Consideration”),

subject to the procedures described in this Prospectus and the related letter of transmittal.  etrials stockholders who otherwise would be entitled to receive a fractional share of Merge Healthcare Common Stock will instead receive an amount in cash (without interest) equal to the amount of such fraction multiplied by $2.610, rounded to the nearest cent.

etrials stockholders should obtain current market quotations for shares of Merge Healthcare Common Stock and the Shares before deciding whether to tender pursuant to the Offer.  Please also see the section of this Prospectus entitled “Risk Factors.”

Top-Up Option

Pursuant to the Merger Agreement, etrials granted to Merge Healthcare and Offeror an irrevocable Top-Up Option to purchase up to that number of Shares that, when added to the number of Shares, directly or indirectly, owned collectively by Merge Healthcare and Offeror immediately following consummation of the Offer, shall constitute one Share more than 90% of the Fully Diluted Shares at a purchase price per Share equal to the greater of $1.70 and an amount equal to the highest price per Share pursuant to the Offer, paid in cash, by wire transfer or cashier’s check.  The Top-Up Option is exercisable only once, at such time as Merge Healthcare and Offeror, directly or indirectly, own at least 80% of the Fully Diluted Shares, and prior to the fifth business day after the Expiration Date of the Offer or the Expiration Date of any subsequent offering period.  The Top-Up Option will not be exercisable to the extent the number of Shares subject thereto (taken together with the number of Shares outstanding on a fully-diluted basis at such time) exceeds the number of authorized Shares available for issuances.  The obligation of etrials to deliver the Top-Up Shares is further subject to there being no law or rule of the NASDAQ Global Market, and no judgment, injunction, order or decree, that prohibits the exercise of the Top-Up Option or the delivery of the Top-Up Shares upon exercise.

Distribution of Offering Materials

This Prospectus, the related letter of transmittal and other relevant materials will be delivered to record holders of Shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on etrials' stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Shares.

Expiration of the Offer

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of July 14, 2009, which is the “Initial Expiration Date,” unless further extended by Offeror.  “Expiration Date” means the Initial Expiration Date, unless and until Offeror has extended the period during which the Offer is open, subject to the terms and conditions of the Merger Agreement, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Offeror, will expire.

Extension, Termination and Amendment

Offeror may, without the consent of etrials, from time to time extend the Offer (A) in increments of not more than five (5) business days for one or more periods if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until the time as such conditions are satisfied or waived or (B) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  Offeror shall, at the request of etrials, extend the Offer for not less than five (5) business days if, at the initial Expiration Date or any subsequent scheduled Expiration Date, any of the conditions of the Offer have not been satisfied or waived.  Offeror shall, if requested by etrials or Merge Healthcare, make available a subsequent offering period of not less than ten (10) business days; but Offeror shall not be required to make available a subsequent offering period if, prior to such period, Merge Healthcare and Offeror own more than 80% of the Shares outstanding on a Fully Diluted Basis.

Except as described above, Offeror is not required under the Merger Agreement to exercise its right to extend the Offer, although it currently intends to do so until all conditions of the Offer have been satisfied or waived.  During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to each tendering etrials stockholder’s right to withdraw its Shares.  etrials stockholders should read the discussion under “The Offer — Withdrawal Rights” for more details.

To the extent legally permissible, Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•
to delay acceptance for exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept or exchange any Shares not previously accepted or exchanged, if any of the conditions of the Offer are not satisfied or waived prior to the Expiration Date or to the extent required by applicable laws;

•	to waive any condition, other than those not subject to waiver as set forth in “The Offer — Conditions of the Offer”; and

•	to otherwise amend the Offer in any respect;

provided, however, that Offeror may not, without the prior written consent of etrials, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Consideration payable in the Offer, (iii) waive the Minimum Tender Condition, add to the conditions comprising the Offer Conditions or modify any condition comprising the Offer Conditions in any manner adverse to the holders of Shares, (iv) except as described above, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) otherwise amend the Offer in any manner that is adverse to the holders of Shares.

Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter.  In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.  Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which Offeror may choose to make any public announcement, Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If Offeror materially changes the terms of the Offer or the information concerning the Offer, or if Offeror waives a material condition of the Offer, Offeror will extend the Offer to the extent legally required under the Exchange Act.  If, prior to the Expiration Date, Offeror changes the percentage of Shares being sought or the consideration offered, that change will apply to all holders whose Shares are accepted for exchange pursuant to the Offer.  If at the time notice of that change is first published, sent or given to etrials stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Offeror will extend the Offer until the expiration of that ten business day period.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Subsequent Offering Period

Offeror may elect to provide subsequent offering periods of not less than ten (10) and no more than twenty (20) business days after the acceptance of Shares in the Offer in accordance with Rule 14d-11 under the Exchange Act provided that Offeror shall not be required to make a subsequent offering period if, prior to such period, Merge Healthcare and Offeror directly or indirectly own more than 80% of the Fully Diluted Shares.  If Offeror exercises its right to use a subsequent offering period, Offeror will consummate the exchange with respect to the Shares validly tendered and not properly withdrawn in the initial offer period as soon as practicable after the initial offer period.  etrials stockholders will not have the right to withdraw any Shares that etrials stockholders tender in the subsequent offering period.  If Offeror elects to provide a subsequent offering period, Offeror will make a public announcement to that effect no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration.

Exchange of Shares; Delivery of Cash and Shares of Merge Healthcare Common Stock

Merge Healthcare has retained American Stock Transfer & Trust Company LLC as the depositary and exchange agent for the Offer to handle the exchange of Shares for the Consideration.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn promptly after the Expiration Date.  In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the exchange agent of certificates for those Shares, or a confirmation of a book-entry transfer of those Shares into the exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the Offer, Offeror will be deemed to have accepted for exchange Shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those Shares pursuant to the Offer.  The exchange agent will deliver any cash and shares of Merge Healthcare Common Stock issuable in exchange for Shares validly tendered and accepted pursuant to the Offer as soon as practicable after receipt of such notice.  The exchange agent will act as the agent for tendering etrials stockholders for the purpose of receiving cash and shares of Merge Healthcare Common Stock from Offeror and transmitting such cash and stock to the tendering etrials stockholders.  etrials stockholders will not receive any interest on any cash that Offeror pays in the Offer, even if there is a delay in making the exchange.

If Offeror does not accept any tendered Shares for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares than are tendered for, Offeror will return certificates for such unexchanged Shares without expense to the tendering stockholder or, in the case of Shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “The Offer — Procedure for Tendering,” the Shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the Offer.

Withdrawal Rights

etrials stockholders can withdraw tendered Shares at any time until the Expiration Date and, if Offeror has not agreed to accept the Shares for exchange on or prior to the 60th day after the commencement date of the Offer, which is August 15, 2009, etrials stockholders can thereafter withdraw their Shares from tender at any time after such date until Offeror accepts Shares for exchange.

For the withdrawal of Shares to be effective, the exchange agent must receive a written notice of withdrawal from the etrials stockholder at one of the addresses set forth on the back cover of this Prospectus, prior to the Expiration Date.  The notice must include the stockholder’s name, address, social security number, the certificate number(s), the number of Shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those Shares, and any other information required pursuant to the Offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the Shares to be withdrawn were tendered for the account of an eligible institution.  Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees.  An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If Shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “The Offer — Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.  If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding.  None of Offeror, Merge Healthcare, etrials, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification.  Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.  However, an etrials stockholder may re-tender withdrawn Shares by following the applicable procedures discussed under the section “The Offer — Procedure for Tendering” or “ The Offer — Guaranteed Delivery” at any time prior to the Expiration Date.

Procedure for Tendering

For an etrials stockholder to validly tender Shares pursuant to the Offer:

•
a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the letter of transmittal, and certificates for tendered Shares held in certificate form must be received by the exchange agent at one of its addresses set forth on the back cover of this Prospectus before the Expiration Date;

•
an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this Prospectus, and the Shares must be tendered into the exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the Expiration Date; or

•	the terms and conditions of the guaranteed delivery procedure set forth below under “The Offer — Guaranteed Delivery” must be met.

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Offeror may enforce that agreement against such participant.

The exchange agent has established an account with respect to the Shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares prior to the Expiration Date into the exchange agent’s account in accordance with DTC’s procedure for such transfer.  However, although delivery of Shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedures described below under “The Offer — Guaranteed Delivery” must be followed.  Book-entry delivery of Shares may not be available.  If book-entry delivery is not available, etrials stockholders must tender Shares by means of delivery of Share certificates or pursuant to the guaranteed delivery procedures set forth below under “The Offer — Guaranteed Delivery.”

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Shares are tendered either by a registered holder of Shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for Shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of Share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering etrials stockholder, and delivery will be deemed made only when actually received by the exchange agent.  If delivery is by mail, Offeror recommends registered mail with return receipt requested, properly insured.  In all cases, etrials stockholders should allow sufficient time to ensure timely delivery.

Certain holders of Shares may be subject to U.S. federal backup withholding (currently, at a rate of 28%) of the amount payable to such holder pursuant to the Offer or the Merger.  To prevent such backup withholding, each etrials stockholder, other than a stockholder exempt from backup withholding as described below, must provide the exchange agent with its correct taxpayer identification number, certify that it is not subject to backup withholding of U.S. federal income tax by completing the Substitute IRS Form W-9 included in the letter of transmittal, and otherwise comply with the applicable requirements of the backup withholding rules.  Certain stockholders (including, among others, all corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements.  In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

Each etrials stockholder should read the discussion under “The Merger — Material U.S.  Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the application of the backup withholding rules to them as a result of the Offer and the Merger.

The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between Offeror and the tendering etrials stockholder upon the terms and subject to the conditions of the Offer.

Guaranteed Delivery

etrials stockholders desiring to tender Shares pursuant to the Offer but whose certificates are not immediately available or cannot otherwise be delivered with all other required documents to the exchange agent prior to the Expiration Date or who cannot complete the procedure for book-entry transfer on a timely basis, may nevertheless tender Shares, as long as all of the following conditions are satisfied:

•	the tender is by or through an eligible institution;

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Offeror, is received by the exchange agent as provided below on or prior to the Expiration Date; and

•
the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received by the exchange agent at one of its addresses on the back cover of this prospectus within three trading days after the date of execution of such notice of guaranteed delivery.

An etrials stockholder may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at one of its addresses on the back cover of this Prospectus.  The notice must include a guarantee by an eligible institution in the form set forth in the notice.

In all cases, Offeror will exchange Shares tendered and accepted for exchange pursuant to the Offer only after timely receipt by the exchange agent of certificates for Shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described above), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of transmittal as set forth above, an etrials stockholder irrevocably appoints Offeror’s designees as such stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its Shares tendered and accepted for exchange by Offeror and with respect to any and all other Shares and other securities issued or issuable in respect of those Shares on or after the Expiration Date.  That appointment is effective, and voting rights will be affected, when and only to the extent that Offeror accepts tendered Shares for exchange pursuant to the Offer and deposits with the exchange agent the cash consideration or the shares of Merge Healthcare Common Stock consideration for such Shares.  All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable.  Upon the effectiveness of such appointment, all prior proxies that the etrials stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective).  Offeror’s designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of etrials' stockholders or otherwise.  Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the exchange of such Shares, Offeror must be able to exercise full voting rights with respect to such Shares.  However, prior to acceptance for exchange by Offeror in accordance with terms of the Offer, the appointment will not be effective, and Offeror shall have no voting rights as a result of the tender of Shares.

Fees and Commissions

Tendering registered etrials stockholders who tender Shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions.  Tendering etrials stockholders who hold Shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering Shares pursuant to the Offer.  Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by Offeror.

Matters Concerning Validity and Eligibility

Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares, in its sole discretion, and its determination shall be final and binding.  Offeror reserves the absolute right to reject any and all tenders of Shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful.  Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares.  No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of such Shares have been cured or waived.  None of Offeror, Merge Healthcare, etrials, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.  Offeror’s interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding.

etrials stockholders who have any questions about the procedure for tendering Shares in the Offer should contact the Information Agent at the address and telephone number set forth on the back cover of this Prospectus.

Announcement of Results of the Offer

Merge Healthcare will announce the final results of the Offer, including whether all of the conditions to the Offer have been satisfied or waived and whether Offeror will accept the tendered Shares for exchange, as promptly as practicable following the Expiration Date.  The announcement will be made by a press release in accordance with applicable NASDAQ requirements.

Ownership of Merge Healthcare After the Offer and the Merger

Assuming that:

•	all outstanding restricted shares, of which there were 473,165 represented by etrials to be outstanding as of May 31, 2009, become vested prior to the expiration of the Offer;

•
Offeror exchanges, pursuant to the Offer, 3,814,916 shares, which number is the product of (i) 11,064,142 Shares outstanding, including 473,165 restricted shares outstanding, each as of May 31, 2009 (as set forth by etrials in its Solicitation/Recommendation Statement on Schedule 14D-9, filed June 16, 2009) and (ii) 0.3448 shares of Merge Healthcare Common Stock; and

•	56,772,006 shares (including 15,414 shares held in treasury) of Merge Healthcare Common Stock are issued immediately prior to the consummation of the Offer;

former etrials stockholders would own in the aggregate 6.3% of the outstanding shares of Merge Healthcare Common Stock.

Conditions to the Offer

Offeror’s obligation to accept for exchange and to exchange Shares validly tendered and not properly withdrawn in the Offer is subject to the satisfaction or waiver by Offeror of certain conditions, including the valid tender of at least a majority of the outstanding Shares on a fully diluted basis.  Neither Merge Healthcare nor Offeror shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merge Healthcare’s or Offeror’s obligation to pay for or return tendered shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the number of Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer represent at least a majority of the Fully Diluted Shares (the “Minimum Tender Condition”), this Form S-4 has become effective under the Securities Act, and etrials has terminated the earlier merger agreement with BITI and no amounts or other obligations are due thereunder.  Fully Diluted Shares, under the Merger Agreement, means all outstanding securities entitled generally to vote in the election of directors of etrials on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities having an exercise price or conversion price less than the Cash Value of the Offer price.

Neither Merge Healthcare nor Offeror will be required to accept for payment or to pay for any Shares not previously accepted for payment or paid for, and may terminate or amend the Offer, with the consent of etrials or if, at any time on or after May 30, 2009 and before the Offer expires, any of the following conditions exists:

•
Any law, (whether temporary, preliminary or permanent) is enacted, entered, promulgated or enforced, or any injunction shall have been issued and be in effect, by any United States or state court or United States governmental entity which prohibits restrains or enjoins the consummation of the Offer;

•	There shall have occurred any change, occurrence or development that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on etrials;

•
The representations and warranties of etrials as set forth in the Merger Agreement are not true and correct at such time except where such would not be expected to have a material adverse effect on etrials;

•
etrials fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of etrials required to be performed or complied with by it under the Merger Agreement;

•
The Merger Agreement has been terminated in accordance with its terms which, in the sole and reasonable judgment of Offeror or Merge Healthcare, makes it inadvisable to proceed with such acceptance for payment or payment; or

•	This Form S-4 is subject to any stop order or proceeding seeking stop order.

A “material adverse effect” with respect to etrials means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of etrials taken as a whole; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, an etrials material adverse effect:

•	general economic or market conditions or general changes or developments in the pharmaceutical industry or affecting participants in the pharmaceutical industry,

•	acts of war or terrorism or natural disasters,

•
the announcement or performance of the Merger Agreement and the transactions contemplated under the Merger Agreement, including compliance with the covenants set forth in the Merger Agreement and the identity of Merge Healthcare as the acquirer of etrials, or any action taken or omitted to be taken by etrials at the written request or with the prior written consent of Merge Healthcare or Offeror,

•	changes in any applicable accounting regulations or principles or the interpretations thereof,

•
changes in the price or trading volume of etrials’ stock (provided that any etrials material adverse effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or

•
any failure by etrials to meet earnings or loss projections, in and of itself (provided that any etrials material adverse effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion such as the announcement or performance of the Merger Agreement and the transactions contemplated under the Merger Agreement, including compliance with the covenants set forth in the Merger Agreement and the identity of Merge Healthcare as the acquirer of etrials, or any action taken or omitted to be taken by etrials at the written request or with the prior written consent of Merge Healthcare or Offeror), unless, in the case of (i) general economic or market conditions or general changes or developments in the pharmaceutical industry or affecting participants in the pharmaceutical industry or (ii) acts of war or terrorism or natural disasters, such change, effect, event or occurrence has a materially disproportionate effect on etrials, taken as a whole, compared with other companies operating in the eClinical software and services industry.

The foregoing conditions are for the sole benefit of Merge Healthcare and Offeror and may be asserted by Merge Healthcare or Offeror regardless of the circumstances (including any action or inaction by Merge Healthcare or Offeror) giving rise to such condition or may be waived by Merge Healthcare or Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time in each case except for the Minimum Tender Condition, which may be waived by Merge Healthcare or Offeror only with the prior written consent of etrials.  The failure by Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Purpose of the Offer; the Merger

Purpose of the Offer; the Merger

The purpose of the Offer is for Merge Healthcare to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, etrials.  The Offer, as the first step in the acquisition of etrials, is intended to facilitate the acquisition of etrials.  The purpose of the Merger is for Merge Healthcare to acquire all outstanding Shares not tendered and purchased pursuant to the Offer.  If the Offer is successful, Merge Healthcare intends to consummate the Merger as promptly as practicable.  Upon consummation of the Merger, the Surviving Corporation would become a wholly-owned subsidiary of Merge Healthcare.

If Offeror owns 90% or more of the outstanding Shares following consummation of the Offer and any subsequent offering period and exercise of the Top-Up Option, if exercised, Merge Healthcare intends to consummate the Merger as a “short-form” merger pursuant to Section 253 of the Delaware General Corporation Law (“DGCL”).  In this case, neither the approval of any holder of Shares nor the approval of the etrials board of directors would be required.

If Offeror owns less than 90% of the outstanding Shares following the consummation of the Offer and does not exercise the Top-Up Option, the etrials board of directors will submit the Merger to etrials' stockholders for approval at a stockholder meeting convened for that purpose in accordance with the DGCL.  If the Minimum Tender Condition is satisfied, Merge Healthcare will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Merger at the stockholders’ meeting without the affirmative vote of any other etrials stockholder.

In the Merger, each Share (except for Shares held in etrials' treasury, Shares beneficially owned by any direct or indirect wholly-owned subsidiary of etrials and Shares beneficially owned directly or indirectly by Merge Healthcare or Offeror, including Shares acquired in the Offer) would be converted into the right to receive the consideration, subject to appraisal rights under Delaware law, as more fully described below.

In the Merger, etrials stockholders will receive $0.80 in cash, without interest, and 0.3448 shares of Merge Healthcare Common Stock for each Share owned on the effective date of the Merger.

Rule 13e-3 promulgated under the Exchange Act, which Merge Healthcare does not believe would apply to the Merger if the Merger occurs within one year of the completion of the Offer, would require, among other things, that certain financial information concerning etrials, and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of etrials, be filed with the SEC and disclosed to stockholders prior to the completion of the Merger.

Plans for etrials

In connection with the Offer and the Merger, Merge Healthcare has reviewed and will continue to review various possible business strategies that it might consider in the event that Offeror acquires control of etrials pursuant to the Merger.  Following a review of additional information regarding etrials, these strategies could include, among other things, changes in etrials' business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

Board of Directors and Management

Upon consummation of the Merger, the directors of etrials as the Surviving Corporation will be the directors of Offeror immediately prior to the effective time of the Merger, and the officers of etrials as the Surviving Corporation will be the officers of Offeror immediately prior to the effective time of the Merger.  After Merge Healthcare’s review of etrials and its corporate structure, management and personnel, Merge Healthcare will determine what additional changes, if any, would be desirable.

Delisting and Termination of Registration

If etrials qualifies for termination of registration under the Exchange Act after the Offer is consummated, Merge Healthcare intends to seek to have etrials withdraw the Shares from listing on the NASDAQ Global Market and to terminate the registration of Shares under the Exchange Act.  See “The Offer — Effect of the Offer on the Market for Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations.”

Effect of the Offer on the Market for Shares; NASDAQ Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares

The purchase of Shares by Offeror pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.  The extent of the public market for Shares after consummation of the Offer and the availability of quotations for such Shares will depend upon a number of factors, including the number of stockholders holding Shares, the aggregate market value of the Shares held by the public at such time, the interest of maintaining a market in the Shares, analyst coverage of etrials on the part of any securities firms and other factors.

NASDAQ Listing

The Shares are listed on the NASDAQ Global Market.  Depending upon the number of Shares acquired pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, Shares may no longer meet the standards for continued listing on the NASDAQ Global Market and may be delisted from NASDAQ.  If the Shares are delisted from NASDAQ, the market for the Shares would be adversely affected as described above.  If the Shares are not delisted prior to the Merger, then Merge Healthcare intends to delist the Shares from NASDAQ promptly following consummation of the Merger.

Registration Under the Exchange Act

The Shares currently are registered under the Exchange Act.  This registration may be terminated upon application by etrials to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders.  Termination of registration would substantially reduce the information required to be furnished by etrials to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to the Shares.  In addition, “affiliates” of etrials and persons holding “restricted securities” of etrials may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act.  If registration of the Shares under the Exchange Act is not terminated prior to the Merger, then Merge Healthcare intends to terminate the registration of the Shares following consummation of the Merger.

Margin Regulations

The Shares currently are a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares.  Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

Certain Relationships With etrials

As of the date of the Offer, Merge Healthcare does not own any Shares.  Neither Merge Healthcare nor Offeror have effected any transaction in securities of etrials in the past 60 days.  To the best of Merge Healthcare and Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Appendix D hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of etrials or has effected any transaction in securities of etrials during the past 60 days.

Except as described in this Prospectus, (i) there have been no contracts, negotiations or transactions between Merge Healthcare, or to the best of Merge Healthcare and Offeror’s knowledge, any of their directors, executive officers or other affiliates on the one hand, and etrials or its affiliates on the other hand concerning any merger, consolidation, acquisition, tender offer, election of etrials' directors, or the sale of a material amount of etrials' assets, and (ii) neither Merge Healthcare nor Offeror, nor to the best knowledge of Merge Healthcare or Offeror, after reasonable inquiry, none of the persons listed on Appendix D hereto, nor any of their respective affiliates, have any other present or proposed material agreement, arrangement, understanding or relationship with etrials or any of its executive officers, directors, controlling persons or subsidiaries.

Source and Amount of Funds

The Offer and the Merger are not conditioned upon any financing arrangements or contingencies.

Assuming all restricted shares tender into the Offer, and all outstanding vested in-the-money stock options remain unexercised and are exchanged for cash, the Offeror estimates the amounts required to purchase the then outstanding Shares and fund transaction-related fees and expenses will approximate 3.8 million shares of Merge Healthcare Common Stock and $11.6 million of cash.

Merge Healthcare expects to have sufficient cash on hand to complete the transactions contemplated by the Offer and the Merger and to pay  all fees, expenses and other related amounts related to the Offer and the Merger.

DESCRIPTION OF MERGE HEALTHCARE CAPITAL STOCK

Merge Healthcare’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, 1,000,000 shares of preferred stock, par value $.01 per share, and one share of Series 3 Special Voting Stock preferred stock, par value $.01 per share.  As of May 31, 2009, there were 56,772,006 shares of Merge Healthcare Common Stock issued, including 479,997 shares subject to restricted stock awards and 15,414 shares held in treasury.  There are currently no shares of preferred stock outstanding.  The Merge Healthcare Common Stock is held of record by approximately 284 stockholders.  On May 31, 2009, 4,528,229 shares of Merge Healthcare Common Stock were subject to outstanding options.

The following description of the terms of the common stock and preferred stock of Merge Healthcare is not complete and is qualified in its entirety by reference to Merge’s certificate of incorporation and bylaws, each as amended to date.  To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

Common Stock

Holders of Merge Healthcare Common Stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock, if any.  On June 19, 2008, Merge Healthcare paid a dividend of $0.001 on each share of Merge Healthcare Common Stock as part of the termination of a rights plan.  Merge Healthcare does not anticipate paying any cash dividends in the foreseeable future.  Each holder of Merge Healthcare Common Stock is entitled to one vote per share.  Upon any liquidation, dissolution or winding-up of its business, the holders of Merge Healthcare Common Stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of any shares of preferred stock then outstanding.  The holders of Merge Healthcare Common Stock have no preemptive rights and no rights to convert their common stock into any other securities.  There are also no redemption or sinking fund provisions applicable to the Merge Healthcare Common Stock.

Merge Healthcare Common Stock is listed on the NASDAQ Global Market under the symbol “MRGE.” The transfer agent and registrar for the Merge Healthcare Common Stock is American Stock Transfer and Trust Company LLC.

Preferred Stock

Merge Healthcare’s board of directors has the authority, without further action by the stockholders, to issue up to 1,000,001 shares of Merge Healthcare preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the Merge Healthcare Common Stock.

Of the authorized preferred stock, one share has been designated Series 3 Special Voting Stock preferred stock (“Series 3 Stock”), $0.01 par value per share.  The Series 3 Stock ranks senior to Merge Healthcare Common Stock and junior to all other classes or series of the stock of Merge Healthcare.

Merge Healthcare’s board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of Merge Healthcare Common Stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Merge Healthcare or make it more difficult to remove Merge Healthcare’s management.  Additionally, the issuance of Merge Healthcare preferred stock may have the effect of decreasing the market price of Merge Healthcare Common Stock.

Delaware Law Anti-takeover Provisions

As a Delaware corporation, Merge Healthcare is subject to the provisions of Section 203 of the DGCL.  Under Section 203, Merge Healthcare generally would be prohibited from engaging in any business combination with an interested stockholder for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to such time, Merge Healthcare’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Merge Healthcare’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and officers, and also by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or at or subsequent to such time, the business combination is approved by Merge Healthcare’s board of directors and authorized at an annual or special meeting of Merge Healthcare’s stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of a corporation’s assets involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder, subject to limited exceptions;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation’s capital stock beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” of Merge Healthcare as any entity or person beneficially owning 15% or more of the outstanding Merge Healthcare voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

The description of Section 203 of the DGCL above is qualified in its entirety be reference to such section.

Certificate of Incorporation and Bylaw Provisions

Various provisions contained in Merge’s certificate of incorporation and bylaws, each as amended to date, could delay or discourage some transactions involving an actual or potential change in control of Merge Healthcare or its management and may limit the ability of Merge Healthcare stockholders to remove current management or approve transactions that Merge Healthcare stockholders may deem to be in their best interests.  These provisions:

•	authorize Merge Healthcare’s board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•
require that any action required or permitted to be taken by Merge Healthcare’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•
provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of Merge Healthcare’s board of directors or a committee of its board of directors;

•
state that special meetings of Merge Healthcare’s stockholders may be called only by the chairman of its board of directors, its chief executive officer or by a majority of its board of directors then in office; and

•	allow Merge Healthcare’s directors to fill vacancies on its board of directors, including vacancies resulting from removal or enlargement of the board.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Authorized Capital Stock

etrials.  etrials has 51,000,000 authorized shares, of which 50,000,000 are shares of common stock, $0.0001 par value per share, and 1,000,000 are shares of preferred stock, $0.0001 par value per share. The board of directors is expressly granted authority to issue shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a “preferred stock designation”) and as may be permitted by the DGCL. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of etrials entitled to vote generally in the election of directors (the “voting stock”), voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

Merge Healthcare.  Merge Healthcare has 101,000,001 authorized shares, of which 100,000,000 are shares of common stock, $0.01 par value per share, 1,000,000 are shares of preferred stock, $0.01 par value per share and 1 is a share of Series 3 Special Voting Stock preferred stock (“Series 3 Stock”), $0.01 par value per share.  The board of directors is expressly granted authority, without a vote of shareholders and in accordance with the DGCL, to fix or alter from time to time, the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred stock, and to establish from time to time the designation thereof, or any of them and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  The Series 3 Stock ranks senior to Merge Healthcare Common Stock and junior to all other classes or series of stock of Merge Healthcare.  The number of authorized shares may be increased or decreased (but not below the number of shares of any class or series thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of Merge Healthcare entitled to vote generally in the election of directors (the “voting stock”), voting together as a single class, without a separate vote of the holders of any preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

Annual Meetings of Stockholders

etrials. Annual meetings of etrials stockholders are held each year on a date and time designated by the board of directors. Written notice of the annual meeting stating the place, date and hour of the meeting will be given to each etrials stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

Merge Healthcare.  Annual meetings of Merge Healthcare stockholders are held each year on a date and time designated by the board of directors.  Written notice of the annual meeting stating the place, day and hour of the meeting will be given to each Merge Healthcare stockholder of record entitled to vote at such meeting not less than 10 (unless a longer period is required by the DGCL) nor more than 70 days before the date of such meeting.

Special Meetings of Stockholders

etrials. Special meetings of etrials stockholders may be called only by the board of directors, the chief executive officer or the secretary upon written request of a majority of etrials stockholders. Written notice of the special meeting stating the time, place and purpose for which it is called will be given to each etrials stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

Merge Healthcare.  Special meetings of Merge Healthcare stockholders may be called only by (i) the chairman of the board of directors, (ii) the chief executive officer, or (iii) the board of directors.  Written notice of any special meeting stating the purpose, place, day and hour of the meeting will be given to each Merge Healthcare stockholder of record entitled to vote at such meeting not less than 10 (unless a longer period is required by the DGCL) nor more than 70 days before the date of such meeting.

Quorum Requirements

etrials. The presence in person or by proxy of the holders of a majority of the shares of etrials common stock issued, outstanding and entitled to vote at any stockholders’ meeting constitutes a quorum for the transaction of business, except as otherwise provided by statutes or the certificate of incorporation of etrials.

Merge Healthcare.  The presence in person or by proxy of the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote at any stockholders’ meeting constitutes a quorum for the transaction of business, except as otherwise provided by the DGCL.

Stockholder Action by Written Consent

etrials. Unless otherwise provided by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken by written action only if such written actions is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Merge Healthcare.  Unless otherwise provided by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken by written action only if such written actions is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amending the Bylaws

etrials. The board of directors is expressly empowered to adopt, amend or repeal bylaws of etrials, without the approval of stockholders. The stockholders also have the power to adopt, amend or repeal bylaws of etrials.

Merge Healthcare.  The board of directors is expressly empowered to adopt, amend or repeal the bylaws of Merge Healthcare, without the approval of stockholders.  The stockholders also have the power to adopt, amend or repeal bylaws of Merge Healthcare and may provide that any particular bylaw so adopted, amended or repealed by the stockholders may not be amended, repealed or readopted by the board or directors absent stockholder approval.

Special Voting Requirements and Provisions

etrials. At all meetings of stockholders for the election of directors, a plurality of the votes cast is required to elect.

Merge Healthcare.  At all meetings of stockholders for the election of directors, a plurality of the votes cast is required to elect.

Number and Election of Directors

etrials. The number of directors of etrials shall be not less than one nor more than nine. The exact number of directors shall be fixed from time to time, within the limits specified in the certificate of incorporation or bylaws, by the etrials board of directors. The board of directors is classified, with respect to the time for which the directors severally hold office, into 3 classes as nearly equal in number as possible. At each annual meeting of stockholders, the successors to the classes of directors whose terms then expire are elected to serve three-year terms and until their respective successors are duly elected and qualified.

Merge Healthcare.  The number of directors of Merge Healthcare shall not be less than three nor more than eleven.  The specific number of directors shall be fixed from time to time, within the limits specified in the certificate of incorporation or bylaws, by the Merge Healthcare board of directors.  Each director holds office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

Notice Requirements for Stockholder Nomination of Directors and Other Proposals

etrials. Nominations of persons for election to the board of directors of etrials may be made at the direction of the board of directors, by any nominating committee or person(s) appointed by the board, or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the requisite notice procedures. For stockholder nominations, a stockholder must deliver written notice to the principal executive office of etrials not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if there is less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, written notice of the stockholder must be so delivered not later than the close of business on the 10th day following the earlier of such notice or disclosure to be timely. The written notice to the secretary of etrials must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the corporation which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the corporation which are beneficially owned by the stockholder. For stockholder proposals not relating to the election of directors, the written notice must set forth: (i) as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) any material interest of the stockholder in such business, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class, series and number of shares of capital stock of the corporation which are beneficially owned by the stockholder.

Merge Healthcare.  Nominations of persons for election to the board of directors of Merge Healthcare and the proposal of business to be considered by the stockholders may be made at an Annual Meeting (i) pursuant to Merge Healthcare’s notice of meeting, (ii) by or at the direction of the board of directors of Merge Healthcare or (iii) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in the bylaws of Merge Healthcare, who is entitled to vote at the meeting and who complies with the following procedures.  For nominations, the stockholder must have given timely notice thereof in writing to the secretary of Merge Healthcare.  To be timely, a stockholder’s notice must be received by the secretary of Merge Healthcare at the principal executive offices of Merge Healthcare not less than 60 days nor more than 90 days prior to the first anniversary of the date of the prior year’s annual meeting.  Such stockholder’s notice shall be signed by the stockholder of record who intends to make the nomination (or his duly authorized proxy or other representative), shall bear the date of signature of such stockholder (or proxy or other representative) and shall set forth:  (A) the name and address, as they appear on Merge Healthcare’s books, of such stockholder and the beneficial owner or owners, if any, on whose behalf the nomination or proposal is made; (B) the class and number of shares of Merge Healthcare which are beneficially owned by such stockholder or beneficial owner or owners; (C) a representation that such stockholder is a holder of record of shares of Merge Healthcare entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or introduce the other business specified in the notice; (D) the name and residence address of the person or persons to be nominated; (E) a description of all arrangements or understandings between such stockholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder, (F) such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the board of directors of Merge Healthcare and (G) the written consent of each nominee to be named in a proxy statement and to serve as a director of Merge Healthcare if so elected.

Board Vacancy

etrials. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, or until such director’s earlier resignation, removal from office, death or incapacity.

Merge Healthcare.  Any vacancy occurring in the board of directors of Merge Healthcare, including a vacancy resulting from an increase in the number of directors, may be filled by any of the following:  (a) the stockholders; (b) the board of directors of Merge Healthcare; or (c) if the directors remaining in office constitute fewer than a quorum of the board of directors of Merge Healthcare, the directors, by the affirmative vote of a majority of all directors remaining in office.  If the vacant office was held by a director elected by a voting group of stockholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by the stockholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors.  A vacancy that will occur at a specific later date, because of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Removal of Directors

etrials. Each director shall hold office until the next annual meeting of stockholders at which his class stands for election or until such director’s earlier resignation, removal from office, death or incapacity.

Merge Healthcare.  Each director shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his or her term, or until his or her prior death, resignation or removal.  A director may be removed by the stockholders only at a meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of the director.  A director may be removed from office only for cause (as defined in the bylaws) if the number of votes cast to remove the director exceeds the number of votes cast not to remove him or her; provided, however, that, if the board of directors of Merge Healthcare, by resolution, has recommended the removal of a director, then the stockholders may remove such director without cause by the vote referred to above.

Indemnification and Liability of Directors and Officers

etrials. The certificate of incorporation of etrials provides that a director of etrials shall not be personally liable to etrials or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to etrials or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. etrials, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification shall be paid by etrials in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by etrials as authorized by the certificate of incorporation.

The bylaws of etrials provide that etrials shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of etrials) by reason of the fact that he is or was a director, officer, employee or agent of etrials, or is or was serving at the request of etrials as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of etrials, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, the bylaws provide that etrials shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of etrials to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of etrials, or is or was serving at the request of etrials as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of etrials and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to etrials unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of etrials has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by etrials in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by etrials.

Merge Healthcare.  The bylaws of Merge Healthcare provide that a director of Merge Healthcare shall not be personally liable to Merge Healthcare or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Merge Healthcare or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize further elimination or limitation of the liability of directors, then the liability of directors of Merge Healthcare shall be eliminated or limited to the full extent authorized by the DGCL, as so amended.

The bylaws further provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director of Merge Healthcare or is or was serving at the request of Merge Healthcare as a director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all cost, expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Furthermore, any person entitled to indemnification will also be reimbursed by Merge Healthcare for all expenses incurred in defending or preparing to defend any proceeding which such right to indemnification is applicable in advance of its final disposition.

Business Combinations

etrials. The certificate of incorporation and bylaws of etrials do not address whether, how and under what circumstances stockholder approval is required for any business combination.

Merge Healthcare. The certificate of incorporation and bylaws of Merge Healthcare do not address whether, how and under what circumstances stockholder approval is required for any business combination.

LEGAL MATTERS

General

Merge Healthcare is not aware of any governmental license or regulatory permit that appears to be material to etrials' business that might be adversely affected by Offeror’s acquisition of Shares pursuant to the Offer of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required to permit Offeror’s acquisition or ownership of Shares pursuant to the Offer and the Merger.  There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), or (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to etrials' business.  Offeror’s obligation under the Offer to accept for exchange and pay for Shares is subject to certain conditions.  See “The Offer — Conditions of the Offer.”

Litigation

On Monday, June 1, 2009, Merge Healthcare was served with a Summons and Complaint in the Milwaukee County Circuit Court, State of Wisconsin, captioned William C. Mortimore and David M. Nosay v. Merge Technologies Inc. n/k/a Merge Healthcare Inc. [sic], Case Number 09CV008356, Case Code 30301.  The Complaint includes a demand for a jury trial and alleges that the corporation unreasonably refused Mortimore and Noshay’s request for indemnification; requests the court order that they are entitled to indemnification under Wisconsin Statute Section 180.0851(2); alleges breaches of certain employment agreements; and a breach of the covenant of good faith and fair dealing.  Monetary damages are unspecified.  Merge Healthcare is in the process of identifying counsel, has notified its appropriate insurers and intends to vigorously defend the action.

Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”) some acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the FTC and waiting period requirements have been satisfied.  The purchase of Shares pursuant to the Offer is not subject to such requirements because the size of the transaction falls below the current statutory thresholds for pre-merger notification under the HSR Act.

Under the laws of some foreign nations and multinational authorities, the transaction may not be completed or control may not be exercised unless filings are made with these nations’ antitrust regulatory authorities or multinational antitrust authorities, and these antitrust authorities approve or clear closing of the transaction.  Other foreign nations and multinational authorities have voluntary and/or post-merger notification systems.

Private parties (including individual states) may also bring legal actions under the antitrust laws.  Merge Healthcare does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws.  However, a challenge to the Offer on antitrust grounds may be made, and if such a challenge is made, the result of any such challenge is not known.  See “The Offer — Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Validity of Merge Healthcare Common Stock

The validity of the Merge Healthcare Common Stock offered by this Prospectus will be passed upon for Merge Healthcare by McDermott Will & Emery LLP.

EXPERTS

The financial statements of Merge Healthcare as of December 31, 2008 and for the year then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Merge Healthcare as of December 31, 2007, and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report, dated March 31, 2008, of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing. KPMG LLP’s report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph that states that Merge Healthcare’s recurring losses from operations and negative cash flows raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  KPMG LLP’s report covering the December 31, 2007 consolidated financial statements also contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as of January 1, 2006.

The consolidated financial statements of etrials Worldwide, Inc. at December 31, 2008 and 2007, and for the years then ended, appearing in this Prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are based upon the historical financial statements of Merge Healthcare and etrials after giving effect to Merge Healthcare’s proposed acquisition of all of the issued and outstanding shares of etrials.  The acquisition is structured as a two-step transaction, consisting of a tender offer and a follow-on merger.  The purpose of the Offer is for Merge Healthcare to acquire control of, and ultimately the entire equity interest in and all the outstanding shares of, etrials.  The Offer is the first step in Merge Healthcare’s plan to acquire all of the outstanding Shares.  Under the terms of the Offer, each etrials stockholder may elect to receive, for each outstanding Share validly tendered, (i) $0.80 in cash, without interest, plus (ii) 0.3448 shares of Merge Healthcare Common Stock.  Promptly after completion of the Offer, Merge Healthcare intends to consummate a merger of Offeror with and into etrials, with etrials surviving the merger.  The purpose of the Merger is for Merge Healthcare to acquire all Shares not acquired in the Offer.  After the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Merge Healthcare and the former etrials stockholders will no longer have any direct ownership interest in the Surviving Corporation.  The acquisition will be accounted as a business combination using the acquisition method with Merge Healthcare identified as the acquirer, pursuant to Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations (“SFAS No. 141(R)”).

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2009 is presented as if the acquisition of etrials occurred on March 31, 2009.  The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2009 and the fiscal year ended December 31, 2008 are presented as if the acquisition of etrials had taken place on January 1, 2008 and was carried forward through to March 31, 2009 and December 31, 2008, respectively.

As of the date of this Prospectus, Merge Healthcare has not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the assets to be acquired and the liabilities to be assumed in connection with the proposed acquisition of etrials.  The preliminary allocation of the purchase price of the acquisition (the preliminary PPA) used in these unaudited pro forma condensed consolidated financial statements is based upon Merge Healthcare’s preliminary estimates at the date of preparation of these pro forma financial statements.  As a result of the finalization of this allocation after the acquisition’s final completion (the final PPA), Merge Healthcare expects to make material adjustments to the preliminary PPA.  Differences between the preliminary PPA and the final PPA could have a material impact on Merge Healthcare’s pro forma results of operations.  Actual allocations will be based on the final appraisals of fair value of, among other things, identifiable tangible and intangible assets and tax-related assets and liabilities, at the acquisition date.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Merge Healthcare that would have been recorded had the acquisition of etrials been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the company.  The unaudited pro forma condensed consolidated statements of operations do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Merge Healthcare may achieve with respect to the combined operations of Merge Healthcare and etrials and do not include any costs directly attributed to the acquisition, which, based upon information available at the date of preparation of the pro forma financial statements, are expected to be at least $2.2 million (including investment bank, legal, accounting, and valuation service fees, as well as approximately $0.8 million in fees related to etrials’ termination of a prior Merger Agreement).  The pro forma statements of operations also do not include any non-recurring charges or credits directly related to the transaction.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in both Merge Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and etrials historical consolidated financial statements and accompanying notes included herein.

Unless otherwise indicated all amounts included herein are in expressed in thousands of U.S. dollars.

Merge Healthcare Incorporated
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2009
(In thousands except for share data)

	Historical
	Merge	Historical			Pro Forma		Pro Forma
	Healthcare	etrials	Reclassifications		Adjustments		Combined
ASSETS	(unaudited)	(unaudited)	(Note 3)		(Note 3)
Current assets:
Cash and cash equivalents	$19,690	$9,061	$-		$(13,626)	(E)	$15,125
Accounts receivable, net of allowance for doubtful accounts and sales returns	13,387	3,854	(1,892)	(A)	-		15,349
Inventory	114	136	-		-		250
Prepaid expenses	1,456	506	-		-		1,962
Deferred income taxes	217	-	-		-		217
Other current assets	278	-	1,892	(A)	-		2,170
Total current assets	35,142	13,557	-		(13,626)		35,073
Net property and equipment	1,730	2,003	(555)	(B)	-		3,178
Purchased and developed software, net of accumulated amortization	5,003	-	555	(B)	2,545	(F)	8,103
Customer relationships, net of accumulated amortization	2,054	-	-		150	(G)	2,204
Goodwill	-	-	-		3,021	(H)	3,021
Deferred income taxes	4,585	-	-		-		4,585
Investments	5,527	-	-		-		5,527
Other assets	775	119	-		550	(I)	1,444
Total assets	$54,816	$15,679	$-		$(7,360)		$63,135

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,760	$708	$-		$-		$3,468
Accrued wages	1,759	929	-		-		2,688
Restructuring accrual	673	-	-		-		673
Bank line of credit and other short-term borrowings	-	1,916	-		(1,916)	(J)	-
Other accrued liabilities	2,760	1,104	-		-		3,864
Deferred revenue	14,324	1,215	-		-		15,539
Total current liabilities	22,276	5,872	-		(1,916)		26,232
Note payable	14,358	135	-		(135)	(J)	14,358
Deferred income taxes	39	-	-		1,330	(K)	1,369
Deferred revenue	466	-	-		-		466
Income taxes payable	5,435	-	-		-		5,435
Other	177	45	-		-		222
Total liabilities	42,751	6,052	-		(721)		48,082
Shareholders' equity:
Preferred Stock	-	-	-		-		-
Common stock	556	1	-		37	(L)	594
Common stock subscribed	26	-	-		-		26
Additional paid-in capital	465,638	56,298	-		(51,148)	(M)	470,788
Accumulated deficit	(455,799)	(46,672)	-		44,472	(N)	(457,999)
Accumulated other comprehensive income	1,644	-	-		-		1,644
Total shareholders' equity	12,065	9,627	-		(6,639)		15,053
Total liabilities and shareholders' equity	$54,816	$15,679	$-		$(7,360)		$63,135

Merge Healthcare Incorporated
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Month Period ended March 31, 2009
(In thousands except for share data)

	Historical
	Merge	Historical			Pro Forma		Pro Forma
	Healthcare	etrials	Reclassifications		Adjustments		Combined
	(unaudited)	(unaudited)	(Note 3)		(Note 3)
Net sales:
Software and other	$8,684	$-	$-		$-		$8,684
Services and maintenance	6,625	3,638	-		-		10,263
Total net sales	15,309	3,638	-		-		18,947
Cost of sales:
Software and other	1,230	-	-		-		1,230
Services and maintenance	2,150	2,052	(59)	(C)	(11)	(O)	4,132
Amortization	650	-	59	(C)	66	(P)	775
Total cost of sales	4,030	2,052	-		55		6,137
Gross margin	11,279	1,586	-		(55)		12,810
Operating costs and expenses:
Sales and marketing	1,672	791	(34)	(C)	(9)	(O)	2,420
Product research and development	2,271	490	(37)	(C)	11	(O)	2,735
General and administrative	3,252	1,221	(34)	(C)	(86)	(O)	4,353
Restructuring and other expenses	-	-	-		-		-
Depreciation and amortization	548	-	105	(C)	8	(Q)	661
Total operating costs and expenses	7,743	2,502	-		(76)		10,169
Operating income (loss)	3,536	(916)	-		21		2,641
Other income (expense):
Interest expense	(761)	(18)	-		18	(R)	(761)
Interest income	8	28	-		-		36
Other, net	81	(58)	-		-		23
Total other income (expense)	(672)	(48)	-		18		(702)
Income (loss) before income taxes	2,864	(964)	-		39		1,939
Income tax expense	22	-	-		-		22
Net income (loss)	$2,842	$(964)	$-		$39		$1,917
Net income (loss) per share - basic	$0.05						$0.03
Weighted average number of common shares outstanding - basic	56,304,568				3,814,916	(W)	60,119,484

Net income (loss) per share - diluted	$0.05						$0.03
Weighted average number of common shares outstanding - diluted	57,189,532				3,814,916	(W)	61,004,448

Merge Healthcare Incorporated
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2008
(In thousands except for share data)

	Historical
	Merge	Historical			Pro Forma		Pro Forma
	Healthcare	etrials	Reclassifications		Adjustments		Combined
			(Note 3)		(Note 3)
Net sales:
Software and other	$27,561	$-	$-		$-		$27,561
Services and maintenance	29,174	16,242	-		-		45,416
Total net sales	56,735	16,242	-		-		72,977
Cost of sales:
Software and other	5,121	-	-		-		5,121
Services and maintenance	11,672	11,022	(283)	(D)	(20)	(T)	22,391
Amortization and impairment	3,279	-	283	(D)	217	(S)	3,779
Total cost of sales	20,072	11,022	-		197		31,291
Gross margin	36,663	5,220	-		(197)		41,686
Operating costs and expenses:
Sales and marketing	9,313	4,736	(162)	(D)	(66)	(T)	13,821
Product research and development	13,240	2,102	(92)	(D)	(17)	(T)	15,233
General and administrative	20,461	6,385	(84)	(D)	(1,255)	(T)	25,507
Goodwill and trade name impairment, restructuring and other expenses	11,816	8,011	-		-		19,827
Depreciation, amortization and impairment	3,530	-	338	(D)	30	(U)	3,898
Total operating costs and expenses	58,360	21,234	-		(1,308)		78,286
Operating income (loss)	(21,697)	(16,014)	-		1,111		(36,600)
Other income (expense):
Interest expense	(1,750)	(120)	-		120	(V)	(1,750)
Interest income	268	350	-		-		618
Other, net	(564)	(33)	-		-		(597)
Total other income (expense)	(2,046)	197	-		120		(1,729)
Income (loss) before income taxes	(23,743)	(15,817)	-		1,231		(38,329)
Income tax expense	(60)	-	-		-		(60)
Net income (loss)	$(23,683)	$(15,817)	$-		$1,231		$(38,269)
Net income (loss) per share - basic	$(0.51)						$(0.76)
Weighted average number of common shares outstanding - basic	46,717,546				3,814,916	(W)	50,532,462

Net income (loss) per share - diluted	$(0.51)						$(0.76)
Weighted average number of common shares outstanding - diluted	46,717,546				3,814,916	(W)	50,532,462

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands of dollars, other than share and per share information)

Note 1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Merge Healthcare and etrials after giving effect to the cash to be paid and the stock to be issued by Merge Healthcare to consummate the etrails acquisition, as well as certain reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated balance sheet assumes that the pending acquisition of etrials occurred on March 31, 2009.  The pro forma condensed consolidated balance sheet combines the historical balances of Merge Healthcare and etrials as of March 31, 2009, plus reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated statements of operations assume that the pending acquisition of etrials occurred on January 1, 2008.  The pro forma condensed consolidated statements of operations combine the historical results of Merge Healthcare and etrials for the year ended December 31, 2008 and for the three months ended March 31, 2009, respectively, plus reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated financial statements assume that the pending acquisition is accounted for using the acquisition method of accounting for business combinations in accordance with SFAS No. 141(R) and represents the current pro forma information based upon available information of the combining companies’ results of operations during the periods presented.  As the final PPA will be based on information at the acquisition date, it will not be determinable before that date.  As of the date of this document, Merge Healthcare has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the assets of etrials to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has it identified all the adjustments necessary to conform the information of etrials to Merge Healthcare’s accounting policies.  However, Merge Healthcare has made certain adjustments to the historical book values of the assets and liabilities of etrials, based on currently available information, to reflect certain preliminary estimates of the fair values, in preparing unaudited pro forma condensed consolidated financial data.  The preliminary PPA assigns values to certain identifiable intangible assets, including customer relationships, and core technology.  Actual results may differ from this unaudited pro forma condensed consolidated information once Merge Healthcare has determined the final purchase price for etrials, completed the detailed valuation studies necessary to finalize the required final PPA, and identified any necessary conforming accounting policy changes for etrials.  Accordingly, the final PPA, which will or may be determined subsequent to the closing of the Merger, and their effects on the results of operations, may differ materially from the preliminary PPA and the unaudited pro forma combined amounts presented herein.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the acquisition described above been consummated as of March 31, 2009 (for the pro forma balance sheet) or January 1, 2008 (for the pro forma statements of operations).

Note 2.	Preliminary Purchase Price and Preliminary Purchase Price Allocation

Based upon Merge Healthcare’s share price as of March 31, 2009, the estimated total preliminary purchase price is approximately $14,563 (as further detailed below), but will fluctuate based upon the price of Merge Healthcare’s stock and the number of outstanding etrials shares at the actual closing date.  The preliminary purchase price also assumes etrials option holders with vested in-the-money shares do not elect to exercise such options and, therefore, receive cash consideration only.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands of dollars, other than share and per share information)

The preliminary purchase price (based upon Merge Healthcare’s closing share price of $1.36 as of March 31, 2009) is approximately $14,563 and is comprised of:

Cash consideration payable on closing:
11,064,142 etrials shares at $0.80 (including 473,165 in restricted stock awards)	$8,852
804,385 etrials employee options at $1.70 less $1.05 (average exercise price of these options)	523	$9,375

Share consideration payable on closing:
11,064,142 etrials shares at $0.47 (including 473,165 in restricted stock awards)		5,188
Preliminary purchase price		$14,563

In order to fund the cash portion of the purchase price, Merge Healthcare expects to use its own cash resources.

Merge Healthcare’s stock price may materially differ from the closing price as of March 31, 2009.  The table below illustrates the potential impact to the preliminary purchase price resulting from a stock price of Merge Healthcare common stock of $3.14 (closing price as of May 29, 2009, the trading day prior to announcement of the Merger Agreement) as well as a 50% increase or decrease from this level.

	Merge Healthcare	50% decrease in	50% increase in
	share price	Merge Healthcare	Merge Healthcare
	as of May 29, 2009	share price	share price

Cash consideration payable on closing (no change)	$9,375	$9,375	$9,375
Share consideration payable on closing	11,979	5,989	17,968
Preliminary purchase price	$21,354	$15,365	$27,344

Note that any change to the preliminary purchase price as a result of a change in the share price has no impact on profit or loss, since the resulting change is allocated to goodwill, and thus not subject to amortization.

The preliminary purchase price will be allocated to tangible and identifiable intangible assets of etrials acquired and liabilities assumed, based on their estimated fair values as of the acquisition date.  The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill.  Based upon a preliminary valuation, as of March 31, 2009, the preliminary purchase price would be allocated as follows:

Current assets	$13,557
Non-current assets	1,567
Intangible assets	3,800
Goodwill	3,021
Total assets acquired	21,945
Liabilities assumed	(7,382)
Net assets acquired	$14,563

The preliminary allocation of the purchase price is based upon management’s estimates.  These estimates and assumptions are subject to change upon final valuation.

Deferred Revenues:  For the purpose of these pro forma condensed consolidated statements only, the carrying value of deferred revenue has been assumed to approximate its fair value, primarily due to the fact that customers of etrials generally have the ability to terminate contracts on 30 days notice to etrials.  Therefore, the pro forma condensed consolidated balance sheet and statements of operations do not reflect the adverse impact on deferred revenue and revenue that will occur as a result of any potential reduction in deferred revenue on the opening balance sheet pursuant to final valuation of deferred revenue.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands of dollars, other than share and per share information)

Cash and other net tangible assets/liabilities:  Cash and other net tangible assets were recorded at their respective carrying amounts and, for the purpose of these unaudited pro forma condensed consolidated statements only, the carrying value of these assets/liabilities has been assumed to approximate their fair values and should be treated as preliminary values.

Goodwill:  Goodwill represents the excess of the preliminary purchase price over the estimated fair value of tangible and identifiable intangible assets acquired.  Goodwill includes amounts assignable to acquired workforce which are also intangible assets not subject to amortization.

Trade names.  Trade names represent the fair value of marketing-related acquired assets.  Trade names are classified as intangible assets not subject to amortization.

In-Progress Research and Development:  In-progress R&D costs are capitalized developed software costs for products that have not reached technological feasibility.  These costs are not currently subject to amortization.

Identifiable intangible assets subject to amortization: Identifiable intangible assets acquired include developed software and customer relationships.  Developed software is comprised of products that have reached technological feasibility.  Customer relationships represent the underlying relationships and agreements with customers of etrials.

The fair value of intangible assets is based on management’s preliminary valuation, and is subject to change based on review by independent valuation professionals.  Estimated useful lives for the purposes of these pro forma statements are based on historical experience.

Total Consideration	$14,563
Allocation of purchase price:
Current assets	13,557
Non-current assets	1,567
Liabilities assumed	(6,052)
Unallocated purchase price	$5,491

Preliminary allocation to identified intangibles and goodwill:
Proprietary Technology	2,500
In-Progress R&D	600
Customer Relationships	150
Trade Names	550
Deferred Tax Liability	(1,330)
Goodwill (including acquired workforce)	3,021
$5,491

Deferred Tax Balances:  As of December 31, 2008 etrials had deferred tax assets that were subject to a full valuation allowance, including deferred tax assets relating to domestic federal net operating loss (NOL) carryforwards of approximately $14,000.  Internal Revenue Code Section 382 imposes substantial restrictions on the utilization of these NOLs in the event of an “ownership change” of the corporation.  Merge Healthcare has currently not assessed its ability to utilize these tax attributes prior to their expiration.  For the purposes of these pro forma statements, the deferred tax liability arising from the acquisition of identifiable intangible assets has been estimated using a statutory tax rate of 35%.  The final valuation of the deferred tax assets is expected to have a material impact on the preliminary PPA and may result in a material change in the above indicated amount of goodwill.

Pre-acquisition contingencies:  Merge Healthcare has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated.  If information becomes available prior to the end of the purchase price measurement period, which would indicate that a liability which existed at the acquisition date is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in additional goodwill.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands of dollars, other than share and per share information)

Note 3.	Reclassifications and Pro Forma Adjustments

The following reclassifications have been reflected in the unaudited pro forma condensed consolidated financial statements:

(A)	To reclassify etrials unbilled accounts receivable to other assets to conform to Merge Healthcare’s presentation.

(B)	To reclassify etrials capitalized internal software development costs to conform to Merge Healthcare’s presentation.

(C)	To adjust etrials presentation of amortization and depreciation to conform to Merge Healthcare's presentation for the period presented:

For the Three Months Ended March 31, 2009
Cost of sales:
Software and other	$-
Services and maintenance	(59)
Amortization	59
Total cost of sales	-
Gross margin	-
Operating costs and expenses:
Sales and marketing	(34)
Product research and development	(37)
General and administrative	(34)
Restructuring and other expenses	-
Depreciation and amortization	105
Total operating costs and expenses	$-

(D)	To adjust etrials presentation of amortization and depreciation to conform to Merge Healthcare’s presentation for the period presented:

For the Year Ended December 31, 2008
Cost of sales:
Software and other	$-
Services and maintenance	(283)
Amortization	283
Total cost of sales	-
Gross margin	-
Operating costs and expenses:
Sales and marketing	(162)
Product research and development	(92)
General and administrative	(84)
Restructuring and other expenses	-
Depreciation and amortization	338
Total operating costs and expenses	$-

The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet:

(E)
Represents, as of March 31, 2009, the total cash consideration payable by Merge Healthcare upon the consummation of the acquisition to the stockholders of etrials, the repayment of the short term borrowings of etrials per the change of control provisions contained in the loan and line of credit agreements, and the payment of non-recurring acquisition-related transaction costs:

Cash consideration payable by Merge Healthcare per the acquisition agreement	$(9,375)
Repayment of loans and line of credit of etrials	(2,051)
Estimated acquisition-related transaction costs, including $0.8 million in fees related to etrials termination of a prior merger agreement	(2,200)
$(13,626)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands of dollars, other than share and per share information)

(F)	To record the preliminary valuation of purchased and developed software related to the acquisition of etrials:

Proprietary Technology	$2,500
In-Progress R&D	600
Elimination of historical capitalized software development costs of etrials	(555)
$2,545

(G)	To record the preliminary valuation of customer relationships.

(H)	To record the preliminary valuation of goodwill.

(I)	To record the preliminary valuation of tradenames related to the acquisition of etrials.

(J)	To record repayment of the borrowings of etrials based on terms of the line of credit and loan agreements.

(K)	To record the estimated deferred tax liability on identified intangible assets at a statutory tax rate of 35%.

(L)	To record the Merge Healthcare common stock issued as part of the acquisition consideration, and to eliminate the common stock of etrials:

To record the issuance of 3,814,916 Merge Healthcare shares in connection with the acquisition	$38
To eliminate the common stock of etrials	(1)
$37

(M)	To record the additional paid-in capital (“APIC”) related to the Merge Healthcare common stock issued as part of the acquisition consideration, and to eliminate the APIC of etrials:

To record the APIC related to the issuance of 3,814,916 Merge Healthcare shares in connection with the acquisition as of March 31, 2009	5,150
To eliminate the historical APIC of etrials in connection with the acquisition as of March 31, 2009	(56,298)
(51,148)

(N)	To record the elimination of the accumulated deficit of etrials and record Merge Healthcare’s estimated non-recurring acquisition-related transaction costs:

To eliminate the accumulated deficit of etrials	46,672
Estimated acquisition-related transaction costs, including $0.8 million in fees related to termination of a prior merger agreement by etrials	(2,200)
44,472

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2009:

(O)	To record elimination of stock-based compensation expense as the outstanding options and restricted stock awards of etrials fully vest and are paid out in connection with the business combination.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
(in thousands of dollars, other than share and per share information)

(P)
To record amortization relating to the purchased and developed software recognized at the time of the acquisition of etrials and to eliminate the historical amortization by etrials of developed software:

To eliminate the historical intangible asset amortization of etrials	$(59)
Amortization of acquired intangible assets relating to etrials acquisition	125
$66

(Q)
To record amortization relating to the customer relationships recognized at the time of the acquisition of etrials.  The useful lives of the acquired technology-based and acquired customer-based intangible assets have been estimated to be five years each.  These are being amortized on a straight line basis, which is consistent with Merge Healthcare’s historical treatment of such assets.

(R)
To record the elimination of etrials interest expense as a result of the repayment of the short term borrowings of etrials per the change of control provisions contained in the loan and line of credit agreements.

The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008:

(S)
To record amortization relating to the purchased and developed software recognized at the time of the acquisition of etrials and to eliminate the historical amortization by etrials of developed software:

To eliminate the historical intangible asset amortization of etrials	$(283)
Amortization of acquired intangible assets relating to etrials acquisition	500
$217

(T)	To record elimination of stock-based compensation expense as the outstanding options and restricted stock awards of etrials fully vest and are paid out in connection with the business combination.

(U)
To record amortization relating to the customer relationships recognized at the time of the acquisition of etrials.  The useful lives of the acquired technology-based and acquired customer-based intangible assets have been estimated to be five years each.  These are being amortized on a straight line basis, which is consistent with Merge Healthcare’s historical treatment of such assets.

(V)
To record the elimination of etrials interest expense as a result of the repayment of the short term borrowings of etrials per the change of control provisions contained in the loan and line of credit agreements.

The following adjustment is reflected in the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2009 and the year ended December 31, 2008:

(W)	To record the issuance of Merge Healthcare common stock in connection with the acquisition and assumes such shares are outstanding during the period presented.

ETRIALS BUSINESS

Overview

etrials Worldwide, Inc. is a provider of eClinical software technology and services to pharmaceutical, biotechnology, medical device, and contract research organizations, or CROs. etrials offers a broad range of clinical trial technology and services including electronic data capture, handheld devices, and interactive voice and Web response software designed to speed and improve the process of collecting data in clinical trials performed for drug and medical device development. etrials’s primary focus is on the costly and time-consuming clinical trial phase of drug development. etrials provides pharmaceutical, biotechnology, medical device companies and CROs with integrated software technology and services designed to significantly reduce the time spent collecting clinical trials data, and managing clinical trials performance, using an automated and easy-to-use mechanism to collect data directly from clinical investigators and patients. etrials believes that its automated data collection software enables its customers to reduce overall clinical trial research costs, enhance data quality and reduce the time it takes to close a study database.

History and Merger

etrials’s subsidiary, etrials, Inc., which operates its business, was incorporated in 1999 in the State of Delaware under the name Pharmacentric Technologies, Inc., for the purpose of managing certain assets acquired from Persimmon IT, Inc. In March 2000, Pharmacentric acquired Expidata, and in January 2003, Araccel Corporation merged into etrials, Inc. Araccel primarily provided eClinical electronic patient reported outcomes, or ePRO, solutions that capture, analyze, distribute, manage and report clinical trial data from patients. Prior to the merger with Araccel, etrials, Inc. was in the business of primarily providing electronic data capture, or EDC, software and services for clinical trials.

CEA Acquisition Corporation was incorporated in Delaware in October 2003 as a blank check company, the objective of which was to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the entertainment, media and communications industry. In February 2004, CEA consummated an initial public offering and raised net proceeds of $21,390,100. In February 2006, etrials Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials in which etrials became CEA’s wholly owned subsidiary. At that time CEA changed its name to etrials Worldwide, Inc.

General

etrials is a single source global provider of each of the three key clinical software technologies used to optimize the clinical trial process – EDC, interactive voice and Web response systems, or IVRS/IWRS, and electronic patient diaries, or eDiaries – along with professional services and support as part of an integrated or individual software as a service, or SaaS, platform.

Adaptive, Web-based tools work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint.

Value Proposition

Recognizing that successful clinical trials rely on the speed in which actionable decisions can be made, etrials provides innovative data collection, end-to-end trial visibility and tightly managed control mechanisms that:

•	Capture clinical and patient reported information through multiple modalities, including the Web, personal digital assistants, or PDAs, smartphones, tablet personal computers, or PCs, and phones;

•	Integrate clinical trial information from different sources such as labs, electrocardiogram, or ECG/EKG, diagnostic images, in-home testing devices such as blood glucose monitors and other sources;

•	Provide centralized control and management of the trial, at the site and patient levels to enhance data quality;

•
Provide an integrated solution of eClinical services, technologies (EDC, IVR and ePRO) and expertise that provides etrials’s clients real time visibility into and across the clinical trial process; and

•	Offer value-added services such as consultative program development, project management, training options, hosting services, in-house help desk support, ad hoc reporting and medical coding.

etrials supports these value propositions by leveraging the following key strengths:

•
Advanced Solutions on an Integrated Platform. etrials is one of a limited number of eClinical technology vendors that offer a fully integrated eClinical solution to meet complex data collection requirements from a secure and centralized system.

•
Experience. As an experienced industry leader, etrials has facilitated more than 900 trials involving more than 400,000 patients in over 70 countries. Approximately 42 of those studies resulted in approximately 14 new drug and regulatory approvals. Having partnered with more than 100 different clients, etrials intends to lead the way towards future industry innovations such as Adaptive Clinical Trials and integration between eClinical and electronic health records and disease management.

•
Process Excellence. From fast study start-up to strategic implementation of mid-study changes, etrials’s project teams have deep clinical research knowledge and technical expertise necessary for effective and efficient management of its clients’ clinical trials.

Products

etrials’s Web-based architecture and integrated eClinical solutions enable customers to efficiently capture, integrate, manage and analyze key clinical and patient reported information in one data repository. Real-time Web-based access allows clinical trial sponsors and CROs to analyze actionable information based on high quality data an estimated eight to twelve weeks earlier than traditional paper-based methods, enhancing and speeding decision-making and supporting adaptive trial design.

etrials’s eClinical solutions include:

•
EDC. etrials’s EDC is a Web-based, globally proven solution for collecting, managing, and analyzing real-time clinical trial information. etrials’s EDC solution allows clinicians, researchers and business executives to drive data quality and make more informed decisions faster by more effectively managing and monitoring trial progress, site and clinical research associate performance, compliance, and data reconciliation virtually in real-time. With etrials’s configurable electronic case report forms, or eCRF, study information is more accurate, timely and accessible, for better collaboration and communication. etrials’s dynamic business process engine supports multiple workflows and ensures that information collected in the field is verified and complete. Real-time reporting supports adaptive study designs by enabling integration of study information and knowledge as the trial progresses.

•
eDiaries. etrials’s eDiaries is a multiple modality electronic patient reported outcomes, or ePRO solution for patient intelligence. Sponsors can drive high compliance and data quality across different therapeutic areas, patient populations, and global locations, while ensuring optimal control, simplicity, reporting and flexibility. etrials’s eDiaries minimize problems associated with paper-based collection such as patient compliance, transcription errors and limited data analysis. Information is stored on the local device (handheld, tablet, or smartphone) and a central database through wired and wireless connectivity.

•
IVRS/IWRS. etrials’s IVRS/IWRS solutions go well beyond traditional IVRS systems, providing a powerful trial and site monitoring and control tool. Real-time patient enrollment, dynamic randomization and comprehensive drug supply management systems are accessible via a single, convenient site logistics administration console. The solution enables sponsors to easily manage site or stratum-based patient enrollment, the compliance of sites and subjects, and what supplies have shipped.

Technology Platform

The etrials eClinical Software-as-a-Service, or SaaS, Web-based platform is more capable of meeting the diverse needs of each clinical trial than traditional enterprise software. etrials’s SaaS architecture, built on an Oracle foundation, enables its customers to focus their time on managing their trials and not on running servers, databases and applications. This model reduces the costs associated with deploying a clinical trial. All etrials’s solutions include design, testing, and deployment to enable its customers to rapidly conduct and closeout their studies. These supporting applications are essential to etrials’s subscription licensing strategy and software services.

Professional Services

To support the on-going implementation of etrials’s technology solutions throughout the course of its clients’ clinical trials, etrials offers its customers services that include: software implementation, project management, training, system performance and maintenance, knowledge transfer, and global customer support.

•
Software implementation. etrials develops with its client database specifications, designs the screen forms and backend data structure, determines the data transformations and configures the required infrastructure, including both hardware and communications systems.

•
Project management. When awarded a project, etrials will assign an experienced project team to the initiative, led by an expert clinical project manager. The team works closely with clients to develop project specifications and to understand the expectations for etrials’s conduct of the proposed project. Ongoing management of the technical aspects of a clinical trial is provided, from start-up, to deployment, to conduct and close-out. These services typically involve consulting and managing how the technology and services are used in the clinical trial. Project managers also monitor the study’s budgeted hours, ensure milestones are hit, and coordinate changes to the database when necessary.

•
Training. etrials’s training staff provides on-site investigator training courses, online training modules, Web-based instructor-led training and train-the-trainer options to ensure investigator sites and clinical researchers are effectively educated in the use of its software.

•
System performance and maintenance. etrials’s provides a holistic solution, ensuring business continuity, resiliency and security. etrials has invested heavily to help clients attain the peak performance their clinical trials require to always be running quickly, efficiently and in a security-rich and industry-compliant environment. Recognizing etrials’s clients’ critical need to access trial data at any time and from virtually any location around the world, etrials’s has assembled a highly talented team of IT professionals to support their clinical trial environments.

•
Knowledge transfer. For those clients who want to internalize the design and management of their clinical studies, this consulting service trains their staff in the use of the design software and the steps involved in deploying trials.

•
Global customer support. etrials provides support 24 hours a day and seven days a week through its global in-house help desk for the investigator sites, research staff and other system users accessing the software.

Technology Acquisitions

etrials has in the past acquired new software technologies through acquisitions of all or part of other companies.

In April 2004, etrials acquired from Authentrics, Inc. IVRS software and certain other assets in exchange for 24,538 shares of etrials common stock. Authentrics also agreed to provide certain consulting services related to the use, implementation, and deployment of the IVRS technology for which etrials agreed to pay $360,000 to Authentrics.

In April 2005, etrials purchased from Quintiles Transnational Corp., certain EDC software and clinical trial management software, or CTMS, as well as Quintiles’ customer backlog related to such software products. In exchange, etrials granted Quintiles a license to such software and other etrials clinical trial software. etrials also issued Quintiles 139,048 shares of its common stock.

In August 2005, MiniDoc AB and etrials Worldwide, Inc. entered into an exclusive license agreement granting exclusive rights from MiniDoc to etrials for the MiniDoc Diary Software and the intellectual property rights underlying the MiniDoc Diary Software. MiniDoc retained a right to make, use and sell the licensed intellectual property, without any right to transfer or sublicense it to others.

etrials might, in the future, also acquire other companies that have software or services that it can cross-sell to its existing customers or that have customers to which it can sell its existing products and services. Examples of products and services etrials might acquire to sell to its existing customers include: clinical trial site payment technology, safety database technology; adverse event reporting services, and eSubmissions technology and services. There can be no assurance that such future acquisitions will be available on terms acceptable to etrials or that any acquisition will be successful.

Research and Development

etrials’s research and development efforts are focused on improving and enhancing its existing products and services as well as developing new products and services. etrials places a high level of importance on a well-documented product strategy plan and roadmap based on market research, market problems, technology assessment, competitive analysis and innovation.

etrials continues to provide enhancements, upgrades and new versions of its products and services to directly address its customers’ business problems. Both visible and unseen to customers, top priorities include advancements to etrials’s products’ human interface, strategic features and functionality for their multiple configuration modalities, as well as their ability to integrate with other third-party technologies.

Research and development expenditures were approximately $2.1 million and $2.2 million for the years ended December 31, 2008 and 2007, respectively, and approximately $490,000 for the three months ended March 31, 2009.

Business Segments and Geographic Information

etrials conducts its operations through offices in the United States and the United Kingdom. etrials views its operations and manages its business as one operating and reporting segment, based on the guidance included in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”.

Customers

etrials has an established base of clients who are transitioning from paper processes to electronic clinical trials and, using licensed software and technical services from etrials. Additionally, etrials licenses software to numerous CROs. The FDA has accepted trials using etrials’s eClinical software, and these trials have resulted in successful regulatory approvals for clients.

During the years ended December 31, 2008 and 2007, etrials had two customers who comprised approximately 28% and 29% of its revenues, respectively.  These two clients accounted for approximately 22% and 20%, respectively, and a third client accounted for approximately 12% of etrials’s revenue for the three months ended March 31, 2009.

Customers individually representing greater than 10% of etrials’s revenues are as follows:

Percent of Revenues

	December 31, 2008	December 31, 2007	March 31, 2009
Wyeth	14.2%	18.6%	21.5%
Sucampo Pharmaceuticals, Inc.	13.7%	*	19.6%
Johnson & Johnson	*	10.0%	*
The Medicine Company	*	*	11.5%

Total	27.9%	28.6%	52.6%
* Less than 10%

Although etrials enters into master agreements with each customer, the master contracts do not contain minimum revenue commitments. Services and revenues are covered by separately negotiated addendums called task orders. This exposes etrials to risks related to customer cancellations and delays and their effect on its revenue.

etrials’s customers are companies in the life science industry, including pharmaceutical, biotechnology and medical device organizations, as well as CROs. The needs and sales approaches are unique depending on the focus of each segment; therefore, etrials has two sales channels, direct and value added reseller, to support its bookings and revenue targets.

In late 2007, etrials’s Sponsor Business Development Group began deploying a consultative solution sales methodology directed toward key buyers and influencers at clinical trial sponsor organizations (pharmaceutical, biotechnology and medical devices) running Phase I through Phase IV clinical trials. These customers typically work in one therapeutic area (e.g., cardiology, oncology, etc.), in large or mid-sized pharmaceutical, biotechnology or medical device manufacturers. These clinical trials are highly regulated and require strict adherence to U.S. and international guidelines. Sales through this direct channel currently represent the largest share of etrials’s total revenue.

The CRO Business Development Group focuses on establishing and working with CRO partners to position etrials technology and service solutions as part of the CROs’ outsourced client trial management services. etrials sells per-project and/or enterprise subscription agreements to CROs that use the technology in the work they do for pharmaceutical companies.

etrials routinely customizes its technology and services to the specific needs of each clinical trial. Therefore, both the sales process and the build and deployment process are complex. etrials’s average sales cycle is approximately six months for new clients. The size of contracts, including software subscription and usage, hosting, hardware devices and professional technical services, varies widely, but ranges from $50,000 for single, very small trials for certain technology offerings to multi-million dollar contracts for master service agreements and very complex trials for all three core technologies and services.

Competition

The market for eClinical technologies is disjointed, with many companies providing partial solutions for different parts of the drug development process, but few offering a robust set of each of the three major technologies in-house that is needed to reach across all key endpoints of the clinical trial process. Most competitors in the market offer individual products that cover one or two of the three main eClinical technologies – EDC, IVRS, and ePRO. They supplement their products with strategic partnerships to fill in the missing technologies. During 2008, etrials viewed six companies as major competitors to its EDC software and services, three companies as major competitors to its ePRO patient diaries software and services, and seven companies as major competitors to its IVRS software and services.

One of etrials’s primary competitive advantages is having an integrated offering that may be tailored to meet its client’s specific clinical trial challenges. etrials believes this will allow its clients to more efficiently make important decisions about their clinical trials, which will both save its clients substantial expenses and decrease the time required to bring new products to market. This in turn accelerates its clients’ ability to generate revenues.

etrials also competes with the traditional paper processes that have long been used to collect data in clinical trials. While usage of clinical trial technologies is projected to see a sharp increase over the next several years, a significant number of paper-based clinical trial processes are still utilized today. etrials believes this represents both competition and an opportunity to increase its business.

The eClinical industry has grown rapidly in recent years.  Many industry analysts predict consolidation will reduce the number of vendors. Commoditization of eClinical technologies could result in etrials having to reduce prices and/or operating margins and loss of market share. Competitors vary in size and in the number of products and services they offer to the market, and might include CROs or drug companies that have developed their own internal technology solutions.

etrials’s competitive advantage will depend on, among other things:

•	Its ability to increase market share by convincing clients that its integrated products and services offer a better solution than non-integrated offerings of larger competitors;

•	Its ability to penetrate the mid market segment with an expanded sales presence and new strategic positioning;

•	Its ability to ensure high levels of on-going customer service and support through operational excellence initiatives;

•	Its ability to maintain a technological edge through robust product development, business partnerships, mergers and/or acquisitions; and

•	Its ability to successfully sell and prove the value of its consultative eClinical solutions.

etrials believes that it competes favorably with other vendors on the basis of these factors. Some of etrials’s competitors and potential competitors have more market share, are more established, and have significantly greater resources. etrials’s current or prospective competitors might not offer or develop products or services that are superior to, or that achieve greater market acceptance than, its products and services.

Intellectual Property Rights

etrials’s success depends, in part, upon its proprietary technology, processes, trade secrets, and other proprietary information, and its ability to protect this information from unauthorized disclosure and use. etrials relies on a combination of copyright, trade secret, and trademark laws, confidentiality procedures, contractual provisions and other similar measures to protect its proprietary information. etrials has licensed from MiniDoc AB rights to MiniDoc diary technology and issued patents.

etrials’s software and business processes embody numerous trade secrets which etrials protects through various physical and technical security measures, as well as by agreement. etrials’s software, related manuals and other written materials are subject to copyright protection. etrials’s trademark serves to identify and distinguish its software and services in the market. The etrials mark is a registered trademark as of December 27, 2005.

Over the past several years, etrials has made numerous changes in its product names. etrials’s strategy with respect to its trademark portfolio might not be adequate to secure or protect its intellectual property. etrials’s means of protecting these proprietary rights might not be adequate and its competitors might independently develop similar technology.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. etrials and other companies in its industry have entered into settlements and obtained licenses from patent holders, including from those who do not conduct active businesses. etrials’s technologies may not be able to withstand third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to litigate or settle, and could divert management attention from executing etrials’s business plan. In addition, etrials’s agreements often require etrials to indemnify its clients for third-party intellectual property infringement claims. An adverse determination on such a claim would increase its costs and could also prevent etrials from offering its technologies and services to others.

While etrials does not believe that its products, trademarks, copyrights, or other proprietary rights infringe the proprietary rights of third parties, third parties might assert infringement claims against it in the future with respect to current or future products. Further, etrials expects that it might become subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. From time to time, etrials hires employees and retains consultants who have worked for independent software vendors or other companies developing products similar to those offered by it. Such vendors or companies may claim that etrials’s products are based on their products and that etrials has misappropriated their intellectual property. Any such claims, with or without merit, could cause a significant diversion of management attention, result in costly and protracted litigation, cause product shipment delays or require etrials to enter into royalty or licensing agreements with third parties. Such royalty or licensing agreements, if required, might not be available on terms acceptable to etrials or at all, which would have a material adverse effect upon its business and financial position.

etrials is not aware of any current infringement legal actions against companies in its industry involving patents with broad claims. From time to time, etrials has been contacted by companies seeking to license their patents to it. To date, however, except as disclosed above, etrials has not become a party to any such infringement legal action or paid any license fees to persons who have alleged possible infringement by its products. There can be no assurance, however, that future infringement claims will not result in litigation or settlements that result in etrials acquiring licenses from third parties.

As part of etrials’s efforts to protect its proprietary information, etrials also enters into license agreements with its customers and nondisclosure agreements with certain of its employees, consultants and corporate partners. These agreements generally contain restrictions on disclosure, use and transfer of etrials’s proprietary information. These agreements might not provide etrials with the protection intended. See “etrials Business — Legal Proceedings” below.

Potential Liability and Insurance

etrials attempts to manage its risk of liability for personal injury or death to study subjects from administration of products under study through contractual indemnification provisions with clients and through insurance maintained by its clients and etrials. Contractual indemnification generally does not protect etrials against certain of its own actions, such as gross negligence. The terms and scope of such indemnification vary from client to client and from trial to trial. Although most of etrials’s clients are large, well-capitalized companies, etrials bears the risk that the indemnifying party might not have the financial ability to fulfill its indemnification obligations to it. etrials maintains errors and omissions professional liability insurance in the amount of $5 million per claim and $5 million in the aggregate during any policy year. etrials’s operating results could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by etrials or the client or where the indemnifying party does not fulfill its indemnification obligations to etrials.

Regulatory Matters

etrials’s clinical trial software is subject to various regulatory requirements designed to ensure the quality and integrity of the data. Many regulatory authorities, including those in the European Union, or EU, require that study results and data submitted to such authorities be based on studies conducted in accordance with what are called Good Clinical Practice, or GCP. These provisions represent global industry standards for conducting clinical research and development studies. Records for clinical studies must be maintained for specified periods for inspection by the FDA and other regulators. Significant non-compliance with GCP requirements can result in the disqualification of data collected during the clinical trial. etrials is also obligated to comply with regulations issued by national and supra-national regulators such as the FDA and the European Medicines Agency, or EMEA. By way of example, these regulations include the FDA’s regulations on electronic records and signatures (21 CFR Part 11), which set out requirements for data in electronic format regarding submissions made to the FDA, and the EMEA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.” etrials writes its standard operating procedures related to clinical studies in accordance with regulations and guidelines appropriate to the region where they will be used, thus helping to ensure compliance with GCP. etrials’s commercial services are subject to detailed and comprehensive regulation in each geographic market in which it operates.

From time to time, regulatory authorities or enforcement agencies investigated one or more of etrials’s customers with respect to regulatory compliance of clinical trials and programs. In these situations, etrials may provide services to its customers with respect to the trials and programs being investigated, if it is called upon to respond to requests for information by these authorities and agencies.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of standard transactions, privacy and security standards and other administrative simplification provisions by covered entities, which includes many healthcare providers, health plans and healthcare clearinghouses. The U.S. Department of Health and Human Services, or HHS, has promulgated regulations in the United States on Standards for Privacy of Individually Identifiable Health Information to implement the privacy requirements of HIPAA. These regulations generally (1) impose standards for covered entities transmitting or maintaining protected data in an electronic, paper or oral form with respect to the rights of individuals who are the subject of protected health information; and (2) establish procedures for (a) the exercise of those individuals’ rights, (b) the uses and disclosure of protected health information by the covered entity and (c) the methods permissible for de-identification of health information. etrials is not a “covered entity” under the HIPAA Standards for Privacy of Individually Identifiable Health Information, also known as the HIPAA Privacy Rule.

etrials receives identifiable health information from its clients and from their clients who are covered entities or who are employed by covered entities. In order for covered entities to disclose identifiable health information, there must be an applicable permission from the research participant or an exception under the HIPAA Privacy Rule. Based on etrials’s communications with its clients from which it receives identifiable health information, it believes that it will continue to be able to obtain such information, consistent with requirements of the HIPAA Privacy Rule. However, if the covered entities do not understand the permissions for disclosure of information, it is possible that they could object to providing identifiable health information to etrials, which could have an adverse effect on its ability to receive such information in a manner that will not impact its business operations.

The impact of legislation and regulations relating to identifiable health information in the United States cannot be predicted. Other countries have or are in the process of putting privacy laws into place affecting similar areas of etrials’s business. For instance, the EU Directive applies standards for the protection of all personal data, not just health information, in the EU and requires the EU member states to enact national laws implementing the Directive. Such legislation or regulations could materially affect etrials’s business.

Employees

As of March 31, 2009, etrials had approximately 95 full-time and part-time employees. No employees are known to be represented by a collective bargaining agreement and etrials has never experienced a strike or similar work stoppage. etrials considers its relations with its employees to be good.

Properties

etrials’s corporate headquarters is located at 4000 Aerial Center Executive Park, Morrisville, North Carolina, and consists of a single building with approximately 25,000 square feet. The lease for these premises terminates on March 31, 2013.

etrials is the assignee of a lease for approximately 10,950 square feet of office space located at 735 Guilat Avenue, Sittingbourne Research Centre, Sittingbourne, Kent, England. This lease terminates in 2011.

Legal Proceedings

On December 4, 2008, etrials filed a lawsuit in the Superior Court of Wake County, North Carolina, etrials, Inc. v. Tapestry Pharmaceuticals, Inc., File No. 08-CVS-21113, against Tapestry Pharmaceuticals, Inc., seeking damages in the amount of $216,794 for unpaid invoices, as well as accrued finance charges and attorneys’ fees. etrials, Inc. provided various drug development support activities to Tapestry pursuant to a Master Services Agreement and various task orders. In or around the first quarter of 2008, Tapestry informed etrials that it was unable to continue with the projects that were the subject of the agreement, and etrials ceased performing services. etrials requested payment of the outstanding invoices from Tapestry, but to date, Tapestry has failed to pay. The complaint was served on February 3, 2009, and etrials does not know whether Tapestry will defend the lawsuit and whether it will contest any of the damages.

On December 29, 2008, etrials filed a lawsuit in the Superior Court of Wake County, North Carolina, etrials, Inc. v. Archer Biosciences, Inc., File No. 08-CVS-22556, against Archer Biosciences, Inc., seeking damages for unpaid invoices in the amount of $358,700, as well as for accrued finance charges and attorneys’ fees. etrials, Inc. provided various services to Archer pursuant to four separate task orders, and incurred further expenses for which Archer agreed to be responsible under a Master Services Agreement and task orders. When Archer informed etrials that it would not be continuing with most of the project, etrials demanded payment as reflected in its invoices to Archer. Archer disputes an unknown amount of the invoices, and etrials entered negotiations to attempt to resolve the claim. When negotiations broke down, etrials filed suit seeking damages for the unpaid invoices. Archer has obtained an extension of time to file the answer, and settlement discussions are ongoing with Archer’s counsel.

On January 6, 2009, etrials filed a lawsuit in the Superior Court of Wake County, North Carolina, etrials Worldwide, Inc. v. Robert Sammis and Brendon Ball, File No. 09-CVS-00275, against its former Chief Operating Officer and Vice President of Client Services, Robert Sammis, and its former Director of Product Development, Brendon Ball, seeking injunctive relief and damages in excess of $10,000. etrials filed the lawsuit to enforce Confidentiality Agreements that Sammis and Ball signed while at etrials, and to prevent the disclosure or unauthorized use of confidential or non-public information of etrials in connection with the employment of Sammis and Ball at Unithink, Inc., a direct competitor of etrials. On February 2, 2009, the court issued etrials a preliminary injunction against the defendants.  Unithink was added to the case as a defendant in February 2009.  In May 2009, the defendants filed counterclaims against etrials, including for sanctions for frivolous claims, wrongful injunction, unfair trade practices and unpaid commissions.  etrials believes these counterclaims are without merit and intends to vigorously defend against them. The lawsuit against Sammis, Ball and Unithink remains pending, and etrials will continue to take all such further actions relating to Sammis, Ball and/or Unithink as are necessary to protect the information and customers of etrials to the full extent permitted by law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR ETRIALS

Overview

etrials offers a broad range of clinical trial technology and services including electronic data capture, handheld devices, and interactive voice and Web response software which is designed to speed and improve the process of collecting data in clinical trials performed for drug and medical device development. etrials provides pharmaceutical, biotechnology, medical device companies and contract research organizations with integrated software technology and services designed to significantly reduce the time spent collecting clinical trials data, and managing clinical trials performance, using an automated and easy-to-use mechanism to collect data directly from clinical investigators and patients. etrials believes that its automated data collection software enables its customers to reduce overall clinical trial research costs, enhance data quality and reduce the time it takes to close a study database.

Industry analysts and commentators have estimated that the growth in the use of eClinical technologies will continue to accelerate. etrials will have to continue to expand its customer base and technologies in order to maintain and grow its market share. The number of active eClinical trials being performed by etrials has grown from 24 in 2002 to 84 in 2009 because of the increased market penetration and adoption of eClinical technologies by the pharmaceutical and biotechnology industries.

Sources of Revenues

etrials derives revenues from providing software application-hosting and related services to its customers on clinical trial projects. etrials offers its eClinical solutions through an application service provider model. etrials generates revenues from its professional services and software application-hosting, which include hosting fees and software usage fees, in three stages of drug development for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, and implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client.

Software usage fees and hosting fees revenues – etrials derives its software usage fees and hosting fees revenues from its eClinical solution suite, which includes primarily its electronic data capture, electronic patient diaries, interactive voice response and post marketing solutions.

Services revenue – etrials provides its customers a full range of professional services in support of its eClinical software solutions. These services are delivered during all three stages of the clinical trial as described above.

Services provided for all three stages are generally on a fixed fee basis according to the budget assumptions specified in the contract. If budget assumptions change, etrials and the client generally agree to a change in scope amendment to the contract. etrials recognizes revenues from services, including software subscriptions and usage fees, and hosting fees, utilizing the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. etrials uses this method because management considers total labor hours incurred to be the best available measure of progress on these contracts. etrials records a loss for its contracts at the point it is determined that the total estimated contract costs will exceed management estimates of contract revenues. No such losses had been incurred as of March 31, 2009.

Billing for eClinical services will occur over the life of the contract. Although the billing increments are negotiated in each contract individually, the total value of the agreement is generally invoiced in the following increments:

Stage	% of Contract Value
Contract execution	25%
System deployment	25%
Study conduct	40%
Project close-out	10%
100%

Customers generally have the ability to terminate contracts upon 30 days notice to etrials.  In the event that a customer cancels a clinical trial and its related task order, all deferred revenue is recognized and certain termination related fees may be charged.

etrials records new projects into backlog when it receives written confirmations from clients that they have decided to award it contracts or work orders for specific projects, which means that its backlog includes projects for which it does not have contracts or project work orders signed by customers. The amount of backlog is the total amount of the project budget agreed upon by the client and etrials less revenue previously recognized by etrials on each project.  Customer delays in conducting clinical trials and the ability of customers to cancel projects without penalty means that etrials’s backlog is not a guaranty as to the amount or timing of future revenue.

Reimbursable Out-of-pocket Revenues – Reimbursable out-of-pocket revenues and corresponding expenses consist of client pass-through costs, which can fluctuate quarterly based upon contract activity.

Cost of Revenues and Operating Expenses

etrials allocates overhead expenses such as rent, occupancy charges, certain office administrative costs, depreciation and employee benefit costs to all departments based on headcount. As such, general overhead expenses are reflected in the costs of revenues, sales and marketing, research and development, and general and administrative expense categories. etrials charges overhead costs that can be specifically identifiable back to the functional area.

Costs of Revenues - Costs of revenues consists primarily of compensation and related fringe benefits for project-related personnel, department management and all other dedicated project related costs and indirect costs including facilities, information systems, hosting facility fees, server depreciation, amortization of capitalized internal software development costs, software license and royalty costs and other costs.  Costs can fluctuate and impact etrials’s expenses based upon employee utilization levels associated with specific projects.

Sales and Marketing - Sales and marketing expenses consist primarily of employee-related expenses, including travel, marketing programs (which include product marketing expenses such as trade shows, workshops and seminars, corporate communications, other brand building and advertising), allocated overhead and commissions. etrials expects that sales and marketing expenses will increase as it expands and further penetrates its existing customer base, expand its domestic and international selling and marketing activities associated with existing and new product and service offerings, and build brand awareness.

Research and Development - Research and development expenses consist primarily of employee-related expenses, allocated overhead and outside contractors. etrials has historically focused its research and development efforts on increasing the functionality, performance and integration of its software products. etrials expects that in the future, research and development expenses will increase as it introduces additional integrated software solutions to its product suite and develops automation tools to streamline use and deployment of its technologies.  etrials capitalizes certain internal software development costs for new software products and releases, which are incurred during the application development stage and amortize them over the software’s estimated useful life of one to five years. The amortization of such capitalized costs is included in costs of revenues.

General and Administrative - General and administrative expenses consist primarily of employee-related expenses, professional fees, other corporate expenses and allocated overhead. etrials expects that in the future, general and administrative expenses will decrease slightly as a percentage of revenues, as a result of an organizational focus on driving operational efficiency, as well as the fact that it does not anticipate the level of severance expense that was incurred during 2008.

Foreign Currency

The reporting currency for etrials is the U.S. dollar.  The financial statements of etrials’s foreign subsidiary in the United Kingdom are re-measured in accordance with SFAS No. 52, Foreign Currency Translation. Re-measurement adjustments for non-functional currency monetary assets and liabilities are included in other income (expense) in the accompanying consolidated statements of operations.

Critical Accounting Policies and Estimates

The discussion and analysis of etrials’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires etrials to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These items are regularly monitored and analyzed by management for changes in facts and circumstances, and material changes in these estimates could occur in the future. These estimates include, among others, etrials’s revenue recognition policies related to the proportional performance methodology of revenue recognition of contracts and assessing its goodwill for impairment annually. Changes in estimates are recorded in the period in which they become known. etrials bases its estimates on historical experience and various other assumptions that it believes are reasonable under the circumstances. Actual results will differ and may differ materially from the estimates if past experience or other assumptions do not turn out to be substantially accurate.

etrials’s significant accounting policies are presented within Note 2 to its consolidated financial statements included in this Prospectus, and the following summaries should be read in conjunction with the unaudited consolidated financial statements and the related notes included in this Prospectus. While all accounting policies impact the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of financial condition and results of operations and that require management’s most subjective or complex judgments and estimates. etrials’s management believes the policies that fall within this category are the policies on revenue recognition, accounting for stock-based compensation, and income taxes.

Revenue Recognition

etrials derives its revenues from providing software application-hosting and related services. etrials recognizes revenues resulting from application hosting services in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that include the Right to Use Software Stored on Another Entity’s Hardware and Securities and Exchange Commission Staff Accounting Bulletins Nos. 101 and No. 104, Revenue Recognition. etrials recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable.

Overall services provided during clinical trials are typically earned under fixed-price contracts. Although etrials enters into master agreements with each customer, the master agreements do not contain any minimum commitment by customers and contain general terms and conditions.  All services and revenues are covered by separately negotiated addendums called task orders. etrials generally recognizes revenues generated from each project or task order using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. etrials uses this method because management considers total labor hours incurred to be the best available measure of progress on these contracts. etrials reviews and revises the estimated total labor hours of contracts periodically throughout the duration of the contracts with adjustment to revenues from such revisions being recorded on a cumulative basis in the period in which the revisions are made. When estimates indicate a loss, etrials recognizes the loss in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is reasonably possible that the estimates will change in the near term and could result in a material change.

Customers generally have the ability to terminate contracts upon 30 days written notice. In the event that a customer cancels a clinical trial and its related task order, deferred revenue is recognized for the work performed prior to termination and certain termination related fees may be charged. Consequently, termination of a contact may result in etrials recognizing more revenue during the period in which the termination occurs.

Deferred revenue represents amounts billed or cash received in advance of revenue recognition. Included in accounts receivable are unbilled accounts receivable, which represent revenue recognized in excess of amounts billed.

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, etrials has not experienced any material losses on uncompleted contracts.

etrials generally does not require collateral as a substantial amount of the revenues are generated from recurring customers. Management periodically reviews the aging of customer accounts receivable balances, the current economic environment and its industry experience and establishes an allowance on accounts receivable based on these reviews.

etrials accounts for pass-through expenses in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred. EITF No. 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenue in the statement of operations. Pass-through revenues and expenses include diary hardware and related taxes, wireless telecommunications, shipping, and travel expenses incurred on the client’s behalf.

Accounting for Stock-Based Compensation

etrials adopted the provisions of SFAS No. 123 (Revised 2004), Share Based Payments (SFAS 123R) on January 1, 2006. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. etrials will recognize excess tax benefits when those benefits reduce current income taxes payable.

Since etrials used the minimum-value method as a non-public company to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, etrials was required to adopt SFAS 123R using the “prospective-transition” method, upon the effective date. Under the prospective method, nonpublic entities that previously applied SFAS 123 using the minimum-value method whether for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for etrials).  All awards granted, modified, or settled after the date of adoption are accounted for using the measurement, recognition, and attribution provisions of SFAS 123R.  etrials has continued to recognize compensation expense for awards issued prior to the adoption of SFAS 123R in accordance with the provisions of APB 25. Awards granted to employees subsequent to January 1, 2006 have been accounted for in accordance with SFAS 123R.

Goodwill

etrials accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. etrials concluded it has one reporting unit for purposes of performing the goodwill impairment analysis. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill exceeds its fair value.

During the nine months ended September 30, 2008, etrials experienced a significant decline in market capitalization.  In addition, etrials experienced a decline in revenues resulting from, among other things, customer delays and timing of new contracts.  These conditions and their effect on etrials’s current and future financial performance and financial condition indicated a possible impairment of etrials’s recorded goodwill balance and required etrials to perform an interim impairment analysis to determine whether actual impairment had occurred.  Based on this interim impairment analysis, management concluded that its goodwill balance was impaired and therefore recorded an impairment charge of $3,995,000.  etrials’s goodwill evaluation utilized various valuation techniques, primarily an estimation of the present value of its future cash flows that considered the anticipated revenue and earnings effects of the economic conditions, industry conditions, and conditions specific to etrials described above.

As part of its annual goodwill impairment analysis performed during the fourth quarter of 2008, management noted that etrials had experienced a significant decline in its market capitalization subsequent to November 2008.  In addition, the global economic recession continued to have a negative impact on etrials’s revenues and the timing of new contracts, which impacted certain assumptions used in the goodwill impairment analysis, including the projected cash flows, discount rates and control premiums.  Accordingly, etrials performed an impairment analysis during the fourth quarter for the remaining goodwill balance and concluded that additional impairment existed. As a result of this analysis, etrials concluded that the remaining goodwill balance was fully impaired.  Accordingly, etrials recorded a total goodwill impairment charge of $8,011,037 for the year-ended December 31, 2008.

Accounting for Income Taxes

In connection with preparing etrials’s financial statements, it is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves the assessment of etrials’s net operating loss carry-forwards and credits, as well as estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as reserves and accrued liabilities, for tax and accounting purposes. etrials then assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it must establish a valuation allowance. Based on historical results, etrials believes that it is more likely than not that it will not realize the value of its deferred tax assets and therefore has provided a full valuation allowance against its net deferred tax assets as of March 31, 2009.

Results of Operations

Three Months Ended March 31, 2009 Compared to Three Months Ended March 31, 2008

Net service revenues decreased 2.2% to $3,627,092 for the three months ended March 31, 2009 as compared to $3,708,209 for the three months ended March 31, 2008.  The decrease in net revenue is primarily the result of a 32.3% decline in active studies during the first quarter of 2009, compared to the first quarter of 2008. This decline was partially offset by 3 significant change orders to existing contracts that resulted in an increase to revenue in this quarter of approximately $600,000. During the quarter ended March 31, 2009, etrials experienced cancellations of $5.0 million and ended the quarter with $3.3 million studies on hold. This was a direct reflection of the economic times and the fact that customers are opting to cancel studies sooner than was the case in the past, especially if they do not show promising results early in the study. As a result, total available backlog decreased 26.3% to $18.5 million at March 31, 2009 compared to $25.1 at December 31, 2008. Of the $18.5 million in total available backlog, $2.5 million was scheduled to start later than six months, or after September 30, 2009. Approximately, 47% and 46% of etrials’s total available backlog as of March 31, 2009 and December 31, 2008, respectively, consisted of fully executed contracts.

Reimbursable out-of-pocket revenues and corresponding expenses decreased to $10,528 from $587,632 for the three months ended March 31, 2009 and 2008, respectively.  This decrease is primarily the result of fewer active diary related projects in 2009 compared to 2008.  The hardware and wireless charges associated with the diary devices are responsible for driving the reimbursable expenses, so in the first quarter of 2008 the expenses were much higher. The majority of etrials’s award commitments in the first quarter of 2009 are studies requiring its interactive voice response (IVR) and electronic data capture (EDC) solutions.

Costs of revenues decreased 20.9 % to $2,041,500 from $2,581,653 for the three months ended March 31, 2009 and 2008, respectively. The decrease was primarily a result of a reduction in headcount of 15 employees compared to last year and a reduction in direct project costs.  As a percentage of net service revenues, costs of revenues decreased to 56.3% from 69.6% for the three months ended March 31, 2009 and 2008, respectively.

Sales and marketing costs decreased 31.0% to $791,067 from $1,146,426 for the three months ended March 31, 2009 and 2008, respectively.  This decrease was primarily the result of a decrease in headcount of 5 employees, in addition to a reduction in recruiting expense.  As a percentage of net service revenues, sales and marketing costs decreased to 21.8% from 30.9% for the three months ended March 31, 2009 and 2008, respectively.

General and administrative costs decreased by 15.9 % to $1,221,024 from $1,451,048 for the three months ended March 31, 2009 and 2008, respectively.  This decrease was primarily the result of a reduction in headcount of 3 employees. As a percentage of net service revenues, general and administrative expenses decreased to 33.7% from 39.1% for the three months ended March 31, 2009 and 2008, respectively.

Research and development costs decreased by 24.2% to $489,876 from $645,903 for the three months ended March 31, 2009 and 2008, respectively.  The decrease was primarily the result of additional costs of $165,420 capitalized in connection with the development of internal software.  As a percentage of net service revenues, research and development expenses decreased to 13.5% from 17.4% for the three months ended March 31, 2009 and 2008, respectively.

Other income (expense) for the three months ended March 31, 2009 was $(47,803) as compared with $79,337 for the three months ended March 31, 2008. The decrease is primarily due to lower interest rates, as well as reduced cash investments.

etrials experienced a net loss of $964,178 compared with net loss of $2,037,484 for the three months ended March 31, 2009 and 2008, respectively.  The reduction in the net loss for the three months ended March 31, 2009 compared to March 31, 2008 was primarily the result of lower operating expenses in 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net service revenues decreased 17.5% to $15.1 million for the year ended December 31, 2008, as compared to $18.3 million for the year ended December 31, 2007. The decrease in revenues is primarily the result of the timing of new project starts during 2008.  Although etrials experienced significant growth in awards throughout the year, the customers delayed starting a substantial portion of those studies.  This, along with the fact that etrials experienced $3.9 million in cancellations throughout the year, had an unfavorable impact on 2008 revenue.  Overall cancellations increased by 44.4% in 2008, as they went from $2.7 million in 2007 to $3.9 million in 2008.  This was a direct reflection of the economic times and the fact that customers are opting to cancel studies sooner than was the case in the past, especially if they do not show promising results early in the study.  Despite the increase in cancellations, etrials still achieved significant year-over-year growth in total available backlog of more than 30%. This was driven by $24.9 million in new contract awards throughout 2008.  These awards led to backlog of $25.1 million at December 31, 2008 as compared to $19.2 million at the end of 2007.

Reimbursable out-of-pocket revenues and corresponding expenses decreased to $1.2 million from $4.1 million for the year ended December 31, 2008 and 2007, respectively.  This 71% decrease was due to etrials having significantly fewer active diary related projects in 2008 as compared to 2007.  The hardware and wireless charges associated with the diary devices are responsible for driving the reimbursable expenses, so in 2007 the expenses were much higher.  The majority of etrials’s award commitments in 2008 were studies requiring its IVR and EDC solutions.

Costs of revenues increased 6.1% to $9.8 million from $9.3 million for the year ended December 31, 2008 and 2007, respectively.  This increase was the result of several factors, including operations personnel averaging six more headcount throughout 2008 as compared to 2007, and overall higher average salary expense per billable employee, as well as additional process reengineering costs incurred to drive tool automation and future year operational efficiencies.  As a percentage of net service revenues, costs of revenues increased to 65.3% from 50.5% for the year ended December 31, 2008 and 2007, respectively.

Sales and marketing costs remained relatively flat in 2008 at $4.7 million as compared to $4.8 million in 2007. The slight decrease was attributable to reductions in overall marketing spending in an effort to manage etrials’s expenses.  The year-over-year reduction in marketing spending was partially offset by an effort to ramp up etrials’s sales force throughout the year. As a percentage of net service revenues, sales and marketing costs increased to 31.4% from 26.1% for the year ended December 31, 2008 and 2007, respectively because of decreased revenue

General and administrative costs decreased by 14.0% to $6.4 million from $7.2 million for the year ended December 31, 2008 and 2007, respectively. This decrease was primarily the result of legal expenses declining by nearly $591,000 in 2008 as compared to 2007.  etrials settled a patent infringement case related to Datasci in November 2007. In doing so, etrials incurred $653,000 of legal expense during 2007 relating to its defense of this lawsuit.  Also, etrials was able to decrease its year over year personnel expenses by more than $186,000 as a result of having three fewer general and administrative related headcount in 2008 as compared to 2007.  As a percentage of net service revenues, general and administrative expenses increased to 42.4% from 39.5% for year ended December 31, 2008 and 2007, respectively because of decreased revenue.

Amortization of intangible assets consists of amortization of acquired software technologies over their estimated useful life. These costs were $15,199 for the year ended December 31, 2007.  These costs declined since certain intangible assets were fully amortized in 2007.

Research and development costs decreased by 5.2% to $2.1 million from $2.2 million for the year ended December 31, 2008 and 2007, respectively. This decrease was primarily the result of additional costs capitalized in connection with the development of internal software from $300,000 in 2007 to $400,000 in 2008.  As a percentage of net service revenues, research and development expenses increased to 14.0% from 12.1% for the year ended December 31, 2008 and 2007, respectively because of decreased revenue.

Based on the goodwill impairment analysis discussed above under the subheading Goodwill, etrials determined that goodwill was impaired and recorded an impairment charge of $8,011,037 during 2008.

Other income for the year ended December 31, 2008 was $196,123 as compared with other income of $780,532 for the year ended December 31, 2007. The change is primarily the result of the decrease in interest income as a result of lower cash balances and a decline in interest rates.

etrials experienced a net loss of $15.8 million compared with a net loss of $6.2 million for the year ended December 31, 2008 and 2007, respectively. Of the net loss, approximately $8.0 million is attributable to the goodwill impairment expense described earlier.  The other primary factor impacting the increased net loss for the year was the $3.2 million decline in year- over-year net service revenue. This decline was partially offset by lower 2008 year over year operating expenses, not including the goodwill impairment expense.

Liquidity and Capital Resources

etrials’s principal sources of cash have been from revenues generated by etrials’s software application hosting and related services, as well as from proceeds from the issuance of various debt instruments and the sale of equity securities.

At March 31, 2009, etrials had cash, cash equivalents of approximately $9.0 million.  etrials’s cash, cash equivalents decreased by approximately $1.6 million during the three months ended March 31, 2009.

In the three months ended March 31, 2009 and 2008 operating activities used approximately $1.6 and $0.9 million of net cash, respectively.  The increase in net cash used in operating activities was primarily the result of etrials’s operating loss.

In the three months ended March 31, 2009 etrials used $0.3 million of net cash in investing activities, as compared to $0.3 of net cash provided by investing activities for the three months ended March 31, 2008.  The decrease is primarily attributed to the reduction of net sales of short-term investments.

In the three months ended March 31, 2009 and 2008 financing activities provided approximately $0.2 and $0.5 of net cash, respectively.  The decrease was primarily the result of a reduction in new borrowing for the three months ending March 31, 2009 compared to March 31, 2008 of approximately $0.2 million.

This paragraph addresses etrials’s liquidity in the event etrials was to remain independent, rather than being acquired by Merge Healthcare.  etrials intends to continue to fund the enhancement and expansion of the etrials eClinical software technologies through both internal development and the acquisition of additional complementary technologies in the future. etrials believes its existing cash, cash equivalents, short-term investments, and cash provided by operating activities and its debt facilities will be sufficient to meet its working capital and capital expenditure needs over the next twelve months. etrials’s future capital requirements will depend on many factors, including etrials’s rate of revenue growth, the expansion of etrials’s marketing and sales activities, the timing and extent of spending to support product development efforts, the timing of introductions of new services and enhancements to existing services, and the continuing market acceptance of its services. To the extent that existing cash and securities and cash from operations are insufficient to fund etrials’s future activities, including potential acquisitions of complementary eClinical technology companies, etrials may need to raise additional funds through public or private equity or debt financing. Additional funds may not be available on terms favorable to etrials or at all.

Project cancellations, which can be made by customers without penalty, are a normal part of the clinical research services industry and occur for a variety of reasons outside etrials’s control.  Some examples of reasons for cancellations are noted below:

•	The FDA can request changes in a clinical trial program – additional Phase II trials may be requested before Phase III trials may begin;

•	Mergers and acquisitions – client companies can be acquired and the resulting review of clinical programs can result in project cancellations due to similar compounds in development by each company;

•	Short project start timelines can result in client decisions to utilize paper instead of eClinical technologies which require longer start times;

•	Adverse and serious adverse reactions to the study drug;

•	Poor results or lack of statistically significant performance of drug in active trials based upon interim analysis;

•	Adjustments of future subscription license commitments based upon actual usage during prior contract year.

Contractual Obligations

etrials does not have any special purpose entities or any other off balance sheet financing arrangements. etrials has operating leases for office space and office equipment and a capital lease for the purchase of third party software.

On February 1, 2005, etrials entered into two loan agreements with RBC Centura Bank. These loan agreements were modified on May 31, 2006 when a third loan agreement was added and on May 31, 2007 when a fourth loan agreement was added.  The first agreement is a $2,500,000 revolving accounts receivable line of credit which provides for borrowings up to 80% of current accounts receivable balance at the prime rate of interest plus 0.25%.  This line of credit had $1,669,000 outstanding as of March 31, 2009 and these borrowings are secured primarily by accounts receivable and other corporate assets.  The original maturity date of the loan was May 31, 2009 which has been extended as described below.  The second agreement was a $300,000 equipment line of credit which was repaid during the three months ended March 31, 2008.  This loan funded equipment purchases and provided for interest at the bank’s prime rate of interest plus 1.0%. The third agreement is a $500,000 equipment loan which had $208,670 outstanding as of March 31, 2009. Borrowings under this equipment loan are being paid over a period of 36 months, ending in May 2010, at the bank’s prime rate of interest plus 0.75%. The fourth agreement is a $240,000 equipment line of credit which had $173,334 outstanding as of March 31, 2009. This loan funded equipment purchases and provided for interest at the bank’s prime rate of interest plus 0.75%. Borrowings under the equipment line of credit will be paid over a period of 39 months, ending in May 2011. The capital equipment borrowings are secured primarily by the fixed assets that were acquired.  In addition to the loans listed above, etrials had an additional amount of $500,000 available to borrow through a draw down period which expired May 31, 2009.  As of March 31, 2009, etrials has not exercised this option.

Working capital borrowings are secured primarily by etrials’s accounts receivable and other corporate assets while capital equipment borrowings are secured by the fixed assets that were acquired. Under the terms of these credit lines, etrials is required to comply with certain financial covenants.  As a result of the goodwill impairment charge recorded during the third quarter of 2008, the lender amended certain restrictive financial covenants related to the outstanding debt such that etrials was in compliance at December 31, 2008.  Further, as a result of the net loss incurred during the first quarter of 2009, etrials was in breach of its covenants for that period.  As a result, the lender amended certain restrictive financial covenants by means of a forebearance agreement for the period ended March 31, 2009.  To the extent etrials is unable to satisfy those covenants in the future, it will need to obtain waivers to avoid being in default of the terms of these credit lines. If an un-waived default occurs, the bank may require that etrials repay all amounts then outstanding. etrials expects that it will have sufficient resources to fund any amounts which may become due under these credit lines as a result of a default by it or otherwise. However, any amounts etrials is required to repay prior to a scheduled repayment date would reduce funds that it could otherwise allocate to other opportunities that it considers desirable.

In recognition of the proposed Merger, which is anticipated to close in the third quarter of 2009, on June 12, 2009, the lender agreed to a 90-day extension of the maturity date of the revolving loan agreement to August 31, 2009, as well as the temporary suspension of certain financial covenants occurring for the period ending June 30, 2009 under the agreement.  As a condition to the extension, etrials pledged $2,000,000 to RBC Bank (USA), formerly known as RBC Centura, that was placed in a money market account in which it will remain until the Merger is completed.  Pursuant to the terms of the Merger Agreement, if requested by Merge Healthcare, etrials is required to cause all amounts outstanding under the RBC Bank (USA) loans to be repaid in full immediately prior to the effective time of the Merger.  The aggregate amount outstanding under the loans was approximately $2,050,000 at March 31, 2009.

Inflation

To date, etrials believes that the effects of inflation have not had a material adverse effect on its results of operations or financial condition.

Certain Factors That Might Affect Future Results

etrials operates in a rapidly changing environment that involves a number of risks, some of which are beyond its control. This discussion highlights some of the risks which may affect future operating results. These are the risks and uncertainties etrials believes are most important for you to consider. Additional risks and uncertainties not presently known to etrials, which it currently deems immaterial or which are similar to those faced by other companies in its industry or business in general, may also impair its business operations. If any of the following risks or uncertainties actually occurs, etrials’s business, financial condition and operating results would likely suffer.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

etrials’s cash and cash equivalents are invested with highly-rated financial institutions in North America with the primary objective of preservation of principal.  When purchased, the investments generally have a maturity of less than 3 months.  Interest income on certain of these investments is subject to interest rate risk and interest income will fall if market interest rates decrease.  To minimize market risk, etrials invests primarily in money market funds and bank certificates of deposit.  All of etrials’s investments at March 31, 2009 met these criteria.  Due to the conservative nature of these investments, etrials does not believe it has a material exposure to interest rate risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of etrials Shares

To etrials’s knowledge, the following table sets forth information regarding ownership of etrials common stock on May 31, 2009, by (1) each director and named executive officer, (2) each holder of more than 5% of etrials common stock who is not an officer or director, and (3) all of etrials’s directors and executive officers as a group.  Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.  There were 11,064,142 shares of etrials common stock outstanding on May 31, 2009, held by 143 holders of record.

Name and Address of Beneficial Owner(1)	Amount		Percent
Directors
Robert Brill	1,092,828	(2)	9.8%
Peter Collins	50,000	(3)	*
M. Denis Connaghan	281,182	(4)	2.5%
Kenneth Jennings	35,000	(5)	*
Hans Lindroth	101,675	(6)	*
Donald Russell	326,750	(7)	2.9%
Non-Director Executive Officers
Michael Mickens	59,035	(8)	*
Joseph Trepanier III	97,946	(9)	*
Other 5% Stockholders
InfoLogix	607,236	(10)	5.5%
MiniDoc AB	1,319,747	(11)	12.2%
Newlight Associates Funds	991,153	(12)	9.2%
All Current Officers and Directors as a Group	2,108,291	(13)	18.4%
 ___________
*	Less than 1%

(1)	Unless otherwise indicated, the business address of each beneficial owner is 4000 Aerial Center Parkway, Morrisville, North Carolina 27560.

(2)
Robert Brill’s and Newlight Associates Funds’ business addresses are both c/o Newlight Management, LLC, 500 North Broadway, Suite 144, Jericho, New York 11753.  These shares consist of (i) 665,191 shares of common stock held by Newlight Associates II, LP; (ii) 229,950 shares of common stock held by Newlight Associates II (BVI), LP; (iii) 96,012 shares of common stock held by Newlight Associates II-E, LLC; and (iv) 101,675 shares of common stock issuable upon exercise of stock options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009 held by Dr. Brill.  Dr. Brill is a general partner of each of the three Newlight Associates II entities and exercises voting control over the shares of etrials common stock held by the three Newlight Associates II entities.

(3)
Peter Collins’s business address is 350 Camino Gardens Boulevard, Suite 102, Boca Raton, FL 33432.  These shares consist of 50,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009.

(4)	Mr. Connaghan’s shares include 43,750 shares of common stock issuable upon exercise of options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009.

(5)
Mr. Jennings’s shares include 25,000 shares of common stock issuable upon exercise of options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009 and 10,000 shares of common stock owned by his wife.

(6)
Hans Lindroth’s business address is c/o Lingfield AB, Klevgránd 2, 11646 Stockholm, Sweden.  His shares consist of 101,675 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009.  These shares do not include (i) 1,319,747 shares of common stock held by MiniDoc AB, of which Mr. Lindroth is a member of the board of directors; and (ii) 607,236 shares of common stock held by Infologix (BVI) Limited, of which Mr. Lindroth is a member of the board of directors.

(7)
Donald Russell’s business address is 101 E. Kennedy Blvd., Suite 3300, Tampa, Florida 33602.  His shares include of 50,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009.

(8)	Mr. Mickens’ shares include 21,875 shares of common stock issuable upon exercise of options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009.

(9)	Mr. Trepanier’s shares include 20,000 shares of common stock issuable upon exercise of options that are currently exercisable or which will become exercisable within 60 days after May 31, 2009.

(10)
Infologix (BVI) Limited, or Infologix, is a company organized in the British Virgin Islands whose registered office address is Palm Grove House, Road Town, Tortola, British Virgin Islands, and whose business address is 14 Boulevard de Philosophes, 1205 Geneve, Switzerland. Infologix is wholly owned by Hammerwood (BVI) Limited, or Hammerwood, a company organized under the laws of the British Virgin Islands. Hammerwood is controlled by Elmwood Investment Holdings Ltd., a holding company organized in the British Virgin Islands. The Peder Sager Wallenberg Charitable Trust has the right to receive 25% of 99.9% of all dividends declared by Hammerwood and 25% of all of the assets of Hammerwood distributed upon any liquidation thereof. These shares do not include 1,319,747 shares of common stock held by MiniDoc AB, a company organized in Sweden, of which Infologix owns approximately 39.4%. The board of directors of Infologix consists of Martyn David Crespel, Hans Lindroth and Ellipsis Limited, a company organized under the laws of Malaysia. The board of directors of Infologix has the power to vote the shares of common stock held by Infologix.

(11)
MiniDoc AB’s business address is Norrmalmstorg 14, 111 46 Stockholm, Sweden.  MiniDoc AB is a publicly-traded holding company the stock of which is traded on the small cap over-the-counter market in Sweden.  These shares do not include shares of common stock issuable upon the exercise of options that are held by Mr. Lindroth, nor do they include shares of stock held by Infologix (BVI) Limited (see note 10, above), which owns approximately 39.4% of the outstanding shares of MiniDoc AB.  The board of directors of MiniDoc consists of Mr. Lindroth, Lars Lindgren and Per Egeberg.  The board of directors of MiniDoc exercises voting control over the shares of etrials common stock held by MiniDoc, other than those matters (if any) which must be presented to a vote of MiniDoc’s stockholders under applicable law.

(12)
Robert Brill’s and Newlight Associates Funds’ business addresses are both c/o Newlight Management, LLC, 500 North Broadway, Suite 144, Jericho, New York 11753.  These shares consist of (i) 665,191 shares of common stock held by Newlight Associates II, LP; (ii) 229,950 shares of common stock held by Newlight Associates II (BVI), LP; and (iii) 96,012 shares of common stock held by Newlight Associates II-E, LLC.  Dr. Brill is a general partner of each of the three Newlight Associates II entities and exercises voting control over the shares of etrials common stock held by the three Newlight Associates II entities.

(13)	Includes 413,975 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within 60 days of May 31, 2009.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
ETRIALS WORLDWIDE, INC.

etrials Worldwide, Inc.
Consolidated Balance Sheets
	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,060,658	$10,699,537
Accounts receivable, net of allowance for doubtful accounts of $602,598	3,853,791	3,782,191
Inventories	136,500	136,500
Prepaid expenses and other current assets	505,777	299,353
Total current assets	13,556,726	14,917,581

Property and equipment, net of accumulated depreciation of $5,486,886 and $5,198,853, respectively	2,002,639	2,026,478
Other assets	119,538	119,538
Total assets	$15,678,903	$17,063,597

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$708,200	$522,909
Accrued expenses	1,939,338	2,446,552
Deferred revenue	1,215,407	1,637,817
Bank line of credit and other short-term borrowings	1,915,667	1,630,666
Current portion of capital lease obligations	93,524	133,559
Total current liabilities	5,872,136	6,371,503
Capital lease obligations, net of current portion	45,082	-
Long-term borrowings, net of current portion	135,337	197,004
Total liabilities	6,052,555	6,568,507

Commitments and contingencies

Stockholders' equity
Common stock; $0.0001 par value; 50,000,000 shares authorized at March 31, 2009 and December 31, 2008; and 10,740,454 and 10,767,520 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	1,074	1,077
Additional paid-in capital	56,297,527	56,203,286
Deferred compensation	(729)	(1,927)
Accumulated deficit	(46,671,524)	(45,707,346)
Total stockholders' equity	9,626,348	10,495,090

Total liabilities and stockholders' equity	$15,678,903	$17,063,597

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statements of Operations
(unaudited)
	Three Months Ended March 31,
	2009	2008

Net service revenues	$3,627,092	$3,708,209
Reimbursable out-of-pocket revenues	10,528	587,632
Total revenues	3,637,620	4,295,841

Costs and expenses:
Costs of revenues	2,041,500	2,581,653
Reimbursable out-of-pocket expenses	10,528	587,632
Sales and marketing	791,067	1,146,426
General and administrative	1,221,024	1,451,048
Research and development	489,876	645,903
Total cost and expenses	4,553,995	6,412,662
Operating loss	(916,375)	(2,116,821)

Other income (expenses):
Interest expense	(17,474)	(46,266)
Interest income	27,990	137,008
Other expense, net	(58,319)	(11,405)
Total other (expense) income, net	(47,803)	79,337
Net loss	$(964,178)	$(2,037,484)

Net loss per share:
Basic and diluted	$(0.09)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	10,643,787	10,973,575

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statement of Stockholders' Equity

			Additional			Total
	Common Stock		Paid-In	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Equity

Balance at December 31, 2008	10,767,520	$1,077	$56,203,286	$(1,927)	$(45,707,346)	$10,495,090

Stock-based compensation recorded in accordance with SFAS 123R	-	-	88,304	-	-	88,304
Stock-based compensation in connection with Restricted Stock	-	-	5,937	-	-	5,937
Amortization of deferred stock-based compensation	-	-	-	1,198	-	1,198
Cancellation of shares in connection with the 2008 Incentive Bonus Plan	(127,066)	(13)	-	-	-	(13)
Issuance of restricted common stock	100,000	10	-	-	-	10
Net loss	-	-	-	-	(964,178)	(964,178)

Balance at March 31, 2009 (unaudited)	10,740,454	$1,074	$56,297,527	$(729)	$(46,671,524)	$9,626,348

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statements of Cash Flows
(unaudited)
	Three Months Ended March 31,
	2009	2008
Operating activities
Net loss	$(964,178)	$(2,037,484)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	288,033	333,051
Non-cash stock-based compensation expense	95,439	314,655
Provision for allowance for doubtful accounts	-	159,891
Changes in operating assets and liabilities:
Accounts receivable	(71,600)	(738,099)
Prepaid expenses and other assets	(206,424)	(186,875)
Inventories	-	93,611
Accounts payable and accrued expenses	(202,923)	368,322
Deferred revenue	(422,410)	836,384
Net cash used in operating activities	(1,484,063)	(856,544)

Investing activities
Purchase of property and equipment	(98,774)	(386,829)
Capitalized internal software development costs	(165,420)	-
Maturities of short-term investments	-	698,309
Net cash (used in) provided by investing activities	(264,194)	311,480

Financing activities
Net proceeds from bank line of credit	285,000	654,000
Payments on bank equipment loan	(61,667)	(61,666)
Principal payments on capital leases	(113,952)	(103,629)
Proceeds from issuance of stock options	-	5,319
Cancellation of shares in connection with the 2008 Incentive Bonus Plan	(13)	-
Issuance of restricted common stock	10	-
Net cash provided by financing activities	109,378	494,024

Net decrease in cash and cash equivalents	(1,638,879)	(51,040)
Cash and cash equivalents at beginning of year	10,699,537	13,792,508
Cash and cash equivalents at end of year	$9,060,658	$13,741,468

Supplemental cash flow information:
Cash paid for interest	$18,088	$41,958
Non-cash information:
Purchase of fixed assets under capital lease	$119,000	$-

See accompanying notes.

etrials Worldwide, Inc.
Notes to Consolidated Financial Statements (unaudited)

1. Organization and Capitalization

etrials Worldwide, Inc.

Etrials Worldwide, Inc. (“etrials”) is a leading eClinical solutions provider of a suite of software applications, hosting and professional services to pharmaceutical, biotechnology, medical device, and contract research organizations.  Etrials’ end-to-end, Web-based eClinical applications work together to coordinate data capture, logistics, patient interaction and trial management through an integrated and comprehensive suite of products, services and hosted solutions.

Etrials’ flexible eClinical offerings address the costly and time-consuming clinical trial process of drug development through easy-to-use, adaptable applications that enable more real-time visibility into the state and progress of the clinical trial process. This results in earlier and more dynamic decision-making and ultimately lower cost and shorter time-to-market.

Etrials’ operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. The operating results are also affected by general economic conditions impacting the pharmaceutical industry.

Unaudited Interim Financial Statements

The accompanying consolidated balance sheet as of March 31, 2009, consolidated statements of operations for the three months ended March 31, 2009 and 2008, consolidated statements of cash flows for the three months ended March 31, 2009 and 2008 and consolidated statement of stockholders’ equity for the three months ended March 31, 2009 are unaudited. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information disclosed in the notes to the financial statements for these periods is unaudited. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in etrials’ Annual Report on Form 10-K for the year ended December 31, 2008.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of etrials and its wholly owned subsidiaries, etrials, Inc. and etrials Worldwide LTD.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates and may differ materially.

 Revenue Recognition

Etrials derives its revenues from providing software application-hosting which includes: services, software and usage fees, hosting fees, and other fees. Revenues resulting from software application-hosting are recognized in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that include the Right to Use Software Stored on Another Entity’s Hardware, Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) Nos. 101 and No. 104, Revenue Recognition. etrials recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable.

Etrials derives revenues from providing software application-hosting and related services to customers on clinical trial projects.  Etrials offers its eClinical solutions through an application service provider model. Revenues resulting from etrials’ professional services and software application-hosting, which include hosting fees and software usage fees, are generated in three stages of drug development for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, and implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client.

Services provided during the three phases of clinical trials are typically earned under fixed-price contracts. Although etrials enters into master agreements with each customer, these master agreements do not contain any minimum revenue commitment by customers and contain general terms and conditions.  All services and revenues are covered by separately negotiated addendums called task orders.  Revenues generated from each task order, including; services, software subscription and usage fees, and hosting fees are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts.

The estimated total labor hours of contracts are reviewed and revised periodically throughout the duration of the contracts with adjustment to revenues from such revisions being recorded on a cumulative basis in the period in which the revisions are made. When estimates indicate a loss, such loss is recognized in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is reasonably possible that the estimates will change in the near term and could result in a material change. etrials records a loss for its contracts at the point it is determined that the total estimated contract costs will exceed management’s estimates of contract revenues.

Customers generally have the ability to terminate contracts upon 30 days notice to etrials. However, these contracts typically require payment to etrials for fees earned from all services provided through the termination date. In the event that a customer cancels a clinical trial and its related task order, all deferred revenue is recognized and certain termination related fees may be charged.

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. As of March 31, 2009 and December 31, 2008, etrials had not experienced any material losses on uncompleted contracts.

Etrials accounts for pass-through expenses in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred (EITF No. 01-14). EITF No. 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenues in the statement of operations. Pass-through revenues and expenses include diary hardware and related taxes, wireless telecommunications, shipping, and travel expenses incurred on the client’s behalf.

Costs of revenues consist of compensation and related fringe benefits for project-related associates, unreimbursed project related costs and indirect costs including facilities, information systems, and other costs. Selling, general, and administrative costs are charged to expense as incurred.

Unbilled services are recorded for revenue recognized to date that has not yet been billed to the customers. In general, amounts become billable upon the achievement of milestones or in accordance with predetermined payment schedules. Deferred revenue represents amounts billed or cash received in advance of revenue recognition.

Cash, Cash Equivalents and Short-term Investments

Etrials accounts for its short-term investments in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Etrials considers all highly liquid investments with original or remaining maturities of 90 days or less at the time of purchase to be cash equivalents and investments with original or remaining maturities of between 91 days and one year to be short-term investments. In order to manage exposure to credit risk, etrials invests in high quality investments rated at least A2 by Moody’s Investors Service or A by Standard & Poors.

Inventory

Inventory consists of electronic patient diaries purchased for future clinical trials.  Inventory is valued at the lower of cost or market value and is allocated on an average cost method.

Foreign Currency

The financial Statements of etrials’ foreign subsidiary in the United Kingdom are remeasured in accordance with SFAS No. 52, Foreign Currency Translation. etrials determined that the functional currency of its United Kingdom operations is the U.S. dollar.  Assets and liabilities denominated in foreign currencies are remeasured into U.S. dollars at current exchange rates.  Operating results are remeasured into U.S. dollars using the average rates of exchange prevailing during the period.  Remeasurement adjustments for non-functional currency monetary assets and liabilities are included in other expense, net in the accompanying consolidated statements of operations.

Goodwill

Etrials accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. etrials concluded it has one reporting unit for purposes of performing the goodwill impairment analysis. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill exceeds its fair value.

During the nine months ended September 30, 2008, etrials experienced a significant decline in market capitalization.  In addition, etrials experienced a decline in revenues resulting from, among other things, customer delays and timing of new contracts.  These conditions and their effect on etrials’ current and future financial performance and financial condition indicated a possible impairment of etrials’ recorded goodwill balance and required etrials to perform an interim impairment analysis to determine whether actual impairment had occurred.  Based on this interim impairment analysis, management concluded that its goodwill balance was impaired and therefore recorded an impairment charge of $3,995,000.  Etrials’ goodwill evaluation utilized various valuation techniques, primarily an estimation of the present value of its future cash flows that considered the anticipated revenue and earnings effects of the economic conditions, industry conditions, and conditions specific to etrials described above.

As part of its annual goodwill impairment analysis performed during the fourth quarter of 2008, management noted that etrials had experienced a significant decline in its market capitalization subsequent to November 2008.  In addition, the global economic recession continued to have a negative impact on etrials’ revenues and the timing of new contracts, which impacted certain assumptions used in the goodwill impairment analysis, including the projected cash flows, discount rates and control premiums.  Accordingly, etrials performed an impairment analysis during the fourth quarter for the remaining goodwill balance and concluded that additional impairment existed. As a result of this analysis, etrials concluded that the remaining goodwill balance was fully impaired.  Accordingly, etrials recorded a total goodwill impairment charge of $8,011,037 for the year-ended December 31, 2008.

Loss Per Common Share

Basic and diluted loss per common share was determined by dividing net loss by the weighted average common shares outstanding during the period in accordance with SFAS No. 128, Earnings Per Share (SFAS 128). Diluted net income per share includes the effects of all dilutive, potentially issuable common shares.

The following common share equivalents have been excluded from the computation of diluted weighted average shares outstanding as the effect would have been anti-dilutive:

	Three Months Ended
	March 31
	2009	2008

Unvested restricted common stock	157,881	346,670
Unit purchase options	-	350,000
Stock options outstanding	1,826,200	2,815,314

3. Cash, Cash Equivalents and Short-term Investments

Cash, cash equivalents and short-term investments were as follows:

	March 31	December 31
	2009	2008

Cash	$1,345,259	$1,134,164
Certificates of deposit	1,008,932	1,000,000
Money market	2,954,324	3,570,987
U.S. agency notes	1,590,757	2,358,845
Corporate bonds	2,161,386	2,635,541
Total cash and cash equivalents	$9,060,658	$10,699,537

4. Accounts Receivable

Accounts receivable consists of the following:

	March 31	December 31
	2009	2008

Billed accounts receivable	$2,564,559	$2,540,934
Unbilled accounts receivable	1,891,830	1,843,855
Total accounts receivable	4,456,389	4,384,789
Allowance for doubtful accounts	(602,598)	(602,598)

	$3,853,791	$3,782,191

5. Accrued Expenses

Accrued expenses consist of the following:

	March 31	December 31
	2009	2008

Accrued severance	$374,677	$622,587
Accrued other expenses	374,229	550,368
Accrued client reimbursable expenses	258,837	290,559
Accrued bonus	178,862	278,582
Accrued vacation	254,149	235,094
Accrued rent	212,172	220,829
Accrued professional fees	165,518	146,203
Accrued compensation	120,894	102,330

	$1,939,338	$2,446,552

Etrials approved an executive bonus plan that provides for qualified compensation to certain executives if certain performance measures are met.  The consideration earned will be paid 50% in cash and 50% in the form of restricted stock.  As of March 31, 2009 etrials had accrued $178,862 under this bonus plan.

6. Debt

	March 31	December 31
	2009	2008
Borrowings:
Bank line of credit, with an interest rate of 3.5% at March 31, 2009 and December 31, 2008	$1,669,000	$1,384,000
Bank equipment loan, with an interest rate of 4.0% at March 31, 2009 and December 31, 2008	208,670	250,337
Bank equipment loan, with an interest rate of 4.0% at March 31, 2009 and December 31, 2008	173,334	193,333

Total borrowings	$2,051,004	1,827,670
Bank line of credit and other short-term borrowings	1,915,667	1,630,666

Long-term borrowings, less current portion	$135,337	$197,004

		March 31
		2009

Aggregate annual maturities of long-term debt (excluding bank line of credit):
2009 (remaining nine months)		$185,000
2010		163,670
2011		33,334
Total		$382,004

On February 1, 2005, etrials entered into two loan agreements with RBC Centura Bank. These loan agreements were modified on May 31, 2006 when a third loan agreement was added and on May 31, 2007 when a fourth loan agreement was added.  The first agreement is a $2,500,000 revolving accounts receivable line of credit which provides for borrowings up to 80% of current accounts receivable balance at the prime rate of interest plus 0.25%.  This line of credit has $1,669,000 outstanding as of March 31, 2009 and these borrowings are secured primarily by accounts receivable and other corporate assets.  The second agreement is a $300,000 equipment line of credit which was repaid during the three months ended March 31, 2008.  This loan funded equipment purchases and provided for interest at the bank’s prime rate of interest plus 1.0%. The third agreement is a $500,000 equipment loan which has $208,670 outstanding as of March 31, 2009. Borrowings under this equipment loan are being paid over a period of 36 months at the bank’s prime rate of interest plus 0.75%. The fourth agreement is a $240,000 equipment line of credit which had $173,334 outstanding as of March 31, 2009. This loan funded equipment purchases and provided for interest at the bank’s prime rate of interest plus 0.75%. Borrowings under the equipment line of credit will be paid over a period of 39 months. The capital equipment borrowings are secured primarily by the fixed assets that were acquired.  In addition to the loans listed above, etrials has an additional amount of $500,000 available to borrow through the draw-down period which expires September 10, 2009.  As of March 31, 2009, etrials has not exercised this option.

7. Contingencies and Guarantees

From time to time, etrials may become involved in various legal actions, administrative proceedings and claims in the ordinary course of its business. Although it is not possible to predict with certainty the outcome of such legal actions or the range of possible loss or recovery, based upon current information, management believes such legal actions will not have a material effect on the financial position or results of operations of etrials.

From time to time, etrials enters into certain types of contracts that contingently require it to indemnify parties against third party claims. These obligations relate to certain agreements with etrials’ officers, directors and employees, under which etrials may be required to indemnify such persons for liabilities arising out of their employment relationship. Other obligations relate to certain commercial agreements with its customers, under which etrials may be required to indemnify such parties against liabilities and damages arising out of claims of patent, copyright, trademark or trade secret infringement by its software. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, etrials has not had to make any payments for these obligations, and no liabilities have been recorded for these obligations on etrials’ consolidated balance sheets as of March 31, 2009 and December 31, 2008.

8. Stockholders’ Equity

As of March 31, 2009, etrials had reserved a total of 2,727,760 of its authorized 50,000,000 shares of common stock for future issuance as follows:

	March 31	December 31
	2009	2008

Unit purchase options	-	350,000
Stock options outstanding	1,826,200	1,848,504
Reserved for future stock option grants and restricted stock grants	901,560	1,075,882

Total shares reserved for future issuance	2,727,760	3,274,386

9. Stock Based Compensation

Etrials’ 2005 Equity Performance Plan (the “Plan”) was approved by the stockholders of etrials on February 9, 2006.  The purpose of the Plan is to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options.  On March 31, 2009, etrials had a total of 3,500,000 shares of common stock reserved for issuance under the Plan.  Of this amount, 901,560 shares were available for future stock option grant as of March 31, 2008.

Effective with the adoption of SFAS 123R, etrials has elected to use the Black-Scholes-Merton option pricing model to determine the weighted average fair value of options granted.  Etrials has a limited trading history for its common stock as it began trading on the NASDAQ Global Market on February 10, 2006.  Accordingly, etrials has determined the volatility for options granted in 2007 and 2008 based on an analysis of reported data for a peer group of companies that have issued stock options with substantially similar terms. The expected life of options granted by etrials has been determined based upon the “simplified” method as allowed under the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 (“SAB 107”) and represents the period of time that options granted are expected to be outstanding.  The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.  Etrials has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas, SFAS 123 permitted companies to record forfeitures based on actual forfeitures. The assumptions utilized to determine the above values are indicated in the following table:

Three Months Ended March 31,
2009
Expected dividend yield	0%
Expected volatility	100%
Risk-free interest rate	1.72%
Expected life (in years)	4

During the three months ended March 31, 2009, etrials recorded $89,502 of stock-based compensation expense, of which $88,304 was related to options issued subsequent to the adoption of SFAS No. 123R. As of March 31, 2009, there was $595,064 of unrecognized compensation expense related to non-vested share awards issued under SFAS No. 123R that is expected to be recognized over a weighted-average period of 3.05 years. The remaining stock-based compensation is due to the amortization of previously recorded deferred compensation, for stock options that have continued to be accounted for under APB 25 in accordance with the prospective transition method of SFAS 123R.

The following summarizes the activity of the Plan for the three months ended March 31, 2009:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (years)

Outstanding at December 31, 2008	1,848,504	$2.67
Granted	282,500	0.72
Exercised	-
Canceled	(304,804)	2.23
Outstanding at March 31, 2009	1,826,200	$2.44	$-

Exercisable at March 31, 2009	915,766	$3.29	$-	3.96

10. Income Taxes

Etrials adopted the provisions of FIN 48, an interpretation of the SFAS 109, Accounting for Income Taxes, on January 1, 2007.  As a result of the implementation of FIN 48, etrials recognized no material adjustment in the liability for unrecognized income tax benefits.  At the adoption date of January 1, 2007 etrials had no unrecognized tax benefits which would affect etrials’ effective tax rate.  At March 31, 2009, etrials had no unrecognized tax benefits.

Etrials recognizes interest and penalties related to uncertain tax positions in the provision for income taxes.  As of the date of adoption, January 1, 2007, and as of March 31, 2009, etrials had no accrued interest or penalties related to uncertain tax positions.

Etrials has its tax years of 2005 through 2008 open to examination by federal tax authorities and 2004 through 2008 for state tax jurisdictions.  Etrials’ only foreign subsidiary is in the United Kingdom and has tax years of 2006 through 2008 open to examination.  Etrials has not been informed by any tax authorities for any jurisdiction that any of its tax years are under examination as of March 31, 2009.

The estimated marginal tax rate for etrials Worldwide, Inc. for the quarter ended March 31, 2009 is 34% and 5% for federal and state tax purposes, respectively.  It is expected that should etrials be able to utilize its deferred tax assets the taxable income for etrials will be between $335,000 and $10,000,000.  The federal tax rate used reflects this tax bracket.  The state tax rate is based on the appropriate rates for the states that etrials is currently filing in, net of the federal tax benefit of the state tax deduction.

Etrials has a loss for the interim period ended March 31, 2009 and expects to be in a loss position for both the remaining interim periods of 2009 and for financial statement purposes for the annual period ended December 31, 2009.  There are no anticipated additions that will result in taxable income during this period; accordingly, the expected result is a tax loss for the year; therefore, no federal or state income taxes are expected and none have been recorded.  Accordingly, etrials’ estimated annual effective tax rate is zero.

Due to etrials’ history of losses from 1995 through 2008, there is not enough evidence as of March 31, 2009 to support an expectation that etrials will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets.  Accordingly, to the extent that deferred tax assets exceed deferred tax liabilities that are anticipated to reverse within the same period, the deferred tax assets have been reduced by a valuation allowance, since it has been determined that it is more likely than not that all of the deferred tax assets will not be realized.

At December 31, 2006, etrials no longer qualified to use the cash method of accounting for tax purposes under the Small Business Taxpayer Exemption.  An adjustment was made under IRC Section 481 to convert etrials to the accrual method for tax purposes and since this adjustment was negative, it was included in etrials’ 2007 tax return and therefore no deferred tax asset or liability exists for the requested cash to accrual method change.

Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which might cause limitations in the amount of net operating losses that etrials may utilize in any one year include, but are not limited to, a cumulative change in ownership of more than 50% over a three-year period.

11. Subsequent Event

On May 30, 2009, etrials entered into an Agreement and Plan of Merger to be acquired by Merge Healthcare Incorporated (NASDAQ: MRGE) and Merge Acquisition Corp., a newly formed wholly-owned subsidiary of Merge Healthcare, pursuant to which Merge Healthcare has commenced a tender offer to acquire all of the outstanding shares of common stock of etrials.  Pursuant to the tender offer, each share of etrials common stock will be exchanged for: (i) $0.80 in cash, without interest, and (ii) 0.3448 newly issued shares of Merge Healthcare's common stock, par value $0.01 per share.  Subject to customary closing conditions, and assuming a majority of etrials shares will be tendered pursuant to the tender offer, the tender offer is expected to expire in the third quarter of 2009.

12. Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The adoption of SFAS No. 157 did not have a material impact on etrials’ consolidated financial position and results of operations.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. etrials did not choose to measure any financial assets or liabilities at fair value pursuant to SFAS 159.

In December 2007, the FASB issued FASB Statements No. 141 (revised 2007), “Business Combinations” (SFAS 141R) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). Effective for fiscal years beginning after December 15, 2008, the standards will improve, simplify, and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. SFAS 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 160 provides guidance for accounting and reporting of noncontrolling interests in consolidated financial statements.  Etrials is currently assessing the impact of SFAS 141R and SFAS 160 on its consolidated financial statements and future operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS No. 161), an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  Etrials believes that the adoption of SFAS No. 161 will not have a material effect on its financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162) which provides a framework for selecting accounting principals to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principals for nongovernmental entities.  Etrials does not expect the adoption of SFAS 162 to have any impact on etrials’ consolidated financial statements.  SFAS 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
etrials Worldwide, Inc.

We have audited the accompanying consolidated balance sheets of etrials Worldwide, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of etrials Worldwide, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/Ernst & Young LLP

Raleigh, North Carolina
March 9, 2009

etrials Worldwide, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$10,699,537	$13,792,508
Short-term investments	-	1,448,526
Accounts receivable, net of allowance for doubtful accounts of $602,598 and $156,500, respectively	3,782,191	5,310,648
Inventories	136,500	554,430
Prepaid expenses and other current assets	299,353	330,082
Total current assets	14,917,581	21,436,194

Property and equipment, net	2,026,478	2,015,762
Goodwill	-	8,011,037
Other assets	119,538	119,538
Total assets	$17,063,597	$31,582,531

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$522,909	$720,243
Accrued expenses	2,446,552	1,747,257
Deferred revenue	1,637,817	1,705,544
Bank line of credit and other short-term borrowings	1,630,666	1,312,667
Current portion of capital lease obligations	133,559	429,789
Total current liabilities	6,371,503	5,915,500
Capital lease obligations, net of current portion	-	23,956
Long-term borrowings, net of current portion	197,004	250,337
Total liabilities	6,568,507	6,189,793

Commitments and contingencies

Stockholders' equity
Common stock; $0.0001 par value; 50,000,000 shares authorized at December 31, 2008 and December 31, 2007; and 10,767,520 and 12,579,701 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	1,077	1,258
Additional paid-in capital	56,203,286	55,301,138
Deferred compensation	(1,927)	(18,927)
Accumulated deficit	(45,707,346)	(29,890,731)
Total stockholders' equity	10,495,090	25,392,738

Total liabilities and stockholders' equity	$17,063,597	$31,582,531

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statements of Operations

	Years Ended December 31
	2008	2007

Net service revenues	$15,060,911	$18,349,261
Reimbursable out-of-pocket revenues	1,181,409	4,090,343
Total revenues	16,242,320	22,439,604

Costs and expenses:
Costs of revenues	9,840,263	9,273,288
Reimbursable out-of-pocket expenses	1,181,409	4,090,343
Sales and marketing	4,735,591	4,789,936
General and administrative	6,384,735	7,249,974
Research and development	2,102,023	2,216,346
Impairment of goodwill	8,011,037	-
Amortization of intangible assets	-	15,199
Litigation settlement	-	1,750,000
Total cost and expenses	32,255,058	29,385,086
Operating loss	(16,012,738)	(6,945,482)

Other income (expenses):
Interest expense	(120,207)	(147,872)
Interest income	349,591	944,345
Other expense, net	(33,261)	(15,941)
Total other income, net	196,123	780,532
Net loss	$(15,816,615)	$(6,164,950)

Net loss per share:
Basic and diluted	$(1.45)	$(0.57)

Weighted average common shares outstanding:
Basic and diluted	10,913,536	10,805,664

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statements of Stockholders' Equity

			Additional			Total
	Common Stock		Paid-In	Deferred	Accumulated	Stockholders’
	Shares	Amount	Capital	Compensation	Deficit	Equity
Balance at December 31, 2006	12,278,803	$1,228	$53,629,085	$(108,102)	$(23,725,781)	$29,796,430

Stock-based compensation recorded in accordance with SFAS 123R	-	-	1,340,528	-	-	1,340,528
Amortization of deferred stock-based compensation	-	-	-	33,791	-	33,791
Reversal of employee stock compensation expense due to terminations	-	-	(73,578)	55,384	-	(18,194)
Issuance of restricted common stock	50,000	5	36,537	-	-	36,542
Issuance of common stock to consultant	10,727	1	50,416	-	-	50,417
Exercise of employee stock options	240,171	24	318,150	-	-	318,174
Net loss	-	-	-	-	(6,164,950)	(6,164,950)

Balance at December 31, 2007	12,579,701	$1,258	$55,301,138	$(18,927)	$(29,890,731)	$25,392,738

Stock-based compensation recorded in accordance with SFAS 123R	-	-	1,287,465	-	-	1,287,465
Amortization of deferred stock-based compensation	-	-	-	17,000	-	17,000
Cancellation of trigger shares	(1,566,250)	(157)	157	-	-	-
Issuance of restricted common stock	247,067	25	54,209	-	-	54,234
Cancellation of restricted shares	(131,250)	(13)	13	-	-	-
Exercise of employee stock options	2,756	-	5,319	-	-	5,319
Purchase of outstanding common stock	(364,504)	(36)	(445,015)	-	-	(445,051)
Net loss	-	-	-	-	(15,816,615)	(15,816,615)
Balance at December 31, 2008	10,767,520	$1,077	$56,203,286	$(1,927)	$(45,707,346)	$10,495,090

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31
	2008	2007
Operating activities
Net loss	$(15,816,615)	$(6,164,950)

Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of goodwill	8,011,037	-
Inventory writedown to lower of cost or market	246,453	-
Depreciation and amortization	1,152,302	1,222,832
Accretion of discount on investments held-to-maturity	-	(4,743)
Non-cash stock-based compensation expense	1,358,699	1,443,084
Provision for allowance for doubtful accounts	446,098	(134,500)
Loss on disposal of assets	-	2,281
Changes in operating assets and liabilities:
Accounts receivable	1,082,359	(195,798)
Prepaid expenses and other assets	30,729	76,187
Inventories	171,477	(554,430)
Accounts payable and accrued expenses	501,961	(313,197)
Deferred revenue	(67,727)	(307,989)
Net cash used in operating activities	(2,883,227)	(4,931,223)

Investing activities
Purchase of property and equipment	(785,681)	(461,111)
Capitalized internal software development costs	(377,337)	(265,486)
Maturities of short-term investments	1,448,526	12,441,474
Purchases of short-term investments	-	(5,724,964)
Net cash provided by investing activities	285,508	5,989,913

Financing activities
Purchase of outstanding common stock	(445,051)	-
Net proceeds from bank line of credit	258,000	600,000
Proceeds from bank equipment loan	240,000	500,000
Payments on bank equipment loan	(233,334)	(202,996)
Principal payments on capital leases	(320,186)	(310,027)
Proceeds from issuance of stock options and warrants	5,319	318,174
Net cash (used in) provided by financing activities	(495,252)	905,151

Net (decrease) increase in cash and cash equivalents	(3,092,971)	1,963,841
Cash and cash equivalents at beginning of year	13,792,508	11,828,667
Cash and cash equivalents at end of year	$10,699,537	$13,792,508
Supplemental cash flow information:
Cash paid for interest	$127,407	$136,038
Non-cash information:
Purchase of inventory under capital leases	$-	$642,130

See accompanying notes.

etrials Worldwide, Inc.

Notes to Consolidated Financial Statements

1. Organization and Capitalization

etrials Worldwide, Inc.

Etrials Worldwide, Inc. is a leading eClinical solutions provider of a suite of software applications, hosting and professional services to pharmaceutical, biotechnology, medical device, and contract research organizations. etrials’ end-to-end, Web-based eClinical applications work together to coordinate data capture, logistics, patient interaction and trial management through an integrated and comprehensive suite of products, services and hosted solutions.

Etrials’ flexible eClinical offerings address the costly and time-consuming clinical trial process of drug development through easy-to-use, adaptable applications that enable more real-time visibility into the state and progress of the clinical trial process. This results in earlier and more dynamic decision-making and ultimately lower cost and shorter time-to-market.

Etrials’ operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. The operating results are also affected by general economic conditions impacting the pharmaceutical industry.

Merger and Accounting Treatment

CEA Acquisition Corporation (“CEA”) was incorporated in Delaware on October 14, 2003 as a blank check company, the objective of which was to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the entertainment, media and communications industry.  On February 19, 2004, CEA consummated an Initial Public Offering (the “Offering”) and raised net proceeds of $21,390,100.  Of the net proceeds from the Offering, $20,527,250 was placed in trust and invested in government securities.  The remaining proceeds were available for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administration expenses.

In connection with the offering, CEA issued to representatives of its underwriter options to purchase 350,000 units at an exercise price of $9.90 per unit.  Each unit consists of one share of common stock and two warrants to purchase one common share each at an exercise price of $6.40 per share.  The unit purchase options expired on February 11, 2009.

On February 9, 2006 etrials Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials Worldwide, Inc., in which etrials Worldwide, Inc. changed its name back to etrials, Inc. and became CEA’s wholly owned subsidiary.  At that time CEA changed its name to etrials Worldwide, Inc.

The merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, CEA was treated as the “acquired” company for financial reporting purposes.  In accordance with guidance applicable to these circumstances, this merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger was treated as the equivalent of etrials issuing stock for the net monetary assets of CEA, accompanied by a recapitalization.  All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of CEA and related recapitalization.

The shares of common stock held by etrials stockholders were converted into a total of 7,446,360 shares of CEA’s common stock, or approximately 60.3% of the subsequently outstanding common stock of the combined company.  In connection with the merger, etrials’ stockholders also received warrants to purchase 4,250,000 shares of CEA common stock with an exercise price of $5.00 per share.  The warrants issued in the merger were immediately tradable.

Upon consummation of the merger, $21.4 million was released from trust to be used by the combined company.  After payments totaling approximately $900,000 for professional fees and other costs related to the merger, the net proceeds amounted to $20.5 million.  The total direct and incremental costs incurred by etrials in connection with the merger was reflected as a reduction to additional paid-in capital as of the effective date of the merger.

Shares Held in Escrow

A total of 1,400,000 shares of common stock of etrials issued to etrials stockholders in the merger with CEA and 166,250 shares of common stock of former CEA stockholders (including all CEA officers and directors) were placed in escrow (“Trigger Shares”) not released unless and until, prior to February 19, 2008, over a 20 consecutive trading day period (i) the volume weighted average price of etrials common stock was $7.00 or more, and (ii) the average daily trading volume was at least 25,000 shares.  The Trigger Shares were cancelled because these conditions were not met by February 19, 2008.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of etrials and its wholly owned subsidiaries, etrials, Inc. and etrials Worldwide LTD.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year balances have been reclassified to conform to the presentation of the current year. Such reclassifications had no effect on previously reported net loss or stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates and may differ materially.

Revenue Recognition

Etrials derives its revenues from providing software application-hosting which includes: services, software and usage fees, hosting fees, and other fees. Revenues resulting from software application-hosting are recognized in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03,  Application of AICPA Statement of Position 97-2 to Arrangements that include the Right to Use Software Stored on Another Entity’s Hardware , Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) Nos. 101 and No. 104,  Revenue Recognition.  Etrials recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable.

Etrials derives revenues from providing software application-hosting and related services to customers on clinical trial projects.  Etrials offers its eClinical solutions through an application service provider model. Revenues resulting from etrials’ professional services and software application-hosting, which include hosting fees and software usage fees, are generated in three stages of drug development for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, and implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client.

Services provided during the three phases of clinical trials are typically earned under fixed-price contracts. Although etrials enters into master agreements with each customer, these master agreements do not contain any minimum revenue commitment by customers and contain general terms and conditions.  All services and revenues are covered by separately negotiated addendums called task orders.  Revenues generated from each task order, including; services, software subscription and usage fees, and hosting fees are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts.

The estimated total labor hours of contracts are reviewed and revised periodically throughout the duration of the contracts with adjustment to revenues from such revisions being recorded on a cumulative basis in the period in which the revisions are made. When estimates indicate a loss, such loss is recognized in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is reasonably possible that the estimates will change in the near term and could result in a material change.  Etrials records a loss for its contracts at the point it is determined that the total estimated contract costs will exceed management’s estimates of contract revenues. As of December 31, 2008, etrials has not experienced any material losses on uncompleted contracts.

Customers generally have the ability to terminate contracts upon 30 days notice to etrials. However, these contracts typically require payment to etrials for fees earned from all services provided through the termination date. In the event that a customer cancels a clinical trial and its related task order, all deferred revenue is recognized and certain termination related fees may be charged.

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. As of December 31, 2008, etrials has not experienced any material losses on uncompleted contracts.

The following summarizes the components of the revenues recognized for the years ended December 31, 2008 and 2007:

	Year Ended December 31
	2008	2007

Services	$11,234,303	$13,561,970
Software and usage fees	2,518,609	3,155,493
Hosting fees	1,307,999	1,631,798
Net service revenues	15,060,911	18,349,261
Reimbursable out-of-pocket revenues	1,181,409	4,090,343
Total	$16,242,320	$22,439,604

Etrials accounts for pass-through expenses in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred  (EITF No. 01-14). EITF No. 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenues in the statement of operations. Pass-through revenues and expenses include diary hardware and related taxes, wireless telecommunications, shipping, and travel expenses incurred on the client’s behalf.

Costs of revenues consist of compensation and related fringe benefits for project-related associates, unreimbursed project related costs and indirect costs including facilities, information systems, and other costs. Selling, general, and administrative costs are charged to expense as incurred.

Unbilled services are recorded for revenue recognized to date that has not yet been billed to the customers. In general, amounts become billable upon the achievement of milestones or in accordance with predetermined payment schedules. Deferred revenue represents amounts billed or cash received in advance of revenue recognition.

Internal Use Software and Website Development Costs

Etrials applies the guidance of EITF Issue No. 00-2, Accounting for Web Site Development Costs, which sets forth the accounting for website development costs based on the website development activity.  Etrials applies the guidance set forth in SOP No. 98-1,  Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP No. 98-1), in accounting for the development of internal use software. SOP No. 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software’s estimated useful life of one to five years.  Etrials has capitalized $377,337 and $265,486 of internal software development costs during the years ended December 31, 2008 and 2007, respectively.

Warranties and Indemnification

Etrials’ hosting service is typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and substantially in accordance with etrials’ online help documentation under normal use and circumstances.  Etrials’ arrangements also include certain provisions for indemnifying customers against liabilities if its products or services infringe a third party’s intellectual property rights.  Etrials has not previously incurred costs to settle claims or pay awards under these indemnification obligations.  Etrials accounts for these indemnity obligations in accordance with Statement of Financial Accounting Standard (SFAS) No. 5,  Accounting for Contingencies,  and records a liability for these obligations when a loss is probable and reasonably estimable.  Etrials has not recorded any liabilities for these agreements as of December 31, 2008.

Etrials has entered into service level agreements with its hosted application customers warranting certain levels of uptime reliability and permitting those customers to receive credits against monthly hosting fees or terminate their agreements in the event that etrials fails to meet those levels. As of December 31, 2008, etrials has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

Concentration of Credit Risk

The following table summarizes the number of customers who individually comprise greater than 10% of consolidated revenues and consolidated accounts receivable.

	Number of Customers	Percent of Consolidated Revenue	Number of Customers	Percent of Consolidated Accounts Receivable

Year ended December 31:
2008	2	28%	1	21%
2007	2	29%	3	52%

Etrials’ principal financial instruments subject to credit risk are cash and cash equivalents, short-term investments, and accounts receivable, which are unsecured.  Etrials maintains cash balances at financial institutions that may at times exceed federally insured limits.  Etrials maintains this cash at high credit quality institutions and, as a result, believes credit risk related to its cash is minimal.  Etrials generally does not require collateral as a substantial amount of the revenues are generated from recurring customers. Management performs periodic reviews of the aging of customer balances, the current economic environment and its industry experience and establishes an allowance on accounts receivable based on these reviews.

Etrials serves all of its application-hosting customers from third-party web hosting facilities located in North Carolina and Kentucky.  Etrials does not control the operation of these facilities, and they are vulnerable to damage or interruption.  Etrials maintains redundant systems that can be used to provide service in the event the third-party web hosting facilities becomes unavailable, although in such circumstances, etrials’ service might be interrupted during the transition.

Cash, Cash Equivalents and Short-term Investments

Etrials accounts for its short-term investments in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Etrials considers all highly liquid investments with original or remaining maturities of 90 days or less at the time of purchase to be cash equivalents and investments with original or remaining maturities of between 91 days and one year to be short-term investments. In order to manage exposure to credit risk, etrials invests in high quality investments rated at least A2 by Moody’s Investors Service or A by Standard & Poors.

Inventory

Inventory consists of electronic patient diaries purchased for future clinical trials.  Inventory is valued at the lower of cost or market value and is allocated on an average cost method.  During the three months ended September 30, 2008, etrials wrote down its inventory by approximately $246,000 to its estimated market value.  This charge has been recorded within costs of revenues in the accompanying statement of operations.

Property and Equipment

Property and equipment is recorded at cost. Computer hardware, software and equipment and furniture and fixtures are depreciated on a straight-line basis over the estimated useful lives of the assets and leasehold improvements are amortized over the lease term, as follows:

Asset	Years
Leasehold improvements	Shorter of useful life or lease term
Computer hardware, software and equipment	3 to 5
Capitalized internal software development costs	1 to 5
Furniture and fixtures	5 to 7

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, etrials reviews its long-lived assets including property and equipment and its developed technology, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, etrials evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value.  Etrials’ estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced in the future, resulting in a reduction to the carrying amount of long-lived assets.

Goodwill

Etrials accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles.  Etrials concluded it has one reporting unit for purposes of performing the goodwill impairment analysis. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill exceeds its fair value.

During the nine months ended September 30, 2008, etrials experienced a significant decline in market capitalization.  In addition, etrials experienced a decline in revenues resulting from, among other things, customer delays and timing of new contracts.  These conditions and their effect on etrials’ current and future financial performance and financial condition indicated a possible impairment of etrials’ recorded goodwill balance and required etrials to perform an interim impairment analysis to determine whether actual impairment had occurred.  Based on this interim impairment analysis, management concluded that its goodwill balance was impaired and therefore recorded an impairment charge of $3,995,000.  Etrials’ goodwill evaluation utilized various valuation techniques, primarily an estimation of the present value of its future cash flows that considered the anticipated revenue and earnings effects of the economic conditions, industry conditions, and conditions specific to etrials described above.

As part of its annual goodwill impairment analysis performed during the fourth quarter, management noted that etrials had experienced additional significant decline in its market capitalization subsequent to November 2008.  In addition, the global economic recession continued to have a negative impact on etrials’ revenues and the timing of new contracts, which impacted certain assumptions used in the goodwill impairment analysis, including the projected cash flows, discount rates, and control premiums.  Accordingly, etrials performed an impairment analysis during the fourth quarter for the remaining goodwill balance and concluded that additional impairment existed. As a result of this analysis, etrials concluded that the remaining goodwill balance was fully impaired.  Accordingly, etrials recorded a total goodwill impairment charge of $8,011,037 for the year-ended December 31, 2008.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share Based Payment (SFAS 123R).  SFAS 123R replaces SFAS No. 123 Accounting for Stock-Based Compensation  (SFAS 123) and supersedes Accounting Principles Board Opinion No. 25 , Accounting for Stock Issued to Employees  (APB 25). SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method.  The provisions of SFAS 123R are effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (January 1, 2006 for etrials).  SFAS 123R requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow.  Etrials will recognize excess tax benefits when those benefits reduce current income taxes payable.  Etrials recognizes compensation cost for awards with pro rata vesting using the straight line prorated method.

Etrials used the minimum-value method as a non-public company to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, etrials was required to adopt SFAS 123R using the “prospective-transition” method upon the effective date.  Under the prospective transition method, nonpublic entities that previously applied SFAS 123 using the minimum-value method for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for etrials).  All awards granted, modified, or settled after the date of adoption have been accounted for using the measurement, recognition, and attribution provisions of SFAS 123R.  Etrials has continued to recognize compensation expense for awards issued prior to the adoption of SFAS 123R in accordance with the provisions of APB 25.

Etrials maintains an Equity Compensation Plan (the “Plan”) to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options.  Etrials has reserved a total of 3,500,000 shares of common stock for issuance under the Plan. Of this amount, 1,341,698 shares are available for future stock option grants as of December 31, 2008.

The etrials board of directors has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the number of options that an individual may be granted, vesting schedules and option exercise prices. With few exceptions, stock options granted under the Plan have vesting periods of three to five years, have a contractual life not to exceed ten years, and have exercise prices equal to the estimated fair market value of etrials’ common stock on the grant date.

Advertising Expense

The cost of advertising is expensed as incurred. Advertising expense, including trade show expenses, amounted to approximately $243,000 and $667,000 for the years ended December 31, 2008 and 2007, respectively.

Income Taxes

Etrials Worldwide, Inc. and its subsidiaries are subject to U.S. federal income tax, UK income tax and income tax in multiple state jurisdictions.  Etrials' 2005 through 2007 U.S. federal income tax returns remain open for examination by the Internal Revenue Service.  UK income tax returns remain open for examination by the UK HM Revenue & Customs for the 2006 & 2007 tax years. State income tax returns for the years 2003 through 2006 remain open to examination by state taxing authorities.   There are currently no income tax examinations in process.

In July 2006, the Financial Accounting Standards Board issued interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109  (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109,  Accounting for Income Taxes  (“SFAS 109”).  This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return.  The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for public companies for fiscal years beginning after December 15, 2006.  Etrials adopted the provisions of FIN 48 on January 1, 2007.  As of December 31, 2008, management has evaluated etrials’ tax positions and has not identified any unrecognized tax benefits.  Therefore, no liability has been recorded as a result of the implementation of FIN 48.

Foreign Currency Translation

The financial Statements of etrials’ foreign subsidiary in the United Kingdom are remeasured in accordance with SFAS No. 52, Foreign Currency Translation.  Etrials determined that the functional currency of its United Kingdom operations is the U.S. dollar.  Assets and liabilities denominated in foreign currencies are remeasured into U.S. dollars at current exchange rates.  Operating results are remeasured into U.S. dollars using the average rates of exchange prevailing during the period.  Remeasurement adjustments for non-functional currency monetary assets and liabilities are included in other expense, net in the accompanying consolidated statements of operations.

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), establishes standards for the way public business enterprises report about operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance.  Etrials concluded it  has one operating segment for purposes of applying the guidance set forth in SFAS 131.

Loss Per Common Share

Basic and diluted loss per common share was determined by dividing net loss by the weighted average common shares outstanding during the period in accordance with SFAS No. 128,  Earnings Per Share  (SFAS 128). Diluted net income per share includes the effects of all dilutive, potentially issuable common shares.

The following common share equivalents have been excluded from the computation of diluted weighted average shares outstanding as the effect would have been anti-dilutive:

	Year Ended December 31
	2008	2007

Unvested restricted common stock	-	43,750
Unit purchase options	350,000	1,050,000
Stock options outstanding	1,848,504	2,754,703
Warrants outstanding	-	12,350,000

In addition, the 1,566,250 shares of common stock held in escrow as of December 31, 2007 in connection with the reverse acquisition of CEA have been excluded from the computation of basic and diluted loss per share in accordance with SFAS 128. These shares were cancelled on February 19, 2008.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The adoption of SFAS No. 157 did not have a material impact on etrials’ consolidated financial position and results of operations.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”  (SFAS 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007.  Etrials did not choose to measure any financial assets or liabilities at fair value pursuant to SFAS 159.

In December 2007, the FASB issued FASB Statements No. 141 (revised 2007), “Business Combinations” (SFAS 141R) and No. 160,  “Noncontrolling Interests in Consolidated Financial Statements”  (SFAS 160). Effective for fiscal years beginning after December 15, 2008, the standards will improve, simplify, and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. SFAS 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 160 provides guidance for accounting and reporting of noncontrolling interests in consolidated financial statements.  Etrials is currently assessing the impact of SFAS 141R and SFAS 160 on its consolidated financial statements and future operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”  (SFAS No. 161), an amendment of FASB Statement No. 133. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  Etrials believes that the adoption of SFAS No. 161 will not have a material effect on its financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles ” (SFAS 162) which provides a framework for selecting accounting principals to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principals for nongovernmental entities.  Etrials does not expect the adoption of SFAS 162 to have any impact on etrials’ consolidated financial statements.  SFAS 162 will be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

3. Cash, Cash Equivalents and Short-term Investments

Cash, cash equivalents and short-term investments consist of the following:

	December 31
	2008	2007

Cash	$1,134,164	$371,582
Certificates of deposit	1,000,000	-
Money market	3,570,987	10,534,730
U.S. agency notes	2,358,845	689,598
Corporate bonds	2,635,541	2,196,599
Total cash and cash equivalents	$10,699,537	$13,792,508

U.S. agency notes	$-	$399,407
Corporate bonds	-	1,049,119
Total short-term investments	$-	$1,448,526

4. Accounts Receivable

Accounts receivable consists of the following:

	December 31
	2008	2007

Billed accounts receivable	$2,540,934	$3,344,477
Unbilled accounts receivable	1,843,855	2,122,671
Total accounts receivable	4,384,789	5,467,148
Allowance for doubtful accounts	(602,598)	(156,500)

	$3,782,191	$5,310,648

The allowance for doubtful accounts consists of the following:

	December 31
	2008	2007

Reserve at beginning of year	$156,500	$22,000
Additions charged to expense	446,098	134,500
Deductions from reserve	-	-

Reserve at end of year	$602,598	$156,500

5. Property and Equipment

Property and equipment consists of the following:

	December 31
	2008	2007

Leasehold improvements	$133,295	$90,643
Computer hardware, software and equipment	5,285,399	4,542,370
Capitalized internal software development costs	1,358,539	981,202
Furniture and fixtures	448,098	448,098
Total property and equipment	7,225,331	6,062,312
Accumulated depreciation and amortization	(5,198,853)	(4,046,551)

	$2,026,478	$2,015,762

Etrials recorded depreciation expense for property and equipment of approximately $1,152,000 and $1,207,000 for the years ended December 31, 2008 and 2007, respectively.

6. Accrued Expenses

Accrued expenses consist of the following:

	December 31
	2008	2007

Accrued severance	$622,587	$135,835
Accrued other expenses	550,368	279,605
Accrued client reimbursable expenses	290,559	451,614
Accrued bonus	278,582	-
Accrued vacation	235,094	282,663
Accrued rent	220,829	248,815
Accrued professional fees	146,203	171,941
Accrued compensation	102,330	176,784

	$2,446,552	$1,747,257

7. Income Taxes

Etrials has no current provision for income taxes.  Due to the history of losses by etrials, management has determined that a valuation allowance is needed to reduce the net deferred tax assets to zero.  Components of etrials’ deferred tax assets and liabilities are as follows at December 31, 2008 and 2007:

	2008	2007
Deferred tax assets:
Net operating loss carryforward	$14,020,000	$11,468,000
Foreign net operating loss carryforward	567,000	705,000
Research and development tax credits	77,000	77,000
Inventory	97,000	-
Developed technology	777,000	890,000
Deferred compensation	945,000	765,000
Amortization	270,000	293,000
Accrued expenses	116,000	117,000
Reserve for doubtful accounts	175,000	60,000
	17,044,000	14,375,000
Deferred tax liabilities:
Fixed Assets	153,000	64,000

Deferred tax assets and liabilities	16,891,000	14,311,000
Valuation allowance	(16,891,000)	(14,311,000)
Net deferred tax assets and liabilities	$-	$-

The reasons for differences between the actual income tax benefit and the amount computed by applying the statutory federal income tax rate to losses before income tax benefit are as follows for the years ended December 31, 2008 and 2007:

	2008	2007
Income tax provision (benefit) at statutory rate	$(5,112,000)	$(2,096,000)
State income taxes, net of federal benefit	(698,000)	(287,000)
Non-deductible expenses and other	3,116,000	78,000
Change in valuation allowance	2,694,000	2,305,000
Income tax benefit	$-	$-

Etrials has operating loss carryforwards for federal tax purposes of approximately $37,604,000 and $31,011,000 at December 31, 2008 and 2007, respectively, expiring beginning in 2010.  Etrials also has state net operating losses of approximately $26,613,000 and $20,347,000 at December 31, 2008 and 2007, respectively, available to offset future state taxable income, expiring beginning in 2010.

Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances.  Events which might cause limitations in the amount of net operating losses that etrials may utilize in any one year include, but are not limited to, a cumulative change in ownership of more than 50% over a three-year period.

The American Jobs Creation Act of 2004 added section 409A to the Internal Revenue Code (the “Code”).  Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met.  Generally, these new rules are effective for amounts deferred after December 31, 2004.  Management has reviewed these requirements and believes all requirements have been met.  Actual results could differ.

8. Debt

Debt consists of the following:

	December 31	December 31
	2008	2007
Borrowings:
Bank line of credit, with an interest rate of 3.5% and 7.5% at December 31, 2008 and 2007, respectively	$1,384,000	$1,126,000
Bank equipment loan, with an interest rate of 8.25% at December 31, 2007	-	20,000
Bank equipment loan, with an interest rate of 4.0% and 8.0% at December 31, 2008 and 2007, respectively	250,337	417,004
Bank equipment loan, with an interest rate of 4.0% and 8.0% at December 31, 2008 and 2007, respectively	193,333	-

Total borrowings	1,827,670	1,563,004
Bank line of credit and other short-term borrowings	1,630,666	1,312,667

Long-term borrowings, less current portion	$197,004	$250,337

	December 31	December 31
	2008	2007

Aggregate annual maturities of long-term debt:
2009	$-	$166,667
2010	163,671	83,670
2011	33,333	-

Total	$197,004	$250,337

Bank Line of Credit

On February 1, 2005, etrials entered into two loan agreements with RBC Centura Bank. These loan agreements were modified on May 31, 2006 when a third loan agreement was added and on May 31, 2007 when a fourth loan agreement was added.  The first agreement is a $2,500,000 revolving accounts receivable line of credit which provides for borrowings up to 80% of current accounts receivable balance at the prime rate of interest plus 0.25%.  This line of credit has $1,384,000 outstanding as of December 31, 2008 and these borrowings are secured primarily by accounts receivable and other corporate assets.  The second agreement is a $300,000 equipment line of credit which was repaid during the three months ended March 31, 2008.  This loan funded equipment purchases and provided for interest at the bank’s prime rate of interest plus 1.0%. The third agreement is a $500,000 equipment loan which has $250,337 outstanding as of December 31, 2008. Borrowings under this equipment loan are being paid over a period of 36 months at the bank’s prime rate of interest plus 0.75%. The fourth agreement is a $240,000 equipment line of credit which had $193,333 outstanding as of December 31, 2008. This loan funded equipment purchases and provided for interest at the bank’s prime rate of interest plus 0.75%. Borrowings under the equipment line of credit will be paid over a period of 39 months. The capital equipment borrowings are secured primarily by the fixed assets that were acquired.  In addition to the loans listed above, etrials has an additional amount of $500,000 available to borrow through the draw down period which expires September 10, 2009.  As of December 31, 2008, etrials has not exercised this option.

As a result of the goodwill impairment charge recorded during the third quarter, the lender amended certain restrictive financial covenants related to the outstanding debt such that etrials was in compliance at December 31, 2008.

9. Commitments and Contingencies

Commitments

Etrials leases office space and office equipment under non-cancellable operating leases expiring from 2007 through 2013.  The cost of property and equipment that is acquired under terms of leases that substantially transfer all of the rights and risk of ownership are capitalized by etrials. The original cost and related accumulated depreciation on property and equipment under capital leases as of December 31, 2008 was approximately $100,000 and $61,000, respectively.  Depreciation expense related to the capital assets acquired under capitalized leases has been included in the applicable accumulated depreciation accounts.

At December 31, 2008, future minimum lease payments under capital and operating leases are as follows:

Periods Ending December 31,	Capital Leases	Operating Leases

2009	$136,232	$561,382
2010	122	570,465
2011	-	441,751
2012	-	414,732
2013 and thereafter	-	99,646
Total required lease payments	$136,354	$2,087,976
Less interest included	(2,795)	-
Total minimum payments	133,559	$2,087,976
Current portion of capital lease	133,559
Long term portion of capital lease	$-

Rent expense totaled approximately $587,000 for the years ended December 31, 2008 and 2007.  Etrials also has a co-location agreement that expires in 2011.  This agreement is for hosted related services.

Contingencies

From time to time, etrials may become involved in various legal actions, administrative proceedings and claims in the ordinary course of its business. Although it is not possible to predict with certainty the outcome of such legal actions or the range of possible loss or recovery, based upon current information, management believes such legal actions will not have a material effect on the financial position or results of operations of etrials.

From time to time, etrials enters into certain types of contracts that contingently require it to indemnify parties against third party claims. These obligations relate to certain agreements with etrials’ officers, directors and employees, under which etrials may be required to indemnify such persons for liabilities arising out of their employment relationship. Other obligations relate to certain commercial agreements with its customers, under which etrials may be required to indemnify such parties against liabilities and damages arising out of claims of patent, copyright, trademark or trade secret infringement by its software. The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, etrials has not had to make any payments for these obligations, and no liabilities have been recorded for these obligations on etrials’ consolidated balance sheets as of December 31, 2008 and December 31, 2007.

On November 27, 2007 etrials announced the settlement of the July 17, 2006 action filed by Datasci, LLC alleging that it had infringed on its patent.  Under the terms of the settlement, etrials entered into a non-exclusive licensing arrangement and agreed to pay Datasci $1.75 million as an upfront license fee for etrials’ legacy EDC products.  This expense is recorded as a separate line item in the Consolidated Statements of Operations.  Pursuant to the settlement agreement, there are no ongoing royalty obligations for etrials’ current product, EDC 2.0.

Retirement Plan

Etrials has established a 401(k) retirement plan for the benefit of all eligible U.S. employees. Participants may contribute a portion of eligible wages, not to exceed annual statutory limitations, to the plan.  Etrials has elected in 2006 under Safe Harbor rules to match eligible employee contributions at a rate of 100% of the employee contribution limited to 5% of the employee salary. For its employees located in the United Kingdom, etrials contributes 5% of staff salaries to an independent employee retirement plan.  Etrials made total contributions to both plans of approximately $207,000 and $247,000 for the years ended December 31, 2008 and 2007, respectively.

10. Stockholders’ Equity

Warrants

A total of 1,400,000 shares of common stock of etrials issued to etrials stockholders in the merger with CEA and 166,250 shares of common stock of former CEA stockholders (including all CEA officers and directors) were placed in escrow (“Trigger shares”) under an agreement that provided the shares would not be released unless and until, over a 20 consecutive trading day period (i) the volume weighted average price of etrials common stock is $7.00 or more, and (ii) the average daily trading volume is at least 25,000 shares.  The Trigger shares were cancelled since these conditions were not met on February 19, 2008.

Etrials’ 12,350,000 outstanding warrants at December 31, 2007 were issued in two transactions. CEA sold 4,025,000 units (the Units) in its initial public offering in 2004. Each Unit consists of one share of etrials’ common stock, $.0001 par value, and two warrants. In connection with this initial public offering, CEA issued an option for $100 to the representative of the underwriters to purchase 350,000 Units at an exercise price of $9.90 per Unit. In connection with the CEA merger, etrials also issued to stockholders of etrials warrants to purchase 4,300,000 warrants as part of the merger consideration. Each warrant entitles the holder to purchase from etrials one share of common stock at an exercise price of $5.00 per share on the terms and conditions set forth in the warrants and the warrant agreement governing the warrants.  The warrants expired on February 11, 2008.

In addition, 700,000 warrants underlying an underwriters’ purchase option are subject to the same terms and conditions as the outstanding warrants of etrials described above, except that the exercise price is $6.40 per share. These warrants also expired on February 11, 2008.

As of December 31, 2008, etrials had reserved a total of 3,540,202 of its authorized 50,000,000 shares of common stock for future issuance as follows:

	December 31	December 31
	2008	2007

Unit purchase options (See Note 1)	350,000	1,050,000
Stock options outstanding	1,848,504	2,754,703
Reserved for future stock option grants	1,341,698	388,255
Common stock warrants outstanding	-	12,350,000

Total shares reserved for future issuance	3,540,202	16,542,958

11. Stock-Based Compensation

Etrials’ 2005 Equity Performance Plan (the “Plan”) was approved by the stockholders of etrials on February 9, 2006.  The purpose of the Plan is to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options.  On February 9, 2006, etrials had a total of 2,100,000 shares of common stock reserved for issuance under the Plan.  On June 13, 2006, the stockholders voted to increase the number of shares issuable under the Plan to 3,200,000 shares.  On November 15, 2007, the stockholders voted to increase the number of shares issuable under the Plan to 3,500,000 shares.  Of this amount, 1,341,698 shares were available for future stock option grant as of December 31, 2008.

Effective with the adoption of SFAS 123R, etrials has elected to use the Black-Scholes-Merton option pricing model to determine the weighted average fair value of options granted.  Etrials has a limited trading history for its common stock as it began trading on the NASDAQ Global Market on February 10, 2006.  Accordingly, etrials has determined the volatility for options granted in 2007 and 2008 based on an analysis of reported data for a peer group of companies that have issued stock options with substantially similar terms. The expected life of options granted by etrials has been determined based upon the “simplified” method as allowed under the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 (“SAB 107”) and represents the period of time that options granted are expected to be outstanding.  The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.  Etrials has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the period, whereas, SFAS 123 permitted companies to record forfeitures based on actual forfeitures. The weighted average exercise price of options granted during the years ended December 31, 2008 and December 31, 2007, was $1.49 and $4.02, respectively. The assumptions utilized to determine the above values are indicated in the following table:

	Year Ended December 31	Year Ended December 31
	2008	2007
Expected dividend yield	0%	0%
Expected volatility	100%	100%
Risk-free interest rate	2.68%	4.36%
Expected life (in years)	4.0	4.0

During the years ended December 31, 2008 and 2007, respectively, etrials recorded $1,358,699 and $1,443,084 of stock-based compensation expense, of which $1,287,465 and $1,340,528 was related to options issued subsequent to the adoption of SFAS No. 123R.  The stock-based compensation expense recorded during the years ended December 31, 2008 and 2007 reduced both basic and diluted earnings per share by $0.12 and $0.13, respectively. As of December 31, 2008 and 2007, there was $696,095  and $2,507,994  of unrecognized compensation expense related to non-vested share awards issued under SFAS 123R that is expected to be recognized over a weighted-average period of 2.96 and 2.66 years, respectively.  Net cash provided by operating and financing activities was unchanged for the periods ended December 31, 2008 and 2007, since there were no excess tax benefits from stock-based compensation plans.  The remaining stock-based compensation expense is due to the amortization of previously recorded deferred compensation, for stock options that have continued to be accounted for under APB 25 in accordance with the prospective transition method of SFAS 123R.  As of December 31, 2008 and 2007, there was $17,000 and $89,175 of deferred compensation recorded related to such options.

The following summarizes activity of the Plan:

				Weighted
		Weighted		Average
		Average	Aggregate	Remaining
	Number of	Exercise	Intrinsic	Contractual
	Shares	Price	Value	Term (years)

Outstanding at December 31, 2006	2,775,913	$3.82
Granted	746,203	4.02
Exercised	(301,410)	1.72
Cancelled	(466,003)	4.92
Outstanding at December 31, 2007	2,754,703	$3.92
Granted	817,500	1.49
Exercised	(2,756)	1.93
Cancelled	(1,720,943)	4.11
Outstanding at December 31, 2008	1,848,504	$2.67	$-	5.78

Exercisable at December 31, 2008	1,039,421	$3.20	$-	4.07

The total intrinsic value of options exercised during the year ended December 31, 2008 and 2007 was approximately zero and $492,253, respectively.  Total fair value of shares vested during the year ended December 31, 2008 was $872,807.

Selected information regarding stock options as of December 31, 2008 is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number of	Life	Exercise	Number of	Exercise
Exercise Price	Shares	(in Years)	Price	Shares	Price

$1.10-$2.02	977,609	7.49	$1.52	401,359	$1.89
$2.03-$2.95	327,379	4.82	2.26	229,879	2.19
$2.96-$3.88	58,000	3.74	3.10	17,500	3.09
$3.89-$4.81	200,519	4.19	4.51	180,183	4.53
$4.82-$5.71	284,997	2.53	5.69	210,500	5.70
	1,848,504	5.78	$2.67	1,039,421	$3.20

A summary of the activity of etrials’ restricted stock is as follows:

Shares

Unvested at December 31, 2006	-
Granted	50,000
Vested	(6,250)
Forfeited
Unvested at December 31, 2007	43,750
Granted	247,067
Vested	(133,680)
Forfeited	(157,137)
Unvested at December 31, 2008	-

12. Quarterly Financial Data (unaudited)

The following table presents a summary of quarterly results of operations for 2007 and 2008:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Year ended December 31, 2007 (a):
Total revenues	$4,665,160	$7,039,130	$5,160,809	$5,574,506
Net loss	(996,852)	(1,267,926)	(1,362,388)	(2,537,784)
Net loss per share - basic and diluted	(0.09)	(0.12)	(0.13)	(0.23)

Year ended December 31, 2008:
Total revenues	$4,295,841	$4,309,232	$3,943,161	$3,694,086
Net loss	(2,037,484)	(2,229,709)	(6,096,118)	(5,453,304)
Net loss per share - basic and diluted	(0.19)	(0.20)	(0.56)	(0.50)

(a)  During the preparation of the consolidated financial statements for the year ended December 31, 2007, etrials recorded adjustments in the fourth quarter of 2007 for transactions that occurred in previously reported periods. The impact in the fourth quarter of 2007 of recording these transactions was net income attributable to common stockholders of $(43,174). etrials determined that these adjustments were immaterial to prior periods and to the fourth quarter of 2007 from both a quantitative and qualitative perspective.

13. Subsequent Event (Unaudited)

On May 30, 2009, etrials entered into an Agreement and Plan of Merger to be acquired by Merge Healthcare Incorporated (NASDAQ: MRGE) and Merge Acquisition Corp., a newly formed wholly-owned subsidiary of Merge Healthcare, pursuant to which Merge Healthcare has commenced a tender offer to acquire all of the outstanding shares of common stock of etrials.  Pursuant to the tender offer, each share of etrials common stock will be exchanged for: (i) $0.80 in cash, without interest, and (ii) 0.3448 newly issued shares of Merge Healthcare's common stock, par value $0.01 per share.  Subject to customary closing conditions, and assuming a majority of etrials shares will be tendered pursuant to the tender offer, the tender offer is expected to expire in the third quarter of 2009.

Appendix A

AGREEMENT AND PLAN OF MERGER

___________________________________________
AGREEMENT AND PLAN OF MERGER
among
MERGE HEALTHCARE INCORPORATED,
MERGE ACQUISITION CORP,
and
ETRIALS WORLDWIDE, INC.
Dated as of May 30, 2009

___________________________________________

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2009 (this "Agreement") among Merge Healthcare Incorporated, a Delaware corporation ("Parent"), Merge Acquisition Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and etrials Worldwide, Inc., a Delaware corporation (the "Company").

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $0.0001 per share (a "Share") of the Company (the "Company Common Stock"), as a result of which each Share of Company Common Stock validly tendered and not properly withdrawn would be exchanged for (i) $0.80, net to the seller in cash and (ii) a fraction of a fully paid and non-assessable share of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") equal to the Common Exchange Ratio, as set forth in Section 2.1(a) (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the "Offer Price"), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company (the "Company Stockholders", and each such stockholder, a "Company Stockholder"), and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the "Merger") of Merger Sub with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"), (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the Offer and approval of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and Parent, as the sole stockholder of Merger Sub has approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement providing for the Offer and Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, certain Company Stockholders will enter into a stockholders agreement dated as of the date hereof (the "Stockholder Agreement"), the form of which is attached as Annex 1 and the Board of Directors of the Company has approved the entry of such Company Stockholders into the Stockholder Agreements.  The Stockholder Agreements will be entered into concurrently with the execution and delivery of this Agreement;

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, the Company has terminated the Agreement and Plan of Merger dated May 4, 2009 and as amended on May 15, 2009 and May 19, 2009 among Bio-Imaging Technologies, Inc., Bioclinica Acquisition, Inc. and the Company (the "Prior Merger Agreement") in accordance with its terms and has paid, or will pay when due, any and all termination fees pursuant thereto;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE OFFER AND THE MERGER

Section 1.1              The Offer.  (a) Subject to the conditions of this Agreement, as promptly as practicable, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC").  The obligations of Merger Sub to, and of Parent to cause Merger Sub to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A.  The initial expiration date of the Offer shall be the 20th Business Day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)).  Merger Sub expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Tender Condition (as defined in Exhibit A), add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, (iv) extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock.  Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer in increments of not more than five (5) Business Days each, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub’s obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived or (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  In addition, if at any otherwise scheduled expiration date of the Offer any condition to the Offer is not satisfied, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer at the request of the Company for not less than five (5) Business Days.  In addition, Merger Sub shall, if requested by either the Company or the Parent, make available a "subsequent offering period", in accordance with Exchange Act Rule 14d-11, of not less than ten (10) Business Days; provided that Merger Sub shall not be required to make available such a subsequent offering period in the event that, prior to the commencement of such subsequent offering period, Parent and Merger Sub, directly or indirectly own more than 80% of the Fully Diluted Shares.  On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.  The time at which Merger Sub initially accepts Shares for payment pursuant to the Offer shall be referred to herein as the ("Acceptance Time").

(b)            On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC and deliver to the Company and its counsel a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents").  Concurrently with the filing of the Offer Documents, Parent and Merger Sub shall prepare and file with the SEC a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (the "Securities Act"), the offer and sale of Parent Common Stock pursuant to the Offer (the "S-4"). The S-4 will include a preliminary prospectus (the "Preliminary Prospectus") containing the information required under Rule 14d-4(b) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents and the S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and the S-4 and to cause the Offer Documents and S-4 as so amended or supplemented to be filed with the SEC and the Offer Documents and S-4 as so amended or supplemented to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws.  Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents and S-4 promptly after the receipt of such comments.

(c)            Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds and securities necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d)            The Company hereby grants to Parent and Merger Sub an irrevocable option (the "Top-Up Option") to purchase at a price per share equal to the Cash Value of the Offer Price up to that number of newly issued shares of the Company Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock, directly or indirectly, owned by Parent and Merger Sub at the time of exercise of the Top-Up Option shall constitute one share more than ninety percent (90%) of the Fully Diluted Shares immediately after the issuance of the Top-Up Shares.  The Top-Up Option shall be exercisable only once, at such time as Parent and Merger Sub, directly or indirectly, own at least 80% of the Fully Diluted Shares and prior to the fifth Business Day after the expiration date of the Offer or the expiration date of any subsequent offering period.  Such Top-Up Option shall not be exercisable to the extent the number of shares of Company Common Stock subject thereto (taken together with the number of Fully Diluted Shares outstanding at such time) exceeds the number of authorized shares of Company Common Stock available for issuances.  The obligation of the Company to deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable Law or rule of the NASDAQ Global Market and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise.  The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.  In the event Parent and Merger Sub wish to exercise the Top-Up Option, Merger Sub shall give the Company one (1) Business Day prior written notice specifying the number of shares of the Company Common Stock that are or will be, directly or indirectly, owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and specifying a place and a time for the closing of such purchase.  The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying the number of Top-Up Shares.  At the closing of the purchase of Top-Up Shares, the portion of the purchase price owed by Parent or Merger Sub upon exercise of such Top-Up Option shall be paid to the Company in cash by wire transfer or cashier’s check.  The "Cash Value of the Offer Price" shall mean the greater of (i) $1.70, and (ii) an amount equal to the highest price per Share paid pursuant to the Offer.

Section 1.2              Company Actions.  (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b)            On the date the Offer Documents are filed with the SEC or as soon as practicable thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") describing the recommendations referred to in Section 3.4(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws.  The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

(c)            In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company’s stockholders.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.3              Treatment of Options and Restricted Stock.  (a)  Each option to purchase Shares of Company Common Stock granted under any Company Plan (collectively, the "Options") that is outstanding and unexercised (whether or not then exercisable), shall become fully vested and exercisable immediately prior to the Effective Time, and to the extent not exercised, shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 1.3(c), be entitled to receive an amount in cash equal to the product of  (i) the excess, if any, of (1) the Cash Value of the Offer Price, over (2) the exercise price per share of Company Common Stock subject to such Option, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable Option as in effect immediately prior to the Effective Time (the "Option Consideration") that have not been exercised.  The Option Consideration shall be paid in a lump sum within five (5) Business Days following the Effective Time.  No later than five (5) days prior to the Effective Time, the Company shall notify all holders of Options ("Option Holders") that such Options will become fully vested and exercisable immediately prior to consummation of the Merger and the Options will be canceled in exchange for the right to receive the Option Consideration if not exercised prior to the Effective Time.  No Option Consideration will be paid with respect to any Option that has an exercise price equal to or greater than the Cash Value of the Offer Price.

(b)            Immediately prior to the Effective Time, any then-outstanding restricted shares of Company Common Stock issued pursuant to any Company Plans or otherwise (the "Restricted Stock") shall become fully vested and all restrictions on the Restricted Stock shall lapse.  Such Shares of Company Common Stock subject to the Restricted Stock shall be converted into the right to receive Merger Consideration pursuant to Article 2, and Parent shall withhold such amounts as are necessary in accordance with Section 1.3(c).

(c)            All amounts payable pursuant to this Section 1.3 shall be reduced by any required withholding of taxes in accordance with Section 2.3 and shall, except as otherwise provided in this Section 1.3, be paid without interest.  The Company shall take all actions as are necessary and appropriate to effectuate the cancellation of the Options and the vesting of the Restricted Stock pursuant to this Section 1.3.

Section 1.4              The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

Section 1.5              Closing; Effective Time.  Subject to the provisions of ARTICLE 7, the closing of the Merger (the "Closing") shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree.  The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date".  At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the "Effective Time") and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.6              Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.7              Certificate of Incorporation; Bylaws.  (a) Pursuant to the Merger, the certificate of incorporation of the Company shall be amended and restated to be in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law, except that the name of the Surviving Corporation shall be designated by Parent.

(b)            Pursuant to the Merger, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

Section 1.8              Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and such officers as may be appointed by the directors of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successors are duly elected and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1              Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)            subject to Section 2.2, each Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), including Shares subject to vesting or other restrictions, shall be converted into the right to receive the greater of (i) (A) $0.80, net to the holder in cash without interest (the "Cash Consideration"), plus (B) 0.3448 validly issued, fully paid and non-assessable shares of Parent Common Stock ( the "Common Exchange Ratio"), and (ii) the highest price per Share paid pursuant to the Offer, in the same form of consideration so paid (the greater of clauses (i) and (ii), the "Merger Consideration"); and

(b)            each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

At the Effective Time, all Shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a "Certificate") that immediately prior to the Effective Time represented any such Shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 2.2              Surrender of Shares.  (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with Parent’s transfer agent to act as agent for the Company Stockholders in connection with the Merger (the "Exchange Agent") and to receive the Merger Consideration to which the Company Stockholders shall become entitled pursuant to this ARTICLE 2.  At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Exchange Agent to be held in trust for the benefit of holders of Shares (i) all the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) and (ii) such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(a) (the "Exchange Fund").  The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to this ARTICLE 2, except as provided in this Agreement.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this ARTICLE 2.  Parent shall have the right to withdraw from the Exchange Fund any amount paid or shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the amount of consideration held in the Exchange Fund with respect to such Dissenting Shares.

(b)            Promptly after the Effective Time, Parent shall cause to be mailed to each record holder as of the Effective Time of (x) a Certificate or Certificates which immediately prior to the Effective Time represented Shares, or (y) uncertificated Shares represented by book-entry ("Book-Entry Shares"), which, in each case, were converted into the right to receive the Merger Consideration with respect thereto, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a) and such Certificate or Book-Entry Share shall then be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a).  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

(c)            At any time following the date that is twenty-four (24) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has been made available to the Exchange Agent and which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this ARTICLE 2.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  The Merger Consideration paid in accordance with the terms of this ARTICLE 2 in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares of Company Common Stock represented thereby.

(d)            After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE 2, subject to applicable Law in the case of Dissenting Shares.  Such stock transfer books shall be delivered to the Surviving Corporation as soon as reasonably possible after the Effective Time.

(e)            In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE 2.

(f)             The Exchange Agent shall invest the cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, or (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $5,000,000,000.  Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder (but subject to Section 2.3), Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.3              Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable tax Laws.  To the extent that amounts are so properly withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

Section 2.4              Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL.  Dissenting Shares shall be treated in accordance with Section 262 of the DGCL.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a).  The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.5              Fractional Shares.  No fractional shares of Parent Common Stock will be issued by virtue of the Offer or the Merger and any Company Stockholder entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.5 will be entitled hereunder to receive no fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by $2.610 rounded to the nearest cent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as identified in the Company SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward-looking in nature) or as set forth on the Company Schedule of Exceptions delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the "Company Schedule of Exceptions"), it being understood that each item in a particular section of the Company Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Company Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:

Section 3.1              Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  "Company Material Adverse Effect" means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company taken as a whole; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the pharmaceutical industry or affecting participants in the pharmaceutical industry, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby, including the payment of the Termination Fee (as such term is defined in the Prior Merger Agreement) and expenses pursuant to Section 8.3 of the Prior Merger Agreement and compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of the Company’s stock (provided that any Company Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by the Company to meet earnings or loss projections, in and of itself (provided that any Company Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above), unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on the Company, taken as a whole, compared with other companies operating in the eclinical software and services industry.

Section 3.2              Certificate of Incorporation and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated certificate of incorporation dated as of February 9, 2006 (the "Certificate of Incorporation") and the amended and restated bylaws dated as of July 2, 2007 (the "Bylaws") of the Company as in effect on the date hereof and all minutes of the Board of Directors of the Company since February 20, 2008, other than those with respect to consideration and approval of the Prior Merger Agreement, the Offer and the Merger and related transactions.  The Certificate of Incorporation of the Company and the Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.  The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

Section 3.3              Capitalization.  (a) The authorized capital stock of the Company consists of Fifty Million (50,000,000) Shares, and (ii) One Million (1,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

(b)            As of April 30, 2009: (i) Eleven Million Sixty-Four Thousand One Hundred Forty-Two (11,064,142) Shares were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; (ii) an aggregate of Two Million Seven Hundred Twenty-Seven Thousand Seven Hundred Sixty-Four (2,727,764) Shares was reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company Stock Plan; and (iii) no shares of Preferred Stock were outstanding.  Since the close of business on April 30, 2009, until the date hereof, no options to purchase shares of Company Common Stock, Restricted Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options.  Section 3.3(b) of the Company Schedule of Exceptions sets forth, as of the date specified thereon, each equity-based award (including Restricted Company Common Stock or phantom rights) and Option outstanding under the Company Stock Plan, the number of Shares issuable thereunder and the expiration date and exercise or conversion price relating thereto.  Unless disclosed on Section 3.3(b) of the Company Schedule of Exceptions, no other equity-based award or Option is outstanding under a Company Stock Plan or otherwise.

(c)            As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, "Company Securities"); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company to which the Company is a party.

Section 3.4              Authority.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares if required by applicable Law (the "Company Requisite Vote"), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.  The affirmative vote of a majority of the outstanding Company Common Stock is the only vote required, if any such vote is required by applicable Law, of the Company’s capital stock necessary in connection with the approval and consummation of the Merger.  No other vote of the Company’s stockholders is necessary in connection with this Agreement, the Stockholder Agreements, or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)            The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement, the Offer and the Merger, (iii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company Stockholders, and (iv) recommended that the holders of Company Common Stock accept the Offer and tender their Shares pursuant to the Offer (the "Offer Recommendation"), and (v) authorized the submission of this Agreement to the Company Stockholders for their approval and recommended that the Company Stockholders approve this Agreement (the "Merger Recommendation").

Section 3.5              No Conflict; Required Filings and Consents.  (a)  The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement ("Law") applicable to the Company or by which any of its respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a "Contract") to which the Company is a party or by which the Company or any of its properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, or would not reasonably be expected to, (A) materially delay consummating the transactions contemplated hereby on a timely basis or (B) individually or in the aggregate, have a Company Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by the Company and the consummation of the Offer or the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a "Governmental Entity") to be obtained or made by the Company, except for (i) applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Schedule 14D-9 and the proxy statement to be sent to stockholders of the Company in connection with the Company Stockholders Meeting (the "Company Proxy Statement") and any information statement (the "Information Statement") required under Rule 14f-1 in connection with the Offer), and state securities, takeover and "blue sky" laws, (ii) the applicable requirements of the NASDAQ Stock Market LLC ("Nasdaq"), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) any notices required under the U.S.  Federal Food, Drug, and Cosmetic Act, as amended (the "FDA Act") or similar laws of jurisdictions other than the United States, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, (B) materially delay consummating the transactions contemplated hereby on a timely basis, or (C) individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 3.6              Compliance.  (a) To the Knowledge of the Company, the Company is not in violation of any Law applicable to the Company or by which any of its properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, including Laws enforced by the United States Food and Drug Administration ("FDA") and comparable foreign Governmental Entities (collectively, "Drug Law"), except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)            The Company has all registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations ("Authorizations") from Governmental Entities required to conduct its businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company is in compliance with all such Authorizations.  The Company has made available to Parent all material Authorizations from the FDA.

(c)            Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its employees is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C.  Section 335a (a) or (b).

(d)            The Company has not been notified in writing of any material failure (or any investigation with respect thereto) by it or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with any Drug Law pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest including Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any products of the Company.  In addition to the foregoing, the Company has not received any letter issued by the FDA when products are marketed improperly, specifying the violations and demanding to know how the problem will be corrected ("Warning Letter"), FDA Form 483s, or other communications from the FDA or any other Governmental Authority alleging that the Company’s operations are in violation of any Drug Law or the applicable Laws; nor are there presently pending, nor, to the Knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters by or on behalf of the FDA or any other Governmental Authority or any customer of the Company relating to the Company’s operations.

(e)            Neither the Company, nor any officers, employees or agents of the Company has with respect to any product that is manufactured, tested or held by the Company, made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed.  Reg.  46191 (September 10, 1991) or any similar policy.

Section 3.7              SEC Filings; Financial Statements.  (a)  The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2008 and prior to the date hereof (such documents filed since January 1, 2008 and prior to the date hereof, the "Company SEC Reports").  As of their respective dates, each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2008 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c)            The Company’s disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company.

(d)            Since December 31, 2008, the Company has not disclosed to the Company’s independent registered accounting firm and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)            Since December 31, 2008, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting.  To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)             The Company does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Section 3.7(f) of the Company Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

Section 3.8              Absence of Certain Changes or Events.  Except as set forth on Section 3.8 of the Company Schedule of Exceptions, since December 31, 2008, until the date of this Agreement, and except as contemplated by this Agreement, the Company has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company (other than in connection with the forfeiture or exercise of equity based awards, Options and Restricted Company Common Stock in accordance with existing agreements or terms); (d) any granting by the Company to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Company Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to December 31, 2008; (f) any entry by the Company into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of the Company, or any amendment to or adoption of any Company Plan or collective bargaining agreement; (g) any material change by the Company in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; (h) any material change in a Tax Group tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law.

Section 3.9              Absence of Litigation.  Except as set forth on Section 3.9 of the Company Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of the Company, governmental investigations ("Proceedings") pending or, to the Knowledge of the Company, threatened against the Company, other than any Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any of its properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10            Employee Benefit Plans.  (a) Section 3.10 of the Company Schedule of Exceptions contains a true and complete list of each Company Benefit Plan (as defined below).  As used herein, the term "Company Plan" means each material employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")), including each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), and each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by the Company or to which the Company contributes to or for which the Company has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company, its Subsidiaries or any ERISA Affiliate (collectively, the "Company Employees").  The Company has made available to Parent copies of all material documents constituting the Company Plans, the three most recently filed Forms 5500 for such Company Plans and financial statements attached thereto, all Internal Revenue Service (the "IRS") determination letters for the Company Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Entity with respect to the Company Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the Company Plans.  For purposes of this Section 3.10, the term Company includes any ERISA Affiliate.  The term "ERISA Affiliate" means any person, that together with the Company, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(b)            Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each Company Benefit Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  With respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or, to the Knowledge of the Company, any stockholder, officer, director or employee of the Company, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  There are no pending or threatened claims by or on behalf of any Company Plan, or by or on behalf of any participants or beneficiaries of any Company Benefit Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans.  No Company Plan is presently under investigation, audit or examination by any Governmental Entity, and no matters are pending with respect to any Company Plan under any IRS program.

(c)            Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked.  Except as disclosed on Section 3.10(a) of the Company Schedule of Exceptions, the Company has never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code.  To the Knowledge of the Company, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code.  Each Company Benefit Plan has been timely amended to comply with applicable Law.

(d)            The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA.  None of the Company Plans is a multiemployer plan (as defined in section 3(37) of ERISA).  The Company does not contribute to, and has never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common control.  There is not now, and to the Knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of the Company under ERISA or the Code, or similar Laws of foreign jurisdictions.

(e)            The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan.  No Company Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of the Company that will be considered an "excess parachute payment" under section 280G of the Code.  The Company has not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement.  No payments or benefits under any Company Plan or other agreement of the Company are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code.  The Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code.  Each Company Plan that is a "nonqualified deferred compensation plan" (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code.  Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code.  No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f)             With respect to any Company Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such Company Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  No Company Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

(g)            The Company has paid all amounts that the Company is required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Company Plans; all benefits accrued under any funded or unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the Company Plans have been transferred to the appropriate Company Plan in a timely manner as required by applicable Law.

(h)            The Company has made no plan or commitment to create any additional Company Plan or to modify or change any existing Company Plan.

(i)             Except as set forth on Schedule 3.10(a) of the Company Schedule of Exceptions, no benefit or compensation arrangement is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such benefit and compensation arrangement, a "Foreign Benefit Plan").  All Foreign Benefit Plans (i) have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws of any Government Entity and (ii) that are subject to a funding requirement under applicable Law are in material compliance with such requirement and with respect to all other Foreign Benefit Plans, reserves therefore have been established on the Closing Date financial statements in accordance with applicable accounting standards and based upon reasonable actuarial assumptions.  All contributions or other payments required to be made to or in respect of the Foreign Benefit Plans have been made.

Section 3.11            Labor and Employment Matters.  The Company does not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any persons otherwise performing services primarily for the Company.  To the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board (the "NLRB") or any other labor relations tribunal or authority.  There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company.  No labor organization or group of employees of the Company has made a pending demand for recognition or certification.  The Company has not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority.  The Company is in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.12            Insurance.  All material insurance policies of the Company are listed in Section 3.11 of the Company Schedule of Exceptions.  Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) all insurance policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 3.13            Properties.  The Company owns no real property.  Section 3.13 of the Company Schedule of Exceptions contains a complete and correct list of all real property leased by the Company (the "Leased Property").  The Company has good and valid leasehold interests in all Leased Property.  With respect to all Leased Property, there is not, under any of such leases, any existing default by the Company or, to the knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or, to the knowledge of the Company, the counterparties thereto.  The Leased Real Property is maintained in a state of repair and condition that is consistent with the normal conduct of its business.

Section 3.14            Tax Matters.  (a) (i) All material Tax Returns required to be filed by or on behalf of the Tax Group have been duly filed on a timely basis (taking into account applicable extensions) and such Tax Returns (taking into account all amendments thereto) are complete and accurate in all material respects, (ii) all material Taxes shown to be payable on the Tax Returns have been paid in full on a timely basis, except with respect to matters contested in good faith or for which adequate reserves have been established on the Company’s books in accordance with GAAP, (iii) the Tax Group has withheld and paid over all material Taxes required to have been withheld and paid over, and in all material respects has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, and (iv) the Tax Group is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b)            The Tax Returns of the Tax Group have never been audited by a Governmental Authority, nor is any such audit in process, pending or, to the Knowledge of the Company, threatened.  To the Knowledge of the Company, no material deficiencies exist or have been asserted with respect to Taxes of the Tax Group and the Tax Group is neither a party to any action or proceeding for assessment or collection of material Taxes, nor has such event been asserted or, to the Knowledge of the Company, threatened against the Tax Group or any of its assets or properties.  No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Tax Returns of the Tax Group.

Section 3.15            Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4, Offer Documents, the Schedule 14D-9 or the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Schedule 14D-9, the Information Statement and the Company Proxy Statement, at the date such Company Proxy Statement is first mailed to stockholders and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Schedule 14D-9, the Information Statement or the Company Proxy Statement.

Section 3.16            Opinion of Financial Advisors.  Emerging Growth Equities, Ltd.  (the "Financial Advisor"), has delivered to the Board of Directors of the Company a written opinion (or oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion, the consideration to be paid to holders of the Company Common Stock (other than as set forth in such opinion) pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.

Section 3.17            Brokers.  No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or for which the Company may be financially liable.

Section 3.18            Takeover Statutes.  The Company has no "rights plan," "rights agreement," or "poison pill" in effect.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub, to the Knowledge of the Company as of the date hereof, no "fair price", "moratorium", "control share acquisition", "business combination" or other similar antitakeover statute or regulation enacted under U.S.  state or federal laws applicable to the Company, including those under the DGCL (collectively, the "Anti-Takeover Statute"), will be applicable to the Offer, the Merger or the other transactions contemplated hereby or in the Stockholder Agreements.  The Board of Directors of the Company has taken all necessary action such that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to this Agreement, the Stockholder Agreements, the Merger and the other transactions contemplated by this Agreement.  No other takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.19            Intellectual Property.  Except as otherwise disclosed in the Company SEC Reports and Section 3.19 of the Company Schedule of Exceptions, to the Knowledge of the Company, the Company is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 3.19(a), and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.19(b), except as noted on Schedule 3.19(b).  The Company owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever ("Liens"), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the manufacture, use and sale of the products currently marketed and the products currently in development, by the Company (collectively, the "Company Intellectual Property Rights").  Except as would not individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions or the Company Intellectual Property Rights therein and (ii) by the Company alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the manufacture, use and sale of its products does not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of the Company, the Company Intellectual Property Rights are not being infringed by any third party; (c) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (d) the Company has not granted any license, sublicenses or any other rights in, to or under the Intellectual Property.  As used in this Agreement, "Intellectual Property" means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature.  For purposes of this Agreement, the term "patents" means United States and non-U.S.  patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

Section 3.20            Environmental Matters.  (a)  The Company is not in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, "Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, "Environmental Laws"), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required under applicable Environmental Laws for the conduct of its business as now being conducted, or noncompliance with the terms and conditions thereof, nor has the Company received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is in violation of any Environmental Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (b) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice received by the Company from by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location currently owned, leased or operated by the Company (collectively, "Environmental Claims"), pending or, to the Company’s Knowledge, threatened against the Company or any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) to the Company’s Knowledge, there are no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation of any Environmental Laws, require expenditures to be incurred pursuant to Environmental Laws, or form the basis of an Environmental Claim against the Company or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and (d) the Company is not subject to any pending or, to the Company’s Knowledge, threatened proceeding under Environmental Law to which a governmental authority is a party.

Section 3.21            Contracts.  (a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports, as of the date of this Agreement, the Company is not a party to or bound by any Contract: (i) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company that restrict the ability of the Company (or which, following the consummation of the Offer or the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) involving the payment or receipt of royalties or other amounts of more than $50,000 calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company; (iv) with any Affiliate or (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer or the Merger or the other transactions contemplated by this Agreement.  Each such Contract described in clauses (i) through (v) as well as each Contract listed in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions is referred to herein as a "Material Contract".

(b)            Each of the Material Contracts is valid and binding on the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  There is no default under any Material Contract by the Company and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.22            Affiliate Transactions.  Except as otherwise disclosed in Section 3.22 of the Company Schedule of Exceptions or the Company SEC Documents, no executive officer or director of the Company or any Person owning 5% or more of the Shares or any other "affiliate" as defined in Rule 12b-2 under the Exchange Act (each an "Affiliate") is a party to any Contract with or binding upon the Company or any of its properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23            Termination of Prior Merger Agreement.  The termination of the Prior Merger Agreement has been duly authorized by the Company and the Board of Directors of the Company has determined that this Agreement, the Offer and the Merger, constitute a Superior Proposal under the Prior Merger Agreement.  No further action is necessary to terminate the Prior Merger Agreement.  All amounts, liabilities and obligations under the Prior Merger Agreement have been or will be satisfied in full when due, including, without limitation, the payment of any Termination Fee or other fees and expenses with respect thereto.  The Company has no further obligations or liabilities with respect to the Prior Merger Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as identified in the Parent SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature) or as set forth on the Schedule of Exceptions delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Schedule of Exceptions"), it being understood that each item in a particular section of the Parent Schedule of Exceptions shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Parent Schedule of Exceptions and such item shall not be deemed to qualify any other section or subsection of this Agreement:

Section 4.1              Organization.  Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.  Each of the Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Prior to the date hereof, Parent has provided to the Company the name of the "ultimate parent entity" for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.  "Parent Material Adverse Effect" means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company taken as a whole, or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) general economic or market conditions or general changes or developments in the pharmaceutical industry or affecting participants in the pharmaceutical industry, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and the identity of Parent as the acquiror of the Company, or any action taken or omitted to be taken by Parent or Merger Sub at the written request or with the prior written consent of the Company, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (v) changes in the price or trading volume of Parent’s stock (provided that any Parent Material Adverse Effect that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (vi) any failure by Parent to meet earnings or loss projections, in and of itself (provided that any Parent Material Adverse Effect that may have caused or contributed to such failure to meet published earnings or loss projections shall not be excluded unless covered by another exclusion, such as clause (iii) above), unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a materially disproportionate effect on Parent, taken as a whole, compared with other companies operating in the eclinical software and services industry.

Section 4.2              Certificate of Incorporation and Bylaws.  Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation (the "Certificate of Incorporation") and bylaws dated (the "Bylaws") of Parent and of Merger Sub, as in effect on the date hereof, and all minutes of the Board of Directors of Parent with respect to approval of the Offer and the Merger and related transactions.  The Certificates of Incorporation and the Bylaws of Parent and of Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub.  Neither Parent nor Merger Sub is in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

Section 4.3              Capitalization.  (a) The authorized capital stock of Parent consists of One Hundred Million (100,000,000) shares of Parent Common Stock, (ii) One Million (1,000,000) shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"), and (iii) One (1) share of Series 3 Special Voting Stock preferred stock ("Series 3 Stock").

(b)            As of April 17, 2009: (i) Fifty-Six Million Seven Hundred Seventy-Two Thousand Six (56,772,006) shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; (ii) an aggregate of Fifteen Million One Hundred Fifteen Thousand Eight Hundred Twenty-Six (15,115,826) shares of Parent Common Stock was reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Parent Common Stock; (iii) no shares of Preferred Stock were outstanding; and (iv) One (1) share of Series 3 Stock was issued and outstanding.

(c)            As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 4.3: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (collectively, "Parent Securities"); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.

Section 4.4              Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Parent as sole stockholder of Merger Sub has approved this Agreement.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  Neither the approval or adoption of this Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated hereby requires any approval of the stockholders of Parent.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.5              No Conflict; Required Filings and Consents.  (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates or certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub under, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to (A) materially delay consummating the transactions contemplated hereby on a timely basis or (B) individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, including the filing of the Offer Documents, the S-4 and such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with the transactions contemplated hereby, (ii) the applicable requirements, if any, under state securities, takeover and "blue sky" laws, (iii) the applicable requirements of NASDAQ and the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) any notices required under the FDA Act or similar laws of jurisdictions other than the United States, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect, (B) materially delay consummating the transactions contemplated hereby on a timely basis or (C) individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.6              Compliance.  (a) To the Knowledge of Parent, Parent is not in violation of any Law applicable to Parent or by which any of its properties are bound, and has not been notified in writing by any Governmental Entity of any violation, or any investigation with respect to any such Law, including any Drug Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            Parent has all Authorizations from Governmental Entities required to conduct its businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent is in compliance with all such Authorizations.  Parent has made available to the Company all material Authorizations from the FDA.

(c)            Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, none of Parent or any of its employees is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C.  Section 335a (a) or (b).

(d)            Parent has not been notified in writing of any material failure (or any investigation with respect thereto) by it or any licensor, licensee, partner or distributor to comply with, or maintain systems and programs to ensure compliance with any Drug Law pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest including Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any products of Parent.  In addition to the foregoing, Parent has not received any Warning Letter, FDA Form 483s, or other communications from the FDA or any other Governmental Authority alleging that Parent’s operations are in violation of any Drug Law or the applicable Laws; nor are there presently pending, nor, to the Knowledge of Parent, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters by or on behalf of the FDA or any other Governmental Authority or any customer of Parent relating to Parent’s operations.

(e)            Neither Parent, nor any officers, employees or agents of Parent has with respect to any product that is manufactured, tested or held by Parent made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed.  Reg.  46191 (September 10, 1991) or any similar policy.

Section 4.7              SEC Filings; Financial Statements.  (a) Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since January 1, 2008 and prior to the date hereof (such documents filed since January 1, 2008 and prior to the date hereof, the "Parent SEC Reports").  As of their respective dates, each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein.  The unaudited consolidated financial statements of Parent (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2008 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c)            Parent’s disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent is made known to the chief executive officer and the chief financial officer of Parent by others within those entities.

(d)            Since December 31, 2008, Parent has not disclosed to Parent’s independent registered accounting firm and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)            Since December 31, 2008, Parent has not identified any material weaknesses in the design or operation of its internal control over financial reporting.  To the Knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)             Parent does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.8             Absence of Certain Changes or Events.  Except as set forth on Section 4.8 of Parent Schedule of Exceptions or the Parent SEC Reports, since December 31, 2008, until the date of this Agreement, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9              Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the S-4, the Offer Documents, the Schedule 14D-9 or the Information Statement, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, and in the case of the S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the Company Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The S-4, the Offer Documents, and the Company Proxy Statement, at the date such Company Proxy Statement is first mailed to stockholders and at the time of the Company Stockholders Meeting, as applicable, , will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Offer Documents and the Company Proxy Statement.

Section 4.10            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.11            Operations of Merger Sub.  Merger Sub is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.12            Ownership of Shares.  Neither Parent nor Merger Sub nor any of Parent’s affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire any Shares except pursuant to this Agreement and the Stockholder Agreements.

Section 4.13            Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or, to the knowledge of Parent, governmental investigations ("Parent Proceedings") pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Neither Parent nor any of its properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.14            Contracts.  Except for this Agreement and except for Contracts filed as exhibits to the Parent SEC Reports, as of the date of this Agreement none of Parent is a party to or bound by any Contract: (i) that would be required to be filed by Parent as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Parent that restrict the ability of Parent (or which, following the consummation of the Offer or the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) with any Affiliate or (iv) that would prevent, materially delay or materially impede Parent’s ability to consummate the Offer or the Merger or the other transactions contemplated by this Agreement.

Section 4.15            Available Funds.  Parent has sufficient funds to (i) consummate the Offer, (ii) pay the aggregate Cash Consideration, and (iii) pay any and all fees and expenses in connection with the Offer and the Merger or the financing thereof.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1              Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, or unless Parent shall otherwise consent in writing, the business of the Company shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 5.1, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it has significant business relations.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)            amend or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments;

(b)            issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments), of the Company (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof and except for the grant of Options and Restricted Company Common Stock as permitted pursuant to Section 5.1(j);

(c)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)            adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company that is not wholly-owned (other than in connection with the forfeiture or exercise of equity-based awards, Options or Restricted Company Common Stock in accordance with existing agreements or terms (or awards, Options or Restricted Company Common Stock that is granted after the date hereof in compliance with Section 5.1(b) and Section 5.1(j)) and;

(e)            acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division (whether by acquisition of assets or otherwise), enter into any new line of business;

(f)            sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g)            (A) enter into or renew or amend (i) any contract or arrangement with revenues or payments in excess of $100,000 per annum, other than in the ordinary course of business consistent with past practice, unless such contract or arrangement is terminable without penalty upon the Company giving no more than ninety (90) days’ notice or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(h)            authorize any new capital expenditures or other expenditures in amounts more than $100,000 in the aggregate;

(i)             incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $100,000 in the aggregate;

(j)             except to the extent required under any Company Plan or as required by applicable Law or as otherwise disclosed in Section 5.1(j) of the Company Schedule of Exceptions, (i) increase the compensation or benefits of any of its directors or officers (including the payment of bonuses and the granting of stock options, stock appreciation rights, restricted shares, restricted share units or performance units or shares), other than annual adjustments in 2009 to compensation and benefits in the ordinary course of business consistent with past practice; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former directors or officers, or establish, adopt, enter into or materially amend or terminate any Company Plan or collective bargaining agreement; or (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any Company Plan or trust not required to be funded;

(k)            make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l)             materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law;

(m)           agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by the Company in excess of $100,000 or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

(n)            abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of Company Intellectual Property Rights or any other material assets; or

(o)            agree to take any of the actions described in Section 5.1(a) through Section 5.1(n).

Section 5.2              Credit Agreement.  At the Parent’s request, the Company shall cause all amounts outstanding under the Loan and Security Agreement, by and between RBC Centura Bank and the Company, dated as of February 1, 2005 (the "Credit Agreement"), to be repaid in full immediately prior to the Effective Time and to cause any and all Liens in respect of the Credit Agreement to be released prior to the Effective Time and to deliver to Parent documentation reasonably satisfactory to Parent stating that the Credit Agreement has been so repaid and that such Liens have been so released.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1              Company Stockholders Meeting.

(a)            The Company shall, at Parent’s request, as soon as practicable following expiration of the Offer, acting through its Board of Directors, (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement (the "Company Stockholders Meeting"), which shall be held no later than twenty (20) Business Days following the mailing of the definitive Company Proxy Statement and (b) subject to Section 6.5(b), include in the Company Proxy Statement the Merger Recommendation.  Notwithstanding the foregoing, if Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares (including Top-Up Shares) of each series of capital stock of the Company, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

(b)            Parent shall cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent, Merger Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

Section 6.2              Company Proxy Statement.  If the approval of this Agreement by the Company’s stockholders is required by Law, then as soon as practicable following the execution of this Agreement, the Company shall prepare and file with the SEC the preliminary Company Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and other solicitation materials of Parent and the Company constituting a part thereof and related documents.  Parent, Merger Sub and the Company will cooperate and consult with each other and their respective counsel in the preparation of the Company Proxy Statement.  Without limiting the generality of the foregoing, Parent will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement.  The Company shall not file the preliminary Company Proxy Statement, or any amendment or supplement thereto, without providing the Parent a reasonable opportunity to review and comment thereon.  Each party shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the preliminary Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC.  Each party agrees to consult with the other party prior to responding to SEC comments with respect to the preliminary Company Proxy Statement.  Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading.  Each party shall as soon as reasonably practicable (i) notify the other parties of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide each other party with copies of all correspondence between a party and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

Section 6.3              [Reserved].

Section 6.4              Registration Statement.  (a) As promptly as practicable after execution of this Agreement, Parent shall prepare and file with the SEC the S-4 in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the Company Stockholders pursuant to the Merger. The S-4 will include the Preliminary Prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. Each of the Company and Parent shall use its reasonable best efforts to cause the S-4 to become effective as promptly as practicable and, prior to the effective date of the S-4, Parent shall use its reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the Company and Parent shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the S-4. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the S-4 and to cause the S- 4 as so amended or supplemented to be filed with the SEC and the S-4 as so amended or supplemented to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the S-4 promptly after the receipt of such comments.

(b)            Each of the Company and Parent shall give the other party and its counsel a reasonable opportunity to review and comment on any amendment or supplement to the S-4 prior to filing any amendment or supplement with the SEC, and reasonable and good faith consideration shall be given to any comments made by the other party and its counsel. Each of the Company and Parent shall (i) promptly provide the other party and its counsel with any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the S-4 promptly after receipt of those comments or other communications and (ii) provide the other party with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC. Neither the Company nor Parent shall make any amendment or supplement to the S-4 without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of the Company and Parent will advise the other, promptly after it receives notice thereof, of the time at which the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Parent Common Stock issuable pursuant to the Merger for offering or sale in any jurisdiction.

(c)            Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

(d)            Each of the Company and Parent shall use its reasonable best efforts to cause to be delivered to the other party consents from their respective independent accountants, dated the date on which the S-4 is declared effective or a date not more than two days prior to such date, in form reasonably satisfactory to the other party and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 6.5              Access to Information; Confidentiality.  (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall not include any intrusive testing or environmental sampling of any kind and shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or contravene any Law or binding agreement entered into prior to the date of this Agreement.

(b)            Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality and Non-Disclosure Agreement, dated May 6, 2009, between the Company and Parent (the "Confidentiality Agreement"), which shall remain in full force and effect in accordance with its terms.

(c)            The Company will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning Parent furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 6.6              Acquisition Proposals.  (a) The Company agrees that (i) it and its officers and directors shall not, and (ii) it shall use reasonable best efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 15% or greater economic or voting interest in the Company, or (y) the assets, securities or other ownership interests of or in the Company representing 15% or more of the consolidated assets of the Company, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an ("Acquisition Proposal"), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person (including, without limitation, Bio-Imaging Technologies, Inc. and any of its affiliates or advisors) relating to, an Acquisition Proposal; provided, however, that at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Company and its representatives may, in response to a written Acquisition Proposal that the Board of Directors of the Company determines, in good faith, after consultation with its financial advisors, constitutes a Superior Proposal, and which Acquisition Proposal did not result from a breach of this Section 6.6(a), (x) provide access or furnish information with respect to the Company to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal; provided further, however, that, subject to the right of the Company to withhold information where such disclosure would contravene any Law or binding agreement entered into prior to the date of this Agreement, the Company shall promptly provide to Parent any non-public information that is provided to the Person making such Acquisition Proposal or its representatives that was not previously provided to Parent or Merger Sub.  The Company will, and will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  The Company shall also promptly (within two (2) Business Days) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and will keep Parent apprised of any related material developments, discussions and negotiations related thereto.

For purposes of this Agreement, the term "Superior Proposal" means any written offer made by a third party that the Board of Directors of the Company reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of the Company and its subsidiaries for consideration consisting of consideration payable to holders of shares of Company Common Stock that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, to be more favorable to holders of Company Common Stock than the Merger, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.  The Company acknowledges and agrees that the terms and conditions of this Agreement constitute a Superior Proposal under the Prior Merger Agreement.

(b)            The Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Offer Recommendation or the Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an "Adverse Recommendation Change"), unless at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with its legal advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any Acquisition Proposal or propose publicly to recommend, adopt or approve any competing Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to lead to any Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action.  Notwithstanding anything in this Section 6.6(b) to the contrary, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(f) in order to concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 6.6, including the notification provisions in this Section 6.6, and with all applicable requirements of Section 8.3(b) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) until after the second Business Day following Parent’s receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, identifying the Person making such Superior Proposal and the material terms and conditions of the Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of the Company shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

(c)            Nothing contained in this Section 6.6 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

Section 6.7              Directors’ and Officers’ Indemnification and Insurance.  (a) Without limiting any additional rights that any Person may have under any agreement, document, law or Company Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, "Costs"), incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided under applicable Law and the Company’s Certificate of Incorporation or Bylaws as at the date hereof.

(b)            Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(c)            Parent understands and agrees that, prior to the Effective Time, the Company intends to obtain a six (6) year "tail" insurance policy that provides coverage on terms no less favorable than the coverage provided under the Company’s directors and officers insurance policy in effect on the date of this Agreement for the Persons who are covered by such policy on the date of this Agreement for events occurring prior to the Effective Time; provided, however, without Parent’s prior written consent, the Company shall not pay more than one hundred fifty percent (150%) of current annual premium to purchase such policy; and provided further, however, that prior to purchasing any such policy, the Company shall afford Parent the opportunity to purchase a substitute policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(d)            This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e)            In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.  In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.

(f)             Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7.

Section 6.8              Further Action; Efforts.  (a)  Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Offer or the Merger.  Without limiting the foregoing, the Company shall pay and satisfy all obligations and liabilities under the Prior Merger Agreement, including, without limitation, payment of the Termination Fee (as defined in the Prior Merger Agreement) and any fees and expenses due and payable pursuant to Section 8.3 of the Prior Merger Agreement.

(b)            Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under Antitrust Law, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S.  or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in advance any communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S.  or foreign Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party or its representatives the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.8(b) as "Antitrust Counsel Only Material".  Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel.  Each of the Company and Parent shall cause their respective outside counsel regarding Antitrust Law to comply with this Section 6.8(b).  Notwithstanding anything to the contrary in this Section 6.8(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.  For purposes of this Agreement, "Antitrust Law" means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) , the Federal Trade Commission Act, as amended, Foreign Antitrust and Investment Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)            In furtherance and not in limitation of the covenants of the parties contained in Section 6.8(a) and Section 6.8(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other U.S.  or foreign Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(d)            Subject to the limitations set forth in Section 6.8(c), in the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Offer or the Merger, or any such transaction or the satisfaction of any condition set forth in Exhibit A or ARTICLE 7, each of Parent, Merger Sub and the Company shall cooperate in good faith with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 6.9              Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 6.10            Notification.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 7.1 and Section 7.3 impossible or unlikely.  This Section 6.10 shall not constitute an obligation, covenant or agreement for purposes of Section 7.3(b), Section 8.1(d) or Section 8.1(e).

Section 6.11           Transfer Taxes.  Except as otherwise provided in Section 2.2(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Merger shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.12           Anti-Takeover Statute.  If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Offer, the Merger and the other transactions contemplated hereby) or the Stockholder Agreements, each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.13            Conduct of Parent Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Parent Schedule of Exceptions or as required by Law, Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(b)            adjust, recapitalize, reclassify, combine, split, or subdivide any shares of capital stock of Parent.

Section 6.14            Directors.

(a)            Promptly upon the acceptance for payment of, and payment by Parent or Merger Sub for, any Shares pursuant to the Offer, Parent or Merger Sub shall be entitled to designate such number of members of the Board of Directors of the Company as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of Shares so accepted for payment and paid for pursuant to the Offer plus the number of Shares otherwise owned by Parent, Merger Sub or any other subsidiary of Parent bears to (B) the number of Shares outstanding, and the Company shall, at such time, cause such designees to be so elected; provided, however, that in the event that such designees are appointed or elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.  Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Parent or Merger Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees).  In connection with the foregoing, the Company shall promptly, at the option of Parent, use reasonable efforts to either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable such designees to be elected or appointed to the Board of Directors of the Company as provided above.

(b)            Following the election or appointment of Parent’s or Merger Sub’s designees pursuant Section 6.14(a) and prior to the Effective Time, any amendment or termination of this Agreement approved by the Company, extension for the performance or waiver of the obligations of Parent or Merger Sub or waiver of the Company’s rights hereunder shall require the concurrence of a majority of the Independent Directors.

Section 6.15            Rule 14d-10(c).  Prior to the expiration date of the Offer or any subsequent offering period, as applicable, the Company (acting through its Board of Directors or its Compensation Committee) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to insure that any such arrangements fall within the safe harbor provisions of such rule.

ARTICLE 7

CONDITIONS OF MERGER

Section 7.1              Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)            this Agreement shall have been approved by the stockholders of the Company by the Company Requisite Vote;

(b)            no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8; and

(c)            the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 7.2              Conditions to Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the condition that Parent or Merger Sub shall have accepted Shares for payment pursuant to the Offer.

Section 7.3              Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)            the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Parent Material Adverse Effect", "in all material respects", "in any material respect", "material" or "materially") as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)            each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;

(c)            Parent Common Stock issuable to the holders of the Company Common Stock pursuant to this Agreement shall have been included for listing on NASDAQ upon official notice of issuance; and

(d)            the Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Section 7.3(a) through (c) have been satisfied.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1              Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the stockholders of the Company:

(a)            by mutual written consent of Parent, Merger Sub and the Company;

(b)            by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)            by either Parent or the Company if the Acceptance Time shall not have occurred on or before the date which is sixty (60) days from the date hereof (the "Termination Date") providedfurther, however, that if the transaction is delayed due to (i) failure to obtain regulatory approval pursuant to Section 6.8 or (ii) a review by the SEC of any of the regulatory filings required to be filed by the Parent and the Company with the SEC, the Termination Date shall automatically be extended prior to the two (2) Business Days prior to the Termination Date until ninety (90) days after the date hereof; further providedthat the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; and provided further that this Agreement may not be terminated pursuant to this clause (c) after Parent or Merger Sub accepts Shares for payment pursuant to the Offer.

(d)            by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that a condition set forth in Section 7.1 or 7.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e)            by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that a condition set forth in clause (c) or (d) of Exhibit A would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(f)             by the Company in accordance with the terms and subject to the conditions of Section 6.6; or

(g)            by Parent in the event an Adverse Recommendation Change has occurred.

Section 8.2              Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 3.17, Section 4.10, Section 6.5, Section 6.9, this Section 8.2, Section 8.3 and ARTICLE 9, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

Section 8.3              Fees and Expenses.  (a)  Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.

(b)            In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(g) then the Company shall pay Parent a fee equal to $500,000 (the "Termination Fee"), plus reimbursement of reasonable out of pocket expenses up to Two Hundred Fifty Thousand Dollars ($250,000), by wire transfer of same day funds to an account designated by Parent within two (2) Business Days following termination of this Agreement.  The Company acknowledges that the agreement contained in this Section 8.3(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent would not enter into this Agreement.

Section 8.4              Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5              Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no extension or waiver may be made which by Law requires the further approval of the stockholders of the Company without such further approval.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1              Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE 9.

Section 9.2              Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, WI  53214
Attention: Chief Executive Officer
Facsimile: 414-977-4200

with an additional copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, IL 60606
Attention: Mark A. Harris
Facsimile: 312-984-7700

(b)	if to the Company:

etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisville, NC 27560
Attention: President and Chief Executive Officer
Facsimile: (919) 653-3661

with an additional copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R.  Reynolds
Facsimile: 919-781-4865

Section 9.3              Certain Definitions.  For purposes of this Agreement, the term:

(a)            "beneficial owner" with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act and includes any Person who shall be deemed to be the beneficial owner of such Shares (i) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term "beneficially owned" or "owns beneficially" shall have a corresponding meaning).

(b)            "Business Day" means any day on which the principal offices of the SEC in Washington, D.C.  are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

(c)            "Code" means the Internal Revenue Code of 1986, as amended.

(d)            "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(e)            "GAAP" means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board ("FASB") Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board ("APB") Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.

(f)             "Governmental Authority" means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(g)            "Knowledge" means, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

(h)            "Person" means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(i)             "Subsidiary" of the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(j)             "Tax" or "Taxes" means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(k)            "Tax Group" means, collectively, the Company and its Subsidiaries.

(l)             "Tax Returns" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 9.4              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 9.5              Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Schedule of Exceptions, the Parent Schedule of Exceptions and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

Section 9.6              Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of ARTICLE 2 which shall be enforceable following the Effective Time by the holders of Options, Certificates and Restricted Company Common Stock, and (b) with respect to the provisions of Section 6.7 which shall inure to the benefit of the Persons or entities benefiting therefrom, in each case who are intended to be third party beneficiaries thereof.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of any breach, wrongful repudiation, or termination of this Agreement by Parent, the actual or potential damages incurred by the Company for purposes of determining any remedy at law or equity under this Agreement would include the actual and/or potential damages incurred by the Company’s stockholders in the event such stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided, however, that it is agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf) the ability to seek (whether in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) prior to the Closing Date the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable laws of agency or the laws relating to the rights and obligations of third-party beneficiaries.  For avoidance of doubt as to the parties’ intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its stockholders, shall exclusively belong to the Company (acting expressly through its Board of Directors) in its sole discretion.

Section 9.7              Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.8              Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9              Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10            Specific Performance; Jurisdiction.  Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach).  It is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.  In addition, each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S.  registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.11            Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance and not collectibility.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

Section 9.12            Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes", "including" or "such as" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word "or" shall not be exclusive.  The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".  The phrase "date hereof" or "date of this Agreement" shall be deemed to refer to May 30, 2009.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  References to "this Agreement" shall include the Company Schedule of Exceptions.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

Section 9.13            Waiver of Jury Trial.  Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

By:	/s/ Justin Dearborn

Name: Justin Dearborn

Title: Chief Executive Officer

MERGE ACQUISITION CORP.

By:	/s/ Ann Mayberry-French

Name: Ann Mayberry-French

Title: Sole Incorporator

ETRIALS WORLDWIDE, INC.

By:	/s/ M. Denis Connaghan

Name: M. Denis Connaghan

Title: President and Chief ExecutiveOfficer

Exhibit A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s or Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the number of Shares which have been validly tendered and not withdrawn prior to the expiration of the Offer represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition"), (ii) the S-4 shall have become effective under the Securities Act, and (iii) the Company shall have terminated the Prior Merger Agreement and no amounts or other obligations shall be due thereunder.  The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities having an exercise price or conversion price less than the Cash Value of the Offer Price.  Furthermore, notwithstanding any other term of the Offer or this Agreement, neither Parent nor Merger Sub shall be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions exists:

(a)            any law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, or any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Offer;

(b)            there shall have occurred any change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(c)            the representations and warranties of the Company contained in this Agreement shall not be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words "Company Material Adverse Effect", "in all material respects", "in any material respect", "material" or " materially") at such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to have a Company Material Adverse Effect;

(d)            the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company required to be performed or complied with by it under this Agreement;

(e)            this Agreement shall have been terminated in accordance with its terms; which, in the sole and reasonable judgment of Merger Sub or Parent, in any such case, makes it inadvisable to proceed with such acceptance for payment or payment; or

(f)             the S-4 shall be the subject of any stop order or proceeding seeking a stop order.

The foregoing conditions (a) through (e) are for the sole benefit of Parent and subject to the terms and conditions of this Agreement and may be waived by Parent, in whole or in part, at the sole discretion of Parent.  The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms that are used but not otherwise defined in this Exhibit A shall have the respective meanings ascribed thereto in the Agreement.

Appendix B

FORM OF STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of May 30, 2009 (this “Agreement”), by and among Merge Healthcare Incorporated, a Delaware corporation (“Parent”), and   (the “Stockholder”). This Agreement shall be effective as of May 30, 2009.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, Merge Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Purchaser”), and etrials Worldwide, Inc., a Delaware corporation (the “Company”), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the outstanding shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), set forth under such Stockholder’s name on the signature page to this Agreement (the “Existing Shares” and, together with any other shares of Common Stock, or other capital stock of the Company acquired by the Stockholder after the date hereof, collectively, the “Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

AGREEMENTS

1.1.           Agreement to Tender.  Unless this Agreement shall have previously been terminated in accordance with its terms, each Stockholder agrees to accept the Offer with respect to all the Shares (excluding for purposes of this Section 1.1 Shares that are subject to unexercised Stock Options until such time as such Stock Options are exercised) and to tender all the Shares pursuant to the Offer.  Such tender shall be made within ten Business Days of the commencement of the Offer, and with respect to any Shares obtained after such date (by way of exercise of Stock Options or otherwise, promptly after such Shares are obtained).  The Stockholder shall not withdraw any Shares tendered pursuant to the Offer unless either (i) this Agreement terminates pursuant to Section 4.1 or (ii) the Offer shall have been terminated pursuant to the terms of the Merger Agreement.  Parent or Purchaser shall pay the Stockholder for any Shares tendered in accordance with the Merger Agreement and not withdrawn on the date of acceptance of shares for payment pursuant to the Offer.  If the Offer is terminated by Parent or Purchaser or the Company, or this Agreement is terminated in accordance with its terms, Parent and Purchaser shall cause the depository acting on behalf of Parent and Purchaser to return all tendered Shares to the Stockholder promptly. The Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company’s or Parent’s stockholders is required under the Delaware General Corporate Law (“DGCL”), any proxy statement (including all related documents and schedules filed with the SEC), his or its identity and ownership of Shares, the nature of his or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

1.2.           Agreement to Vote.  From and after the date hereof and until this Agreement terminates pursuant to Section 4.1, at every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.2(b) below, the Stockholder irrevocably agrees to, with respect to any Shares not purchased in the Offer:

(a)            appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b)            vote (or cause to be voted), in person or by proxy, all the Shares owned beneficially or of record by the Stockholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which it has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and each of the other transactions contemplated thereby, (ii) against any action or agreement submitted for approval of the stockholders of the Company that Parent has provided the Stockholder with advance notice is or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled or would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholder contained in this Agreement, (iii) against any action, agreement or transaction submitted for approval to the stockholders of the Company that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger, and (iv) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute a Superior Proposal.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1.           Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent as follows:

(a)            Authorization; Validity of Agreement; Necessary Action.  Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  To the extent applicable, the execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder.  This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).  If such Stockholder is married and the Shares set forth on the signature page hereto constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

(b)            Ownership.  As of the date hereof, the number of shares of Common Stock beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by such Stockholder is set forth under such Stockholder’s name on the signature page to this Agreement.  The Existing Shares are, and (except as otherwise expressly permitted by this Agreement) any additional shares of Common Stock and any options and warrants to purchase shares of Common Stock, or any other securities of the Company convertible, exercisable or exchangeable into shares of Common Stock that are acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Stockholder.  As of the date hereof, the Existing Shares constitute all of the securities of the Company (other than options to purchase shares of Common Stock outstanding as of the date hereof and set forth under such Stockholder’s name on the signature page to this Agreement) held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholder.  Such Stockholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at all times through the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.  Such Stockholder has good, valid and marketable title to the Existing Shares, free and clear of any Liens and such Stockholder will have good, valid and marketable title to all Shares at all times through the Effective Time, free and clear of any Liens.  Such Stockholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Stockholder, if any, are revocable, and hereby revokes such proxies.

(c)            No Violation.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which such Stockholder will file, conflict with or violate any Law applicable to such Stockholder or by which any of his or its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his or its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.  The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Entity, except for filings that may be required under the Exchange Act or (ii) third party (including with respect to individuals, any spouse, and with respect to trusts, any co-trustee or beneficiary).

(d)            Information.  None of the information relating to such Stockholder provided by or on behalf of such Stockholder in writing for inclusion in the Offer Documents, the Schedule 14D-9 or any proxy statement will, at the respective times such documents are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)            Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(f)             Absence of Litigation.  As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g)            Stockholder has Adequate Information.  Such Stockholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either Purchaser or Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that neither Purchaser nor Parent has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.  Each Stockholder acknowledges that the agreements contained herein with respect to the Shares by such Stockholder is irrevocable, except in the event of the termination of this Agreement pursuant to Section 4.1, below.

2.2.           Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser, jointly and severally, hereby represents and warrants to the Stockholder as follows:

(a)            Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Purchaser.  This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each of them, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b)            No Conflicts. The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance by each of them of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to Parent and Purchaser or by which any of their assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets or properties is bound, except for any of the foregoing in (i) or (ii) above as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent and Purchaser to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.  The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Entity, except for filings that may be required under the Exchange Act or (ii) third party, except in the case of (i) or (ii) above, as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent and Purchaser to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1.           Further Agreements of Stockholder.  (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of law, other than by death of any person) (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares or other securities of the Company owned beneficially or of record as of the date hereof, any additional shares of Common Stock and other securities of the Company acquired beneficially or of record by the Stockholder after the date hereof, or any interest therein; provided, however, that this Agreement shall not restrict Transfers to any members of such Stockholder’s immediate family, a family trust of such Stockholder, limited partners or other beneficial owners of the Shares, or a charitable institution, but only if in each case prior to the effectiveness of the Transfer, the permitted transferee of such Shares agrees in writing to be bound by the terms hereof (or an agreement that is substantively identical to this Agreement).  Such Stockholder shall not take any of the actions that the Company is prohibited from taking under Section 6.7 of the Merger Agreement.

(b)            In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c)            Such Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Common Stock or other securities of the Company acquired by such Stockholder, if any, after the date hereof.

(d)            Such Stockholder agrees, while this Agreement is in effect, (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of such Stockholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.  Such Stockholder further agrees that it shall use commercially reasonable efforts to cooperate with Parent, as and to the extent reasonably requested by Parent, to effect the transactions contemplated hereby including the Offer and the Merger.

(e)            Each Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company or any of its subsidiaries (or any of their respective successors) relating to the negotiation, execution and delivery of this Agreement or the Merger Agreement or the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

ARTICLE IV

MISCELLANEOUS

4.1.           Termination.  This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time, and (b) the termination of the Merger Agreement pursuant to its terms.  Upon such termination, no party shall have any further obligations or liabilities hereunder except that (i) the obligations of the Stockholder under this Article IV shall survive termination and (ii) such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

4.2.           Stockholder Capacity.  No person executing this Agreement, or any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Company.  Each Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of the Company.

4.3.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Purchaser to:

Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, WI 53214
Facsimile: 414-977-4200
Attention: Chief Executive Officer

with additional copies (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, IL 60606
Facsimile: 312-984-7700
Attention:  Mark A. Harris

 if to the Stockholder, at the address set forth under such Stockholder’s name on the signature page to this Agreement.

4.4.           Counterparts.  This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

4.5.           Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent applicable) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

4.6.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS RULES ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF A COURT LOCATED IN THE STATE OF DELAWARE FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH ARISES FROM OR RELATES TO THIS AGREEMENT, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.3 HEREOF.

4.7.           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 4.7.

4.8.           Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.9            Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any federal or state court located in Delaware (as to which the parties hereby irrevocably agree to submit to jurisdiction for the purposes of such action).

4.10          Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners.

4.11.         Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment without such consent shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.12.         No Waiver.  The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance.  The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or demand such compliance.

4.13.         Further Assurances.  Subject to the terms and conditions of this Agreement, the Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

4.14.         Stockholder Obligations Several and Not Joint.  The obligations of Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

4.15.         Stop Transfer Instruction; Legends.

(a)            Promptly following the date hereof, the Stockholder shall cause the Company to deliver written instructions to the Company’s transfer agent stating that the Shares may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of during the term of this Agreement without the prior written consent of Parent, except as otherwise provided in Section 3.1.

(b)            Promptly following the date hereof, each Stockholder shall cause the Company to instruct its transfer agent to place a legend on the certificates (to the extent the shares are certificated) representing the Existing Shares and on any other securities acquired by the Stockholder after the date hereof as follows: “The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of except in accordance with and subject to the terms and conditions of the Stockholder Support Agreement, dated May 30, 2009, between the registered holder hereof and Merge Healthcare Incorporated.”

(c)            The parties hereto agree that the legend set forth above shall be removed and the restrictions set forth in the legend above shall be of no further force and effect, in each case, upon termination of this Agreement in accordance with Section 4.1 hereof.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Support Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Merge Healthcare Incorporated

By:
Name: Steven M. Oreskovich
Title: Chief Financial Officer

[Stockholder]

By:
Name:

Notice address of Stockholder:

Facsimile:

With additional copies (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds
Facsimile: 919-781-4865

See Schedule A

Appendix C

FAIRNESS OPINION OF EMERGING GROWTH EQUITIES, LTD.

EMERGING GROWTH EQUITIES, LTD. Parkview Tower 1150 First Avenue, Suite 600 King of Prussia, PA 19406

May 30, 2009

The Board of Directors of etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisville, North Carolina 27560

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by etrials Worldwide, Inc. (the “Company”) in connection with the proposed tender offer and merger (the “Merger”) with Merge Healthcare Incorporated (“Parent”) and Merge Acquisition Corp (“Parent Sub”), pursuant to an Agreement and Plan of Merger dated May 30, 2009, by and among the Company, Parent and Parent Sub (the “Agreement”).  Pursuant to the Agreement, a wholly owned subsidiary of Parent will offer to purchase the outstanding shares of the Company and then merge with and into the Company and each outstanding share of the Company will be converted into a right to receive at closing (i) $0.80 in cash and (ii) 0.3448 of a validly issued, fully paid and non-assessable share of the common stock of Parent.

You have agreed that, for purposes of formulating our opinion, we may assume that (1) the proposed Merger will be consummated in all respects in accordance with the terms of the Agreement (the final version of which has been provided for our review), without waiver, modification or amendment of any term, condition or agreement contained therein, and (2) in the course of obtaining the necessary regulatory or third party consents and approvals for the proposed Merger, no limitations, restrictions or conditions will be imposed on the Company or the proposed Merger.

In connection with our review of the proposed Merger and the preparation of our opinion, we have, among other things:

(i)	reviewed and analyzed the financial terms of the proposed Merger as stated in the final version of the Agreement proposed to be executed by the Company;
(ii)
reviewed and analyzed historical publicly available business information and financial results of the Company, including such information and results contained in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2008 and contained in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2009;

(iii)
reviewed and analyzed certain other operating and financial information of the Company provided by management of the Company, including the Company’s projections as to the future operating and financial performance of the Company for calendar years 2009 through 2010;

(iv)
discussed with senior executives of the Company certain information relating to the aforementioned items, including the strategic, financial and operational benefits anticipated from the proposed Merger and various other matters which we deemed relevant to our opinion;

(v)	reviewed and analyzed historical market prices and trading volumes for the Company’s Common Stock;
(vi)	reviewed and analyzed publicly available information (including research reports) regarding selected publicly-traded companies we deemed comparable to the Company;
(vii)
reviewed and analyzed historical publicly available business information and financial results of the Parent, including such information and results contained in the Parent’s Annual Report filed on Form 10-K for the year ended December 31, 2008 and contained in the Parent’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2009;

(viii)	reviewed and analyzed historical market prices and trading volumes for the Parent’s Common Stock;
(ix)	reviewed and analyzed publicly available information (including research reports) regarding selected publicly-traded companies we deemed comparable to the Parent;
(x)	reviewed and analyzed publicly available information regarding selected business combinations we deemed comparable to the proposed Merger;
(xi)	reviewed and analyzed certain other information we deemed relevant for purposes of our opinion with respect to the e-clinical market; and
(xii)	performed such other analyses and reviewed such other information as we deemed appropriate, including trends prevailing in relevant industries and financial markets.

We have assumed and relied upon the accuracy and completeness of the financial and other information supplied or otherwise made available to us by the Company or any other party, without independent verification, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading.  In arriving at our opinion, we neither performed nor obtained any evaluation or appraisal of the assets or liabilities of the Company, and we did not perform or obtain any evaluation or appraisal of the Company’s physical properties and facilities or sales, marketing or service organizations.  With respect to the financial projections provided to or otherwise reviewed by or discussed with us, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.  In addition to our review and analyses of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary, market and industry conditions existing and disclosed to us as of the date hereof as they may affect the business and prospects of the Company.

It should be understood that subsequent developments or material changes in any of the information or circumstances reviewed or considered by us may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion to account for any such developments or changes.

You have not requested that we perform, and we have not performed, an appraisal of the Company’s business or assets.  You have also not requested that we opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to enter into the Agreement or to proceed with or effect the proposed Merger, the structure or tax consequences of the proposed Merger or the availability or advisability of any alternatives to the proposed Merger.  Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company in connection with the proposed Merger.  We express no opinion with respect to any other reasons, legal, business or otherwise, that may support your decision to approve or consummate the proposed Merger.  Our opinion rendered herein does not constitute a recommendation that the Company approve and consummate the Merger, nor does it constitute a recommendation to any stockholder of the Company as to whether to tender their shares or approve the Merger.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with and for the sole purpose of its evaluation of the proposed Merger and is not on behalf of, and shall not confer any rights or remedies upon, any person other than the Board of Directors.  Furthermore, this letter should not be construed as creating any fiduciary duty on our part to any party.

This opinion may not be used, disclosed or referred to for any other purpose without our prior written consent in each instance, except that this letter may be included in its entirety in any filing made by the Company or the Parent with the Securities and Exchange Commission with respect to the Merger, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel.  In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

We, as part of our investment banking business, are regularly engaged in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  We will receive a fee in connection with services provided in rendering our opinion pursuant to our engagement agreement with the Company, which fee is payable upon delivery of this opinion.  In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our brokerage business, we or our affiliates may have long or short positions, for our own account or for those of our clients, in the securities of the Company and Parent.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in connection with the Merger is fair from a financial point of view.

Very truly yours,

EMERGING GROWTH EQUITIES, LTD.

/s/ Gregory J. Berlacher

Gregory J. Berlacher
Chief Executive Officer

Appendix D

DIRECTORS AND EXECUTIVE OFFICERS OF
MERGE HEALTHCARE AND OFFEROR

Merge Healthcare

Michael W. Ferro, Jr.	Director (Chairman)
Justin C. Dearborn	Director and CEO
Dennis Brown	Director
Gregg G. Hartemayer	Director
Richard A. Reck	Director
Neele E. Stearns, Jr.	Director
Steven M. Oreskovich	Chief Financial Officer
Ann Mayberry-French	Vice President, General Counsel & Secretary
Nancy Koenig	President, Merge Fusion
Antonia Wells	President, Merge OEM

Merge Acquisition Corp.

Justin C. Dearborn	Director and CEO
Steven M. Oreskovich	Director and Chief Financial Officer
Ann Mayberry-French	Director, Vice President, General Counsel & Secretary

D-1

Appendix E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262.  Appraisal rights

(a)            Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)            Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)            Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)            Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.              Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.              Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.              Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.              Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)            In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)            Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)            Appraisal rights shall be perfected as follows:

(1)            If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)            If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)            Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)             Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)            At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)            After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)             The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)             The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)            From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)             The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Any questions or requests for assistance may be directed to the exchange agent or information agent at their respective addresses or telephone numbers set forth below.  Additional copies of this Prospectus and the letter of transmittal may be obtained from the exchange agent or information agent at their respective addresses or telephone numbers set forth below.  Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The exchange agent for the Offer is:

American Stock Transfer & Trust Company LLC

By Telephone:  From within the U.S., Canada or Puerto Rico:
(877) 248-6417 (Toll Free)
From outside the U.S.:
(718) 921-8317

By Mail or Overnight Courier:	By Hand Delivery:
American Stock Transfer & Trust Company LLC	American Stock Transfer & Trust Company LLC
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	Concourse Level
Brooklyn, NY 11219	New York, NY 10038

The following fax and confirmation telephone should be used for Notice of Guarantee Deliveries only:

By Facsimile Transaction:
(718) 234-5001

Confirm Receipt of Facsimile by Telephone:
(877) 248-6417 or (718) 921-8317

The information agent for the Offer is:

By Telephone:

From within the U.S., Canada or Puerto Rico:
(800) 607-0088 (Toll Free)
From outside the U.S.:
(203) 658-9400 (Collect)

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PART II

Item 20.          Indemnification of Directors and Officers.

Merge Healthcare is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.  The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Article XI of Merge’s Bylaws provides in effect that, subject to certain limited exceptions, Merge Healthcare shall indemnify its directors and officers to the extent not prohibited by the DGCL.  Merge’s directors and officers are insured under policies of insurance maintained by Merge Healthcare, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers.  In addition, Merge Healthcare has entered into contracts with certain of its directors providing for indemnification of such persons by Merge Healthcare to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 21.          Exhibits and Financial Statement Schedules.

(a)            Exhibits.

See the Exhibit Index.

(b)            Financial Statement Schedules.

None.

(c)            Reports, Opinions and Appraisals.

See Appendix D.

Item 22.           Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)            The undersigned registrant undertakes that every Prospectus (i) that is filed pursuant to the paragraph immediately preceding, or that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)             The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)            The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Milwaukee, Wisconsin on June 12, 2009.

MERGE HEALTHCARE INCORPORATED

By	/s/ Justin Dearborn
Name:	Justin Dearborn
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and this power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael W. Ferro	Chairman	June 11, 2009
Michael W. Ferro

/s/ Justin C. Dearborn	Director and Chief Executive Officer	June 11, 2009
Justin C. Dearborn

/s/ Dennis Brown	Director	June 11, 2009
Dennis Brown

/s/ Gregg G. Hartemayer	Director	June 11, 2009
Gregg G. Hartemayer

/s/ Richard A. Reck	Director	June 11, 2009
Richard A. Reck

/s/ Neele E. Stearns, Jr.	Director	June 11, 2009
Neele E. Stearns, Jr.

/s/ Neele E. Stearns, Jr.	Director	June 11, 2009
Neele E. Stearns, Jr.

/s/ Steven M. Oreskovich	Chief Financial Officer	June 12, 2009
Steven M. Oreskovich	(principal accounting officer)

EXHIBIT INDEX

Exhibits designated with an “*” are filed, and with an “**” are furnished, as an exhibit to this Registration Statement on Form S-4. Exhibits designated with a “+” are identified as management contracts or compensatory plans or arrangements. Exhibits previously filed as indicated below are incorporated by reference.

Exhibit
Number	Description of Exhibit

2.1
Agreement and Plan of Merger among Merge Healthcare Incorporated, Merge Acquisition Corp., and etrials Worldwide, Inc. dated as of May 30, 2009 (incorporated by reference to Appendix A of this Registration Statement).

3.1
Certificate of Incorporation as filed on October 14, 2008 of Merge Healthcare Incorporated, filed as Exhibit 3.1 to Merge Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which exhibit is incorporated herein by reference.

3.2	Bylaws of Merge Healthcare filed as Exhibit 3.3 to Merge Healthcare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which exhibit is incorporated herein by reference.

5.1*	Opinion of McDermott Will & Emery LLP regarding the legality of the securities being registered.

10.1	Form of Stockholder Support Agreement dated as of May 30, 2009 by and among Merge Healthcare Incorporated and the Stockholder (incorporated by reference to Appendix B of this Registration Statement).

23.1*	Consent of BDO Seidman, LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Ernst & Young LLP

24.1*	Powers of Attorney (included on signature page hereto)

99.1*	Form of Letter of Election and Transmittal

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3*	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Notice of Guaranteed Delivery.

99.5*	Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9.